==============================================================================


                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                                    DEPOSITOR


                     BANC ONE MORTGAGE CAPITAL MARKETS, LLC
                                    SERVICER


                     BANC ONE MORTGAGE CAPITAL MARKETS, LLC
                                SPECIAL SERVICER


                        LASALLE BANK NATIONAL ASSOCIATION
                                     TRUSTEE


                                       AND


                               ABN AMRO BANK N.V.
                                  FISCAL AGENT

                         POOLING AND SERVICING AGREEMENT

                            DATED AS OF JUNE 1, 1999

                                  $704,764,602

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                                 SERIES 1999-C1


==============================================================================

                                TABLE OF CONTENTS
                                    ARTICLE I

                                   DEFINITIONS

                                                                            PAGE

SECTION 1.01.Defined Terms....................................................3
SECTION 1.02.Certain Calculations............................................51

                                   ARTICLE II

         CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01.Conveyance of Mortgage Loans....................................52
SECTION 2.02.Acceptance by Trustee...........................................55
SECTION 2.03.Representations, Warranties and Covenants of the Depositor;
             Mortgage Loan Sellers' Repurchase of Mortgage Loans for
             Defects in Mortgage Files and Breaches of Representations and
             Warranties......................................................56
SECTION 2.04.Execution of Certificates.......................................59

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

SECTION 3.01.Servicer to Act as Servicer; Special Servicer to Act as
             Special Servicer; Administration of the Mortgage Loans..........59
SECTION 3.02.Collection of Payments..........................................61
SECTION 3.03.Collection of Taxes, Assessments and Similar Items;
             Servicing Accounts..............................................62
SECTION 3.04.The Certificate Account, the Excess Interest Distribution
             Account and the Lower-Tier and Upper-Tier Distribution
             Accounts........................................................64
SECTION 3.05.Permitted Withdrawals From the Certificate Account and the
             Distribution Accounts...........................................67
SECTION 3.06.Investment of Funds in the Certificate Account, Policy Escrow
             Accounts or REO Accounts........................................71
SECTION 3.07.Maintenance of Insurance Policies; Errors and Omissions and
             Fidelity Coverage...............................................72
SECTION 3.08.Enforcement of Due-On-Sale Clauses; Assumption Agreements.......76
SECTION 3.09.Realization Upon Defaulted Mortgage Loans.......................78
SECTION 3.10.Trustee to Cooperate; Release of Mortgage Files.................81
SECTION 3.11.Servicing Compensation; Excess Fixed Yield......................82
SECTION 3.12.Inspections; Collection of Financial Statements.................85
SECTION 3.13.Annual Statement as to Compliance...............................87
SECTION 3.14.Reports by Independent Public Accountants.......................87
SECTION 3.15.Access to Certain Information...................................88
SECTION 3.16.Title to REO Property; REO Account..............................88
SECTION 3.17.Management of REO Property......................................89

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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

SECTION 3.18.Sale of Defaulted Mortgage Loans and REO Properties.............92
SECTION 3.19.[Intentionally Omitted].........................................94
SECTION 3.20.Modifications, Waivers, Amendments and Consents.................94
SECTION 3.21.Transfer of Servicing Between Servicer and Special Servicer;
             Record Keeping; Asset Status Report.............................98
SECTION 3.22.Sub-Servicing Agreements.......................................101
SECTION 3.23.Representations and Warranties of the Servicer.................103
SECTION 3.24.Representations and Warranties of the Special Servicer.........105
SECTION 3.25.Interest Reserve Account.......................................107
SECTION 3.26.Action Upon Receipt of Notice of Residual Value Policy
             Termination Event or Lease Enhancement Policy Termination
             Event..........................................................107

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

SECTION 4.01.Distributions..................................................109
SECTION 4.02.Statements to Certificateholders; CSSA Standard
             Information Package............................................117
SECTION 4.03.P&I Advances...................................................123
SECTION 4.04.Allocation of Collateral Support Deficit.......................124
SECTION 4.05.Appraisal Reductions...........................................125
SECTION 4.06.Certificate Deferred Interest..................................125

                                    ARTICLE V

                                THE CERTIFICATES

SECTION 5.01.The Certificates...............................................126
SECTION 5.02.Registration of Transfer and Exchange of Certificates..........128
SECTION 5.03.Book-Entry Certificates........................................135
SECTION 5.04.Mutilated, Destroyed, Lost or Stolen Certificates..............138
SECTION 5.05.Persons Deemed Owners..........................................138
SECTION 5.06.Appointment of Paying Agent....................................138

                                   ARTICLE VI

              THE DEPOSITOR, THE SERVICER AND THE SPECIAL SERVICER

SECTION 6.01.Liability of the Depositor, the Servicer and the Special
             Servicer.......................................................139
SECTION 6.02.Merger, Consolidation or Conversion of the Depositor, the
             Servicer or the Special Servicer...............................139
SECTION 6.03.Limitation on Liability of the Depositor, the Servicer, the
             Special Servicer...............................................139
SECTION 6.04.Depositor, Servicer and Special Servicer Not to Resign.........141

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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

SECTION 6.05.Rights of the Depositor in Respect of the Servicer and the
             Special Servicer...............................................141

                                   ARTICLE VII

                                     DEFAULT

SECTION 7.01.Events of Default; Servicer and Special Servicer Termination...142
SECTION 7.02.Trustee to Act; Appointment of Successor.......................145
SECTION 7.03.Notification to Certificateholders.............................146
SECTION 7.04.Waiver of Events of Default....................................146
SECTION 7.05.Trustee and Fiscal Agent as Makers of Advances.................146

                                  ARTICLE VIII

                     CONCERNING THE TRUSTEE AND FISCAL AGENT

SECTION 8.01.Duties of Trustee..............................................147
SECTION 8.02.Certain Matters Affecting the Trustee..........................148
SECTION 8.03.Trustee and Fiscal Agent Not Liable for Validity or
             Sufficiency of Certificates or Mortgage Loans..................150
SECTION 8.04.Trustee and Fiscal Agent May Own Certificates..................150
SECTION 8.05.Payment of Trustee's Fees; Indemnification of Trustee..........150
SECTION 8.06.Eligibility Requirements for Trustee...........................151
SECTION 8.07.Resignation and Removal of the Trustee and the Fiscal Agent....152
SECTION 8.08.Successor Trustee and Fiscal Agent.............................153
SECTION 8.09.Merger or Consolidation of Trustee or Fiscal Agent.............154
SECTION 8.12.Appointment of Custodians......................................156
SECTION 8.13.Access to Certain Information..................................156
SECTION 8.14.Representations and Warranties of the Trustee and the
             Fiscal Agent...................................................158

                                   ARTICLE IX

                                   TERMINATION

SECTION 9.01.Termination Upon Repurchase or Liquidation of All
             Mortgage Loans.................................................161
SECTION 9.02.Additional Termination Requirements............................163

                                    ARTICLE X

                           ADDITIONAL REMIC PROVISIONS

SECTION 10.01.REMIC Administration..........................................164
SECTION 10.02.Depositor, Special Servicer, Paying Agent and Trustee to
              Cooperate with Servicer.......................................167

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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

SECTION 10.03.Use of Agents.................................................167

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

SECTION 11.01.Amendment.....................................................168
SECTION 11.02.Recordation of Agreement; Counterparts........................170
SECTION 11.03.Limitation on Rights of Certificateholders....................170
SECTION 11.04.Governing Law.................................................171
SECTION 11.05.Notices.......................................................171
SECTION 11.06.Severability of Provisions....................................172
SECTION 11.07.Confirmation of Intent: Grant of a Security Interest..........172
SECTION 11.08.Successors and Assigns; Beneficiaries.........................173
SECTION 11.09.Article and Section Headings..................................173
SECTION 11.10.Notices to the Rating Agencies................................173

EXHIBITS

     Exhibit A-1      Form of Class A-1 Certificate
     Exhibit A-2      Form of Class A-2 Certificate
     Exhibit A-3      Form of Class B Certificate
     Exhibit A-4      Form of Class C Certificate
     Exhibit A-5      Form of Class D Certificate
     Exhibit A-6      Form of Class E Certificate
     Exhibit A-7      Form of Class F Certificate
     Exhibit A-8      Form of Class G Certificate
     Exhibit A-9      Form of Class H Certificate
     Exhibit A-10     Form of Class I Certificate
     Exhibit A-13     Form of Class X Certificate
     Exhibit A-14     Form of Class R Certificate
     Exhibit A-15     Form of Class LR Certificate
     Exhibit B        Mortgage Loan Schedule
     Exhibit C        Form of Investment Representation Letter
     Exhibit D-1      Form of Transfer Affidavit
     Exhibit D-2      Form of Transferor Letter
     Exhibit E        [Intentionally Omitted]
     Exhibit F        Form of Request for Release
     Exhibit G        Form of ERISA Representation Letter
     Exhibit H        Form of Distribution Date Statement
     Exhibit I-1      Form of Comparative Financial Status Report
     Exhibit I-2      Form of Delinquent Loan Status Report
     Exhibit I-3      Form of Historical Loan Modification Report
     Exhibit I-4      Form of Historical Loss Estimate Report
     Exhibit I-5      Form of REO Status Report
     Exhibit I-6      Form of Watch List Report
     Exhibit I-7      Form of Operating Statement Analysis Report
     Exhibit I-8      Form of NOI Adjustment Worksheet
     Exhibit I-9      Form of CSSA Loan Set-up File
     Exhibit I-10     Form of CSSA Periodic Loan Update File
     Exhibit I-11     Form of CSSA Property File


     SCHEDULES

     Schedule 1       Mortgage Loans Containing Additional Debt
     Schedule 2       [Reserved]
     Schedule 3       Mortgage Loans Without Defeasance Provisions
     Schedule 4       Interest Reserve Loans
     Schedule 5       IDOT Loans
     Schedule 6       CTL Loans
     Schedule 7       30/360 Mortgage Loans

         This Pooling and Servicing Agreement (the "Agreement"), is dated and effective as of June 1, 1999 by and among PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, as Depositor, BANC ONE MORTGAGE CAPITAL MARKETS, LLC, as Servicer, BANC ONE MORTGAGE CAPITAL MARKETS, LLC, as Special Servicer, LASALLE BANK NATIONAL ASSOCIATION, as Trustee and ABN AMRO BANK N.V., as Fiscal Agent

                             PRELIMINARY STATEMENT:

         The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the "Certificates"), to be issued hereunder in multiple classes (each, a "Class"), which in the aggregate will evidence the entire beneficial ownership interest in the trust fund (the "Trust Fund") to be created hereunder, the primary assets of which will be a pool of commercial, multifamily, industrial, health-care related, hospitality, manufactured housing community and credit tenant lease mortgage loans (the "Mortgage Loans"). Banc One Mortgage Capital Markets, LLC ("Banc One") is purchasing the initial right to be the Servicer and Special Servicer of the Mortgage Loans pursuant to a Servicing Rights Purchase Agreement dated as of June 1, 1999 (the "Servicing Rights Purchase Agreement"), by and between Depositor, as Seller, and Banc One Mortgage Capital Markets, LLC, as Purchaser. The Depositor has irrevocably assigned to Banc One a fixed percentage of the interest on each Mortgage Loan (except for three Mortgage Loans identified as ML-146, ML-147 and ML-148) (defined herein as "Excess Fixed Yield"). As provided herein, the Trustee shall elect or shall cause an election to be made that each of the Upper-Tier REMIC and the Lower-Tier REMIC be treated for federal income tax purposes as a real estate mortgage investment conduit (a "REMIC").

         The following table sets forth the designation, the initial pass-through rate (the "Pass-Through Rate"), the aggregate initial principal amount (the "Original Certificate Balance") or Notional Amount ("Original Notional Amount"), as applicable, and the initial ratings given each Class by the Rating Agencies (the "Original Ratings") for each Class of Certificates comprising the interests in the Upper-Tier REMIC created hereunder:

                             [ Next Page is Page 2 ]

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                                UPPER-TIER REMIC

Class            Initial Pass-            Original
Designation     Through Rate (1)    Certificate Balance    Original Rating (2)
-----------     ----------------    -------------------    -------------------
Class A-1            6.48%              $153,627,000              Aaa/AAA
Class A-2            6.82%              $357,327,000              Aaa/AAA
Class B              6.98%               $35,238,000               Aa2/AA
Class C              7.10%               $37,000,000                 A2/A
Class D              7.15%               $33,476,000             Baa2/BBB
Class E              7.15%                $8,809,000            Baa3/BBB-
Class F              6.00%               $35,238,000               Ba2/NR
Class G              6.00%               $24,666,000                B2/NR
Class H              6.00%                $7,400,000                B3/NR
Class I              6.00%               $11,983,602                NR/NR
Class X                (3)                        (4)             Aaa/AAA
Class R               None                        (5)             N/A/N/A

(1) THE PASS-THROUGH RATE OF EACH CLASS OF THE CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G, CLASS H AND CLASS I CERTIFICATES FOR ANY DISTRIBUTION DATE WILL EQUAL THE LESSER OF (I) THE INDICATED FIXED RATE PER ANNUM FOR SUCH CLASS AND (II) THE WEIGHTED AVERAGE FOR SUCH DISTRIBUTION DATE OF THE MORTGAGE RATES OF THE MORTGAGE LOANS, NET OF THE RELATED SERVICING FEE RATE, AS MORE FULLY DESCRIBED IN "DESCRIPTION OF THE CERTIFICATES-GENERAL" HEREIN.

(2) MOODY'S INVESTORS SERVICE, INC. AND FITCH IBCA INC.

(3) THE CLASS X PASS-THROUGH RATE SHALL HAVE THE MEANING ASSIGNED THERETO HEREIN AND IS THE EQUIVALENT OF THE WEIGHTED AVERAGE OF THE PASS-THROUGH RATES OF THE A-1 COMPONENT, THE A-2 COMPONENT, THE B COMPONENT, THE C COMPONENT, THE D-E COMPONENT AND THE F-I COMPONENT, WEIGHTED, IN EACH CASE, ON THE BASIS OF THEIR RESPECTIVE NOTIONAL AMOUNTS IMMEDIATELY PRIOR TO SUCH DISTRIBUTION DATE. THE PASS-THROUGH RATE FOR THE A-1 COMPONENT FOR ANY DISTRIBUTION DATE WILL EQUAL THE EXCESS, IF ANY, OF THE WEIGHTED AVERAGE NET MORTGAGE RATE OVER THE CLASS A-1 PASS-THROUGH RATE. THE PASS-THROUGH RATE FOR THE A-2 COMPONENT FOR ANY DISTRIBUTION DATE WILL EQUAL THE EXCESS, IF ANY, OF THE WEIGHTED AVERAGE NET MORTGAGE RATE OVER THE CLASS A-2 PASS-THROUGH RATE. THE PASS-THROUGH RATE FOR THE B COMPONENT FOR ANY DISTRIBUTION DATE WILL EQUAL THE EXCESS, IF ANY, OF THE WEIGHTED AVERAGE NET MORTGAGE RATE OVER THE CLASS B PASS-THROUGH RATE. THE PASS-THROUGH RATE FOR THE C COMPONENT FOR ANY DISTRIBUTION DATE WILL EQUAL THE EXCESS, IF ANY, OF THE WEIGHTED AVERAGE NET MORTGAGE RATE OVER THE CLASS C PASS-THROUGH RATE. THE PASS-THROUGH RATE FOR THE D-E COMPONENT FOR ANY DISTRIBUTION DATE WILL EQUAL THE EXCESS, IF ANY, OF THE WEIGHTED AVERAGE NET MORTGAGE RATE OVER THE WEIGHTED AVERAGE OF THE CLASS D PASS THROUGH RATE AND THE CLASS E PASS-THROUGH RATE, WEIGHTED ON THE BASIS OF THE RESPECTIVE CERTIFICATE BALANCES OF SUCH CLASSES IMMEDIATELY PRIOR TO SUCH DISTRIBUTION DATE. THE PASS-THROUGH RATE FOR THE F-I COMPONENT FOR ANY DISTRIBUTION DATE WILL EQUAL THE EXCESS, IF ANY, OF THE WEIGHTED AVERAGE NET MORTGAGE RATE OVER THE WEIGHTED AVERAGE OF THE CLASS F PASS-THROUGH RATE, THE CLASS G PASS-THROUGH RATE, THE CLASS H PASS-THROUGH RATE AND THE CLASS I PASS-THROUGH RATE, WEIGHTED ON THE BASIS OF THE RESPECTIVE CERTIFICATE BALANCES OF SUCH CLASSES IMMEDIATELY PRIOR TO SUCH DISTRIBUTION DATE. THE RATE AT WHICH THE CLASS X CERTIFICATES WILL BEAR INTEREST FOR THE FIRST DISTRIBUTION DATE IS EXPECTED TO BE APPROXIMATELY 0.5994% PER ANNUM.

(4) THE CLASS X CERTIFICATES WILL NOT HAVE A CERTIFICATE BALANCE AND WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL. THE NOTIONAL AMOUNT OF THE A-1 COMPONENT, THE A-2 COMPONENT, THE B COMPONENT AND THE C COMPONENT, RESPECTIVELY, IS EQUAL TO THE LOWER-TIER PRINCIPAL AMOUNT OF THE CLASS LA-1 UNCERTIFICATED INTEREST, THE CLASS LA-2 UNCERTIFICATED INTEREST, THE CLASS LB UNCERTIFICATED INTEREST AND THE CLASS LC UNCERTIFICATED INTEREST, RESPECTIVELY, AS OF THE PRECEDING DISTRIBUTION DATE (AFTER GIVING EFFECT TO THE DISTRIBUTION OF PRINCIPAL AND ALLOCATION OF COLLATERAL SUPPORT DEFICIT ON SUCH DISTRIBUTION DATE) OR IN THE CASE OF THE FIRST DISTRIBUTION DATE, THE ORIGINAL LOWER-TIER PRINCIPAL AMOUNT OF THE CLASS LA-1 UNCERTIFICATED INTEREST, THE CLASS LA-2 UNCERTIFICATED INTEREST, THE CLASS LB UNCERTIFICATED INTEREST AND THE CLASS LC UNCERTIFICATED INTEREST, RESPECTIVELY. THE NOTIONAL AMOUNT OF THE D-E COMPONENT IS AN AMOUNT EQUAL TO THE SUM OF (A) THE LOWER-TIER PRINCIPAL AMOUNT OF THE CLASS LD UNCERTIFICATED INTEREST AND (B) THE LOWER-TIER PRINCIPAL AMOUNT OF THE CLASS LE UNCERTIFICATED INTEREST, IN EACH CASE AS OF THE PRECEDING DISTRIBUTION DATE (IN EACH CASE AFTER GIVING EFFECT TO THE DISTRIBUTION OF PRINCIPAL AND ALLOCATION OF COLLATERAL SUPPORT DEFICIT ON SUCH DISTRIBUTION DATE). THE NOTIONAL AMOUNT OF THE F-I COMPONENT FOR ANY DISTRIBUTION DATE WILL BE EQUAL TO (I) THE LOWER-TIER PRINCIPAL AMOUNT OF THE CLASS LF UNCERTIFICATED INTEREST, (II) THE LOWER-TIER PRINCIPAL AMOUNT OF THE CLASS LG UNCERTIFICATED INTEREST, (III) THE LOWER-TIER PRINCIPAL AMOUNT OF THE CLASS LH UNCERTIFICATED INTEREST AND, (IV) THE LOWER-TIER PRINCIPAL AMOUNT OF THE CLASS LI UNCERTIFICATED INTEREST, RESPECTIVELY, AS OF THE PRECEDING DISTRIBUTION DATE (IN EACH CASE AFTER GIVING EFFECT TO THE DISTRIBUTION OF PRINCIPAL AND ALLOCATION OF COLLATERAL SUPPORT DEFICIT ON SUCH DISTRIBUTION
    DATE). THE ORIGINAL NOTIONAL AMOUNT OF THE A-1 COMPONENT IS $153,627,000. THE ORIGINAL NOTIONAL AMOUNT OF THE A-2 COMPONENT IS $357,327,000. THE ORIGINAL NOTIONAL AMOUNT OF THE B COMPONENT IS $35,238,000. THE ORIGINAL NOTIONAL AMOUNT OF THE C COMPONENT IS $37,000,000. THE ORIGINAL NOTIONAL AMOUNT OF THE D-E COMPONENT IS $42,285,000. THE ORIGINAL NOTIONAL AMOUNT OF THE F-I COMPONENT IS $79,287,602.

(5) THE CLASS R CERTIFICATES DO NOT HAVE A CERTIFICATE BALANCE OR NOTIONAL AMOUNT, DO NOT BEAR INTEREST AND WILL NOT BE ENTITLED TO DISTRIBUTIONS OF PREPAYMENT PREMIUMS OR YIELD MAINTENANCE CHARGES. ANY AVAILABLE DISTRIBUTION AMOUNT REMAINING IN THE UPPER-TIER DISTRIBUTION ACCOUNT, AFTER ALL REQUIRED DISTRIBUTIONS UNDER THIS AGREEMENT HAVE BEEN MADE TO EACH OTHER CLASS OF CERTIFICATES, WILL BE DISTRIBUTED TO THE HOLDERS OF THE CLASS R CERTIFICATES.

         The Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class I and Class X Certificates will evidence "regular interests" in the Upper-Tier REMIC created hereunder. The sole Class of "residual interests" in the Upper-Tier REMIC created hereunder will be evidenced by the Class R Certificates. The Class LA-1, Class LA-2, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH and Class LI Uncertificated Interests will evidence "regular interests" in the Lower-Tier REMIC created hereunder. The sole Class of "residual interests" in the Lower-Tier REMIC created hereunder will be evidenced by the Class LR Certificates.

         Each Uncertificated Lower-Tier Interest has a Lower-Tier Principal Amount equal to the Certificate Balance of the corresponding Class of Regular Certificates and, in the case of the first Distribution Date, each Lower-Tier Interest has an Original Lower-Tier Principal Amount equal to the Original Certificate Balance of the corresponding Class of Regular Certificates. The interest rate of each Uncertificated Lower-Tier Interest (other than Class LR) during each Interest Accrual Period will be the Weighted Average Net Mortgage Rate of the Mortgage Loans based on their Stated Principal Balances as of the Distribution Date occurring during such Interest Accrual Period after giving effect to all distributions made on that Distribution Date.

         The Class LR Certificates do not have a Certificate Balance or Notional Amount, do not bear interest and will not be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Available Distribution Amount remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Distribution Amount shall be distributed to the Holders of the Class LR Certificates (but only to the extent of the Available Distribution Amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

         As of the close of business on the Cut-off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, approximately equal to $704,764,602.

         In consideration of the mutual agreements herein contained, the Depositor, the Servicer, the Special Servicer, the Fiscal Agent and the Trustee agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01. Defined Terms.

         Whenever used in this Agreement, including in the Preliminary Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

         "A-1 Component": One of the six components comprising the Class X Certificates, representing a "specified portion" (within the meaning of Treasury Regulations Section 1.860G-1(a)(2)(i)(C)) of the interest payments on the Class LA-1 Uncertificated Interest.

         "A-1 Component Interest Accrual Amount": With respect to each Distribution Date, an amount equal to interest accrued during the related Interest Accrual Period, at the A-1 Component Pass-Through Rate, on the A-1 Notional Amount outstanding immediately prior to such Distribution Date.

         "A-1 Component Pass-Through Rate": With respect to any Distribution Date, the excess, if any, of (i) the Weighted Average Net Mortgage Rate over
(ii) the Class A-1 Pass-Through Rate.

         "A-1 Notional Amount": With respect to any date of determination, an amount equal to the Lower-Tier Principal Amount of the Class LA-1 Uncertificated Interest as of the preceding Distribution Date (after giving effect to the distribution of principal and allocation of Collateral Support Deficit on such preceding Distribution Date), or the Cut-off Date in the case of the first Distribution Date.

         "A-2 Component": One of the six components comprising the Class X Certificates, representing a "specified portion" (within the meaning of Treasury Regulations Section 1.860G-1(a)(2)(i)(C)) of the interest payments on the Class LA-2 Uncertificated Interest.

         "A-2 Component Interest Accrual Amount": With respect to each Distribution Date, an amount equal to interest accrued during the related Interest Accrual Period at the A-2 Component Pass-Through Rate, on the A-2 Notional Amount outstanding immediately prior to such Distribution Date.

         "A-2 Component Pass-Through Rate": With respect to any Distribution Date, the excess, if any, of (i) the Weighted Average Net Mortgage Rate over
(ii) the Class A-2 Pass-Through Rate.

         "A-2 Notional Amount": With respect to any date of determination, an amount equal to the Lower-Tier Principal Amount of the Class LA-2 Uncertificated Interest as of the preceding Distribution Date (after giving effect to the distribution of principal and allocation of Collateral Support Deficit on such preceding Distribution Date), or the Cut-off Date in the case of the first Distribution Date.

         "Accrued Certificate Interest": (a) With respect to each Distribution Date and each Class of Certificates (other than the Class X Certificates and the Residual Certificates), an amount equal to interest accrued during the related Interest Accrual Period at the Pass-Through Rate applicable to such Class of Certificates for such Distribution Date, on the related Certificate Balance of such Class outstanding immediately prior to such Distribution Date (i.e., such Certificate Balance is to be used for accrual of interest during the related Interest Accrual Period notwithstanding the fact that such Certificate Balance may be different than the actual Certificate Balance at the start of such Interest Accrual Period); (b) with respect to each Distribution Date and the Class X Certificates, the Class X Interest Accrual Amount. Accrued Certificate Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

         "Actual/360 Mortgage Loans": The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

         "Additional Debt": With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender (such party may be an Affiliate of such lender) under such Mortgage Loan as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate loan documents (including any subordination agreements).

         "Advance": Any P&I Advance or Servicing Advance.

         "Adverse REMIC Event": As defined in Section 10.01(f).

         "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agent": As defined in Section 5.02(d)(i)(A).

         "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

         "Anticipated Repayment Date": With respect to any Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

         "Appraisal": An appraisal prepared by an Independent Appraiser with at least five years experience in properties of like kind and in the same area reasonably acceptable to the Servicer or Special Servicer, as applicable, prepared in accordance with 12 C.F.R. 225.64, or, in connection with an Appraisal Reduction, an appraisal meeting the requirements of clause (b)(i)(A) or (b)(i)(B) in the definition of Appraisal Reduction.

         "Appraisal Reduction": For any Distribution Date and for any Mortgage Loan as to which an Appraisal Reduction Event has occurred, an amount equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan over (b) the excess of (i) 90% of the Appraised Value of the related Mortgaged Property as determined (A) by one or more Appraisals with respect to any Mortgage Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the Servicer or, if required by Section 3.03(c), the Trustee or the Fiscal Agent, as applicable, as a Servicing Advance), and (B) by an internal valuation performed by the Special Servicer with respect to any Mortgage Loan with an outstanding principal balance less than $2,000,000, over (ii) the sum of, as of the Due Date occurring in the month of such Distribution Date, (1) to the extent not previously advanced by the Servicer or the Trustee or the Fiscal Agent, as applicable, all unpaid interest on such Mortgage Loan at a per annum rate equal to its Mortgage Rate, (2) all unreimbursed Advances and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan and (3) all currently due and unpaid real estate taxes, assessments, insurance premiums and ground rents and all other amounts due and unpaid with respect to such Mortgage Loan, net of any amounts currently escrowed for such amounts (which taxes, premiums, ground rents and other amounts have not been subject to an Advance by the Servicer, the Trustee or the Fiscal Agent, as applicable); provided, however, that, from the Appraisal Reduction Event until such time as the Special Servicer has received the appraisal referred to in clause (b)(i)(A) or (b)(i)(B) above, without limiting the Special Servicer's obligation to order and obtain such Appraisal, the amount of the Appraisal Reduction shall be deemed to be an amount equal to 35% of the current Stated Principal Balance of the related Mortgage Loan until such time as such Appraisal is received, at which time the amount of the Appraisal Reduction shall be adjusted to reflect such Appraisal.

Within 90 days after the Appraisal Reduction Event, the Special Servicer shall order and receive an Appraisal (the cost of which shall be paid as a Servicing Advance by the Servicer); provided, however, that with respect to an Appraisal Reduction Event as set forth in clause (ii) of the definition of Appraisal Reduction Event, the Special Servicer shall be required to make a determination as to whether to order such Appraisal on or before the Clause (ii) Appraisal Trigger Date and shall be required to obtain any such Appraisal that it has determined to order no later than the 60th day after the Clause (ii) Appraisal Trigger Date, which Appraisal shall be delivered by the Special Servicer to the Servicer, and the Servicer shall deliver such Appraisal to the Trustee, who shall deliver such appraisal to the Paying Agent and each Holder of a Class E, Class F, Class G, Class H and Class I Certificate within 15 days of receipt by the Trustee of such Appraisal from the Special Servicer.

         With respect to each Mortgage Loan as to which an Appraisal Reduction has occurred, the Special Servicer shall, within 30 days of each annual anniversary of the related Appraisal Reduction Event or sooner if a material event has occurred that the Special Servicer reasonably believes will positively or negatively affect the valuation of the related Mortgaged Property, order a new Appraisal (which may be an update of the preceding Appraisal that is not a letter update but includes a current assessment of relevant market conditions), the cost of which shall be paid by the Servicer (or, if required by Section 3.03(c), the Trustee or the Fiscal Agent, as applicable) as a Servicing Advance. Based upon such Appraisal or update, the Special Servicer shall redetermine and report to the Paying Agent, the Servicer and the Trustee the amount of the Appraisal Reduction with respect to such Mortgage Loan and such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Mortgage Loan and Servicer shall make Advances based on such new Appraisal.

         With respect to each Mortgage Loan as to which an Appraisal Reduction has occurred and which has become a Corrected Mortgage Loan and has remained current for twelve consecutive Monthly Payments (for such purposes taking into account any amendment or modification of such Mortgage Loan), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Special Servicer may within 30 days of the date of such twelfth Monthly Payment, order a new Appraisal (which may be an update of the preceding Appraisal that is not a letter update but includes a current assessment of relevant market conditions), the cost of which shall be paid by the Servicer (or, if required by
Section 3.03(c), the Trustee or the Fiscal Agent, as applicable) as a Servicing Advance. Based upon such Appraisal or update, the Special Servicer shall redetermine and report to the Paying Agent, the Servicer and the Trustee the amount of the Appraisal Reduction with respect to such Mortgage Loan and such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Mortgage Loan and Servicer shall make Advances based on such new Appraisal. Notwithstanding the foregoing, the Special Servicer will not be required to obtain an Appraisal with respect to a Mortgage Loan which is the subject of an Appraisal Reduction Event to the extent that the Special Servicer has obtained an Appraisal with respect to the related Mortgaged Property within the 12-month period immediately prior to the occurrence of such Appraisal Reduction Event and there has been no material change to the Mortgaged Property that would affect the validity of such Appraisal. Instead, the Special Servicer may use such prior Appraisal in calculating any Appraisal Reduction with respect to such Mortgage Loan.

         Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction related to a Mortgage Loan or the related REO Property will be reduced to zero as of the date on which such Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.

         "Appraisal Reduction Amount": With respect to any Distribution Date,
(i) (when used in order to determine the Appraisal Reduction Amount on an aggregate basis) an amount equal to the product of (a) one twelfth of the Pass-Through Rate for each Class of Certificates to which an Appraisal Reduction is allocated and (b) the sum of all Appraisal Reductions with respect to such Distribution Date or (ii) (when used in order to determine the Appraisal Reduction Amount on a Mortgage Loan-by-Mortgage Loan basis) with respect to each Mortgage Loan for such Distribution Date, an amount equal to the product of (a) one twelfth of the Pass-Through Rate for each Class of Certificates to which an Appraisal Reduction is allocated and (b) the Appraisal Reduction with respect to such Mortgage Loan with respect to such Distribution Date.

         "Appraisal Reduction Event": With respect to any Mortgage Loan, the earliest of (i) the third anniversary of the date on which an extension of the Maturity Date of such Mortgage Loan becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer pursuant to the terms hereof, which extension does not change the amount of Monthly Payments on the Mortgage Loan, (ii) 90 days after an uncured delinquency (without regard to the application of any grace period) occurs in respect of such Mortgage Loan, (iii) 30 days after the Maturity Date of any Balloon Loan if the related Balloon Payment was not made on such date; (iv) the date on which a reduction in the amount of Monthly Payments on such Mortgage Loan, or a change in any other material economic term of such Mortgage Loan (other than an extension of the Maturity Date that results from a modification of such Mortgage Loan by the Special Servicer) becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer, (v) the date on which a receiver has been appointed, (vi) the date on which the related Mortgagor declares bankruptcy and
(vii) immediately after a Mortgage Loan becomes an REO Loan; provided, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Certificates (other than the Class A Certificates) have been reduced to zero. The Special Servicer shall notify the Servicer promptly upon the occurrence of any of the foregoing events.

         "Appraised Value": With respect to any Mortgaged Property, the appraised value thereof as determined by an Appraisal of the Mortgaged Property securing such Mortgage Loan.

         "Approved Sub-Servicer": The Chase Manhattan Bank, with respect to Mortgage Loans No. ML-146, ML-147 and ML-148, as appointed by the Depositor.

         "ARD Loan": Any Mortgage Loan that, by its original terms or by virtue of any modification entered into as of the Closing Date, provides for the accrual of interest at the Revised Rate, as well as the automatic imposition of rapid amortization and negative amortization features and lock-box arrangements with respect to rent collections, if the Mortgage Loan is not prepaid in full on the Anticipated Repayment Date.

         "Asset Status Report": As defined in Section 3.21(e).

         "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

         "Assumed Scheduled Payment": For any Due Period and with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule thereof (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any modification of such Mortgage Loan, and (b) interest on the Stated Principal Balance of such Mortgage Loan at the applicable Net Mortgage Rate.

         "Authenticating Agent": Any agent of the Trustee appointed to act as Authenticating Agent pursuant to Section 5.01(e).

         "Available Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (without duplication):

         (a) the aggregate amount relating to the Trust Fund on deposit in the Certificate Account and the Lower-Tier Distribution Account (exclusive of any investment income contained therein) as of the close of business on the Business Day preceding the related Servicer Remittance Date, exclusive of (without duplication):

         (i) all Monthly Payments paid by the Mortgagors that are due on a Due Date following the end of the related Due Period;

         (ii) all Principal Prepayments, Balloon Payments, Liquidation Proceeds or Insurance and Condemnation Proceeds (in each case, together with any related payments of interest allocable to the period following the Due Date for the related Mortgage Loan during the related Due Period), and all other unscheduled recoveries on the Mortgage Loans, in each case, received after the end of the related Due Period;

         (iii) all amounts payable or reimbursable to any Person from the Certificate Account pursuant to clauses (ii) - (xviii), inclusive, of Section 3.05(a);

         (iv) all amounts payable or reimbursable to any Person from the Lower-Tier Distribution Account pursuant to clauses (ii) - (iv), inclusive, of Section 3.05(b);

         (v)    all Yield Maintenance Charges and Prepayment Premiums;

         (vi)   Excess Fixed Yield;

         (vii) all amounts deposited in the Certificate Account or the Lower-Tier Distribution Account, as the case may be, in error; and

         (viii) with respect to the Interest Reserve Loans and any Distribution Date occurring in (1) each February or (2) any January in a year which is not a leap year, an amount equal to the related Withheld Amount to the extent such amount is on deposit in the Certificate Account, or the Lower-Tier Distribution Account, and held for future distribution pursuant to Section 3.25.

         (b) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred from the REO Account to the Certificate Account for such Distribution Date pursuant to Section 3.16(c), less all amounts payable or reimbursable to any Person from the Certificate Account pursuant to clauses (ii)
- (xviii), inclusive, of Section 3.05(a);

         (c) the aggregate amount of any P&I Advances made by the Servicer, the Trustee or the Fiscal Agent, as applicable, for such Distribution Date pursuant to Section 4.03 or 7.05; and

         (d) for the Distribution Date occurring in each March, the related Withheld Amounts remitted to the Lower-Tier Distribution Account pursuant to
Section 3.25(b).

Notwithstanding the investment of funds held in the Certificate Account or the Lower-Tier Distribution Account pursuant to Section 3.06, for purposes of calculating the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such account.

         "B Component": One of the six components comprising the Class X Certificates, representing a "specified portion" (within the meaning of Treasury Regulations Section 1.860G-1(a)(2)(i)(C)) of the interest payments on the Class LB Uncertificated Interest.

         "B Component Interest Accrual Amount": With respect to each Distribution Date, an amount equal to interest accrued during the related Interest Accrual Period at the B Component Pass-Through Rate, on the B Notional Amount outstanding immediately prior to such Distribution Date.

         "B Component Pass-Through Rate": With respect to any Distribution Date, the excess, if any, of (i) the Weighted Average Net Mortgage Rate over (ii) the Class B Pass-Through Rate.

         "B Notional Amount": With respect to any date of determination, an amount equal to the Lower-Tier Principal Amount of the Class LB Uncertificated Interest as of the preceding Distribution Date (after giving effect to the distribution of principal and allocation of Collateral Support Deficit losses on such preceding Distribution Date), or the Cut-off Date in the case of the first Distribution Date.

         "Balloon Mortgage Loan": Any Mortgage Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule extending beyond its Maturity Date, other than any Mortgage Loan identified on the Mortgage Loan Schedule as having interest calculated on the basis of the actual number of days in the periods between due dates and a year assumed to consist of 360 days and being fully amortizing.

         "Balloon Payment": With respect to any Balloon Mortgage Loan as of any date of determination, the Monthly Payment payable on the Maturity Date of such Mortgage Loan.

         "Banc One": Banc One Mortgage Capital Markets, LLC, a Delaware limited liability company.

         "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

         "Base Interest Fraction": With respect to any Principal Prepayment on any Mortgage Loan and with respect to any of the Class A, Class B, Class C, Class D or Class E Certificates, a fraction (A) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class of Certificates and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such Principal Prepayment and (B) whose denominator is the difference between (i) the Mortgage Rate on the related Mortgage Loan and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that under no circumstances shall the Base Interest Fraction be greater than one. If such Discount Rate is greater than the Mortgage Rate on the related Mortgage Loan, then the Base Interest Fraction shall equal zero.

         "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

         "Breach": As defined in Section 2.03(b).

         "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois (or such other city and state in which the Corporate Trust Office of the Trustee is located) or Dallas, Texas (or such other city and state in which the principal place of business of the Servicer or the Special Servicer is located) are authorized or obligated by law or executive order to remain closed.

         "C Component": One of the six components comprising the Class X Certificates, representing a "specified portion" (within the meaning of Treasury Regulations Section 1.860G-1(a)(2)(i)(C)) of the interest payments on the Class LC Uncertificated Interest.

         "C Component Interest Accrual Amount": With respect to each Distribution Date, an amount equal to interest accrued during the related Interest Accrual Period at the C Component Pass-Through Rate, on the C Notional Amount outstanding immediately prior to such Distribution Date.

         "C Component Pass-Through Rate": With respect to any Distribution Date, the excess, if any, of (i) the Weighted Average Net Mortgage Rate over (ii) the Class C Pass-Through Rate.

         "C Notional Amount": With respect to any date of determination, an amount equal to the Lower-Tier Principal Amount of the Class LC Uncertificated Interest as of the preceding Distribution Date (after giving effect to the distribution of principal and allocation of Collateral Support Deficit losses on such preceding Distribution Date), or the Cut-off Date in the case of the first Distribution Date.

         "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Certificate": Any one of the Depositor's Commercial Mortgage Pass-Through Certificates, Series 1999-C1, as executed and delivered by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

         "Certificate Account": The custodial account or accounts created and maintained by the Servicer pursuant to Section 3.04(a) in the name of the Trustee on behalf of the Certificateholders, into which the amounts set forth in
Section 3.04(a) shall be deposited directly. Any such account or accounts shall be an Eligible Account.

         "Certificate Balance": With respect to any Class of Certificates (other than the Residual Certificates and the Class X Certificates), (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(d)).

         "Certificate Deferred Interest": For any Distribution Date with respect to any Class of Certificates, the amount of Mortgage Deferred Interest allocated to such Class pursuant to Section 4.06(a).

         "Certificate Factor": With respect to any Class of Regular Certificates, as of any date of determination, a fraction, expressed as a decimal carried to 8 places, the numerator of which is the then related Certificate Balance or Notional Amount, as applicable, and the denominator of which is the related Original Certificate Balance or Original Notional Amount, as applicable.

         "Certificateholder" or "Holder": The Person in whose name a Certificate is registered in the Certificate Register; provided, however, that solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement, any Certificate registered in the name of the Servicer, the Special Servicer, the Depositor or any Affiliate of either shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver has been obtained, if such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations as Servicer, Special Servicer or Depositor, as applicable, hereunder; further provided, however, that so long as there is no Event of Default with respect to the Servicer or the Special Servicer, the Servicer, Special Servicer and any Affiliates thereof shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party's compensation or increase its obligations or liabilities hereunder; and further provided, however, that such restrictions will not apply to the exercise of the Special Servicer's rights (if applicable) as a member of the Controlling Class or to the exercise of the Controlling Class Certificateholders or the Directing Certificateholder of their rights even if such Certificateholders are Affiliates of the Servicer or Special Servicer. The Trustee shall be entitled to request and rely upon a certificate of the Servicer, the Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or "Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

         "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

         "Certificate Register" and "Certificate Registrar": The register maintained and registrar appointed pursuant to Section 5.02(a).

         "Class": With respect to any Certificates or Uncertificated Lower-Tier Interests, all of the Certificates or Uncertificated Lower-Tier Interests bearing the same alphabetical (and, if applicable, numerical) Class designation.

         "Class A Certificate": Any Class A-1 or Class A-2 Certificate.

         "Class A-1 Certificate": A Certificate designated as "Class A-1" on the face thereof, in the form of Exhibit A-1 hereto.

         "Class A-1 Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to 6.48%.

         "Class A-2 Certificate": A Certificate designated as "Class A-2" on the face thereof, in the form of Exhibit A-2 hereto.

         "Class A-2 Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to 6.82%.

         "Class B Certificate": A Certificate designated as "Class B" on the face thereof, in the form of Exhibit A-3 hereto.

         "Class B Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (a) 6.98% and (b) the Weighted Average Net Mortgage Rate.

         "Class C Certificate": A Certificate designated as "Class C" on the face thereof, in the form of Exhibit A-4 hereto.

         "Class C Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (a) 7.10% and (b) the Weighted Average Net Mortgage Rate.

         "Class D Certificate": A Certificate designated as "Class D" on the face thereof, in the form of Exhibit A-5 hereto.

         "Class D Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (a) 7.15% and (b) the Weighted Average Net Mortgage Rate.

         "Class E Certificate": A Certificate designated as "Class E" on the face thereof, in the form of Exhibit A-6 hereto.

         "Class E Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (a) 7.15% and (b) the Weighted Average Net Mortgage Rate.

         "Class F Certificate": A Certificate designated as "Class F" on the face thereof, in the form of Exhibit A-7 hereto.

         "Class F Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (a) 6.00% and (b) the Weighted Average Net Mortgage Rate.

         "Class G Certificate": A Certificate designated as "Class G" on the face thereof, in the form of Exhibit A-8 hereto.

         "Class G Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (a) 6.00% and (b) the Weighted Average Net Mortgage Rate.

         "Class H Certificate": A Certificate designated as "Class H" on the face thereof, in the form of Exhibit A-9 hereto.

         "Class H Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (a) 6.00% and (b) the Weighted Average Net Mortgage Rate.

         "Class I Certificate": A Certificate designated as "Class I" on the face thereof, in the form of Exhibit A-10 hereto.

         "Class I Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (a) 6.00% and (b) the Weighted Average Net Mortgage Rate.

         "Class LA-1 Interest Fraction": With respect to any Distribution Date, a fraction, the numerator of which is the A-1 Component Interest Accrual Amount and the denominator of which is the sum of the A-1 Component Interest Accrual Amount, the A-2 Component Interest Accrual Amount, the B Component Interest Accrual Amount, the C Component Interest Accrual Amount, the D-E Component Interest Accrual Amount and the F-I Component Interest Accrual Amount.

         "Class LA-1 Uncertificated Interest": A regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount equal to the Certificate Balance of the Class A-1 Certificates and a per annum rate of interest equal to the Weighted Average Net Mortgage Rate.

         "Class LA-2 Interest Fraction": With respect to any Distribution Date, a fraction, the numerator of which is the A-2 Component Interest Accrual Amount and the denominator of which is the sum of the A-1 Component Interest Accrual Amount, the A-2 Component Interest Accrual Amount, the B Component Interest Accrual Amount, the C Component Interest Accrual Amount, the D-E Component Interest Accrual Amount and the F-I Component Interest Accrual Amount.

         "Class LA-2 Uncertificated Interest": A regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has an Original Lower-Tier Principal Amount equal to the Certificate Balance of the Class A-2 Certificates and a per annum rate of interest equal to the Weighted Average Net Mortgage Rate.

         "Class LB Interest Fraction": With respect to any Distribution Date, a fraction, the numerator of which is the B Component Interest Accrual Amount and the denominator of which is the sum of the A-1 Component Interest Accrual Amount, the A-2 Component Interest Accrual Amount, the B Component Interest Accrual Amount, the C Component Interest Accrual Amount, the D-E Component Interest Accrual Amount and the F-I Component Interest Accrual Amount.

         "Class LB Uncertificated Interest": A regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has an Original Lower-Tier Principal Amount equal to the Certificate Balance of the Class B Certificates and a per annum rate of interest equal to the Weighted Average Net Mortgage Rate.

         "Class LC Interest Fraction": With respect to any Distribution Date, a fraction the numerator of which is the C Component Interest Accrual Amount and the denominator of which is the sum of the A-1 Component Interest Accrual Amount, the A-2 Component Interest Accrual Amount, the B Component Interest Accrual Amount, the C Component Interest Accrual Amount, the D-E Component Interest Accrual Amount and the F-I Component Interest Accrual Amount.

         "Class LC Uncertificated Interest": A regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has an Original Lower-Tier Principal Amount equal to the Certificate Balance of the Class C Certificates and a per annum rate of interest equal to the Weighted Average Net Mortgage Rate.

         "Class LD Interest Fraction": With respect to any Distribution Date, a fraction that is equal to the product of (a) a fraction, the numerator of which is the D-E Component Interest Accrual Amount and the denominator of which is the sum of the A-1 Component Interest Accrual Amount, the A-2 Component Interest Accrual Amount, the B Component Interest Accrual Amount, the C Component Interest Accrual Amount, the D-E Component Interest Accrual Amount and the F-I Component Interest Accrual Amount and (b) a fraction, the numerator of which is the Lower-Tier Principal Amount of the Class LD Uncertificated Interest and the denominator of which is the D-E Notional Amount.

         "Class LD Uncertificated Interest": A regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has an Original Lower-Tier Principal Amount equal to the Certificate Balance of the Class D Certificates and a per annum rate of interest equal to the Weighted Average Net Mortgage Rate.

         "Class LE Interest Fraction": With respect to any Distribution Date, a fraction that is equal to the product of (a) a fraction, the numerator of which is the D-E Component Interest Accrual Amount and the denominator of which is the sum of the A-1 Component Interest Accrual Amount, the A-2 Component Interest Accrual Amount, the B Component Interest Accrual Amount, the C Component Interest Accrual Amount, the D-E Component Interest Accrual Amount and the F-I Component Interest Accrual Amount and (b) a fraction, the numerator of which is the Lower-Tier Principal Amount of the Class LE Uncertificated Interest and the denominator of which is the D-E Notional Amount.

         "Class LE Uncertificated Interest": A regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has an Original Lower-Tier Principal Amount equal to the Certificate Balance of the Class E Certificates and a per annum rate of interest equal to the Weighted Average Net Mortgage Rate.

         "Class LF Interest Fraction": With respect to any Distribution Date, a fraction that is equal to the product of (a) a fraction, the numerator of which is the F-I Component Interest Accrual Amount and the denominator of which is the sum of the A-1 Component Interest Accrual Amount, the A-2 Component Interest Accrual Amount, the B Component Interest Accrual Amount, the C Component Interest Accrual Amount, the D-E Component Interest Accrual Amount and the F-I Component Interest Accrual Amount and (b) a fraction, the numerator of which is the Lower-Tier Principal Amount of the Class LF Uncertificated Interest and the denominator of which is the F-I Notional Amount.

         "Class LF Uncertificated Interest": A regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has an Original Lower-Tier Principal Amount equal to the Certificate Balance of the Class F Certificates and a per annum rate of interest equal to the Weighted Average Net Mortgage Rate.

         "Class LG Interest Fraction": With respect to any Distribution Date, a fraction that is equal to the product of (a) a fraction, the numerator of which is the F-I Component Interest Accrual Amount and the denominator of which is the sum of the A-1 Component Interest Accrual Amount, the A-2 Component Interest Accrual Amount, the B Component Interest Accrual Amount, the C Component Interest Accrual Amount, the D-E Component Interest Accrual Amount and the F-I Component Interest Accrual Amount and (b) a fraction, the numerator of which is the Lower-Tier Principal Amount of the Class LG Uncertificated Interest and the denominator of which is the F-I Notional Amount.

         "Class LG Uncertificated Interest": A regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has an Original Lower-Tier Principal Amount equal to the Certificate Balance of the Class G Certificates and a per annum rate of interest equal to the Weighted Average Net Mortgage Rate.

         "Class LH Interest Fraction": With respect to any Distribution Date, a fraction that is equal to the product of (a) a fraction, the numerator of which is the F-I Component Interest Accrual Amount and the denominator of which is the sum of the A-1 Component Interest Accrual Amount, the A-2 Component Interest Accrual Amount, the B Component Interest Accrual Amount, the C Component Interest Accrual Amount, the D-E Component Interest Accrual Amount and the F-I Component Interest Accrual Amount and (b) a fraction, the numerator of which is the Lower-Tier Principal Amount of the Class LH Uncertificated Interest and the denominator of which is the F-I Notional Amount.

         "Class LH Uncertificated Interest": A regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has an Original Lower-Tier Principal Amount equal to the Certificate Balance of the Class H Certificates and a per annum rate of interest equal to the Weighted Average Net Mortgage Rate.

         "Class LI Interest Fraction": With respect to any Distribution Date, a fraction that is equal to the product of (a) a fraction, the numerator of which is the F-I Component Interest Accrual Amount and the denominator of which is the sum of the A-1 Component Interest Accrual Amount, the A-2 Component Interest Accrual Amount, the B Component Interest Accrual Amount, the C Component Interest Accrual Amount, the D-E Component Interest Accrual Amount and the F-I Component Interest Accrual Amount and (b) a fraction, the numerator of which is the Lower-Tier Principal Amount of the Class LI Uncertificated Interest and the denominator of which is the F-I Notional Amount.

         "Class LI Uncertificated Interest": A regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has an Original Lower-Tier Principal Amount equal to the Certificate Balance of the Class I Certificates and a per annum rate of interest equal to the Weighted Average Net Mortgage Rate.

         "Class LR Certificate": A Certificate designated as "Class LR" on the face thereof, in the form of Exhibit A-13 hereto.

         "Class R Certificate": A Certificate designated as "Class R" on the face thereof, in the form of Exhibit A-14 hereto.

         "Class Unpaid Interest Shortfall": As to any Distribution Date and any Class of Regular Certificates, the excess, if any, of (a) the sum of (i) the Distributable Certificate Interest in respect of such Class for the immediately preceding Distribution Date and (ii) any outstanding Class Unpaid Interest Shortfall payable to such Class on such preceding Distribution Date over (b) the aggregate amount in respect of interest actually distributed to such Class on such immediately preceding Distribution Date. The Class Unpaid Interest Shortfall with respect to any Class of Certificates as of the initial Distribution Date is zero. No interest shall accrue on Class Unpaid Interest Shortfalls.

         "Class X Certificate": A Certificate designated as "Class X" on the face thereof, in the form of Exhibit A-13 hereto.

         "Class X Interest Accrual Amount": With respect to any Distribution Date, the sum of the A-1 Component Interest Accrual Amount, the A-2 Component Interest Accrual Amount, the B Component Interest Accrual Amount, the C Component Interest Accrual Amount, the D-E Component Interest Accrual Amount and the F-I Component Interest Accrual Amount.

         "Class X Notional Amount": With respect to any date of determination, the sum of the A-1 Notional Amount, the A-2 Notional Amount, the B Notional Amount, the C Notional Amount, the D-E Notional Amount and the F-I Notional Amount, which shall be equal to the aggregate Stated Principal Balance of the Mortgage Loans as of the Distribution Date preceding the date of determination (after giving effect to the distribution of principal on such preceding Distribution Date) or, in the case of the first Distribution Date, the Cut-off Date.

         "Class X Pass-Through Rate": With respect to any Distribution Date, the excess, if any of (a) the Weighted Average Net Mortgage Rate over (b) the weighted average of the Pass-Through Rates of the other Certificates (other than Classes R and LR), weighted on the basis of their respective Certificate Balances immediately prior to such Distribution Date. The

Class X Pass-Through Rate for the first Distribution Date is expected to be approximately 0.5994% per annum.

         "Clause (ii) Appraisal Trigger Date": The 90th day after an uncured delinquency occurs in respect of a Mortgage Loan.

         "Closing Date": June 7, 1999.

         "Code": The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

         "Collateral Support Deficit": As defined in Section 4.04(a).

         "Collateral Tabulation Report": As defined in Section 4.02(a).

         "Commission": The Securities and Exchange Commission.

         "Component": Each of the A-1 Component, the A-2 Component, the B Component, the C Component, the D-E Component or the F-I Component.

         "Control Persons": As defined in Section 3.05(b)(iii).

         "Controlling Class": As of any date of determination, the most subordinate Class of Certificates (other than the Residual Certificates) then outstanding that has a then aggregate Certificate Balance at least equal to the lesser of (a) 1% of the outstanding aggregate principal balance of the Mortgage Loans as of the Closing Date and (b) 25% of the Original Certificate Balance of such Class. For purposes of determining identity of the Controlling Class, the Certificate Balance of any Class other than Classes E, F, G, H and I shall be deemed to be reduced by the amount allocated to such Class of any Appraisal Reductions relating to Mortgage Loans as to which Liquidation Proceeds or other final payment has not yet been received.

         "Controlling Class Certificateholders": Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as certified to the Trustee from time to time by such Holder (or Certificate Owner).

         "Corporate Trust Office": The principal corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60674, Attention: Asset-Backed Securities Trust Services Group PW V 1999-C1.

         "Corrected Mortgage Loan": Any Specially Serviced Mortgage Loan that has become current and remained current for three consecutive Monthly Payments (for such purposes taking into account any modification or amendment of such Mortgage Loan) and (provided that no additional default is foreseeable in the reasonable judgment of the Special Servicer) as to which the Special Servicer has returned servicing of such Mortgage Loan to the Servicer pursuant to Section 3.21(a).

         "Credit File": Any documents, other than documents required to be part of the related Mortgage File, in the possession of the Servicer and relating to the origination and servicing of any Mortgage Loan.

         "CSSA": The Commercial Real Estate Secondary Market And Securitization Association.

         "CSSA Data Files": With respect to the Mortgage Loans, the files specified in Exhibits I-9, I-10 and I-11, each in ASCII comma delimited format, as modified from time to time with the consent of the Servicer and the Trustee, which consent shall not be unreasonably withheld.

         "CSSA Operating Information": With respect to the Mortgage Loans, the files specified in Exhibits I-7 and I-8, as modified from time to time with the consent of the Servicer and Trustee, which consent shall not be unreasonably withheld.

         "CSSA Standard Information Package": With respect to the Mortgage Loans, the CSSA Data Files and the CSSA Surveillance Reports, as modified from time to time with the consent of the Servicer and the Trustee, which consent shall not be unreasonably withheld.

         "CSSA Surveillance Reports": With respect to the Mortgage Loans, the files specified in Exhibits I-1 through I-6, as modified from time to time with the consent of the Servicer and Trustee, which consent shall not be unreasonably withheld.

         "CTL Loan": Any Mortgage Loan that is secured by a Mortgage on a Mortgaged Property that is leased on a long-term net-lease basis to a tenant whose long-term unsecured debt rating (or the long-term unsecured debt rating of the guarantor of its obligations under the related lease) is the basis on which the related Mortgage Loan Seller underwrote the related Mortgage Loan, each of which is identified as such on Schedule 6.

         "Custodian": A Person who is at any time appointed by the Trustee pursuant to Section 8.12 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, either Mortgage Loan Seller or an Affiliate of any of them. LaSalle Bank National Association, shall be the initial Custodian.

         "Cut-off Date": June 1, 1999, except that with respect to Mortgage Loan No. PW-3825, the Cut-off Date is June 5, 1999.

         "Cut-off Date Principal Balance": With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of its respective Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

         "D-E Component": One of the six components comprising the Class X Certificates, representing a "specified portion" (within the meaning of Treasury Regulations Section 1.860G-1(a)(2)(i)(C)) of the interest payments on the Class LD Uncertificated Interest and the Class LE Uncertificated Interest.

         "D-E Component Interest Accrual Amount": With respect to each Distribution Date, an amount equal to interest accrued during the related Interest Accrual Period at the D-E

Component Pass-Through Rate, on the D-E Notional Amount outstanding immediately prior to such Distribution Date.

         "D-E Component Pass-Through Rate": With respect to any date of determination, the excess, if any, of (i) the Weighted Average Net Mortgage Rate over (ii) the weighted average of (y) the Class D Pass-Through Rate and (z) the Class E Pass-Through Rate, weighted on the basis of the respective Certificate Balances of such Classes immediately prior to such Distribution Date.

         "D-E Notional Amount": With respect to any date of determination, an amount equal to the sum of (a) the Lower-Tier Principal Amount of the Class LD Uncertificated Interest and (b) the Lower-Tier Principal Amount of the Class LE Uncertificated Interest, in each case as of the preceding Distribution Date (after giving effect to the distribution of principal and allocation of Collateral Support Deficit on such preceding Distribution Date), or the Cut-off Date in the case of the first Distribution Date.

         "Debt Service Coverage Ratio": With respect to any Mortgage Loan for any twelve month period (or lesser period, as appropriate), the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due (or Assumed Monthly Payments deemed to be due) under such Mortgage Loan during such period.

         "Default Interest": With respect to any defaulted Mortgage Loan for any related Due Period, all interest accrued in respect of such Mortgage Loan during such Due Period provided for in the related Mortgage Note or Mortgage as a result of the related default (exclusive of late payment charges) that is in excess of interest accrued at the related Mortgage Rate on the unpaid principal balance of such Mortgage Loan outstanding from time to time during such Due Period.

         "Defaulted Mortgage Loan": A Mortgage Loan that is delinquent at least sixty days in respect of its Monthly Payments or more than thirty days delinquent in respect of its Balloon Payment, if any, such delinquency to be determined in either case without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note.

         "Defaulting Party": As defined in Section 7.01(b).

         "Defect": As defined in Section 2.02(e).

         "Deficient Valuation": With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction, in an amount less than the then outstanding principal balance of the Mortgage Loan, which amount results from a proceeding initiated under the Bankruptcy Code.

         "Definitive Certificate": As defined in Section 5.01(a).

         "Denomination": As defined in Section 5.01(c).

         "Depositor": PaineWebber Mortgage Acceptance Corporation V, a Delaware corporation, or its successor in interest.

         "Depository": The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository, for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in
Section 8-102(5) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

         "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

         "Depository Rules": As defined in Section 5.02(b).

         "Determination Date": With respect to any Distribution Date, the fifth Business Day preceding such Distribution Date.

         "Directing Certificateholder": The Controlling Class Certificateholder selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as certified by the Certificate Registrar from time to time; provided, however, that (i) absent such selection, (ii) until a Directing Certificateholder is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as certified by the Certificate Registrar from time to time, will be the Directing Certificateholder.

         "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space "for occupancy only" within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Trust Fund or the performance of any construction work on such REO Property (other than the completion of a building or improvement, where more than 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that the Trustee (or the Special Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

         "Discount Rate": A rate which, when compounded monthly, is equivalent to the Yield Rate when compounded semi-annually.

         "Disqualified Organization": Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in

Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Servicer based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in
Section 7701 of the Code or successor provisions.

         "Distributable Certificate Interest": With respect to any Distribution Date, as to any Class of Regular Certificates, the Accrued Certificate Interest in respect of such Class of Regular Certificates for such Distribution Date, reduced (to not less than zero) by the sum of (a) such Class' pro rata share (based on Accrued Certificate Interest on each such Class) of any Prepayment Interest Shortfall not covered by the Servicing Fee (exclusive of that portion of the Servicing Fee that represents the Trustee Fee) and Excess Fixed Yield and
(b) with respect to each such Class (other than the Class X Certificates), such Class' share of any Certificate Deferred Interest allocated in accordance with
Section 4.06(a) herein.

         "Distribution Accounts": Collectively, the Upper-Tier Distribution Account and the Lower-Tier Distribution Account.

         "Distribution Date": The 15th day of any month, or if such 15th day is not a Business Day, the Business Day immediately following, commencing in July, 1999.

         "Distribution Date Statement": As defined in Section 4.02(a).

         "Due Date": With respect to (i) any Mortgage Loan on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment thereon is scheduled to be first due, (ii) any Mortgage Loan after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on the related Mortgage Loan had been scheduled to be first due.

         "Due Period": With respect to any Distribution Date and any Mortgage Loan (or REO Loan) other than Mortgage Loan No. PW-3825, the period commencing on the second day of the month preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs; and for each Distribution Date and Mortgage Loan No. PW-3825, the period commencing on the sixth day of the month preceding the month in which such Distribution Date occurs and ending on the fifth day of the month in which such Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Due Period is not a Business Day, any payments received with respect to the Mortgage Loans relating to such Due Period on the Business Day immediately following such day shall be deemed to have been received during such Due Period and not during any other Due Period. For the avoidance of doubt, any reference to a Due Period for any Mortgage Loan or Mortgage Loans shall refer to the related Due Period for each such Mortgage Loan.

         "EDGAR": The Electronic Data Gathering and Retrieval System of the Commission.

         "Eligible Account": Either (i) an account or accounts maintained with a federal- or state-chartered depository institution or trust company (including the Trustee) the long-term unsecured debt obligations of which are rated at least "AA-" by Fitch IBCA, if rated by Fitch IBCA (or, if not rated by Fitch IBCA, then having the equivalent ratings from S&P and Moody's), and "Aa3" by Moody's, if the deposits are to be held in such account for more than 30 days or the short-term debt obligations of which have a short-term rating of not less than "P-1" by Moody's and "F-1+" from Fitch IBCA, if rated by Fitch IBCA (or, if not rated by Fitch IBCA, then rated "A-1" by S&P), if the deposits are to be held in such account for 30 days or less, or such other account or accounts with respect to which each of the Rating Agencies shall have confirmed in writing that that the then current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified, downgraded or withdrawn by reason thereof or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal- or state-chartered depository institution or trust company (including the Trustee) that, in either case, has a combined capital and surplus of at least $50,000,000 and has corporate trust powers, acting in its fiduciary capacity, provided that any state-chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. ss.9.10(b) or such other account or accounts with respect to which each of the Rating Agencies shall have confirmed in writing that the then current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified, downgraded or withdrawn by reason thereof. Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

         "Eligible Investor": Either (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) an Institutional Accredited Investor.

         "Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, (i) Chapter 5 of the FNMA Multifamily Guide or any successor provisions covering the same subject matter, in the case of Specially Serviced Mortgage Loans as to which the related Mortgaged Property is a multifamily property or (ii) the American Society for Testing and Materials in the case of Specially Serviced Mortgage Loans as to which the related Mortgaged Property is a non-multifamily property.

         "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Prohibited Holder": As defined in Section 5.02(d)(i)(A).

         "Escrow Payment": Any payment received by the Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

         "Event of Default": One or more of the events described in Section 7.01(a).

         "Excess Fixed Yield": With respect to each Mortgage Loan (other than the Mortgage Loans identified as ML-146, ML-147 and ML-148), the fee payable to the recipient of the Excess Fixed Yield pursuant to Section 3.11(e), as reduced by the amounts required to be used to cover Prepayment Interest Shortfalls. The Excess Fixed Yield shall be a contract right and shall not constitute an interest in either the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder. Unless otherwise stated herein, the Excess Fixed Yield shall be treated in a manner identical to, and shall be pari passu with, the Servicing Fee.

         "Excess Fixed Yield Rate": With respect to any Distribution Date and each Mortgage Loan (other than the Mortgage Loans identified as ML-146, ML-147 and ML-148), an amount equal to 0.035% per annum computed on the basis of the Stated Principal Balance of such Mortgage Loan as of the immediately preceding Distribution Date (in each case, after giving effect to the distribution of principal and interest on such prior Distribution Date) and on the basis of a year assumed to consist of 360 days and twelve 30-day months. Unless otherwise stated herein, the Excess Fixed Yield Rate shall be treated in a manner identical to, and shall be pari passu with, the Servicing Fee Rate.

         "Excess Interest": With respect to each ARD Loan, interest accrued on such ARD Loan allocable to the Excess Rate, including all interest accrued thereon.

         "Excess Interest Distribution Account": The trust account created and maintained by the Trustee pursuant to Section 3.04(d) on behalf of the Certificateholders, which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for the registered Holders of PaineWebber Mortgage Acceptance Corporation V Commercial Pass-Through Certificates, Series 1999-C1, Excess Interest Distribution Account" and which must be an Eligible Account. The Excess Interest Distribution Account shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

         "Excess Rate": With respect to each of the ARD Loans, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, as set forth in the Mortgage Loan Schedule.

         "Exchange Act": The Securities Exchange Act of 1934, as amended from time to time.

         "Exchange Act Report": A Current Report on Form 8-K or an Annual Report on Form 10-K respecting the Trust Fund and/or the Certificates, and containing as exhibits the monthly Distribution Date Statement and the CSSA Standard Information Package and in each case under cover of the related form required by the Exchange Act.

         "F-I Component": One of the six components comprising the Class X Certificates, representing a "specified portion" (within the meaning of Treasury Regulations Section 1.860G-(1)(a)(2)(i)(C)) of the interest payments on the Class LF Uncertificated Interest, the Class LG Uncertificated Interest, the Class LH Uncertificated Interest and the Class LI Uncertificated Interest.

         "F-I Component Interest Accrual Amount": With respect to each Distribution Date, an amount equal to interest accrued during the related Interest Accrual Period at the F-I

Component Pass-Through Rate on the F-I Notional Amount outstanding immediately prior to such Distribution Date.

         "F-I Component Pass-Through Rate": With respect to any Distribution Date, the excess, if any, of (i) the Weighted Average Net Mortgage Rate over
(ii) the weighted average of (w) the Class F Pass-Through Rate, (x) the Class G Pass-Through Rate, (y) the Class H Pass-Through Rate and (z) the Class I Pass-Through Rate, weighted on the basis of the respective Certificate Balances of such Classes immediately prior to such Distribution Date.

         "F-I Notional Amount": With respect to any date of determination, an amount equal to the (i) the Lower-Tier Principal Amount of the Class LF Uncertificated Interest, (ii) the Lower-Tier Principal Amount of the Class LG Uncertificated Interest, (iii) the Lower-Tier Principal Amount of the Class LH Uncertificated Interest and (iv) the Lower-Tier Principal Amount of the Class LI Uncertificated Interest, in each case as of the preceding Distribution Date (after giving effect to the distribution of principal and allocation of Collateral Support Deficit on such preceding Distribution Date), or the Cut-off Date in the case of the first Distribution Date.

         "FDIC": Federal Deposit Insurance Corporation or any successor thereto.

         "FHLMC": Federal Home Loan Mortgage Corporation or any successor thereto.

         "Final Recovery Determination": A determination by the Special Servicer with respect to any Defaulted Mortgage Loan or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased by a Mortgage Loan Seller pursuant to Section 3.3 of the related Mortgage Loan Purchase and Sale Agreement, by the Servicer or the Special Servicer pursuant to
Section 3.18(b), or by the Servicer, the Special Servicer or the Holders of the Class LR Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the Special Servicer's judgment, exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable.

         "Financial Market Publishers": Bloomberg, L.P., Charter Research Corporation and Trepp Financial Group and any of their respective successors and assigns.

         "Fiscal Agent": ABN AMRO Bank N.V., a Netherlands banking corporation and its successors and assigns.

         "Fitch IBCA": Fitch IBCA, Inc. and any successor thereto.

         "FNMA": Federal National Mortgage Association or any successor thereto.

         "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

         "IDOT Guarantor": The guarantor under an IDOT Guaranty which is also the mortgagor under the related indemnity deed of trust.

         "IDOT Guaranty": With respect to each IDOT Loan, a guaranty of the borrower's obligations under the IDOT Loan made by an affiliate of the related borrower and secured by an "indemnity deed of trust" on one or more properties in Maryland owned by such guarantor.

         "IDOT Loan": Each Mortgage Loan backed by an IDOT Guaranty, as identified on Schedule 5 attached hereto.

         "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder and any and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder or any Affiliate thereof and
(iii) is not connected with the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, the Servicer or the Special Servicer or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor, the Servicer, the Special Servicer or any Affiliate thereof, as the case may be.

         "Independent Appraiser": An MAI appraiser that is Independent.

         "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust within the meaning of section 856(d)(3) of the Code if the Trust were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the Servicer or the Trust Fund, delivered to the Trustee and the Servicer), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm's length, all within the meaning of Treasury Regulation Section 1.856-4(b)(5) (except that the Servicer or the Special Servicer shall not be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel has been delivered to the Trustee to that effect, at the expense of the Person desiring such opinion to establish that such Person is Independent) or (ii) any other Person (including the Servicer and the Special Servicer) upon receipt by the Trustee and the Servicer of an Opinion of Counsel, which shall be at no expense to the Trustee, the Servicer or the Trust Fund, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

         "Initial Purchasers": PaineWebber Incorporated and Merrill Lynch, Pierce, Fenner and Smith Incorporated.

         "Institutional Accredited Investor": As defined in Section 5.02(b).

         "Insurance Policy": With respect to any Mortgage Loan, any fire and hazard insurance policy with extended coverage, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

         "Insurance and Condemnation Proceeds": All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor, in either case, in accordance with the Servicing Standard.

         "Insured Event": As defined in Section 3.07(f).

         "Interest Accrual Period": With respect to any Class of Regular Certificates or Uncertificated Lower-Tier Interests and any Distribution Date, the period beginning on the first day of the calendar month preceding the calendar month in which the related Distribution Date occurs and ending on the last day of the calendar month preceding the calendar month in which such Distribution Date occurs.

         "Interest Distribution Amount": With respect to any Class of Regular Certificates for any Distribution Date, an amount equal to the sum of the Distributable Certificate Interest and the Class Unpaid Interest Shortfall with respect to such Class of Regular Certificates for such Distribution Date.

         "Interest Reserve Account": The trust account created and maintained by the Trustee pursuant to Section 3.25 on behalf of the Certificateholders, into which the amounts set forth in Section 3.25 shall be deposited directly, and which must be an Eligible Account.

         "Interest Reserve Loans": The Mortgage Loans identified as such on
Schedule 4.

         "Interested Person": The Depositor, the Servicer, the Special Servicer, the Directing Certificateholder, any Independent Contractor engaged by the Special Servicer, any Holder of a Certificate or any Affiliate of any such Person.

         "Investment Account": As defined in Section 3.06(a).

         "Investment Representation Letter": As defined in Section 5.02(b).

         "Issue Price": With respect to each Class of Certificates, the "issue price" as defined in the REMIC Provisions.

         "Late Collections": With respect to any Mortgage Loan, all amounts received thereon during any Due Period for such Mortgage Loan, whether as Monthly Payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Due Period and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property during any Due Period, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan (without regard to any acceleration of amounts due under the predecessor Mortgage Loan by reason of default) on a Due Date in a previous Due Period and not previously recovered. The term "Late Collections" shall specifically exclude Penalty Charges.

         "Lease Enhancement Insurer": Each of Chubb Custom Insurance Company and Lexington Insurance Company, together with any assignee, successor or subsequent insurer.

         "Lease Enhancement Policy": With respect to any CTL Loans, any non-cancellable insurance policy issued by the Lease Enhancement Insurer to cover certain lease termination and rent abatement (with respect to losses arising out of a condemnation) events arising out of a casualty to, or condemnation of, the related Mortgaged Property.

         "Lease Enhancement Policy Exposure": As defined in Section 3.26(a)(i).

         "Lease Enhancement Policy Termination Event": As defined in Section 3.07(f).

         "Liquidation Event": With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased by a Mortgage Loan Seller pursuant to Section 3.3 of the related Mortgage Loan Purchase and Sale Agreement; (iv) such Mortgage Loan is purchased by the Servicer or the Special Servicer pursuant to Section 3.18(b); or (v) such Mortgage Loan is purchased by the Servicer, the Special Servicer or the Holders of the Class LR Certificates pursuant to Section 9.01. With respect to any REO Property (and the related REO Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property or (ii) such REO Property is purchased by the Servicer, the Special Servicer or the Holders of the Class LR Certificates pursuant to Section 9.01.

         "Liquidation Fee": A fee payable to the Special Servicer with respect to each Specially Serviced Mortgage Loan with respect to which the Special Servicer receives a full or discounted payoff from the related Mortgagor or any Liquidation Proceeds with respect thereto, equal to the product of the Liquidation Fee Rate and the proceeds of such full or discounted payoff or the Liquidation Proceeds (net of the costs and expenses associated with the related liquidation) related to such liquidated Specially Serviced Mortgage Loan, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to clauses (iii)-(v) of the definition of Liquidation Proceeds.

         "Liquidation Fee Rate": A rate equal to 1.00%.

         "Liquidation Proceeds": Cash amounts (other than Insurance and Condemnation Proceeds and REO Revenues) received by or paid to the Servicer or Special Servicer in connection with: (i) the full or partial liquidation of a Mortgage Loan, Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor; (iii) the purchase of a Defaulted Mortgage Loan by the Servicer or the Special Servicer pursuant to Section 3.18(b) or any other sale thereof pursuant to Section

3.18(c); (iv) the repurchase of a Mortgage Loan by a Mortgage Loan Seller pursuant to Section 3.3 of the related Mortgage Loan Purchase and Sale Agreement; or (v) the purchase of a Mortgage Loan or REO Property by the Special Servicer or the Holders of the Class LR Certificates pursuant to Section 9.01.

         "List of Approved Servicers": Any list of approved Servicers and Special Servicers published by either Rating Agency.

         "Loan Documents": With respect to each Mortgage Loan, the related Mortgage, Mortgage Note, all other documents in the related Mortgage File and any related agreements.

         "Loan-to-Value Ratio": With respect to any Mortgage Loan, as of any date of determination, the fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan at the time of determination (assuming no defaults on or Principal Prepayments of the Mortgage Loans), and the denominator of which is the Original Value of the related Mortgaged Property.

         "Lower-Tier Distribution Account": The segregated account or accounts (or sub-account) created and maintained by the Trustee pursuant to Section 3.04(c) in trust for the Certificateholders, which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for the registered Holders of PaineWebber Mortgage Acceptance Corporation V Commercial Mortgage Pass-Through Certificates, Series 1999-C1, Lower-Tier Distribution Account." Any such account or accounts (or sub-account) shall be an Eligible Account.

         "Lower-Tier Distribution Amount": As defined in Section 4.01(b).

         "Lower-Tier Principal Amount": With respect to any Class of Uncertificated Lower-Tier Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(d)).

         "Lower-Tier REMIC": One of two separate REMICs comprising the Trust Fund, the assets of which consist of the Mortgage Loans, any REO Property with respect thereto, such amounts as shall from time to time be held in the Certificate Account, the REO Account, if any, and the Lower-Tier Distribution Account, and all other property included in the Trust Fund that is not in the Upper-Tier REMIC.

         "MAI": Member of the Appraisal Institute.

         "Maturity Date": With respect to any Mortgage Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note or Mortgage Notes, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan by reason of default thereunder, (ii) any grace period permitted by the related Mortgage Note or Mortgage Notes, or (iii) any modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Servicer or the Special Servicer pursuant to Section 3.20 occurring prior to such date of determination.

         "Merrill Lynch Mortgage Capital": Merrill Lynch Mortgage Capital Inc., a Delaware corporation, and its successors and assigns.

         "Merrill Lynch Mortgage Loans": Mortgage Loans purchased by the Depositor from Merrill Lynch Mortgage Capital pursuant to the ML Mortgage Loan Purchase and Sale Agreement.

         "ML Mortgage Loan Purchase and Sale Agreement": The mortgage loan purchase and sale agreement dated as of the Cut-off Date between the Depositor and Merrill Lynch Mortgage Capital, pursuant to which Merrill Lynch Mortgage Capital transfers to the Depositor all of its right, title and interest in and to the Merrill Lynch Mortgage Loans.

         "Monthly Payment": With respect to any Mortgage Loan, the scheduled monthly payment of principal and/or interest on such Mortgage Loan, including any Balloon Payment, which is payable by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan by reason of default thereunder or any modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Servicer or the Special Servicer pursuant to Section 3.20.

         "Moody's": Moody's Investors Service, Inc. and its successors and assigns.

         "Mortgage": With respect to any Mortgage Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note and creating a lien on the fee or leasehold interest in the related Mortgaged Property. It is understood that the term "Mortgage" includes the "indemnity deed of trust" securing each IDOT Guaranty.

         "Mortgage Deferred Interest": With respect to any Mortgage Loan as of any Due Date that has been modified to reduce the rate at which interest is paid currently below the rate at which interest accrues on such Mortgage Loan, the excess, if any, of (a) interest accrued on the Stated Principal Balance thereof during the one-month interest accrual period set forth in the related Mortgage Note at the related rate of accrual over (b) the interest portion of the related Monthly Payment, as so modified or reduced, or, if applicable, the Assumed Scheduled Payment due on such Due Date.

         "Mortgage File": With respect to any Mortgage Loan, but subject to
Section 2.01, collectively the following documents:

              (i) each original Mortgage Note (including, in the case of each IDOT Loan, the note originally made by the borrower in favor of the related originator and the note made by the IDOT Guarantor under the related IDOT Guaranty in favor of the borrower under such IDOT Loan), bearing, or accompanied by, all prior and intervening endorsements or assignments showing a complete chain of endorsement or assignment from the originator of the Mortgage Loan to a Mortgage Loan Seller, and further endorsed (at the direction of the Depositor given pursuant to the applicable Mortgage Loan Purchase and Sale Agreement), on its face or by allonge attached thereto, without recourse, to the order of the Trustee in the following form: "Pay to the order of LaSalle Bank National Association, as trustee for the registered Holders of PaineWebber Mortgage Acceptance Corporation V Commercial Mortgage Pass-Through Certificates,

         Series 1999-C1, without recourse, representation or warranty, express or implied" or in blank;

              (ii) the original Mortgage (or a certified copy thereof from the applicable recording office) and originals (or certified copies from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the applicable Mortgage Loan Seller, in each case with evidence of recording indicated thereon;

              (iii) an original assignment of the Mortgage, in recordable form, to "LaSalle Bank National Association, as trustee for the registered Holders of PaineWebber Mortgage Acceptance Corporation V Commercial Mortgage Pass-Through Certificates, Series 1999-C1" or in blank;

              (iv) an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the applicable Mortgage Loan Seller, in each case with evidence of recording thereon;

              (v) an original assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage), in recordable form, executed by the applicable Mortgage Loan Seller to "LaSalle Bank National Association, as Trustee for the benefit of Certificateholders of PaineWebber Commercial Mortgage Pass-Through Certificates, Series 1999-C1" or in blank;

              (vi) an original or copy of any related Security Agreement (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan (if different than the applicable Mortgage Loan Seller) to the applicable Mortgage Loan Seller, in each case with evidence of recording thereon;

              (vii) an original assignment of any related Security Agreement (if such item is a document separate from the Mortgage), in recordable form, executed by the applicable Mortgage Loan Seller to "LaSalle Bank National Association, as Trustee for the benefit of Certificateholders of PaineWebber Commercial Mortgage Pass-Through Certificates, Series 1999-C1" or in blank;

              (viii) originals or copies of all consolidation, assumption, modification, written assurance and substitution agreements, with evidence of recording thereon, where appropriate, in those instances where the terms or provisions of the Mortgage, Mortgage Note or any related security document have been consolidated or modified or the Mortgage Loan has been assumed;

              (ix) the original lender's title insurance policy or a copy thereof effective as of the date of the recordation of the Mortgage Loan, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgagor's fee interest in the Mortgaged Property, or if the policy has not yet been issued, an original or copy of a written commitment, interim binder or the pro forma title insurance policy, dated as of the date on which the related Mortgage Loan was funded;

              (x) the original or a copy of any guaranty (other than the IDOT Guaranty) of the obligations of the Mortgagor under the Mortgage Loan;

              (xi) all UCC Financing Statements and continuation statements or copies thereof sufficient to perfect (and maintain the perfection of) the security interest held by the originator of the Mortgage Loan (and each assignee prior to the Trustee) in and to the personality of the Mortgagor at the Mortgaged Property (in each case with evidence of filing thereon), and to transfer such security interest to the Trustee;

              (xii) the original power of attorney or a copy thereof (with evidence of recording thereon) granted by the Mortgagor if the Mortgage, any Mortgage Note or other document or instrument referred to above was not signed by the Mortgagor;

              (xiii) with respect to any Mortgage Loan with Additional Debt that is subordinate to such Mortgage Loan, as indicated on Schedule 1, a subordination agreement, pursuant to which such Additional Debt is subordinated to such Mortgage Loan; and

              (xiv) a survey of the related Mortgaged Property;

              (xv) in the case of an IDOT Loan, an original of the related IDOT Guaranty;

              (xvi) in the case of a CTL Loan, the original Residual Value Policy and/or Lease Enhancement Policy, if any, endorsed to the Trustee;

              (xvii) the original or copy of any related cash management agreements and lockbox agreements, if any;

              (xviii) the original or copy of any related environmental reports;

              (xix) the original or copy of any related Sub-Servicing Agreement, if any;

              (xx) the original or copy of any related ground leases; and

              (xxi) any additional documents required to be added to the Mortgage File pursuant to this Agreement;

provided, however, that whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee, or a Custodian appointed thereby, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

         "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund. It is understood that the term "Mortgage Loan" includes each IDOT Loan and each IDOT Guaranty. References to "Mortgage Loan" shall be deemed to include references to REO Loans, to the extent applicable.

         "Mortgage Loan Purchase and Sale Agreement": each of the ML Mortgage Loan Purchase and Sale Agreement and PW Mortgage Loan Purchase and Sale Agreement, together "Mortgage Loan Purchase and Sale Agreements."

         "Mortgage Loan Schedule": The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, which list sets forth the following information with respect to each Mortgage Loan:

              (i) the loan I.D. number (as specified in Annex A to the Prospectus);

              (ii) (a) the name and (b) type of the related Mortgaged Property;

              (iii) the name of the originator of the Mortgage Loan;

              (iv) the street address (including city, state and zip code) of the related Mortgaged Property;

              (v) the Mortgage Rate in effect at origination and whether or not such Mortgage Rate is a fixed rate or a floating rate;

              (vi) the Net Mortgage Rate in effect at the Cut-off Date;

              (vii) the original principal balance;

              (viii) the Cut-off Date Principal Balance;

              (ix) the Maturity Date principal balance based on information contained in such Mortgage;

              (x) the (a) original term to stated maturity, (b) remaining term to stated maturity and (c) Maturity Date;

              (xi) the Anticipated Repayment Date, and the Revised Rate, if applicable;

              (xii) the original amortization term;

              (xiii) the first Due Date;

              (xiv) the amount of the Monthly Payment due on the first Due Date following the related Cut-off Date;

              (xv) the Original Value of the related Mortgaged Property;

              (xvi) the Loan-to-Value Ratio at the Cut-off Date;

              (xvii) the Underwritten Debt Service Coverage Ratio;

              (xviii) the applicable Servicing Fee Rate and the Excess Fixed Yield Rate;

              (xix) whether the Mortgage Loan is an Actual/360 Mortgage Loan;

              (xx) whether the Mortgage Loan is a 30/360 Mortgage Loan;

              (xxi) whether the Mortgage Loan may be defeased;

              (xxii) whether the Mortgage Loan is an IDOT Loan;

              (xxiii) whether the Mortgage Loan is a CTL Loan, and if so whether the Mortgage Loan has the benefit of a Residual Value Policy and/or a Lease Enhancement Policy; and

              (xxiv) a brief description of provisions governing prepayment penalties, Prepayment Premiums, Yield Maintenance Charges and related lockout periods.

         "Mortgage Loan Seller": Each of Merrill Lynch Mortgage Capital and PaineWebber Real Estate Securities, together the "Mortgage Loan Sellers."

         "Mortgage Note": The original executed note evidencing all or a portion of the indebtedness of a Mortgagor under a Mortgage Loan, together with any rider, addendum or amendment thereto. With respect to an IDOT Loan the Mortgage Note will be deemed to consist collectively of (i) the note executed by the borrower evidencing its indebtedness under the related IDOT Loan and (ii) the note executed by the IDOT Guarantor evidencing its indebtedness to the related borrower in an amount equal to the indebtedness of the borrower under the IDOT Loan.

         "Mortgage Rate": With respect to: (i) any Mortgage Loan on or prior to its Maturity Date, the annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan in accordance with the related Mortgage Note as of the Cut-off Date and applicable law, exclusive of the Excess Rate; (ii) any Mortgage Loan after its Maturity Date, the annualized rate described in clause (i) above determined without regard to the passage of such Maturity Date; provided, however, for purposes of the preceding clause (i) and (ii) that if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, solely for purposes of calculating the Class X Pass-Through Rate, the A-1 Component Pass-Through Rate, the A-2 Component Pass-Through Rate, the B Component Pass-Through Rate, the C Component Pass-Through Rate, the D-E Component Pass-Through Rate, the F-I Component Pass-Through Rate and the limit on the Pass-Through Rate of each other Class of Regular Certificates contained in the proviso to their respective definition of the Pass-Through Rate (other than the Class A and Class X Certificates), the Mortgage Rate of such Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued (exclusive of Default Interest or Excess Interest or any modifications to the interest rate of such Mortgage Loan after the Cut-off
Date) in respect of such Mortgage Loan during such one-month period at the related Mortgage Rate; further provided, that, with respect to each Interest Reserve Loan, the Mortgage Rate for the one month period (A) preceding the

Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year, and (B) preceding the Due Date in March in any year, will be the per annum rate stated in the related Mortgage Note or Mortgage Notes as of the Cut-off Date.

         "Mortgaged Property": The real property subject to the lien of a Mortgage.

         "Mortgagor": The obligor or obligors on a Mortgage Note, including without limitation any IDOT Guarantor and any other Person that owns or has acquired the related Mortgaged Property and/or assumed the obligations of the original obligor under the Mortgage Note.

         "Net Investment Earnings": With respect to either the Certificate Account, the Interest Reserve Account or any REO Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust Fund held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

         "Net Investment Loss": With respect to either the Certificate Account, the Interest Reserve Account or any REO Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust Fund held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.

         "Net Mortgage Rate": With respect to any Mortgage Loan or REO Loan, as of any date of determination, a rate per annum equal to the related Mortgage Rate minus the sum of (i) the related Servicing Fee Rate and (ii) the Excess Fixed Yield Rate.

         "Net Operating Income": With respect to any Mortgaged Property, for any Mortgagor's fiscal year end, the total operating revenues derived from such Mortgaged Property during such period, minus (i) the total operating expenses incurred in respect of such Mortgaged Property during such period and (ii) capital expenditures for annual estimated replacement reserves, tenant improvements and leasing commissions, in each case excluding certain non-operating expenses such as depreciation, amortization, partnership distributions and financing fees.

         "New Lease": Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

         "Non-Public Certificate": Unless and until registered under the Securities Act, any Class E, Class F, Class G, Class H, Class I, Class R or Class LR Certificate.

         "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance.

         "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the judgment of the Servicer, the Trustee or the Fiscal Agent, as applicable, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan, taking into account any Lease Enhancement Policy Exposure or Residual Value Policy Exposure as determined by the Servicer (and if provided by the Servicer to the Trustee and the Fiscal Agent, in the case of an Advance made by the Trustee or Fiscal Agent). The determination by the Servicer, the Trustee or the Fiscal Agent, as applicable, that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered to the Trustee and the Depositor, in the case of the Servicer or the Fiscal Agent, and to the Depositor, in the case of the Trustee. The Officer's Certificate shall set forth such determination of nonrecoverability and the considerations of the Servicer, the Trustee or Fiscal Agent, as applicable, forming the basis of such determination (which shall include but shall not be limited to information, to the extent available, such as related income and expense statements, rent rolls, occupancy status and property inspections, and shall include an Appraisal of the related Mortgage Loan or Mortgaged Property done within the last twelve months, the cost of which Appraisal shall be advanced by the Servicer or the Trustee or Fiscal Agent, as applicable, as a Servicing Advance). The Trustee and the Fiscal Agent shall each be entitled to conclusively rely on the Servicer's determination that a P&I Advance is nonrecoverable and the Fiscal Agent shall be entitled to conclusively rely on the Servicer's and/or Trustee's determination that a P&I Advance is nonrecoverable.

         "Nonrecoverable Servicing Advance": Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property which, in the judgment of the Servicer, the Trustee or the Fiscal Agent, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest at the Reimbursement Rate thereon, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Property. The determination by the Servicer, the Trustee or the Fiscal Agent, as the case may be, that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officer's Certificate delivered to the Trustee, the Depositor and the Fiscal Agent, in the case of the Servicer, and to the Depositor and the Fiscal Agent, in the case of the Trustee. The Officer's Certificate shall set forth such determination of nonrecoverability and the considerations of the Servicer, the Trustee or the Fiscal Agent, as applicable, forming the basis of such determination (which shall include but shall not be limited to information, to the extent available, such as related income and expense statements, rent rolls, occupancy status and property inspections, and shall include an Appraisal of the related Mortgage Loan or Mortgaged Property, the cost of which Appraisal shall be advanced by the Servicer or the Trustee or Fiscal Agent, as applicable, as a Servicing Advance). The Trustee will be entitled to conclusively rely on the Servicer's determination that a Servicing Advance is nonrecoverable and the Fiscal Agent shall be entitled to conclusively rely on the Servicer's and/or the Trustee's determination that a Servicing Advance is nonrecoverable.

         "Non-U.S. Person": Any person other than a U.S. Person, unless, with respect to the Transfer of a Residual Certificate, (i) such person holds such Residual Certificate in connection with the conduct of a trade or business within the United States and furnishes the Transferor and the Certificate Registrar with an effective Internal Revenue Service Form 4224 or (ii) the Transferee delivers to both the Transferor and the Certificate Registrar an opinion of a tax counsel reasonably acceptable to the Depositor and the Certificate Registrar to the effect that such Transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Residual Certificate will not be disregarded for federal income tax purposes.

         "Notional Amount": The A-1 Notional Amount, the A-2 Notional Amount, the B Notional Amount, the C Notional Amount, the D-E Notional Amount or the F-I Notional Amount, as the case may be.

         "NRSRO": A nationally recognized statistical rating organization.

         "Offered Certificates": The Class A, Class B, Class C, Class D and Class X Certificates.

         "Officer's Certificate": A certificate signed by a Servicing Officer of the Servicer or the Special Servicer, as the case may be, or a Responsible Officer of the Trustee or the Fiscal Agent, as the case may be.

         "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be salaried counsel for or counsel routinely retained by the Depositor, the Servicer or the Special Servicer, acceptable in form and delivered to the Trustee, except that any opinion of counsel relating to (a) the qualification of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC or the imposition of a tax thereon, (b) compliance with the REMIC Provisions, (c) the resignation of the Servicer, the Special Servicer or the Depositor pursuant to
Section 6.04, (d) the determination of who is an Independent Contractor for purposes of Section 856(d)(3) of the Code, (e) whether REO Property will constitute "foreclosure property" for purposes of Section 860G(a)(8) of the Code, (f) whether an extension of a Mortgage Loan would constitute a "significant modification" within the meaning of Treasury Regulations Section 1.860G-2(b) or (g) whether the liquidation of assets of the Trust constitutes a "qualified liquidation" for purposes of Section 860F(a)(4) of the Code, must be an opinion of counsel who is in fact Independent of the Depositor, the Servicer, the Special Servicer or the Directing Certificateholder, as applicable.

         "Original Certificate Balance": With respect to any Class of Regular Certificates (other than the Class X Certificates), the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

         "Original Lower-Tier Principal Amount": With respect to any Class of Uncertificated Lower-Tier Interest, the initial principal amount thereof as of the Closing Date, in each case as specified herein.

         "Original Notional Amount": With respect to the A-1 Component, the A-2 Component, the B Component, the C Component, the D-E Component or the F-I Component, the respective initial aggregate Notional Amount thereof as of the Closing Date, in each case as specified in footnote (3) in the Preliminary Statement.

         "Original Value": The Appraised Value of a Mortgaged Property based upon the Appraisal conducted in connection with the origination of the related Mortgage Loan.

         "OTS": The Office of Thrift Supervision or any successor thereto.

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

         "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

         "P&I Advance": As to any Mortgage Loan or REO Loan, any advance made by the Servicer, the Trustee or the Fiscal Agent, as applicable, pursuant to
Section 3.26, Section 4.03 or Section 7.05.

         "P&I Advance Determination Date": With respect to any Distribution Date, the second Business Day prior to such Distribution Date.

         "Paine Webber Real Estate Securities": Paine Webber Real Estate Securities Inc., a Delaware corporation, and its successors and assigns.

         "PaineWebber Mortgage Loans": Mortgage Loans purchased by the Depositor from Paine Webber Real Estate Securities pursuant to the PW Mortgage Loan Purchase and Sale Agreement.

         "Pass-Through Rate": Any of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class B Pass-Through Rate, the Class C Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate, the Class G Pass-Through Rate, the Class H Pass-Through Rate, the Class I Pass-Through Rate, the A-1 Component Pass-Through Rate, the A-2 Component Pass-Through Rate, the B Component Pass-Through Rate, the C Component Pass-Through Rate, the D-E Component Pass-Through Rate and the F-I Component Pass-Through Rate.

         "Paying Agent": The paying agent appointed pursuant to Section 5.06.

         "Penalty Charges": With respect to any Mortgage Loan (or successor REO
Loan), any amounts actually collected thereon from the Mortgagor that represent late payment charges or Default Interest, other than a Yield Maintenance Charge, Prepayment Premium or Excess Interest.

         "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Regular Certificate, the percentage interest is equal to the Denomination of such Certificate divided by the Original Certificate Balance or initial Notional Amount, as applicable, of such Class of Certificates as of the Closing Date. With respect to a Residual Certificate, the Percentage Interest is set forth on the face thereof.

         "Permitted Investments": Any one or more of the following obligations or securities, regardless of whether issued by the Depositor, the Servicer, the Special Servicer, the Trustee, the Fiscal Agent or any of their respective Affiliates and having the required ratings, if any, provided for in this definition:

              (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, FNMA, FHLMC or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one year or less after the date of issuance; provided, however, that any obligation of, or guarantee by, FNMA or FHLMC, other than an unsecured senior debt obligation of FNMA or FHLMC, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate, as evidenced in writing by each Rating Agency;

              (ii) time deposits, unsecured certificates of deposit, or bankers' acceptances that mature in 1 year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution or trust company (a) (i) are rated at least "P-1" by Moody's and (ii) "F-1+" by Fitch IBCA (if rated by Fitch IBCA) or would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate, as evidenced in writing by each Rating Agency;

              (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of 1 year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

              (iv) debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one year or less from the date of issuance, which securities have (i) ratings from Fitch IBCA at least equal to "AA-" and from Moody's at least equal to the minimum maturity-base ratings described below or (ii) such other ratings (as confirmed by the applicable Rating Agency in writing) as will not result in a downgrade, qualification or withdrawal of the then-current rating of the Certificates that are currently being rated by such Rating Agency; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

              (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) payable on demand or on a specified date maturing in 1 year or less after the date of issuance thereof and which is rated at least "P-1" by Moody's and "F-1+" by Fitch IBCA;

              (vi) units of investment funds that maintain a constant net asset value, money market funds, rated "Aaa" by Moody's and "AAA" by Fitch IBCA;

              (vii) any other demand, money market or time deposit, obligation, security or investment, (a) with respect to which each Rating Agency shall have confirmed in writing that such investment will not result in a downgrade, qualification or withdrawal of the then-current rating of the Certificates that are currently being rated by such Rating Agency and (b) which qualifies as a "cash flow investment" pursuant to Section 860G(a)(6) of the Code;

provided, however, (a) in each case, the minimum maturity-based ratings by Moody's for investments are: (i) if the investment matures within one month, "A2" or "P-1"; (ii) if the investment matures more than one month later but within three months, "A1" and "P-1"; (iii) if the investment matures more than three months but within six months, "Aa3" and "P-1"; and (iv) if the investment matures more than six months later, "Aa2" and "P-1"; (b) no such instrument shall be a Permitted Investment (i) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (ii) if such instrument may be redeemed at a price below the purchase price; and (c) no amount beneficially owned by either the Upper-Tier REMIC or the Lower-Tier REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC under the Code or result in the imposition of a tax on such Upper-Tier REMIC or Lower-Tier REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

         "Person": Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Plan": As defined in Section 5.02(c).

         "Policy Escrow Account": The trust account created and maintained by the Servicer pursuant to Section 3.26(a) on behalf of the Certificateholders, in which the amounts set forth in Section 3.26(a) shall be deposited directly, and which must be an Eligible Account.

         "Prepayment Assumption": A "constant prepayment rate" of 0% used for determining the accrual of original issue discount, market discount and premium, if any, on the Certificates for federal income tax purposes, assuming that each Mortgage Loan with an Anticipated Repayment Date prepays on such date.

         "Prepayment Interest Shortfall": With respect to any Distribution Date and any Mortgage Loan as to which the related Mortgagor has made a Principal Prepayment during the related Due Period but not on a Due Date, an amount equal to the positive difference, if any, between (a) the interest that would have been payable on such Mortgage Loan at the Net Mortgage Rate on the Due Date following the Principal Prepayment had such principal prepayment not been made and (b) the interest actually paid by the related Mortgagor on such Mortgage Loan during the Due Period in which such Principal Prepayment was made. Such amount will be calculated without taking into account any Prepayment Premiums or Yield Maintenance Charges collected with respect to any Mortgage Loans. Prepayment Interest Shortfalls with respect to each Distribution Date to the extent not offset by (i) the portion of the

Servicing Fee not applied to pay the Trustee Fee or (ii) the Excess Fixed Yield will be allocated to each Class of Certificates pro rata based on such Class' Accrued Certificate Interest (without taking into account the amount of Prepayment Interest Shortfalls allocated to such Class on such Distribution
Date) for such Distribution Date. The aggregate amount of Prepayment Interest Shortfalls with respect to any Distribution Date shall be offset by the Servicer up to an amount equal to the aggregate of (i) the Servicing Fee (net of that portion of the Servicing Fee that represents compensation to the Trustee) to which the Servicer would otherwise be entitled on such Distribution Date and
(ii) the Excess Fixed Yield that would otherwise be distributable pursuant to
Section 4.01(k). The amount of any such Prepayment Interest Shortfall shall be offset by (i) the Servicing Fee (net of that portion of the Servicing Fee that represents compensation to the Trustee) and (ii) the Excess Fixed Yield, pro rata, based upon the respective amounts payable to the Servicer and the owner of such Excess Fixed Yield. Any portion of the Servicing Fee or the Excess Fixed Yield used to cover Prepayment Interest Shortfalls will not be reimbursable to the Servicer (or the owner of such Excess Fixed Yield) and will not be considered to be an Advance.

         "Prepayment Premium": Any premium, penalty or fee (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a Mortgagor in connection with a Principal Prepayment.

         "Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (a) the Scheduled Principal Distribution Amount for such Distribution Date, (b) the Unscheduled Principal Distribution Amount for such Distribution Date and (c) the Principal Shortfall for such Distribution Date.

         "Principal Prepayment": Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

         "Principal Shortfall": For any Distribution Date after the initial Distribution Date, the amount, if any, by which (a) the related Principal Distribution Amount for the preceding Distribution Date, exceeded (b) the aggregate amount distributed in respect of principal on the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class I Certificates for such preceding Distribution Date pursuant to Section 4.01(a) on such preceding Distribution Date. The Principal Shortfall for the initial Distribution Date will be zero.

         "Prospectus": The Prospectus dated March 25, 1999, as supplemented by the Prospectus Supplement dated June 1, 1999 relating to the offering of the Offered Certificates.

         "Purchase Price": With respect to any Mortgage Loan to be purchased by either Mortgage Loan Seller pursuant to the ML Mortgage Loan Purchase and Sale Agreement or the PW Mortgage Loan Purchase and Sale Agreement, as applicable, by the Servicer, the Special Servicer or the Controlling Class Certificateholders pursuant to Section 3.18(b), or by the Servicer, the Special Servicer or the Holders of the Class LR Certificates pursuant to Section 9.01 or to be otherwise sold pursuant to Section 3.18(c), a price equal to:

              (i) the outstanding principal balance of such Mortgage Loan as of the date of purchase; plus

              (ii) all accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate to but not including the Due Date in the Due Period of purchase; plus

              (iii) all related unreimbursed Servicing Advances and accrued and unpaid interest on related Advances at the Reimbursement Rate (except where the Servicer is the purchaser), all related unreimbursed Servicing Advances made by the Trustee or Fiscal Agent and accrued and unpaid interest on related Advances made by the Trustee or Fiscal Agent at the Reimbursement Rate and unpaid Special Servicing Fees allocable to such Mortgage Loan; plus

              (iv) if such Mortgage Loan is being purchased by either Mortgage Loan Seller pursuant to Section 3.3 of the ML Mortgage Loan Purchase and Sale Agreement or the PW Mortgage Loan Purchase and Sale Agreement, as applicable, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Servicer, the Special Servicer, the Depositor and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation.

With respect to any REO Property to be sold pursuant to Section 3.18(c), the amount calculated in accordance with the preceding sentence in respect of the related REO Loan. With respect to any REO Property to be repurchased pursuant to
Section 9.01, the amount calculated in accordance with the first paragraph thereof in respect of the related REO Loan.

         "PW Mortgage Loan Purchase and Sale Agreement": The mortgage loan purchase and sale agreement dated as of the Cut-off Date between the Depositor and Paine Webber Real Estate Securities, pursuant to which Paine Webber Real Estate Securities transfers all of its right, title and interest in and to the PaineWebber Mortgage Loans.

         "Qualified Institutional Buyer": As defined in Section 5.02(b).

         "Qualified Insurer": (i) With respect to any Mortgage Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with a minimum claims paying ability rating of at least "A2" by Moody's and "A" by Fitch IBCA (if then rated by Fitch) and (ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to Section 3.07(c), an insurance company that has a claims paying ability rated no lower than two ratings below the rating assigned to the then highest rated outstanding Certificate, but in no event lower than "Baa3" by Moody's and "A" by Fitch IBCA or, in the case of clauses (i) and (ii), such other rating as each Rating Agency shall have confirmed in writing will not cause such Rating Agency to downgrade, qualify or withdraw the then-current rating assigned to any of the Certificates that are then currently being rated by such Rating Agency.

         "Rated Final Distribution Date": As to each Class of Certificates, June 15, 2032, which is the first Distribution Date after the 36th month following the end of the amortization term for the Mortgage Loan that, as of the Cut-off Date, has the longest remaining amortization term.

         "Rating Agency": Each of Moody's and Fitch IBCA or their respective successors in interest. If neither such rating agency nor any successor remains in existence, "Rating Agency" shall be deemed to refer to such other NRSRO or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Fiscal Agent, the Servicer and the Special Servicer, and specific ratings of Moody's and Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

         "Record Date": With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

         "Registrar Office": As defined in Section 5.02(a).

         "Regular Certificate": Any of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class I and Class X Certificates.

         "Reimbursement Rate": The rate per annum (compounded monthly) applicable to the accrual of interest on Servicing Advances in accordance with
Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the "Prime Rate" published in the "Money Rates" section of the New York edition of "The Wall Street Journal" (or, if such section or publication is no longer available, such other comparable publication as determined by the Trustee in its reasonable discretion) as of each related Determination Date, or, if the "Prime Rate" no longer exists, such other comparable rate (as determined by the Trustee in its reasonable discretion) as of each related Determination Date.

         "Related Certificates" and "Related Uncertificated Lower-Tier Interest": For the following Classes of Uncertificated Lower-Tier Interests, the related Class of Certificates set forth below and for the following Classes of Certificates, the related Class of Uncertificated Lower-Tier Interests set forth below:

                                        Related Uncertificated
         Related Certificate            Lower-Tier Interest
         -------------------            -------------------

         Class A-1 Certificate          Class LA-1 Uncertificated Interest
         Class A-2 Certificate          Class LA-2 Uncertificated Interest
         Class B Certificate            Class LB Uncertificated Interest
         Class C Certificate            Class LC Uncertificated Interest
         Class D Certificate            Class LD Uncertificated Interest
         Class E Certificate            Class LE Uncertificated Interest
         Class F Certificate            Class LF Uncertificated Interest
         Class G Certificate            Class LG Uncertificated Interest
         Class H Certificate            Class LH Uncertificated Interest
         Class I Certificate            Class LI Uncertificated Interest

         "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code (or any successor thereto).

         "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and temporary and final Treasury Regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings promulgated thereunder, as the foregoing may be in effect from time to time.

         "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

         "REO Account": A segregated custodial account or accounts (or subaccounts) created and maintained by the Special Servicer pursuant to Section
3.16 on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "Banc One Mortgage Capital Markets, LLC, as Special Servicer, in trust for registered Holders of PaineWebber Mortgage Acceptance Corporation V Commercial Mortgage Pass-Through Certificates, Series 1999-C1, REO Account." Any such account or accounts shall be an Eligible Account.

         "REO Acquisition": The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

         "REO Disposition": The sale or other disposition of the REO Property pursuant to Section 3.18(d).

         "REO Extension": As defined in Section 3.16(a).

         "REO Loan": The Mortgage Loan deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the related REO Property remains part of the Trust Fund, as providing for Assumed Scheduled Payments on each Due Date therefor, and otherwise as having the same terms and conditions as its predecessor Mortgage Loan, including, without limitation, with respect to the calculation of the Mortgage Rate (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan as of the date of the related REO Acquisition. All amounts due and owing in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of an REO Loan. All amounts payable or reimbursable to the Servicer, the Special Servicer, the Fiscal Agent, the Trustee or the holder of the Excess Fixed Yield, as applicable, in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees, Servicing Fees, Excess Fixed Yield and any unreimbursed Advances, together with any interest accrued and payable to the Servicer, the Fiscal Agent or the Trustee in respect of such Advances in accordance with
Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the Servicer, the Special Servicer, the Trustee or the Fiscal Agent in respect of an REO Loan. Collections in respect of each REO Loan (exclusive of amounts to be applied to the payment of, or to be reimbursed to the Servicer or the Special Servicer for the payment of, the costs of operating, managing and maintaining the related REO Property) shall be treated: first, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate to but not including the Due Date in the Due Period of receipt; second, as a recovery of principal of such REO Loan to the extent of its entire unpaid principal balance; and third, in accordance with the Servicing Standard, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, (i) Yield Maintenance Charges, Prepayment Premiums and Penalty Charges and (ii) Excess Interest and other amounts, in that order.

         "REO Loan Accrual Period": With respect to any REO Loan and any Due Date therefor, the one-month period immediately preceding such Due Date.

         "REO Property": A Mortgaged Property acquired by the Special Servicer on behalf of, and in the name of, the Trustee for the benefit of the Certificateholders through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan.

         "REO Revenues": All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

         "Request for Release": A release signed by a Servicing Officer of the Servicer or the Special Servicer, as applicable, in the form of Exhibit F attached hereto.

         "Residual Certificate": Any Class R Certificate or Class LR Certificate issued, authenticated and delivered hereunder.

         "Residual Value Insurer": Each of R.V.I. America Insurance Company and Financial Structures Limited, together with any assignee, successor or subsequent insurer.

         "Residual Value Policy": Any insurance policy issued by the Residual Value Insurer to insure against any diminution in the value of the related Mortgaged Properties at the maturity of the related Loan as a result of changes in market conditions.

         "Residual Value Policy Exposure": As defined in Section 3.26(a)(i).

         "Residual Value Policy Termination Event": As defined in Section
3.07(f).

         "Responsible Officer": When used with respect to the initial Trustee or Fiscal Agent or Certificate Registrar, any vice president, assistant vice president, corporate trust officer or assistant corporate trust officer in the Asset-Backed Securities Trust Services Group of LaSalle Bank National Association, or ABN AMRO Bank N.V., as the case may be, with direct responsibility for the administration of this Agreement, and with respect to any successor Trustee or Fiscal Agent, any officer in the corporate trust department of the Trustee or Fiscal Agent, as the case may be, or any other officer of the Trustee or Fiscal Agent customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the Trustee or Fiscal Agent because of such officer's knowledge of and familiarity with the particular subject.

         "Revised Rate": With respect to the Mortgage Loans, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan documents.

         "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and assigns.

         "Scheduled Principal Distribution Amount": With respect to any Distribution Date, the aggregate of the principal portions of (a) all Monthly Payments (excluding Balloon Payments) due in respect of the Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to
Section 4.03 in respect of a preceding Distribution Date, prior to the related Due Period, and all Assumed Scheduled Payments for the related Due Period, in each case to the extent either (i) paid by the Mortgagor as of the Business Day preceding the related Servicer Remittance Date (and not previously distributed to Certificateholders) or (ii) advanced by the Servicer, the Trustee or the Fiscal Agent, as applicable, pursuant to Section 4.03 in respect of such Distribution Date, and (b) all Balloon Payments to the extent received during the related Due Period, and to the extent not included in clause
(a) above.

         "Securities Act": The Securities Act of 1933, as amended.

         "Security Agreement": With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

         "Senior Principal Distribution Cross-Over Date": The first Distribution Date as of which the aggregate Certificate Balances of the Subordinate Classes have been reduced to zero as a result of the application of Collateral Support Deficits.

         "Servicer": Banc One Mortgage Capital Markets, LLC, a Delaware limited liability company, and its successor in interest and assigns, or any successor Servicer appointed as herein provided.

         "Servicer Remittance Date": With respect to any Distribution Date, the Business Day preceding such Distribution Date.

         "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03.

         "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including attorneys' fees and expenses and fees of real estate brokers) incurred by the Servicer, the Trustee or the Fiscal Agent, as applicable, in connection with the servicing and administering of (a) a Mortgage Loan in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) an REO Property, including, but not limited to, the cost of (i) compliance with the Servicer's obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged Property, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) - (iv) of the definition of "Liquidation Proceeds,"
(iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property.

         "Servicing Fee": With respect to each Mortgage Loan and REO Loan, the fee payable to the Servicer pursuant to the first paragraph of Section 3.11(a), reduced by the amounts required to be used to cover Prepayment Interest Shortfalls.

         "Servicing Fee Rate": With respect to any Distribution Date and each Mortgage Loan, a rate equal to 0.0735% per annum (or, with respect to the Mortgage Loans numbered ML-146, ML-147 and ML-148, 0.0685% per annum) computed on the basis of the Stated Principal Balance of the related Mortgage Loan as of the immediately preceding Distribution Date (in each case, after giving effect to the distribution of principal of such Mortgage Loan on such prior Distribution Date) and on the basis of a year assumed to consist of 360 days and twelve 30-day months.

         "Servicing Officer": Any officer and/or employee of the Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by the Servicer and the Special Servicer to the Trustee and the Depositor on the Closing Date, as such list may be amended from time to time thereafter.

         "Servicing Standard": As defined in Section 3.01(a).

         "Servicing Transfer Event": With respect to any Mortgage Loan, the occurrence of any of the following events:

              (i) a payment default shall have occurred on such Mortgage Loan at its original maturity date (or, with respect to a Monthly Payment which is a Balloon Payment, as to which the Balloon Payment is over 30 days past due), or, if the maturity date of such Mortgage Loan has been extended, a payment default occurs on such Mortgage Loan at its extended maturity date; or

              (ii) any Monthly Payment (other than a Balloon Payment) is 60 days or more delinquent; or

              (iii) the date upon which the Servicer determines that a payment default has occurred or is imminent and is not likely to be cured by the related Mortgagor within 60 days; or

              (iv) the date upon which a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs being entered against the related Mortgagor; provided, however, that if such decree or order is discharged or stayed within 60 days of being entered, such Mortgage Loan shall not be a Specially Serviced Mortgage Loan (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto); or

              (v) the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

              (vi) the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

              (vii) the date upon which the Servicer or Special Servicer shall have received actual notice of the foreclosure or proposed foreclosure of any other lien on the Mortgaged Property;

              (viii) a default of which the Servicer or Special Servicer has actual notice (other than a failure by such Mortgagor to pay principal or interest) and which in the opinion of the Servicer or Special Servicer materially and adversely affects the interests of the Certificateholders has occurred and remained unremedied for the applicable grace period specified in such Mortgage Loan (or if no grace period is specified, 60 days); or

              (ix) the occurrence of a Residual Value Policy Termination Event or a Lease Enhancement Policy Termination Event.

         "Similar Law":  As defined in Section 5.02 (c).

         "Special Servicer": Banc One Mortgage Capital Markets, LLC, a Delaware limited liability company, or any successor special servicer appointed as herein provided.

         "Special Servicing Fee": With respect to each Specially Serviced Mortgage Loan and REO Loan, the fee payable to the Special Servicer pursuant to the first paragraph of Section 3.11(b).

         "Special Servicing Fee Rate": With respect to each Specially Serviced Mortgage Loan and each REO Loan, 0.25% per annum computed on the basis of the Stated Principal Balance of the related Mortgage Loan and on the basis of a 360-day year with twelve 30-day months.

         "Specially Serviced Mortgage Loan": As defined in Section 3.01(a).

         "Startup Day": The day designated as such in Section 10.01(b).

         "Stated Principal Balance": With respect to any Mortgage Loan, as of any date of determination, an amount equal to (x) the Cut-off Date Principal Balance of such Mortgage Loan, plus (y) any Mortgage Deferred Interest added to the principal balance of such Mortgage Loan on or before the end of the immediately preceding Due Period minus (z) the sum of:

              (i) the principal portion of each Monthly Payment due on such Mortgage Loan after the Cut-off Date, to the extent received from the Mortgagor or advanced by the Servicer and distributed to Certificateholders on or before such date of determination;

              (ii) all Principal Prepayments received with respect to such Mortgage Loan after the Cut-off Date, to the extent distributed to Certificateholders on or before such date of determination;

              (iii) the principal portion of all Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date, to the extent distributed to Certificateholders on or before such date of determination; and

              (iv) any reduction in the outstanding principal balance of such Mortgage Loan resulting from a Deficient Valuation that occurred prior to the end of the Due Period for the most recent Distribution Date.

         With respect to any REO Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

              (i) the principal portion of any P&I Advance made with respect to the predecessor Mortgage Loan on or after the date of the related REO Acquisition, to the extent distributed to Certificateholders on or before such date of determination; and

              (ii) the principal portion of all Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues received with respect to such REO Loan, to the extent distributed to Certificateholders on or before such date of determination.

         A Mortgage Loan or an REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance greater than zero until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders, following which Distribution Date, the Stated Principal Balance of such Mortgage Loan will be zero.

         "Subordinate Certificate": Any Class B, Class C, Class D, Class E, Class F, Class G, Class H or Class I Certificate.

         "Sub-Servicer": Any Person with which the Servicer or the Special Servicer has entered into a Sub-Servicing Agreement.

         "Sub-Servicing Agreement": An agreement or agreements entered into by and between the Servicer and any Approved Sub-Servicer relating to servicing and administration of certain Mortgage Loans as provided in Section 3.22, it being understood that any activities of M. Robert Goldman Company pursuant to its agreement with the Servicer does not constitute a "Sub-Servicing Agreement."

               "Tax Returns": The federal income tax returns on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

         "30/360 Mortgage Loans": The Mortgage Loans indicated as such on
Schedule 7.

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

         "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

         "Transfer Affidavit": As defined in Section 5.02(d)(i)(B).

         "Transferee": Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

         "Transferor": Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

         "Transferor Letter": As defined in Section 5.02(d)(i)(D).

         "Trust": The trust created hereby and to be administered hereunder.

         "Trust Fund": The segregated pool of assets subject hereto, constituting the Trust, consisting of: (i) the Mortgage Loans as from time to time are subject to this Agreement and all payments under and proceeds of such Mortgage Loans received after the Cut-off Date (other than payments of principal and interest due and payable on such Mortgage Loans on or before the Cut-off
Date), together with all documents included in the related Mortgage Files; (ii) such funds or assets as from time to time are deposited in the Certificate Account, the Distribution Accounts, any Servicing Accounts, and, if established, the REO Account; (iii) any REO Property; (iv) the rights of the mortgagee under all Insurance Policies with respect to the Mortgage Loans and (v) the rights of the Depositor under Sections 2, 3.2, 3.3, 3.4, 3.5, 3.6 and 5 of the Mortgage Loan Purchase and Sale Agreement.

         "Trustee": LaSalle Bank National Association, a national banking association, in its capacity as trustee and its successors in interest, or any successor trustee appointed as herein provided.

         "Trustee Exception Report": As defined in Section 2.02(e).

         "Trustee Fee": With respect to each Mortgage Loan and for any Distribution Date, the fee to be paid to the Trustee pursuant to Section 8.05 as compensation for the Trustee's activities under this Agreement. The Trustee Fee shall be paid by the Servicer on each Distribution Date.

         "UCC": The Uniform Commercial Code, as enacted in each applicable state.

         "UCC Financing Statement": A financing statement executed and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

         "Uncertificated Lower-Tier Interests": Any of the Class LA-1, Class LA-2, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH and Class LI Uncertificated Interests.

         "Underwritten Debt Service Coverage Ratio": With respect to any Mortgage Loan, the ratio of (i) Underwritten Net Cash Flow with respect to the related Mortgaged Property to (ii) the aggregate amount of the Monthly Payments due for the 12-month period immediately following the Cut-off Date.

         "Underwritten Net Cash Flow": With respect to any Mortgage Loan other than a CTL Loan, the estimated stabilized annual revenue derived from the use and operation of such Mortgaged Property, less (i) estimated variable annual expenses, including operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising), (ii) fixed expenses (such as insurance and real estate taxes) and (iii) capital expenditures for annual estimated replacement reserves, tenant improvements and leasing commissions, in each case excluding certain non-operating expenses as depreciation, amortization, partnership distributions and financing fees.

         "Underwriters": PaineWebber Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

         "Uninsured Cause": Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07.

         "Unscheduled Principal Distribution Amount": With respect to any Distribution Date, the aggregate of:

         (a) all Principal Prepayments received on the Mortgage Loans during the related Due Period; and

         (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds and, if applicable, REO Revenues received with respect to the Mortgage Loans and any REO Loans during the related Due Period, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to Section 4.03 in respect of a preceding Distribution Date.

         "Upper-Tier Distribution Account": The segregated account or accounts (or sub-account) created and maintained by the Trustee pursuant to Section 3.04(c) in trust for the Certificateholders, which shall be entitled LaSalle Bank National Association, as Trustee, in trust for the registered Holders of PaineWebber Mortgage Acceptance Corporation V Commercial Mortgage Pass-Through Certificates, Series 1999-C1, Upper-Tier Distribution Account." Any such account or accounts (or subaccount) shall be an Eligible Account.

         "Upper-Tier REMIC": One of the two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated Lower-Tier Interests and such amounts as shall from time to time be held in the Upper-Tier Distribution Account.

         "U.S. Person": A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust, (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to be treated as U.S. Persons).

         "Voting Rights": The portion of the voting rights of all of the Certificates, which is allocated to any Certificate, subject to the proviso to the definition of "Certificateholder." At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows: (i) 4% in the case of the Class X Certificates, and (ii) in the case of any other Class of Regular Certificates a percentage equal to the product of 96% and a fraction, the numerator of which is equal to the aggregate Certificate Balance of such Class, in each case, determined as of the Distribution Date immediately preceding such time, and the denominator of which is equal to the aggregate Certificate Balance of the Regular Certificates, each determined as of the Distribution Date immediately preceding such time. Neither the Class R Certificates nor the Class LR Certificates will be entitled to any Voting Rights. For purposes of determining Voting Rights, the Certificate Balance of any Class shall be deemed to be reduced by the amount allocated to such Class of any Appraisal Reductions. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests evidenced by their respective Certificates. Under certain circumstances described in the definition of "Certificateholder", Certificates held by the Servicer, the Special Servicer, the Depositor or any Affiliates thereof may not be counted in determining Voting Rights.

         "Weighted Average Net Mortgage Rate": With respect to any date of determination, the weighted average of the Net Mortgage Rates of the Mortgage Loans, weighted on the basis of their respective Stated Principal Balances as of the preceding Distribution Date (after giving effect to the distribution of principal on such Distribution Date), or, in the case of the first Distribution Date, the respective Cut-off Date of such Mortgage Loans.

         "Withheld Amounts": As defined in Section 3.25(b).

         "Workout Fee": The fee paid to the Special Servicer with respect to each Corrected Mortgage Loan.

         "Workout Fee Rate": A fee of 1.00% of each collection of interest and principal, including (i) Monthly Payments, (ii) Balloon Payments and (iii) payments (other than those included in clause (i) or (ii) of this definition), received on each Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan.

         "Yield Maintenance Charge": With respect to any Mortgage Loan, the yield maintenance charge set forth in the related Mortgage Loan documents.

         "Yield Rate": With respect to any Mortgage Loan, the yield rate set forth in the related Mortgage Loan documents prior to any conversion to monthly equivalent yield and applied to determine the amount of any Yield Maintenance Charge with respect to such Mortgage Loan.

         SECTION 1.02. Certain Calculations.

         Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the rights and obligations of the parties hereto, the following provisions shall apply:

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

         (a) All calculations of interest (other than as provided in the Mortgage Loan documents) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

         (b) All Servicing Fees, Special Servicing Fees, Trustee Fees and the Excess Fixed Yield shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

         (c) Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the Servicer, the Special Servicer or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with the Servicing Standard consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

         (d) Any reference to the Certificate Balance of any Class of Certificates on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Certificates on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to
Section 4.01(a), (b) any Collateral Support Deficit allocated to such Class on such Distribution Date pursuant to Section 4.04 and (c) the addition of any Certificate Deferred Interest allocated to such Class and added to such Certificate Balance pursuant to Section 4.06(b).

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

         SECTION 2.01. Conveyance of Mortgage Loans.

         (a) The Depositor, concurrently with the execution and delivery hereof, does hereby assign, transfer and convey to the Trustee, without recourse, in trust for the benefit of the Certificateholders all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule (including each IDOT Loan and each IDOT Guaranty),
(ii) Sections 2, 3.2, 3.3, 3.4, 3.5, 3.6 and 5 of each Mortgage Loan Purchase and Sale Agreement (including each IDOT Loan and each IDOT Guaranty), and (iii) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (other than payments of principal and interest due and payable on the Mortgage Loans on or before the Cut-off Date). The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 11.07, is intended by the parties to constitute a sale. In connection with the assignment to the Trustee of Sections 2, 3.2, 3.3, 3.4, 3.5, 3.6 and 5 of the Mortgage Loan Purchase and Sale Agreements, it is intended that the Trustee get the benefit of Section 5 thereof in connection with any exercise of rights thereunder, and the Depositor shall use its reasonable best efforts to make available to the Trustee the benefits of
Section 5 thereof in connection with such exercise of rights.

         (b) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each

Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase and Sale Agreement, as applicable, to deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee or a Custodian appointed thereby, on or before the Closing Date, the Mortgage File for each Mortgage Loan so assigned. If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any original Mortgage Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed. If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents or instruments referred to in clauses (ii),
(iv), (vi), (viii), (xi) and (xii) of the definition of "Mortgage File," with evidence of filing or recording thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, the delivery requirements of the applicable Mortgage Loan Purchase and Sale Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, provided that a photocopy of such non-delivered document or instrument (certified by such Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder's office, in the case of the documents and/or instruments referred to in clause (ii) of the definition of "Mortgage File," to be a true and complete copy of the original thereof submitted for recording or filing), with evidence of recording or filing thereon, is delivered to the Trustee or such Custodian within 120 days of the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as such Mortgage Loan Seller is, as certified in writing to the Trustee no less often than every 90 days, in good faith attempting to obtain from the appropriate county recorder's office such original or photocopy). If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in the definition of "Mortgage File," with evidence of recording thereon, if applicable, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost, the delivery requirements of the applicable Mortgage Loan Purchase and Sale Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, provided that a photocopy of such non-delivered document or instrument (with evidence of recording thereon and certified in the case of the documents and/or instruments referred to in clause (ii) of the definition of "Mortgage File" by the appropriate county recorder's office to be a true and complete copy of the original thereof submitted for recording) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date, together with an affidavit certifying that the original thereof has been lost or destroyed. Neither the Trustee nor any Custodian shall in any way be liable for any failure by either Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the applicable Mortgage Loan Purchase and Sale Agreement and this Section 2.01(b). With respect to any Mortgage Loan and notwithstanding the foregoing or the definition of "Mortgage File," the Mortgage Loan Sellers may deliver a UCC-3 on or before the Closing Date that does not contain the filing information for the related UCC-1 and/or UCC-2 if such UCC-1 and/or UCC-2 has not been returned to the Mortgage Loan Sellers by the applicable filing office, and the Mortgage Loan Sellers may deliver an assignment referred to in clauses
(iii), (v) or (vii) of the definition of "Mortgage File" that does not contain the recording information for the related

Mortgage, Assignment of Leases or Security Agreement, as applicable, if such Mortgage, Assignment of Leases or Security Agreement has not been returned to the Mortgage Loan Sellers by the applicable recording office. The Mortgage Loan Sellers shall deliver such recording or filing information to the Trustee promptly upon receipt thereof for such Mortgage Loans and the Trustee shall cause such filing or recording information to be inserted into the applicable document.

         (c) Except under the circumstances provided for in the last sentence of this subsection (c), Mortgage Loan Seller, or the Trustee at the related Mortgage Loan Seller's expense, shall, as to each Mortgage Loan sold by it to the Depositor, promptly (and in any event within 30 days of the later of the Closing Date and the Trustee's or Custodian's actual receipt of the related documents) cause to be filed or recorded, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each assignment to the Trustee referred to in clauses (iii), (v) and (vii) of the definition of "Mortgage File" and each UCC-3 to the Trustee referred to in clause (xi) of the definition of "Mortgage File" as indicated in such assignment documents. Each such assignment shall reflect that it should be returned by the public recording office to the Trustee or the Custodian following recording, and each such UCC-3 shall reflect that the file copy thereof should be returned to the Trustee or the Custodian following filing. The Trustee is hereby authorized and empowered to endorse or to complete any such assignments that are delivered in blank to the Trustee in the manner specified for such assignment in the definition of "Mortgage File." Subject to Section 2.01(b), if any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Trustee shall prepare or cause to be prepared a substitute therefor or cure such defect, as the case may be, and shall cause the same to be duly recorded or filed, as appropriate, all at the applicable Mortgage Loan Seller's expense. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee referred to in clause (iii), (v) or (vii) of the definition of "Mortgage File," or to file any UCC-3 to the Trustee referred to in clause (xi) of the definition of "Mortgage File," in those jurisdictions where, in the written opinion of local counsel (which opinion shall not be an expense of the Trust Fund) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee's interest in the related Mortgage Loans against sale, further assignment, satisfaction or discharge by the Mortgage Loan Sellers, the Servicer, the Special Servicer, any Sub-Servicer or the Depositor.

         (d) All documents and records in the Depositor's or the Mortgage Loan Sellers' possession relating to the Mortgage Loans (including financial statements, operating statements and any other information provided by the respective Mortgagor from time to time), or copies thereof, that are not required to be a part of a Mortgage File in accordance with the definition thereof shall be delivered to the Servicer on or before the Closing Date (subject to Section 2.01(b) and shall be held by the Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders.

         (e) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Trustee and the Servicer, on or before the Closing Date, a fully executed original counterpart of each Mortgage Loan Purchase and Sale Agreement, as in full force and effect, without amendment or modification, on the Closing Date.

         (f) The Depositor shall use its reasonable best efforts to require that, promptly after the Closing Date, but in all events within three Business Days after the Closing Date, the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Mortgage Loans in the name of the Mortgage Loan Sellers or any other name to be transferred to the Servicer (or a Sub-Servicer) for deposit into Servicing Accounts.

         SECTION 2.02. Acceptance by Trustee.

         (a) The Trustee, by the execution and delivery of this Agreement, acknowledges the Depositor's assignment to it of its right, title and interest in the assets that constitute the Trust Fund and further acknowledges receipt by it or a Custodian on its behalf (but subject to (i) the provisions of Section
2.01 and (ii) any exceptions noted on the Trustee Exception Report) of the applicable documents specified in clause (i) of the definition of "Mortgage File" with respect to each Mortgage Loan, of a fully executed original counterpart of the Mortgage Loan Purchase and Sale Agreements in good faith and without notice of any adverse claim and declares that it or a Custodian on its behalf holds and will hold such documents and (subject to the further review provided for in this Section 2.02) the other documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files, and that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders.

         (b) Within 60 days of the Closing Date, the Trustee or a Custodian on its behalf shall review each of the Mortgage Loan documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files; and, promptly following such review (but in no event later than 90 days after the Closing Date), the Trustee shall certify in writing to each of the Rating Agencies, the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder (provided it shall have identified itself, and furnished to the Trustee a notice address for the delivery of such certification) and the Mortgage Loan Sellers that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in any exception report annexed thereto as not being covered by such certification), (i) all documents specified in the definition of "Mortgage File," as applicable, are in its possession, (ii) all documents delivered or caused to be delivered by the applicable Mortgage Loan Seller constituting the Mortgage Files have been reviewed by it or by a Custodian on its behalf and appear regular on their face and relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (i), (ii)(a), (iv), (v), (vii) and (x)(c) in the definition of "Mortgage Loan Schedule" is correct.

         (c) The Trustee or a Custodian on its behalf shall review each of the Mortgage Loan documents received thereby subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the Trustee shall certify in writing to each of the Rating Agencies, the Depositor, the Servicer, the Special Servicer and the Mortgage Loan Sellers that, as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any Mortgage Loan as to which a Liquidation Event has occurred or any Mortgage Loan specifically identified in any exception report annexed thereto as not being covered by such certification), (i) all documents specified in the definition of "Mortgage File," as applicable, are in its possession, (ii) all Mortgage Loan documents received by it or any Custodian have been reviewed by it or by such Custodian on its behalf and appear regular on their face and relate to such Mortgage Loan and

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(iii) based on the examinations referred to in subsection (b) above and this subsection (c) and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses
(i), (ii)(a), (iv), (v), (vii) and (x)(c) of the definition of "Mortgage Loan Schedule" is correct.

         (d) It is herein acknowledged that neither the Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in clauses (iv) - (viii), (x) and (xiv) of the definition of "Mortgage File" exist or are required to be delivered by the Depositor, the Mortgage Loan Sellers or any other Person or (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are genuine, enforceable, recordable or appropriate for the represented purpose or that they are other than what they purport to be on their face.

         (e) If, in the process of reviewing the Mortgage Files or at any time thereafter, the Trustee or any Custodian finds any document or documents constituting a part of the Mortgage File not to have been properly executed or, subject to Section 2.01(b), not to have been delivered, to contain information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule or to be defective on its face (each, a "Defect" in the related Mortgage File), the Trustee shall promptly so notify the Depositor, the Servicer, the Special Servicer and the applicable Mortgage Loan Seller (and in no event later than 90 days after the Closing Date and every 90 days thereafter until January 1, 2000, and annually thereafter), by providing a written report ( the "Trustee Exception Report") setting forth with particularity for each affected Mortgage Loan the nature of such Defect.

         SECTION 2.03. Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers' Repurchase of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties.

         (a) The Depositor hereby represents and warrants to the other parties hereto that:

              (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it and is in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

              (ii) Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

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

              (iii) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

              (iv) There is no action, suit or proceeding pending or, to the Depositor's knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement;

              (v) The transfer of the Mortgage Loans to the Trustee as contemplated herein requires no regulatory approval, other than any such approvals as have been obtained, and is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction except for any such approvals that have been received and copies of which have been provided to the Trustee and the Underwriters;

              (vi) The Depositor is the lawful owner of the Mortgage Loans with the full right and authority to sell, assign and transfer the Mortgage Loans to the Trust; and

              (vii) The Depositor is transferring the Mortgage Loans to the Trustee for the benefit of the Certificateholders free and clear of any and all liens, pledges, charges and security interests.

         The representations and warranties of the Depositor set forth in this
Section 2.03(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

         (b) If any Certificateholder, the Servicer, the Special Servicer (in the case of a Specially Serviced Mortgage Loan), the Trustee or the Depositor discovers or receives notice of a Defect in any Mortgage File or a breach of any representation or warranty set forth in, or required to be made with respect to a Mortgage Loan by a Mortgage Loan Seller pursuant to, a Mortgage Loan Purchase and Sale Agreement (a "Breach"), which Defect or

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

Breach, as the case may be, materially and adversely affects the value of any Mortgage Loan or the interests of the Certificateholders therein, such Certificateholder, the Servicer, the Special Servicer, the Depositor or the Trustee, as applicable, shall give prompt written notice of such Defect or Breach, as the case may be, to the Trustee, the Depositor, the Servicer, the Special Servicer, each Rating Agency, and each Mortgage Loan Seller and shall request that the Mortgage Loan Seller responsible for such Defect or Breach, not later than the earlier of 90 days from such Mortgage Loan Seller's receipt of such notice or such Mortgage Loan Seller's discovery of such Breach, (i) cure such Defect or Breach, as the case may be, in all material respects; provided, however, that such Mortgage Loan Seller shall have an additional 90-day period to cure such Defect or Breach if it is diligently proceeding with such cure, and has delivered to the Trustee, the Servicer and each Rating Agency an officer's certificate, together with copies of all related correspondence and communication in the possession of the Mortgage Loan Seller as of the date thereof relating to such Defect or Breach, that describes the status of such diligence reasons that a cure was not effected within the first 90-day cure period and the actions it proposes to take to effect such cure and which states that it anticipates such cure will be effected within the additional 90-day period or (ii) repurchase the affected Mortgage Loan at the applicable Purchase Price or in conformity with the applicable Mortgage Loan Purchase and Sale Agreement. Any Defect or Breach which causes any Mortgage Loan not to be a "qualified mortgage" (within the meaning of Section 860G(a)(3) of the Code) shall be deemed to materially and adversely affect the interest of Certificateholders therein. If the affected Mortgage Loan is to be repurchased, the Trustee shall designate the Distribution Account as the account into which funds in the amount of the Purchase Price are to be deposited by wire transfer.

         (c) In connection with any repurchase of a Mortgage Loan contemplated by this Section 2.03, the Trustee, the Servicer and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of the Trustee, the Servicer and the Special Servicer of a trust receipt executed by such Mortgage Loan Seller, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of such Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned, as the case may be, to the applicable Mortgage Loan Seller in the same manner as provided in Section 3.3 of the Mortgage Loan Purchase and Sale Agreement.

         (d) Section 3.3 of the applicable Mortgage Loan Purchase and Sale Agreement provides the sole remedy available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Defect in the Mortgage File for a Mortgage Loan sold pursuant to that Mortgage Loan Purchase and Sale Agreement or any Breach of any representation or warranty set forth in or required to be made pursuant to Section 3.2 of such Mortgage Loan Purchase and Sale Agreement.

         (e) The Depositor and the Trustee hereby designate the Servicer and the Special Servicer (in the case of Specially Serviced Mortgage Loans), for the benefit of the Certificateholders, to enforce the obligations of the Mortgage Loan Seller under Section 3.3 of the related Mortgage Loan Purchase and Sale Agreements. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in such form, to such extent and at such time as the Servicer or the Special Servicer, as the case may be, would require were it, in its individual capacity, the owner of the affected Mortgage Loan(s). The Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery of costs, expenses or attorneys' fees against the applicable Mortgage Loan Seller ordered or awarded pursuant to an adjudication; second, pursuant to
Section 3.05(a)(vii), out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement

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action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(viii), out of general collections on the Mortgage Loans on deposit in the Certificate Account.

         SECTION 2.04. Execution of Certificates.

         The Trustee hereby acknowledges the assignment to it of the Mortgage Loans and, subject to Sections 2.01 and 2.02, the delivery to it or a Custodian on its behalf of the Mortgage Files and fully executed original counterpart of the Mortgage Loan Purchase and Sale Agreements, together with the assignment to it of all other assets included in the Trust Fund. Concurrently with such assignment and delivery and in exchange therefor, the Trustee acknowledges the issuance of the Uncertificated Lower-Tier Interests to the Depositor and the authentication and delivery of the Class LR Certificates to or upon the order of the Depositor, in exchange for the Mortgage Loans, receipt of which is hereby acknowledged, and immediately thereafter, the Trustee acknowledges that it has executed and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for the Uncertificated Lower-Tier Interests, the Regular Certificates and the Class R Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations evidencing the entire beneficial ownership of the Upper-Tier REMIC.

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

         SECTION 3.01. Servicer to Act as Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans.

         (a) Each of the Servicer and the Special Servicer shall diligently service and administer the Mortgage Loans which it is obligated to service pursuant to this Agreement on behalf of the Trustee for the benefit of the Certificateholders (in each case as determined by the Servicer or the Special Servicer, as the case may be, in its good faith and reasonable business judgment) in accordance with applicable law, the terms of this Agreement and the terms of the respective Mortgage Loans and, to the extent consistent with the foregoing, with the same care, skill, prudence and diligence with which the Servicer or Special Servicer, as the case may be: (1) services and administers similar mortgage loans for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional multifamily and commercial mortgage lenders servicing their own mortgage loans, or (2) services and administers commercial, multifamily, industrial, hotel, nursing home, congregate care, medical office, credit-tenant lease or manufactured housing community mortgage loans owned by the Servicer or Special Servicer, as the case may be, whichever standard is higher, and with a view to the maximization of timely recovery of principal and interest on a present value basis on the Mortgage Loans or Specially Serviced Mortgage Loans, as applicable, and the best interests of the Trust and the Certificateholders, as determined by the Servicer or Special Servicer, as the case may be, in its reasonable judgment, notwithstanding:

              (i) any relationship that the Servicer or the Special Servicer, as the case may be, or any Affiliate thereof may have with the related Mortgagor or any other party to this Agreement;

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

              (ii) the ownership of any Certificate by the Servicer or the Special Servicer, as the case may be, or any Affiliate thereof;

              (iii) the Servicer's obligation to make Advances;

              (iv) the Servicer's or Special Servicer's, as the case may be, right to receive compensation for its services hereunder or with respect to any particular transaction; and

              (v) owning or managing any other mortgage loans or mortgaged properties for third parties (the foregoing, collectively referred to as the "Servicing Standard").

         Without limiting the foregoing, subject to Section 3.21, the Special Servicer shall be obligated to service and administer (i) any Mortgage Loans as to which a Servicing Transfer Event has occurred and is continuing (the "Specially Serviced Mortgage Loans") and (ii) any REO Properties; provided, however, that the Servicer shall continue to make all calculations, and prepare, or cause to be prepared, all reports to the Certificateholders required hereunder with respect to the Specially Serviced Mortgage Loans as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such incidental services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein; provided, further, however, that the Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Special Servicer to provide sufficient information to the Servicer to comply with such duties. Each Mortgage Loan that becomes a Specially Serviced Mortgage Loan shall continue as such until satisfaction of the conditions specified in Section 3.21(a). Without limiting the foregoing, subject to Section 3.21, the Servicer shall be obligated to service and administer all Mortgage Loans which are not Specially Serviced Mortgage Loans; provided, however, that the Special Servicer shall make the inspections, use its reasonable best efforts consistent with the Servicing Standard to collect the statements and shall prepare the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Mortgage Loans in accordance with Sections 3.12 and 3.21(c).

         (b) Subject only to the Servicing Standard and the terms of this Agreement and of the respective Mortgage Loans the Servicer and the Special Servicer each shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, with respect to each Mortgage Loan it is obligated to service under this Agreement, each of the Servicer and the Special Servicer, in its own name on behalf of and as attorney-in-fact of the Trustee on behalf of the Certificateholders, is hereby authorized and empowered by the Trustee and obligated to execute and deliver, on behalf of the Certificateholders and the Trustee or any of them, any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; subject to Section 3.20, any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File; and any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments. Subject to Section 3.10, the Trustee shall execute any powers of attorney and other documents delivered to it by the Servicer or

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

Special Servicer and necessary or appropriate to enable the Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for and shall be indemnified on a current basis by the Servicer or the Special Servicer as applicable for any negligence with respect to, or misuse of, any such power of attorney by the Servicer or the Special Servicer.

         (c) The relationship of the Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

         SECTION 3.02. Collection of Payments.

         (a) Each of the Servicer and the Special Servicer shall make reasonable best efforts consistent with the Servicing Standard to collect all payments called for under the terms and provisions of the Mortgage Loans it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standard), provided, that with respect to the Mortgage Loans that have Anticipated Repayment Dates, so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the Servicer and Special Servicer (including the Special Servicer and in its capacity as a Certificateholder), shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest or principal in excess of the principal component of the constant Monthly Payment, other than requests for collection, until the Maturity Date of the related Mortgage Loan; provided, further that the Servicer or Special Servicer, as the case may be, may take action to enforce the Trust Fund's right to apply excess cash flow to principal in accordance with the terms of the Loan Documents. Consistent with the foregoing, the Servicer or the Special Servicer each may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan it is obligated to service hereunder.

         (b) All amounts collected on any Mortgage Loan in the form of payments from Mortgagors, Insurance and Condemnation Proceeds or Liquidation Proceeds shall be applied to amounts due and owing under the related Mortgage Note or Mortgage Notes and Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of each related Mortgage Note and the related Mortgage and, in the absence of such express provisions, shall be applied (after reimbursement to the Servicer, the Trustee and/or the Fiscal Agent for any related Advances and interest thereon at the Reimbursement Rate as provided herein):

    first, as a recovery of accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate to but not including the Due Date in the Due Period of receipt;

    second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance; and

    third, in accordance with the Servicing Standard, as a recovery of any other amounts due and owing on such Mortgage Loan, including, without limitation, Yield Maintenance Charges, Prepayment Premiums, Penalty Charges and Excess Interest. Amounts collected on any REO Loan shall be deemed to be applied in accordance with the definition thereof.

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

         (c) To the extent consistent with the terms of the Mortgage Loans and applicable law, the Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the first day of a month to amounts due and owing under the related Mortgage Loan as if such Insurance and Condemnation Proceeds were received on the first day of the calendar month immediately succeeding the month in which such Insurance and Condemnation Proceeds were received.

         SECTION 3.03. Collection of Taxes, Assessments and Similar Items; Servicing Accounts.

         (a) The Servicer shall establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow Payments shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the Mortgage Loan documents. Servicing Accounts shall be Eligible Accounts. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable), repair, remediation, capital improvements, and comparable items for which funds have been escrowed in the Servicing Accounts;
(ii) reimburse the Servicer, the Trustee or the Fiscal Agent for any Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan and as described below or, if not so required, to the Servicer; (v) withdraw amounts deposited in error or (vi) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. As part of its servicing duties, the Servicer shall pay or cause to be paid to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan.

         (b) The Special Servicer, in the case of REO Loans, and the Servicer, in the case of all other Mortgage Loans, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof. The Special Servicer, in the case of REO Loans, and the Servicer, in the case of all other Mortgage Loans, shall obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof by withdrawal from the related escrow account or REO Account, as applicable, and if no such escrow account or REO Account is available, then by the Servicer as Servicing Advances if such amounts would not constitute Nonrecoverable Advances and otherwise from the REO Account prior to the applicable penalty or termination date, employing for such purpose Escrow Payments (which shall be so applied by the Servicer at the written direction of the Special Servicer in the case of Specially Serviced Mortgage Loans) as allowed under the terms of the related Mortgage Loan. The Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the Servicing Standard; provided, however, that in the case of a Specially Serviced Mortgage Loan, the Servicer shall obtain the written direction from the Special Servicer prior to changing the amount of escrow required or making any payments out of the related reserve account. To the extent that a Mortgage Loan does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Special Servicer, in the case of Specially Serviced Mortgage Loans, and the Servicer, in the case of all other Mortgage Loans, shall use reasonable best efforts consistent

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

with the Servicing Standard to require that payments in respect of such items be made by the Mortgagor when and as required by the related Mortgage Loan Documents.

         (c) In accordance with the Servicing Standard and for all Mortgage Loans, the Servicer shall advance with respect to each related Mortgaged Property (including any REO Property) all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent related Escrow Payments collected from the related Mortgagor are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis; provided, however, that the particular Servicing Advance would not, if made, constitute a Nonrecoverable Servicing Advance; provided, further, that with respect to the payment of taxes and assessments, the Servicer shall not be required to make such Servicing Advance until the earlier of five Business Days after the Servicer has received confirmation that such item has not been paid or the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments. The Special Servicer shall give the Servicer, the Trustee and the Fiscal Agent not less than five Business Days' written (facsimile) notice before the date on which the Servicer is requested to make any Servicing Advance with respect to a given Specially Serviced Mortgage Loan or REO Property; provided, however, that only two Business Days' written (facsimile) notice shall be required in respect of Servicing Advances required to be made on an urgent or emergency basis (which may include, without limitation, Servicing Advances required to make tax or insurance payments). In addition, at the time of such notice, the Special Servicer shall provide the Servicer, the Trustee and the Fiscal Agent with such information in its possession as the Servicer, the Trustee or the Fiscal Agent, as applicable, may reasonably request to enable the Servicer, the Trustee or the Fiscal Agent, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Advance. All such advances shall be reimbursable as provided in Section 3.05. Notwithstanding that such costs may ultimately be recovered from the related Mortgagor or otherwise, no costs incurred by the Servicer or the Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Mortgage Loans. The failure by the Servicer to make any required Servicing Advance as and when due (unless such a Servicing Advance would constitute a Nonrecoverable Servicing Advance) shall constitute an Event of Default under Section 7.01(a)(i) and, to the extent the Trustee has actual knowledge that such Servicing Advance is necessary, the Trustee shall make such Servicing Advance pursuant to Section
7.05. If the Trustee fails to make such Servicing Advance, to the extent the Fiscal Agent has knowledge that such Servicing Advance is necessary, the Fiscal Agent shall make such Servicing Advance pursuant to Section 7.05. The making of such Advance by the Fiscal Agent shall cure the Trustee's failure to make such Advance.

         (d) In connection with its recovery of any Advance out of the Certificate Account pursuant to Section 3.05(a), each of the Servicer, the Trustee and the Fiscal Agent, as the case may be, shall be entitled to receive, first out of Default Interest and other Penalty Charges for the related Mortgage Loan and then, out of any amounts then on deposit in the Certificate Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from the date made to, but not including, the date of reimbursement. The Servicer shall reimburse the Fiscal Agent, the Trustee and then itself for any outstanding

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Servicing Advance and any accrued interest thereon as soon as practically possible after funds available for such purpose are deposited in the Certificate Account.

         (e) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan, the Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan, the Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such actions or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the Servicer shall use reasonable best efforts consistent with the Servicing Standard to determine whether the related Mortgagor has failed to perform its obligations under the related Mortgage Loan and report any such failure to the Special Servicer within a reasonable time after the later of January 1, 2000 and the date as of which such actions or remediations are required to be or to have been taken or completed.

         SECTION 3.04. The Certificate Account, the Excess Interest Distribution Account and the Lower-Tier and Upper-Tier Distribution Accounts.

         (a) The Servicer, on behalf of the Trustee, in trust for the benefit of the Certificateholders, shall establish and maintain, or cause to be established and maintained, a Certificate Account into which the Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than the Business Day following receipt of available funds), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans due and payable on or before the Cut-off Date), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

              (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

              (ii) all payments on account of interest on the Mortgage Loans (net of the Servicing Fees and the Excess Fixed Yield), including Penalty Charges, Prepayment Premiums and Yield Maintenance Charges;

              (iii) all Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of any Mortgage Loan or REO Property (other than Liquidation Proceeds that are received in connection with the purchase by the Servicer, the Special Servicer, the Controlling Class Certificateholders, or the Holders of the Class LR Certificates of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01);

              (iv) any amounts required to be transferred from the REO Account pursuant to Section 3.16(c);

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              (v) any amounts required to be deposited by the Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Certificate Account;

              (vi) any amounts required to be deposited by the Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy; and

              (vii) any amounts required to be transferred from the Policy Escrow Account pursuant to Section 3.06.

         The foregoing requirements for deposit in the Certificate Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, processing fees, application fees, modification fees, extension fees or amounts collected for mortgagor checks returned for insufficient funds need not be deposited by the Servicer in the Certificate Account. Assumption, extension and modification fees actually received from Mortgagors on Specially Serviced Mortgage Loans shall be promptly delivered to the Special Servicer as additional servicing compensation, but only to the extent the payment of such fees are in accordance with the second paragraph of Section 3.11(b) and any other terms hereof.

         If the Servicer shall deposit in the Certificate Account any amount not required to be deposited therein, it may at any time withdraw such amount therefrom, any provision herein to the contrary notwithstanding.

         Funds in the Certificate Account may only be invested in Permitted Investments in accordance with the provisions of Section 3.06. The Servicer shall give notice to the Trustee, the Special Servicer and the Depositor of the location of the Certificate Account as of the Closing Date and of the new location of the Certificate Account and prior to any change thereof.

         (b) Upon receipt of any of the amounts enumerated in Section 3.04(a) with respect to any Specially Serviced Mortgage Loan, the Special Servicer shall remit within one Business Day such amounts to the Servicer for deposit into the Certificate Account in accordance with the Section 3.04(a). Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the REO Account and remitted to the Servicer for deposit into the Certificate Account pursuant to Section 3.16(c). Any items remitted to the Servicer pursuant to this paragraph shall be accompanied by a copy of the invoice or other posting instructions, if any, received from the related Mortgagor. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the Servicer and shall promptly deliver any such check to the Servicer by Federal Express or such other overnight courier as shall be approved by the Servicer. Upon proper endorsement and addressing of package containing such items and delivery to Federal Express or such other nationally recognized overnight courier service, Special Servicer shall be deemed to have acted in good faith pursuant to Section 6.03(a).

         (c) The Trustee shall establish and maintain the Lower-Tier Distribution Account and the Upper-Tier Distribution Account in trust for the benefit of the Certificateholders. Notwithstanding anything herein to the contrary, the Lower-Tier Distribution Account and the

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Upper-Tier Distribution Account may be established as sub-accounts of a single trust account, which shall be an Eligible Account. To the extent the Trustee is required to make distributions from the Lower-Tier Distribution Account to the Upper-Tier Distribution Account in respect of the Uncertificated Lower-Tier Interests or otherwise, such distributions may be effected through accounting entries on the books of the Trustee.

         The Servicer shall, by 2:00 p.m. Central time on each Servicer Remittance Date, deliver to the Trustee for deposit in the Lower-Tier Distribution Account the following amounts (without duplication):

              (i) all amounts constituting the Available Distribution Amount for the immediately following Distribution Date;

              (ii) [Reserved]

              (iii) any P&I Advances required to be made by the Servicer in accordance with Section 4.03;

              (iv) any Liquidation Proceeds paid by the Controlling Class Certificateholders, the Servicer, the Special Servicer, or the Holders of the Class LR Certificates in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to
         Section 3.18(b) or Section 9.01 (exclusive of that portion thereof required to be deposited in the Certificate Account pursuant to Section 9.01);

              (v) any Yield Maintenance Charges and Prepayment Premiums; and

              (vi) any other amounts required to be so delivered for deposit in the Lower-Tier Distribution Account pursuant to any provision of this Agreement.

         The Trustee shall, upon receipt, deposit in the Lower-Tier Distribution Account any and all amounts received by the Trustee that are required by the terms of this Agreement to be deposited therein. The Trustee shall deposit in the Lower-Tier Distribution Account any P&I Advances required to be made by it or the Fiscal Agent in accordance with Section 7.05.

         On each Distribution Date to the extent of funds remitted to it by the Servicer on the immediately preceding Servicer Remittance Date or otherwise required to be remitted by the Trustee or Fiscal Agent pursuant to this Agreement, the Trustee shall deposit in the Upper-Tier Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges and Prepayment Premiums for such Distribution Date allocated in payment of the Uncertificated Lower-Tier Interests as specified in Sections 4.01(b) and 4.01(d), respectively.

         The Trustee shall give notice to the Servicer and the Depositor of the location of the Upper-Tier Distribution Account and the Lower-Tier Distribution Account and of the new location of the Distribution Accounts prior to any change thereof.

         (d) Prior to the first Servicer Remittance Date following a Due Period in which Excess Interest is received on any Mortgage Loan that has an Anticipated Repayment Date, the Trustee shall establish and maintain the Excess Interest Distribution Account in the name of the

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Trustee in trust for the benefit of the Certificateholders entitled to distributions of Excess Interest pursuant to Section 4.01(g) of the Agreement. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account. On or before each Servicer Remittance Date, the Servicer shall remit to the Trustee for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Due Period. On each Distribution Date, the Trustee shall withdraw the Excess Interest from the Excess Interest Distribution Account for distribution pursuant to Section 4.01(g). Following the distribution of Excess Interest on the first Distribution Date after which no ARD Loans remain outstanding that pursuant to their terms could pay Excess Interest, the Trustee shall terminate the Excess Interest Distribution Account.

         SECTION 3.05. Permitted Withdrawals From the Certificate Account and the Distribution Accounts.

         (a) The Servicer may, from time to time, make withdrawals from the Certificate Account for any of the following purposes:

              (i) to deposit in the Lower-Tier Distribution Account the amounts that may be applied to make P&I Advances pursuant to Section 4.03(a);

              (ii) to pay to itself unpaid Servicing Fees, to pay to the Special Servicer any unpaid Special Servicing Fees, and to pay to the owner of the Excess Fixed Yield any unpaid Excess Fixed Yield, in each case to the extent earned or accrued;

              (iii) to pay the Special Servicer Liquidation Fees and Workout Fees in respect of each Mortgage Loan, Specially Serviced Mortgage Loan and REO Loan, as applicable, the Servicer's or Special Servicer's, as applicable, rights to payment pursuant to this clause (iii) with respect to any Mortgage Loan, Specially Serviced Mortgage Loan or REO Loan being limited to amounts received on or in respect of such Mortgage Loan, Specially Serviced Mortgage Loan, or REO Loan;

              (iv) to reimburse itself, the Trustee or the Fiscal Agent, as applicable (in reverse of such order with respect to any Mortgage
         Loan), for unreimbursed P&I Advances, the Servicer's, the Trustee's or the Fiscal Agent's right to reimbursement pursuant to this clause (iv) being limited to amounts received which represent Late Collections of interest (net of the related Servicing Fees and Excess Fixed Yield)on and principal of the particular Mortgage Loans or REO Loans with respect to which such P&I Advances were made;

              (v) to reimburse itself, the Trustee or the Fiscal Agent, as applicable (in reverse of such order with respect to any Mortgage
         Loan), for unreimbursed Servicing Advances and accrued interest thereon at the Reimbursement Rate, the Servicer's, the Trustee's or the Fiscal Agent's respective rights to reimbursement pursuant to this clause (v) with respect to any Mortgage Loan or REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues;

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              (vi) to reimburse itself, the Trustee or the Fiscal Agent, as applicable (in reverse of such order with respect to any Mortgage Loan) for Nonrecoverable Advances, in each case out of general collections on the Mortgage Loans and REO Properties;

              (vii) at such time as it reimburses itself, the Trustee or the Fiscal Agent, as applicable (in reverse of such order with respect to any Mortgage Loan), for (a) any unreimbursed P&I Advance pursuant to clause (iv) above, to pay itself, the Trustee or the Fiscal Agent, as applicable, any interest accrued and payable thereon in accordance with
         Section 4.03(d) and 3.11(d), (b) any unreimbursed Servicing Advances pursuant to clause (v) above, to pay itself, the Trustee or the Fiscal Agent, as the case may be, any interest accrued and payable thereon in accordance with Section 3.03(d) or (c) any Nonrecoverable Advances pursuant to clause (vi) above, to pay itself, the Trustee or the Fiscal Agent, as the case may be, any interest accrued and payable thereon; provided that, in each such case, such reimbursements will first be made from Default Interest and other Penalty Charges collected during the related Due Period and thereafter (if such amounts are insufficient therefor) from other amounts on deposit on the Certificate Account;

              (viii) to reimburse itself, the Special Servicer, the Depositor or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase obligation of a Mortgage Loan Seller under
         Section 3.3 of the applicable Mortgage Loan Purchase and Sale Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, each such Person's right to reimbursement pursuant to this clause (viii) with respect to any Mortgage Loan being limited to that portion of the Purchase Price paid for such Mortgage Loan that represents such expense in accordance with clause (iv) of the definition of Purchase Price;

              (ix) in accordance with Section 2.03(d), to reimburse itself or the Trustee, as the case may be, out of general collections on the Mortgage Loans and REO Properties for any unreimbursed expense reasonably incurred by such Person in connection with the enforcement of a Mortgage Loan Seller's obligations under Section 3.3 of the applicable Mortgage Loan Purchase and Sale Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause
         (viii) above or otherwise;

              (x) to pay for costs and expenses incurred by the Trust Fund pursuant to Section 3.09(c) out of general collections on the Mortgage Loans and REO Properties;

              (xi) to pay itself, as additional servicing compensation in accordance with Section 3.11(a), to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.11(c), (a) interest and investment income earned in respect of amounts relating to the Trust Fund held in the Certificate Account as

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         provided in Section 3.06(b) (but only to the extent of the Net
         Investment Earnings with respect to the Certificate Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date) (b) late charges and (c) Penalty Charges (other than late charges) on Mortgage Loans (other than Specially Serviced Mortgage Loans); and to pay the Special Servicer, as additional servicing compensation in accordance with the fourth paragraph of Section 3.11(c), late charges on Specially Serviced Mortgage Loans and Penalty Charges (other than late charges) on Specially Serviced Mortgage Loans (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Mortgage Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.11(c));

              (xii) to recoup any amounts deposited in the Certificate Account in error;

              (xiii) to pay itself, the Special Servicer, the Depositor or any of their respective directors, managers, members, officers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Sections 6.03(a) or 6.03(b) or to the Trustee pursuant to
         Section 8.05;

              (xiv) to pay for (a) the cost of the Opinions of Counsel and any costs not paid by the related Mortgagor contemplated by Sections 3.20(a) and 10.01(f) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Sections 11.01(a) or 11.01(c) in connection with an amendment to this Agreement requested by the Trustee or the Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and (c) the cost of obtaining the REO Extension contemplated by Section 3.16(a);

              (xv) to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or either of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Servicer, the Special Servicer, the Trustee or the Fiscal Agent is liable therefor pursuant to Section 10.01(g);

              (xvi) to reimburse the Servicer out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund pursuant to Section 10.01(c);

              (xvii) to pay itself, the Special Servicer, or a Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

              (xviii) to remit to the Trustee for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.25;

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              (xix) deposit in the Lower-Tier Distribution Account the amount required to be deposited therein pursuant to Section 4.01(a); and

              (xx) to clear and terminate the Certificate Account at the termination of this Agreement pursuant to Section 9.01.

         The Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, for the purpose of justifying any withdrawal from the Certificate Account.

         (b) The Trustee, may, from time to time, make withdrawals from the Lower-Tier Distribution Account for any of the following purposes:

              (i) to make deposits of the Lower-Tier Distribution Amount and to make distributions on the Class LR Certificates, in each case pursuant to section 4.01(b);

              (ii) to make deposits of the amount of any Yield Maintenance Charges distributable pursuant to Section 4.01(d) in the Upper-Tier Distribution Account;

              (iii) to pay to the Trustee, the Fiscal Agent or any of their directors, officers, employees, agents, and "control persons" within the meaning of the Securities Act and the Exchange Act ("Control Persons"), as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(b);

              (iv) to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01.

         (c) The Trustee may make withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

              (i) to make distributions to Certificateholders (other than Holders of the Class LR Certificates) on each Distribution Date pursuant to Section 4.01 or 9.01, as applicable; and

              (ii) [Intentionally Omitted]

              (iii) to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01.

         (d) Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, if amounts on deposit in the Certificate Account are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(iv), (v), (vi) and (viii), then reimbursements shall be paid first to the Fiscal Agent, second, to the Trustee and third to the Servicer.

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         SECTION 3.06. Investment of Funds in the Certificate Account, Policy
Escrow Accounts or REO Accounts.

         (a) The Servicer may only direct any depository institution maintaining the Certificate Account or the Policy Escrow Account and the Special Servicer may direct any depository institution maintaining an REO Account (each, for purposes of this Section 3.06, an "Investment Account") to invest, or if it is such depository institution, may itself invest, the funds held therein only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). The Servicer (in the case of the Certificate Account or the Policy Escrow Account) or the Special Servicer (in the case an REO Account), on behalf of the Trustee, shall maintain continuous possession of any Permitted Investment of amounts in the Certificate Account, the Policy Escrow Account or REO Account that is either (i) a "security," as such term is defined in the UCC or (ii) other property in which a secured party may perfect its security interest by possession under the UCC or any other applicable law. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer or, in the case of an REO Account, the Special Servicer shall:

              (i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

              (ii) demand payment of all amounts due thereunder promptly upon determination by the Servicer, the Special Servicer or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

         (b) Interest and investment income realized on funds deposited in the Certificate Account, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from any Distribution Date to the immediately succeeding Servicer Remittance Date, shall be for the sole and exclusive benefit of the Servicer and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.05(a), 3.05(b) or 3.05(c), as the case may be.

         (c) Interest and investment income realized on funds deposited in the Policy Escrow Account shall be used to pay any interest on Advances made with respect to, or any other expenses of the Trust Fund, allocable to the related CTL Loan, and the Servicer shall not be entitled to any such interest or investment income. The Servicer shall not be liable for any loss incurred in respect of any Permitted Investment on deposit in any Policy Escrow Account.

         (d) Interest and investment income realized on funds deposited in the REO Account, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from any Distribution Date to the immediately succeeding Servicer Remittance Date,

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shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(c).

         (e) In the event that any loss shall be incurred in respect of any Permitted Investment on deposit in the Certificate Account or an REO Account, the Servicer or the Special Servicer (in the case of any REO Account) shall deposit therein, no later than the Servicer Remittance Date, without right of reimbursement, the amount of the Net Investment Loss, if any, with respect to such account for the period from the immediately preceding Distribution Date to such Servicer Remittance Date.

         (f) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee or the Servicer on its behalf may and, subject to
Section 8.02, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

         SECTION 3.07. Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage.

         (a) The Servicer shall use its reasonable best efforts consistent with the Servicing Standard to cause the Mortgagor to maintain, to the extent required by the terms of the related Mortgage Note, all Insurance Policy coverage required under the related Mortgage (to the extent that the Trustee has an insurable interest), or if the related borrower does not maintain such Insurance Policy coverage and such Insurance Policy coverage is available at commercially reasonable rates), consistent with the Servicing Standard, the Servicer shall itself maintain such coverage with Qualified Insurers; provided, however, that if the Servicer obtains such insurance, the related Insurance Policy shall include a replacement cost endorsement providing for no deduction for depreciation but in any event in an amount sufficient to avoid the application of any co-insurance clause unless otherwise permitted in the related Mortgage Loan documents; provided further, that if any of the related Loan Documents permits the holder thereof to dictate to the Mortgagor the Insurance Policy coverage to be maintained on such Mortgaged Property, the Servicer shall impose such insurance requirements as are consistent with the Servicing Standard; provided further, that the Servicer shall not be required to maintain earthquake insurance on any Mortgaged Property unless such insurance was required at origination and is available at commercially reasonable rates; provided further, that the Special Servicer shall have the right, but not the obligation, to maintain earthquake insurance at its expense on any Mortgaged Property. Subject to Section 3.17(a), the Special Servicer shall maintain for each REO Property no less Insurance Policy coverage than was previously required of the Mortgagor under the related Mortgage Loan with Qualified Insurers.

         All such Insurance Policies shall (i) contain a "standard" mortgagee clause, with loss payable to the Servicer on behalf of the Trustee (in the case of insurance maintained in respect of the Mortgage Loans other than REO Properties), (ii) be in the name of the Special Servicer (in the case of insurance maintained in respect of REO Properties) on behalf of the Trustee,
(iii) include coverage in an amount not less than the lesser of the full replacement cost of the REO Property without reduction for depreciation or the outstanding principal balance owing on the related REO Loan but in any event in an amount sufficient to avoid the application

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of any co-insurance clause unless otherwise permitted in the related Mortgage
Loan documents and (iv) be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies.

         With respect to any other Mortgage Loan that requires or permits the related lender to require that earthquake insurance be maintained, the Directing Certificateholder may request that earthquake insurance be secured for one or more Mortgaged Properties and, upon such request, the Servicer or Special Servicer, as applicable, shall use its reasonable best efforts consistent with the Servicing Standard to enforce such obligations consistent with the terms of the related Loan Documents, provided, however, that the Directing Certificateholder may not make such request with respect to Mortgaged Properties with respect to which earthquake insurance was not required to be maintained at origination unless there is a material adverse change in the facts and circumstances relating to the Mortgaged Property, including a decline in the net operating income or appraised value of the Mortgaged Property by 10%.

         With respect to any Mortgage Loan (i) that does not require or permit the related lender to require that earthquake insurance be maintained or (ii) that the Servicer or Special Servicer, as applicable, has been unable to enforce the provisions of the preceding sentence, the Directing Certificateholder may request that earthquake insurance be secured by the Servicer or Special Servicer, as applicable, at the expense of the Directing Certificateholder.

         Any amounts collected by the Servicer or the Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standard and the provisions of the related Mortgage Loan) shall be deposited in the Certificate Account, subject to withdrawal pursuant to Section 3.05(a).

         Unless otherwise specified herein, any costs incurred by the Servicer in maintaining any such Insurance Policies (other than in respect of REO Properties) (i) shall be advanced by the Servicer (or, if required by Section 3.03(c) the Trustee or the Fiscal Agent, as applicable) as a Servicing Advance (unless determined to be a Nonrecoverable Advance) if the Mortgagor defaults on its obligation to do so, and will be charged to the related Mortgagor, and (ii) shall not, for purposes thereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to
Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, advanced by the Servicer (or, if required by Section 3.03(c), the Trustee or the Fiscal Agent, as applicable) as a Servicing Advance.

         (b) If the Servicer or the Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans or REO Properties, as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such Insurance Policy may contain a deductible clause, in which case the Servicer or the Special Servicer shall, if there shall not have

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been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the Certificate Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as administrator and servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. In the event the Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such blanket insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by the Servicer (or, if required by
Section 3.03(c), the Trustee or the Fiscal Agent, as applicable) as a Servicing Advance. The Special Servicer, to the extent consistent with the Servicing Standard, may maintain, earthquake insurance on REO Properties, provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance made by the Servicer.

         (c) Each of the Servicer and the Special Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions Insurance Policy with a Qualified Insurer covering the Servicer's and the Special Servicer's, as applicable, officers and employees and other persons acting on behalf of the Servicer and the Special Servicer in connection with its activities under this Agreement with a deductible clause that in no event exceeds the greater of (i) $100,000 or (ii) 5% of the face amount of the fidelity bond or errors and omissions policy. The Servicer or the Special Servicer, as applicable, shall cause the Trustee, on behalf of the Trust, to be named as a loss payee on each such fidelity bond and errors and omissions policy. Notwithstanding the foregoing, (a) coverage in the form reflected on the attached Exhibit J shall be deemed to satisfy the Servicer's and the Special Servicer's obligations with respect to the maintenance of errors and omissions insurance, and (b) so long as the long term debt or the deposit obligations or claims-paying ability of the Servicer (or its immediate or remote parent) is rated at least "A2" by Moody's and "A" by Fitch IBCA (or, if not rated by Fitch IBCA, upon written confirmation by Fitch IBCA that self-insurance by the Servicer with respect to a fidelity bond would not by reason thereof cause Fitch IBCA to qualify, downgrade or withdraw the then-current rating assigned to any of the Certificates that are currently being rated by Fitch IBCA), the Servicer (or the Servicer's immediate or remote parent) shall be allowed to provide self-insurance with respect to a fidelity bond; provided, however, that if such self-insurance is provided by the Servicer's immediate or remote parent, the Servicer shall deliver to each Rating Agency a copy of the agreement pursuant to which such parent is obligated to insure the Servicer with respect to a fidelity bond. The amount of coverage shall be at least equal to the coverage that would be required by FNMA or FHLMC, whichever is greater, with respect to the Servicer or the Special Servicer if the Servicer or the Special Servicer, as applicable, were servicing and administering the Mortgage Loans or Specially Serviced Mortgage Loans, as applicable, for FNMA or FHLMC. Coverage of the Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of the Servicer or the Special Servicer and providing the coverage required by this

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Section 3.07(c) shall satisfy the requirements of this Section 3.07(c). The
Special Servicer and the Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions Insurance Policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.

         (d) During all such times as any Mortgaged Property shall be in a federally designated special flood hazard area (and such flood insurance has been made available), the Servicer will use its reasonable best efforts consistent with the Servicing Standard to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent available at commercially reasonable rates (as determined by the Servicer in accordance with the Servicing Standard), flood insurance in respect thereof, but only to the extent the related Mortgage Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard. Such flood insurance shall be in an amount not less than the lesser of (i) the unpaid principal balance of the related Mortgage Loan, and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If the cost of any insurance described above is not borne by the Mortgagor, the Servicer shall promptly make a Servicing Advance for such costs, subject to Section 3.03(c).

         (e) During all such times as any REO Property shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, paid by the Servicer or the Trustee or Fiscal Agent, as applicable, as a Servicing Advance.

         (f) On or prior to the Closing Date, the Mortgage Loan Sellers shall notify the Lease Enhancement Insurer and the Residual Value Insurer that the Trustee on behalf of the Certificateholders is an additional insured or loss payee and that both the Servicer and the Special Servicer shall be sent notices under the Lease Enhancement Policy and Residual Value Policy, as applicable. If a Servicing Officer of the Servicer or Special Servicer has actual knowledge of any event of casualty or condemnation or other event giving rise to a claim under any Lease Enhancement Policy or within the earlier of (A) 60 days prior to the Maturity Date of a CTL Loan that has a Balloon Payment and is covered by a Residual Value Policy or (B) the earliest date on which notice can be given pursuant to such Residual Value Policy but no earlier than 60 days prior to such Maturity Date (each such event, an "Insured Event"), the Servicer shall notify the Special Servicer thereof (within three Business Days after learning of such event). The Special Servicer shall prepare and file on behalf of the Trustee for the benefit of the Certificateholders a "proof of loss" form or "notice of preliminary claim" or "notice of final claim," as applicable, with the related Lease Enhancement Insurer or Residual Value Insurer within five Business Days after receiving notice of any Insured Event under the related policy and shall diligently process any claims under such policy in accordance with the Servicing Standard and such Lease Enhancement Policy or Residual Value Policy, as applicable. The

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Special Servicer shall give notice to the Servicer of any claim made under any
Lease Enhancement Policy or Residual Value Policy and of any Lease Enhancement Policy Termination Event or Residual Value Policy Termination Event of which the Servicer does not already have notice. Each of the Servicer and the Special Servicer shall become familiar with the terms of any Residual Value Policy and Lease Enhancement Policy and give all other notices or take any other action necessary on behalf of the Trustee for the benefit of the Certificateholders in order to maintain the benefits of such Residual Value Policy or Lease Enhancement Policy on behalf of the Trustee for the benefit of the Certificateholders in accordance with the Servicing Standard. The Servicer and the Special Servicer shall keep in effect all Residual Value Policies and Lease Enhancement Policies that are in effect as of the Closing Date subject to the Servicing Standard and the other provisions herein. In furtherance of the foregoing, the Trustee shall assist the Servicer or the Special Servicer as requested by the Servicer or the Special Servicer.

         If a Servicing Officer of the Servicer or a Responsible Officer of the Trustee receives notice of any abatement, rescission, cancellation, termination, contest, legal process, arbitration or disavowal of liability with respect to any Lease Enhancement Policy or Residual Value Policy (each, a "Lease Enhancement Policy Termination Event" or "Residual Value Policy Termination Event," as applicable), the Servicer or the Trustee shall, within three Business Days after receipt of such notice, notify the Special Servicer of such Lease Enhancement Policy Termination Event or Residual Value Policy Termination Event in writing. Upon receipt of such notice, the Special Servicer shall, notwithstanding that the servicing of the related CTL Loan may not have been transferred to the Special Servicer in accordance with Section 3.21 hereof, address such Lease Enhancement Policy Termination Event or Residual Value Policy Termination Event in accordance with the Servicing Standard. Any legal fees or other related expenses incurred in connection with a resolution of a Lease Enhancement Policy Termination Event or Residual Value Policy Termination Event shall be paid by the Servicer and shall be reimbursable to it as a Servicing Advance.

         SECTION 3.08. Enforcement of Due-On-Sale Clauses; Assumption
Agreements.

         (a) As to each Mortgage Loan or Specially Serviced Mortgage Loan which contains a provision in the nature of a "due-on-sale" clause, which by its terms:

              (i) provides that such Mortgage Loan or Specially Serviced Mortgage Loan shall (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or

              (ii) provides that such Mortgage Loan or Specially Serviced Mortgage Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer,

for so long as such Mortgage Loan is included in the Trust Fund, the Servicer, and, in the case of any Specially Serviced Mortgage Loan, the Special Servicer, in each case on behalf of the Trustee as the mortgagee of record, shall exercise (or waive its right to exercise) any right it may have with respect, as applicable, to such Mortgage Loan or Specially Serviced Mortgage Loan (x) to accelerate the payments thereon or (y) to withhold its consent to any such sale or other transfer, in a manner consistent with the Servicing Standard.

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

         (b) As to each Mortgage Loan or Specially Serviced Mortgage Loan which contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

              (i) provides that such Mortgage Loan or Specially Serviced Mortgage Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or

              (ii) requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property,

for so long as such Mortgage Loan or Specially Serviced Mortgage Loan is included in the Trust Fund, the Servicer, as to the Mortgage Loans that are not Specially Serviced Mortgage Loans, or the Special Servicer, as to Specially Serviced Mortgage Loans, on behalf of the Trustee as the mortgagee of record, shall exercise (or waive its right to exercise) any right it may have with respect to such Mortgage Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the creation of any such additional lien or other encumbrance, in a manner consistent with the Servicing Standard. The Servicer and the Special Servicer may charge an assumption fee to the related Mortgagor pursuant to the related Mortgage Loan documents.

         The Servicer shall notify the Special Servicer of any request for consent to the creation of any additional lien or other encumbrance on any non-Specially Serviced Mortgage Loan. The Servicer shall not provide such consent unless it receives written approval from the Special Servicer; provided however, that the Special Servicer shall be deemed to have given the consent required by the preceding part of this sentence if it fails to respond to such notification within 10 business days after receipt, and provided further, the Servicer receives written confirmation of each of the Rating Agencies as provided in Section 3.08(e).

         (c) Nothing in this Section 3.08 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

         (d) Except as otherwise permitted by Section 3.20, neither the Servicer nor the Special Servicer shall agree to modify, waive or amend any term of any Mortgage Loan in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08, other than the identity, form or structure of the borrower pursuant to an assumption agreement.

         (e) Notwithstanding anything to the contrary in this Section 3.08, neither the Servicer nor the Special Servicer shall waive any rights under a "due-on-encumbrance" clause or, with respect to any Mortgage Loan whose principal balance is 2% or more of the outstanding pool balance (for such purposes, treating as a single Mortgage Loan all Mortgage Loans made to the same Borrower and all Affiliates of any Borrower) under any "due-on-sale" clause with respect to any Mortgage Loan, unless it obtains from each Rating Agency a written confirmation that such waiver would not cause a downgrading, qualification or withdrawal of the rating then assigned to any of the Certificates; provided, however, that so long as all Holders of each Class of Certificates, the ratings of which would otherwise be downgraded, qualified or withdrawn, consent to such waiver in a writing which acknowledges that such downgrading, qualification or withdrawal can occur, such Rating Agency confirmation will not be required.

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

         (f) For each Mortgage Loan or Specially Serviced Mortgage Loan whose principal balance is 2% or more of the outstanding pool balance (for such purposes, treating as a single Mortgage Loan all Mortgage Loans made to the same Borrower and all Affiliates of any Borrower) that contains a provision which allows the borrower to obtain additional unsecured debt with the consent of the mortgagee of record, the Servicer, as to the Mortgage Loans that are not Specially Serviced Mortgage Loans, or the Special Servicer, as to Specially Serviced Mortgage Loans, on behalf of the Trustee, as the mortgagee of record, may consent to the creation of additional unsecured debt, provided that the Servicer or Special Servicer, as applicable, has provided notice to each of the Rating Agencies of the request to incur additional unsecured debt and has received written confirmation from each of the Rating Agencies that its consent to such request will not cause a downgrading, qualification or withdrawal of the rating then assigned to any of the Certificates.

         (g) Notwithstanding any other provisions of this Section 3.08, the Servicer may grant (with respect to a Mortgage Loan) and the Special Servicer may grant (with respect to any Specially Serviced Mortgage Loan or REO Property), without any Rating Agency confirmation as provided in clause (e) above or in the case of a Mortgage Loan without Special Servicer approval, a request for consent to subject the related Mortgaged Property or REO Property to an easement or right-of-way for utilities, access, parking, public improvements or another purpose, and may consent to subordination of the related Mortgage Loan to such easement or right-of-way provided the Servicer or Special Servicer, as applicable, shall have determined in accordance with the Servicing Standard that such easement or right-of-way shall not materially interfere with the then-current use of the related Mortgaged Property or REO Property, or the security intended to be provided by such Mortgage, the related Mortgagor's ability to repay the Mortgage Loan, or materially or adversely affect the value of such Mortgaged Property or REO Property.

         (h) With respect to any CTL Loan having the benefit of a Residual Value Policy, neither the Servicer nor Special Servicer shall agree to any modification to, or waiver of, any term of the related Residual Value Policy without written confirmation by each Rating Agency that such modification or waiver would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the current ratings assigned to any Class of the Certificates.

         SECTION 3.09. Realization Upon Defaulted Mortgage Loans.

         (a) The Special Servicer shall, subject to subsections (b) through (d) of this Section 3.09, may at any time, consistent with the Servicing Standard, foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing such Mortgage Loans, as come into and continue in default as to which no satisfactory arrangements can be made for collection of delinquent payments (including, in the case of an IDOT Loan, through demand for payment on the related IDOT Guaranty), and which are not released from the Trust Fund pursuant to any other provision hereof. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless the Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders after reimbursement to the Servicer for such Servicing Advance, and the Servicer has determined that such Servicing Advance together with accrued and unpaid interest thereon will be recoverable by the Servicer out of the proceeds of liquidation of such Mortgaged Property, as contemplated in Section 3.05(a)(iv). To

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the extent that the Servicer (or, if required pursuant to Section 3.03(c), the
Trustee or Fiscal Agent) has determined that the same would not constitute a Nonrecoverable Advance and has made such Advance, the Special Servicer shall be responsible for distributing such Advance to cover all other costs and expenses incurred by it in any such proceedings. To the extent that the Servicer or Special Servicer is a bidder at any foreclosure proceeding, nothing contained in this Section 3.09 shall be construed so as to require the Servicer or the Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Servicer or the Special Servicer in its reasonable and good faith judgment taking into account the factors described in Section 3.18(d) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the Special Servicer or the Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Mortgage Loan, whether for purposes of bidding at foreclosure or otherwise, the Special Servicer or the Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent Appraiser the cost of which shall be paid by the Servicer (or, if required by Section 3.03(c), the Trustee or the Fiscal Agent, as applicable) as a Servicing Advance.

         (b) The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

              (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

              (ii) the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be a Servicing Advance) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on the Lower-Tier REMIC or the Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificate is outstanding.

         (c) Notwithstanding the foregoing provisions of this Section 3.09, neither the Special Servicer nor the Servicer shall, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer's Certificate to such effect delivered to the Trustee) the Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments, that:

              (i) the Mortgaged Property is in material compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery on a present value basis than not taking such actions; and

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

              (ii) there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could be required, that taking such actions with respect to such Mortgaged Property is reasonably likely to produce a greater recovery on a present value basis than not taking such actions.

         The cost of any such Environmental Assessment shall be paid by the Servicer or the Trustee or Fiscal Agent, as applicable, as a Servicing Advance as the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence may be withdrawn from the Certificate Account at the direction of the Special Servicer as an expense of the Trust Fund pursuant to Section 3.05(a)(ix); and if any such Environmental Assessment so warrants, the Special Servicer shall, at the expense of the Trust Fund, retain an Independent Person who regularly conducts Environmental Assessments to perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses
(i) and (ii) of the preceding sentence have been satisfied in each case subject to the Servicer's determination that such Advances, if made would not be a Nonrecoverable Advance.

         (d) If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and
(ii) of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Mortgage Loan and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 3.2 of the Mortgage Loan Purchase and Sale Agreements for which the Mortgage Loan Sellers could be required to repurchase such Defaulted Mortgage Loan pursuant to Section 3.3 of the Mortgage Loan Purchase and Sale Agreements, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage if the Special Servicer has obtained and delivered to the Trustee an Opinion of Counsel to the effect that such release will not result in the imposition of tax on the Lower-Tier REMIC or the Upper-Tier REMIC or cause either the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificates are outstanding.

         (e) The Special Servicer shall promptly provide copies of all written reports and any Environmental Assessments received from any Independent Person conducting Environmental Assessments or related testing to the Trustee, the Paying Agent and the Servicer regarding any actions taken or proposed to be taken by the Special Servicer with respect to any Mortgaged Property securing a defaulted Mortgage Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property. Upon request, the Trustee shall forward, or cause to be forwarded all such reports to the Certificateholders and each Rating Agency promptly following the receipt thereof. In addition, the Servicer will deliver, or cause to be delivered to the Class E, Class F, Class G,

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

Class H and Class I Certificateholders a copy of any such written reports and any Environmental Assessments within 15 days after receipt of such written reports and Environmental Assessments from the Special Servicer.

         (f) The Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, the information required to be reported regarding any Mortgaged Property which is abandoned or foreclosed and the Servicer shall report, via Form 1099C, all forgiveness of indebtedness. The Special Servicer shall provide the Servicer with such information or reports relating to the Specially Serviced Mortgage Loans and REO Property that the Servicer deems necessary to fulfill its obligations under this paragraph (f) promptly upon the Servicer's request therefor. The Servicer shall deliver a copy of any such report to the Trustee and the Special Servicer.

         (g) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan permit such an action.

         (h) The Special Servicer shall prepare and maintain accurate records of each Final Recovery Determination in respect of a Defaulted Mortgage Loan or REO Property and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer's Certificate delivered to the Trustee and the Servicer no later than the next succeeding P&I Advance Determination Date.

         SECTION 3.10. Trustee to Cooperate; Release of Mortgage Files.

         (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer or the Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer or Special Servicer, as the case may be, will immediately notify the Trustee and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Certificate Account pursuant to Section 3.04(a) or remitted to the Servicer to enable such deposit, have been or will be so deposited. Within seven Business Days (or within such shorter period as release can reasonably be accomplished if the Servicer notifies the Trustee of an exigency) of receipt of such notice and request, the Trustee shall release, or cause any related Custodian to release, the related Mortgage File to the Servicer or Special Servicer, as the case may be. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Certificate Account but shall be payable by the related borrower.

         (b) From time to time as is appropriate for servicing or foreclosure of any Mortgage Loan, the Servicer or the Special Servicer shall deliver to the Trustee a Request for Release signed by a Servicing Officer. Upon receipt of the foregoing, the Trustee shall deliver or cause the related Custodian to deliver, the Mortgage File or any document therein to the Servicer or the Special Servicer (or a designee), as the case may be. Upon return of such Mortgage File or such document to the Trustee or the related Custodian, or the delivery to the Trustee of a certificate of a Servicing Officer of the Servicer or the Special Servicer, as the case may be, stating that such Mortgage Loan was liquidated and that all amounts received or to be received in

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

connection with such liquidation which are required to be deposited into the Certificate Account pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Trustee to the Servicer or the Special Servicer (or a designee), as the case may be, with the original being released upon termination of the Trust.

         (c) Within five Business Days (or within such shorter period as delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or other documents delivered to it by the Special Servicer and necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. The Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

         SECTION 3.11. Servicing Compensation; Excess Fixed Yield.

         (a) As compensation for its activities hereunder, the Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan and REO Loan net of any amounts applied to cover Prepayment Interest Shortfalls and net of the Trustee Fee. As to each Mortgage Loan and REO Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan as of the immediately preceding Distribution Date (in each case, after giving effect to the distribution of principal of such Mortgage Loan on such Distribution Date) and a 360-day year consisting of twelve 30-day months and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan or deemed to be due on such REO Loan is computed. The Servicing Fee with respect to any Mortgage Loan or REO Loan (and any interest on Advances) shall cease to accrue if a Liquidation Event occurs in respect thereof. The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan and REO Revenues allocable as interest on each REO Loan. The Servicer shall be entitled to recover unpaid Servicing Fees in respect of any Mortgage Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a). The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer's responsibilities and obligations under this Agreement. The Servicer shall pay first from the Servicing Fee, and then from the Certificate Account, the Trustee Fee. The amount of the aggregate Prepayment Interest Shortfalls with respect to any Distribution Date shall be offset by the aggregate of (i) the Servicing Fee (net of that portion of the Servicing Fee that represents compensation to the Trustee) and (ii) Excess Fixed Yield, pro rata, based upon the respective amounts payable to the Servicer and the owner of such Excess Fixed Yield.

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         (b) Additional servicing compensation in the form of all assumption and modification fees (including any extension fees) paid by the Mortgagor on Mortgage Loans that are not Specially Serviced Mortgage Loans, and only to the extent that all amounts then due and payable with respect to the related
Mortgage Loan (including interest on Advances) have been paid, and charges for beneficiary statements or demands and amounts collected for checks returned for insufficient funds, processing fees and application fees, in each case only to the extent actually paid by the related Mortgagor, shall be retained by the Servicer and shall not be required to be deposited in the Certificate Account pursuant to Section 3.04(a). The Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges received on the Mortgage Loans (other than any Specially Serviced Mortgage Loans), but only to the extent actually paid by the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan
(including interest on Advances) have been paid and are not needed to pay interest on Advances with respect to any other Mortgage Loan; (ii) interest or other income earned on deposits relating to the Trust Fund in the Certificate Account (but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each period from any Distribution Date to the immediately succeeding Servicer Remittance Date), and (iii) interest earned on deposits in the Servicing Account which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor. The Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any Approved Sub-Servicers chosen and appointed by it pursuant to the terms of the related Sub-Servicer Agreement and, except as provided in Section 3.07, the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of the Certificate Account, and the Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

         (c) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and REO Loan and interest or other income earned on deposits relating to the Trust Fund in any REO Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each period from any Distribution Date to the immediately succeeding Servicer Remittance Date). As to each Specially Serviced Mortgage Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Mortgage Loan or REO Loan as of the immediately preceding Distribution Date (in each case, after giving effect to the distribution of principal of such Mortgage Loan on such Distribution Date) and a 360-day year consisting of twelve 30-day months and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, to the extent permitted by Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement.

         Additional servicing compensation in the form of (a) all assumption fees received on Specially Serviced Mortgage Loans and (b) all modification fees (including any extension

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

fees) received on Specially Serviced Mortgage Loans, but only to the extent actually collected from the related Mortgagor and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan (including those payable to the Servicer pursuant to Section 3.11(a)) have been paid, shall be promptly paid to the Special Servicer by the Servicer and shall not be required to be deposited in the Certificate Account pursuant to Section 3.04(a). The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Mortgage Loan at the Workout Fee Rate on such Mortgage Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if such loan again becomes a Specially Serviced Mortgage Loan; provided, however, that a new Workout Fee will become payable if and when such Mortgage Loan again becomes a Corrected Mortgage Loan. If the Special Servicer is terminated pursuant to Section 7.01(c) (other than for cause) and if the Directing Certificateholder is not an Affiliate of the Special Servicer or the Servicer, it shall retain the right to receive any and all Workout Fees payable with respect to Mortgage Loans that became Corrected Mortgage Loans during the period that it acted as Special Servicer and were Corrected Mortgage Loans at the time of such termination (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence; provided, however, that at any time that the Directing Certificateholder is the Servicer, Special Servicer or an Affiliate thereof, any termination pursuant to Section 7.01(c) other than for cause will be deemed to be a resignation by the Special Servicer, and, under such circumstances, the Special Servicer will not have any right to any Workout Fees following such termination. A Liquidation Fee will be payable with respect to each Specially Serviced Mortgage Loan as to which the Special Servicer receives any Liquidation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee.

         Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with the repurchase of any Mortgage Loan by a Mortgage Loan Seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation, the purchase of any Specially Serviced Mortgage Loan by the Servicer, the Special Servicer or the Holders of Class LR Certificates or the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the Trust Fund pursuant to Section
9.01. If, however, Liquidation Proceeds are received with respect to any Corrected Mortgage Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest on such Mortgage Loan.

         The Special Servicer will also be entitled to additional fees in the form of late fees and other Penalty Charges on Specially Serviced Mortgage Loans, but only to the extent actually collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan (including interest on Advances) have been paid and are not needed to pay interest on Advances with respect to any other Mortgage Loan. Neither the Servicer nor the Special Servicer shall be entitled to receive Excess Interest with respect to any ARD Loan.

         The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and

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

owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of the Certificate Account or the REO Account, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

         (d) In determining the compensation of the Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the Penalty Charges collected during the related Due Period shall first be applied to reimburse the Fiscal Agent, the Trustee and the Servicer, in that order for interest at the Reimbursement Rate on Advances due on such Distribution Date, and any Penalty Charges remaining thereafter shall be distributed pro rata to the Servicer and the Special Servicer based upon the amount of Penalty Charges the Servicer or the Special Servicer would otherwise have been entitled to receive during such period without any such application.

         (e) In order to induce the Servicer to enter into this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Banc One, in its individual capacity, is irrevocably entitled to receive the Excess Fixed Yield irrespective of any termination of Banc One as Servicer. As to each Mortgage Loan (other than the Mortgage Loans identified as ML-146, ML-147 and ML-148), the Excess Fixed Yield shall accrue from time to time at the Excess Fixed Yield Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loans as of the immediately preceding Distribution Date (in each case, after giving effect to the distribution of principal of such Mortgage Loans on such Distribution Date) and a 360-day year consisting of twelve 30-day months and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan or deemed to be due on such REO Loan is computed, in each case as reduced by any Prepayment Interest Shortfalls. The Excess Fixed Yield with respect to any Mortgage Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Excess Fixed Yield shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan and REO Revenues allocable as interest on each REO Loan. The Servicer shall recover unpaid Excess Fixed Yield in respect of any Mortgage Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a). Banc One, by the execution and delivery of this Agreement, acknowledges and accepts the Depositor's assignment to it of the Excess Fixed Yield. Subsequent assignments of the Excess Fixed Yield may only be made if the assignee enters into an assignment and assumption agreement with Banc One with respect to the right to receive the Excess Fixed Yield and such assignee shall be an Institutional Accredited Investor or a Qualified Institutional Buyer.

         SECTION 3.12. Inspections; Collection of Financial Statements.

         (a) The Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property at such times and in such manner as are consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property securing a Mortgage Note with a Stated Principal Balance of (a) $2,000,000 or more at least once every 12 months and (b) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2000; provided, however, that if the Servicer has a reasonable basis to believe that (i) the Debt Service Coverage Ratio with respect to any Mortgaged Property has decreased by 25% or more from the Debt Service

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

Coverage Ratio as of the Cut-off Date or (ii) the Debt Service Coverage Ratio with respect to any Mortgaged Property (other than a Mortgaged Property securing a CTL Loan) has decreased to 1.05x or less, the Servicer shall inspect the related Mortgaged Property as soon as practicable thereafter (the reasonable cost of which inspection shall be at the expense of the Trust Fund); provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the Special Servicer shall inspect the related Mortgaged Property as soon as practicable thereafter. The cost of such inspection by the Special Servicer shall be an expense of the Trust Fund. The Special Servicer or the Servicer, as applicable, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of the Mortgaged Property and specifying the existence of (i) any vacancy in the Mortgaged Property that the preparer of such report deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property, (iii) any adverse change in the condition of the Mortgaged Property that the preparer of such report deems material and (iv) any visible waste committed on the Mortgaged Property. The Special Servicer shall have the right to inspect or cause to be inspected (at its own expense) every calendar year any Mortgaged Property related to a loan that is not a Specially Serviced Mortgage Loan, provided that the Special Servicer notifies the Servicer prior to such inspection, and provides a copy of such inspection to the Servicer. If the Special Servicer performs such inspection in accordance with the Servicing Standard and other provisions of this paragraph (a) and of the related Loan Documents, such inspection shall satisfy the Servicer's inspection obligations pursuant to this paragraph (a). The Special Servicer and the Servicer shall deliver a copy of each such report prepared by the Special Servicer and the Servicer, respectively, to the other, each of the Rating Agencies and the Trustee, and the Trustee shall deliver such reports to the Underwriters, the Initial Purchasers and, upon request, the Directing Certificateholder.

         (b) The Servicer, or with respect to Specially Serviced Mortgage Loans, the Special Servicer, as applicable, shall make reasonable best efforts consistent with the Servicing Standard to collect promptly from each Mortgagor annual and quarterly operating statements and rent rolls of the related Mortgaged Property, financial statements of such Mortgagor and any other reports required to be delivered under the terms of the Mortgage Loans, if delivery of such items is required pursuant to the terms of the related Mortgage. The Special Servicer or Servicer, as applicable, shall promptly: (i) review all such items as may be collected and (ii) prepare written reports in the form of Exhibits I-7 and I-8 based on such reviews identifying the Debt Service Coverage Ratios for the related Mortgage Loans. The Special Servicer shall deliver copies of the collected items, and the written reports in the form of Exhibits I-7 and I-8 or in a format acceptable to Servicer, in each case within 20 days of its receipt or preparation, as applicable, but in no event less than annually by June 30th of each year beginning in October 1999. The Servicer shall deliver copies of the collected items, and of reports in the form of Exhibits I-7 and I-8 in respect of the written reports prepared in respect thereof or received from the Special Servicer in an electronic format mutually agreed upon by the Servicer and the Trustee, to the Trustee and the Special Servicer and each of the Rating Agencies. To the extent received from the Servicer, the Trustee shall deliver reports in the form of Exhibits I-7 and I-8 to the Underwriters, the Initial Purchasers and each Holder of a Class E, Class F, Class G, Class H and Class I Certificate, via diskette or other electronic transmission and, upon request, by written report to follow, in each case (other than quarterly operating statements received by the Servicer, which will be provided to the Rating Agencies and the Directing Certificateholder, and otherwise, only upon request (which such request may state that such operating statements be delivered until further notice) within 30 days of its receipt or preparation, as applicable,

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

beginning in October 1999 but thereafter in no event less frequently than annually by June 30th of each year.

         SECTION 3.13. Annual Statement as to Compliance.

         Each of the Servicer and the Special Servicer will deliver to the Trustee, with a copy to the Paying Agent, each Rating Agency and the Depositor, on or before April 30th of each year, beginning April 30, 2000, an Officer's Certificate stating, as to each signer thereof, that (i) a review of the activities of the Servicer or the Special Servicer, as the case may be, during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Servicer or the Special Servicer, as the case may be, has maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced by it and has fulfilled in all material respects its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and (iii) the Servicer or the Special Servicer, as the case may be, has received no notice regarding qualification, or challenging the status, of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body or, if it has received any such notice, specifying the details thereof. A copy of such Officer's Certificate may be obtained by Certificateholders upon written request to the Trustee pursuant to
Section 8.12 hereof.

         SECTION 3.14. Reports by Independent Public Accountants.

         Each of the Servicer and the Special Servicer at their own expense shall cause a nationally recognized firm of independent certified public accountants to furnish to the Servicer or the Special Servicer, as the case may be, the Trustee, the Paying Agent and each Rating Agency, on or before April 30th of each year, commencing with 2000, a report stating that (i) it has obtained from the Servicer or the Special Servicer, as the case may be, a letter of representation regarding certain matters from the management of the Servicer or the Special Servicer, as the case may be, which includes an assertion that the Servicer or the Special Servicer, as the case may be, has maintained an effective internal control system with respect to the servicing of the Mortgage Loans and has complied with certain minimum mortgage loan servicing standards (to the extent applicable to commercial, multifamily, industrial, hotel, nursing home, congregate care, medical office, credit-tenant lease or manufactured housing community mortgage loans), identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the Servicer's or the Special Servicer's, as the case may be, servicing of commercial, multifamily, industrial, hotel, nursing home, congregate care, medical office, credit-tenant lease or manufactured housing community mortgage loans during the most recently completed calendar year and
(ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such assertion is fairly stated in all material respects, subject to such exceptions and other qualifications that, in the opinion of such firm, such standards require it to report. In rendering its report such firm may rely, as to the matters relating to the direct servicing of commercial, multifamily and manufactured housing community mortgage loans by Sub-Servicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within 1 year of such statement) with respect to those Sub-Servicers.

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

         SECTION 3.15. Access to Certain Information.

         Each of the Servicer and the Special Servicer shall provide or cause to be provided to any Certificateholder or Certificate Owner that is, or is affiliated with, a federally insured financial institution, the Trustee, the Depositor, each Rating Agency, to the Servicer, or to the Special Servicer, as applicable, and to the OTS, the FDIC, the Federal Reserve Board and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, and each Holder of a Class E, Class F, Class G, Class H and Class I Certificate, access to any documentation regarding the Mortgage Loans and the Trust Fund within its control which may be required by this Agreement or by applicable law. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Servicer or the Special Servicer, as the case may be, designated by it; provided, however, that the Class E, Class F, Class G, Class H and Class I Certificateholders shall be required to pay a reasonable and customary fee for access to the aforementioned information, shall pay their own photocopying costs and execute a reasonable and customary confidentiality agreement with respect to such information. Nothing in this
Section 3.15 shall detract from the obligation of the Servicer and the Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Mortgagors, and the failure of the Servicer or the Special Servicer to provide access as provided in this Section 3.15 as a result of such obligation shall not constitute a breach of this Section 3.15. The Servicer and the Special Servicer may each deny any of the foregoing persons access to confidential information or to any intellectual property which the Servicer or the Special Servicer is restricted by license or contract from disclosing. Notwithstanding the foregoing, the Servicer and the Special Servicer shall maintain separate from such confidential information and intellectual property, all documentation regarding the Mortgage Loans that is not confidential.

         SECTION 3.16. Title to REO Property; REO Account.

         (a) If title to any REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee on behalf of the Certificateholders. The Special Servicer, on behalf of the Trust Fund, shall sell any REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) is granted an extension of time (an "REO Extension") by the Internal Revenue Service to sell such REO Property or
(ii) obtains for the Trustee and the Servicer an Opinion of Counsel (the cost of which shall be paid as a Servicing Advance), addressed to the Trustee and the Servicer, to the effect that the holding by the Trust Fund of such REO Property subsequent to such third anniversary of such acquisition will not result in the imposition of taxes on "prohibited transactions" (as defined in Section 860F of the Code) of the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC constituted thereby or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interests or Certificates are outstanding. If the Special Servicer is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its being granted the REO Extension

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

contemplated by clause (i) of the second preceding sentence shall be an expense of the Trust Fund payable out of the Certificate Account pursuant to Section 3.05(a).

         (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish or cause to be established and maintain or cause to be maintained, one or more REO Accounts, held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. Subject to Section 3.17, the Special Servicer shall deposit, or cause to be deposited, in the REO Account, within one Business Day after receipt, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received by it in respect of an REO Property. Funds in the REO Account may only be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer shall give notice to the Trustee and the Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

         (c) The Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. No later than 12:00 p.m. Central time on the Business Day immediately following each Determination Date, the Special Servicer shall deposit into the Certificate Account the aggregate of all amounts received in respect of each REO Property during the most recently ended Due Period, net of any withdrawals made out of such amounts pursuant to the preceding sentence; provided, however, that the Special Servicer may retain in such REO Account, in accordance with the Servicing Standard, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, no later than 3:00 p.m. Central time on the Business Day immediately following each Determination Date, the Special Servicer shall provide the Servicer with an accounting, on a loan by loan basis in an electronic format reasonably determined by the Servicer, of amounts deposited in the Certificate Account on such date.

         (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.16(b) or (c).

         SECTION 3.17. Management of REO Property.

         (a) If title to any REO Property is acquired, the Special Servicer shall manage, conserve, protect, operate and lease such REO Property for the benefit of the Certificateholders solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust Fund of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders (as determined by the Special Servicer in its good faith and reasonable judgment and in accordance with the Servicing Standard). Subject to this Section 3.17, the

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

Special Servicer may earn "net income from foreclosure property" within the meaning of Code Section 860G(c) if it determines that earning such income is in the best interests of Certificateholders on a net after-tax basis as compared with net leasing such REO Property or operating such REO Property on a different basis. In connection therewith, the Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than the Business Day following receipt of such funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw or cause to be withdrawn from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

              (i) all insurance premiums due and payable in respect of such REO Property;

              (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

              (iii) any ground rents in respect of such REO Property, if applicable; and

              (iv) all costs and expenses necessary to maintain and lease such REO Property.

         To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) -
(iv) above with respect to such REO Property, the Servicer shall advance from its own funds such amount as is necessary for such purposes unless the Servicer determines (as evidenced by an Officer's Certificate delivered to the Trustee, the Paying Agent and the Depositor) such advances would, if made, constitute Nonrecoverable Servicing Advances. The Special Servicer shall give the Servicer and the Trustee not less than five Business Days' notice, together with all information reasonably requested by the Servicer (upon which the Servicer may conclusively rely) before the date on which the Servicer is requested to make any Servicing Advance with respect to an REO Property; provided, however, that only two Business Days' notice shall be required in respect of Servicing Advances required to be made on an urgent or emergency basis (which may include, without limitation, Servicing Advances required to make tax or insurance payments).

         (b) Without limiting the generality of the foregoing, the Special Servicer shall not:

              (i) permit the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

              (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

              (iii) authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was

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         completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code;
         or

              (iv) Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than 90 days after its acquisition date;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the Servicer (or, if required by Section 3.03(c), the Trustee or the Fiscal Agent, as applicable) as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

         (c) The Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within 90 days of the acquisition date thereof, provided that:

              (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

              (ii) the fees of such Independent Contractor (which shall be an expense of the Trust Fund) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

              (iii) any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer for deposit in the REO Account no less frequently than monthly;

              (iv) none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

              (v) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

         The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer and the Trust by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

         (d) When and as necessary, the Special Servicer shall send to the Trustee and the Servicer a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and

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management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

         SECTION 3.18. Sale of Defaulted Mortgage Loans and REO Properties.

         (a) Each of the Servicer and the Special Servicer may sell or purchase, or permit the sale or purchase of, a Mortgage Loan or REO Property only on the terms and subject to the conditions set forth in this Section 3.18 and Section 3.21(e) or as otherwise expressly provided in or contemplated by Section 2.03(b) and Section 9.01.

         (b) In the event that any Mortgage Loan becomes a Defaulted Mortgage Loan and the Special Servicer has determined in good faith that such Defaulted Mortgage Loan will become subject to foreclosure proceedings, the Special Servicer shall promptly so notify in writing the Trustee and the Servicer. The Special Servicer and the Servicer may at their respective option purchase such Defaulted Mortgage Loan from the Trust Fund, at a price equal to the Purchase Price. The Purchase Price for any Defaulted Mortgage Loan purchased hereunder shall be deposited into the Certificate Account, and the Trustee, upon receipt of an Officer's Certificate from the Special Servicer to the effect that such deposit has been made, shall release or cause to be released to the Special Servicer or the Servicer, as the case may be, the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Special Servicer or the Servicer (in that order), as the case may be, ownership of such Defaulted Mortgage Loan.

         (c) The Special Servicer may offer to sell any Defaulted Mortgage Loan not otherwise purchased by the Special Servicer or the Servicer pursuant to subsection (b) above, if and when the Special Servicer determines, consistent with the Servicing Standard, that such a sale would produce a greater recovery on a present value basis than would liquidation of the related Mortgaged Property. Such offering shall be made in a commercially reasonable manner. The Special Servicer shall accept the highest cash bid received from any Person for such Defaulted Mortgage Loan in an amount at least equal to the Purchase Price therefor; provided, that in the absence of any such bid, the Special Servicer shall accept the highest cash bid received from any Person that is determined by the Special Servicer to be a fair price for such Defaulted Mortgage Loan. In the absence of any bid determined (as provided below) to be a fair price, the Special Servicer shall proceed with respect to such Defaulted Mortgage Loan in accordance with Section 3.09.

         The Special Servicer shall use reasonable best efforts consistent with the Servicing Standard to solicit bids for each REO Property in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.16(a). Such solicitation shall be made in a commercially reasonable manner. The Special Servicer shall accept the highest cash bid received from any Person for such REO Property in an amount at least equal to the Purchase Price therefor; provided, however, that in the absence of any such bid, the Special Servicer shall accept the highest cash bid received from any Person that is determined by the Special Servicer to be a fair price for such REO Property. If the Special Servicer reasonably believes that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.16(a), then the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection

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therewith, shall accept the highest outstanding cash bid, regardless of from whom received. Notwithstanding the foregoing, the Special Servicer shall not be obligated by the foregoing or otherwise to accept the highest bid if the Special Servicer determines, in accordance with the Servicing Standard, that rejection of such bid would be in the best interests of the Certificateholders. In the event that the Special Servicer determines with respect to any REO Property that the offers being made with respect thereto are not in the best interests of the Certificateholders and that the end of the period referred to in Section 3.16(a) with respect to such REO Property is approaching, the Special Servicer shall seek an extension of such period in the manner described in Section 3.16(a); provided, however, that the Special Servicer shall use its reasonable best efforts consistent with the Servicing Standard, to sell any REO Property prior to two years prior to the Rated Final Distribution Date.

         The Special Servicer shall give the Trustee and the Servicer not less than five Business Days' prior written notice of its intention to sell any Defaulted Mortgage Loan or REO Property. No Interested Person shall be obligated to submit a bid to purchase any Defaulted Mortgage Loan or REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any Defaulted Mortgage Loan or any REO Property pursuant hereto.

         (d) Whether any cash bid constitutes a fair price for any Defaulted Mortgage Loan or REO Property, as the case may be, for purposes of Section 3.18(c), shall be determined by the Special Servicer, if the highest bidder is a Person other than the Special Servicer (or the Servicer if the Servicer is also the Special Servicer) or an Affiliate of either, and by the Trustee, if the highest bidder is the Special Servicer (or the Servicer if the Servicer is also the Special Servicer) or an Affiliate of either. In determining whether any bid received from the Special Servicer or an Affiliate of either represents a fair price for any Defaulted Mortgage Loan or any REO Property, the Trustee may conclusively rely on the opinion of an Independent Appraiser or other expert in real estate matters retained by the Special Servicer at the expense of the Trust Fund. In determining whether any bid constitutes a fair price for any Defaulted Mortgage Loan or any REO Property, such appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Defaulted Mortgage Loan, the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.16(a). The Purchase Price for any Defaulted Mortgage Loan or REO Property shall in all cases be deemed a fair price.

         (e) Subject to subsections (a) through (d) above, the Special Servicer shall act on behalf of the Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan or REO Property, and the collection of all amounts payable in connection therewith. Any sale of a Defaulted Mortgage Loan or any REO Property shall be final and without recourse to the Trustee or the Trust Fund, and if such sale is consummated in accordance with the terms of this Agreement, neither the Special Servicer nor the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

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         SECTION 3.19. [Intentionally Omitted]

         SECTION 3.20. Modifications, Waivers, Amendments and Consents.

         (a) Except as set forth in this Section 3.20(a) and Section 3.08, the Servicer shall not agree to any modification, waiver or amendment of a Mortgage Loan, and, except as provided in the following paragraph, Section 3.08(e),
Section 3.08(f) and in Section 3.20(d), no Mortgage Loan that is not a Specially Serviced Mortgage Loan may be modified, waived or amended; provided, however, that subject to Section 3.21(e) the Special Servicer may agree to extend the maturity date of a Mortgage Loan that is not a Specially Serviced Mortgage Loan, provided, further, that no such extension entered into pursuant to this Section 3.20(a) shall be for a period of more than twelve months from the original maturity date of such Mortgage Loan or shall extend the maturity date beyond the earlier of (i) two years prior to the Rated Final Distribution Date and (ii) in the case of a Mortgage Loan secured by a leasehold estate, the date ten years prior to the expiration of such leasehold estate. If such extension would extend the Maturity Date of a Mortgage Loan for more than twelve months from and after the original maturity date of such Mortgage Loan, the Special Servicer may only enter into such extension if it provides the Trustee with an Opinion of Counsel (at the expense of the related Mortgagor) that such extension would not constitute a "significant modification" of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b). Any substitution of collateral shall be treated hereunder as a modification or amendment of the applicable Mortgage Loan.

         Notwithstanding the foregoing, the Servicer may, consistent with the Servicing Standard, modify or amend the terms of any Mortgage Loan without the consent of the Special Servicer in order to (i) cure any ambiguity therein, (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error (iii) waive defaults with respect to minor covenants (other than financial covenants), including with respect to late financial statements, to the extent such waiver will not have any material adverse effect on the rights or interests of the Certificateholders of any Class, (iv) release parcels of a Mortgaged Property to the extent that any such release will not have any material adverse effect on the rights or interests of the Certificateholders of any Class, if each Rating Agency has been notified by the Servicer of its intent to permit such release and each Rating Agency has provided written notice that such release will not result in the withdrawal, qualification or downgrade of its then current rating of any Class of Certificates (provided that releases as to which the Loan Documents expressly require the borrower thereunder to make such releases upon the satisfaction of certain conditions shall be made as required in the Loan Documents) and (v) make any other modifications, waivers, or amendments which the Servicer determined, in accordance with the Servicing Standard, are of routine nature and will not have a material adverse affect on the rights or interests of the Certificateholders of any Class, in each case, provided that such modification, waiver or amendment would not be a "significant modification" of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b), and provided further that the proposed modification, waiver or amendment will not cause (x) either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC for purposes of the Code or (y) either the Upper-Tier REMIC or the Lower-Tier REMIC to be subject to any tax under the REMIC Provisions.

         Notwithstanding the foregoing, neither the Servicer nor the Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) at any time the Mortgage Loan is not in default pursuant to the terms of the related Loan Documents unless it

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has received an Opinion of Counsel to the effect that (i) such substitution will not cause the related Mortgage Loan to fail to qualify as a "qualified mortgage" for REMIC purposes, (ii) such substitution will not affect the status as a REMIC of either the Upper Tier REMIC or the Lower Tier REMIC, and (iii) such substitution will not subject the Trust Fund, the Upper Tier REMIC or the Lower Tier REMIC to any tax.

         Notwithstanding the foregoing, neither the Servicer nor the Special Servicer shall permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan at any time such Mortgage Loan is not in default pursuant to the terms of the related Mortgage Loan documents unless the Servicer or the Special Servicer, as applicable, has (a) provided notice to the Rating Agencies of such substitution and has received written confirmation by each of the Rating Agencies that such substitution will not cause the Rating Agency to downgrade, withdraw or qualify any of the ratings assigned by the Rating Agency to any Class of Certificates; and (b) received (i) a certificate of an Independent Certified public accountant (at the expense of the related Mortgagor) to the effect that (A) in the event of a total defeasance such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan,
(B) in the event of a partial defeasance the remaining Mortgaged Properties will have a Debt Service Coverage Ratio at least equal to the Debt Service Coverage Ratio required by the related Mortgage Loan documents and (C) in either case such defeasance is in compliance with the requirements of the terms of the related Mortgage Loan documents and (ii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that (1) such substitution will not cause the related Mortgage Loan to fail to qualify as a "qualified mortgage" for REMIC purposes, (2) such substitution will not affect the status as a REMIC of either the Upper-Tier REMIC or the Lower-Tier REMIC, (3) such substitution will not subject the Trust Fund, the Upper-Tier REMIC or the Lower-Tier REMIC to any tax, and (4) the Trustee, on behalf of the Trust Fund, will have a first priority perfected security interest in such substituted Mortgaged Property and
(5) to the extent permitted by the related Mortgage Loan Documents (and to the extent that the lender can require the same), the substituted Mortgaged Property will be held in a special-purpose entity established for this purpose; provided, however, that to the extent the related Mortgage Loan documents provide the lender with discretion, the Servicer or the Special Servicer, as applicable, shall require that the related Mortgagor pay the cost of any such opinion as a condition to granting such defeasance.

         Notwithstanding anything to the contrary herein, with respect to any Mortgage Loan the outstanding principal balance of which exceeds the lesser of $15,000,000 or 5% of the outstanding aggregate balance of all Mortgage Loans in the Trust Fund, the Servicer or Special Servicer, as applicable, will not consent to the removal or replacement of any property manager or (b) consent to or approve of (to the extent the related Loan Documents require the related borrower to obtain the consent to or approval of the related mortgagee) any transfer of equity of (or equivalent ownership interests in) the related borrower or of any equity owner of the borrower that is itself required to be a special purpose entity, if, during the term of such Mortgage Loan, in excess of 49% of such equity (or equivalent) will have been transferred to any other party, in either case unless notice thereof shall have been given to each Rating Agency and each Rating Agency shall have confirmed in writing that such action will not, by itself, result in the downgrade, withdrawal or reduction of its then-current rating of any outstanding Class of Certificates.

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

         (b) If, but only if, the Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of the Mortgage Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Mortgage Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the Special Servicer's judgment, reasonably foreseeable (as evidenced by an Officer's Certificate of the Special Servicer), and is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) than liquidation of such Specially Serviced Mortgage Loan, then the Special Servicer may agree to a modification, waiver or amendment of such Specially Serviced Mortgage Loan, subject to the provisions of this Section 3.20(b) and Section 3.20(c) and Section 3.21(e).

         The Special Servicer shall use its reasonable best efforts consistent with the Servicing Standard to the extent possible to cause each Specially Serviced Mortgage Loan to fully amortize no later than two years prior to the Rated Final Distribution Date and shall not agree to a modification, waiver or amendment of any term of any Specially Serviced Mortgage Loan if such modification, waiver or amendment would:

              (i) extend the maturity date of any such Specially Serviced Mortgage Loan to a date occurring later than the earlier of (a) two years prior to the Rated Final Distribution Date and (b) if such Specially Serviced Mortgage Loan is secured by a leasehold estate, the date occurring ten years prior to the expiration of such leasehold;

              (ii) reduce the net rate at which interest accrues on any such Specially Serviced Mortgage Loan to less than the lesser of (a) the Net Mortgage Rate as of the Cut-off Date and (b) the highest Pass-Through Rate on any Class of Certificate (other than the Class X Certificates); or

              (iii) provide for the deferral of interest unless (a) interest accrues thereon, generally, at the related Mortgage Rate and (b) the aggregate amount of such deferred interest does not exceed 10% of the unpaid principal balance of the Specially Serviced Mortgage Loan.

         (c) Any provision of this Section 3.20 to the contrary notwithstanding, no fee described in this paragraph shall be collected by any Servicer or Special Servicer from a Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of a Mortgage Loan (unless the amount thereof is specified in the related Mortgage Note) if the collection of such fee would cause such consent, modification, waiver or amendment to be a "significant modification" of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b).

         (d) Notwithstanding anything to the contrary in this Agreement, the Special Servicer may agree to any waiver, modification or amendment of a Mortgage Loan that is not in default or as to which default is not reasonably foreseeable only to the extent that it would not be a "significant modification" of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b), provided that the proposed modification, amendment or waiver will not cause (x) either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC

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for purposes of the Code or (y) either the Lower-Tier REMIC or the Upper-Tier
REMIC to be subject to any tax under the REMIC Provisions. With respect to all modifications, amendments and waivers entered into by the Special Servicer pursuant to this Section 3.20(d), the Special Servicer shall provide the Trustee with an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid by the Servicer or the Trustee or Fiscal Agent, as applicable, as a Servicing Advance) to the effect that the contemplated waiver, modification or amendment (i) will not be a "significant modification" of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (ii) will not cause either clause
(x) or (y) of this Section 3.20(d) to occur. Notwithstanding the foregoing, the Special Servicer may not waive the payment of any Prepayment Premiums or Yield Maintenance Charge with respect to any Mortgage Loan that is not a Specially Serviced Mortgage Loan.

         (e) In the event of a modification to a Mortgage Loan that creates Mortgage Deferred Interest, such Mortgage Deferred Interest will be allocated to reduce the Distributable Certificate Interest of one or more Classes of Certificates pursuant to Section 4.06(a) and will be added to the Certificate Balance of such Class or Classes pursuant to Section 4.06(b).

         (f) Subject to Section 3.20(c), the Servicer and the Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within the Servicer's or the Special Servicer's, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to the Servicer or the Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request; provided, however, that the Special Servicer shall not be entitled to compensation with respect to the assumption of any Mortgage Loan that is not a Specially Serviced Mortgage Loan.

         (g) All modifications, waivers and amendments of the Mortgage Loans entered into pursuant to this Section 3.20 shall be in writing, signed by the Servicer or the Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan, if such guarantor's signature is required by the Servicer or the Special Servicer, as the case may be, in accordance with the Servicing Standard).

         (h) Each of the Servicer and the Special Servicer shall notify the Rating Agencies, the Trustee and each other in writing of any modification, waiver or amendment of any term of any Mortgage Loan and the date thereof, and shall deliver to the Trustee or the related Custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within 10 Business
Days) following the execution thereof. In addition, the Special Servicer shall promptly send a copy of such a modification, waiver or amendment to the Servicer. Within 15 days of the Servicer's delivery of the aforesaid modification, waiver or amendment to the Trustee or its receipt from the Special Servicer, as applicable, the Trustee shall forward a copy thereof to each Holder of a Class E, Class F, Class G, Class H and Class I Certificate.

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         SECTION 3.21. Transfer of Servicing Between Servicer and Special
Servicer; Record Keeping; Asset Status Report.

         (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan, the Servicer shall immediately give notice thereof, and shall deliver the related Mortgage File and Credit File to the Special Servicer and shall use its reasonable best efforts consistent with the Servicing Standard to provide the Special Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto. The Special Servicer may conclusively rely upon any such documentation or information supplied to it by the Servicer, in the absence of manifest error. The Servicer shall use its reasonable best efforts consistent with the Servicing Standard to comply with the preceding sentence within 5 Business Days of the occurrence of each related Servicing Transfer Event and in any event shall continue to act as Servicer and administrator of such Mortgage Loan until the Special Servicer has commenced the servicing of such Mortgage Loan, which will commence upon receipt by the Special Servicer of the Mortgage File. The Trustee shall deliver to the Paying Agent, the Underwriters, the Initial Purchasers and to each Holder of a Class E, Class F, Class G, Class H and Class I Certificate a copy of the notice of such Servicing Transfer Event provided by the Servicer to the Special Servicer pursuant to this Section.

         Upon determining that a Specially Serviced Mortgage Loan (other than an REO Loan) has become current and has remained current for three consecutive Monthly Payments (provided no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the Special Servicer), and that no other Servicing Transfer Event is continuing with respect thereto, the Special Servicer shall promptly give notice thereof, and shall return the related Mortgage File and Credit File to the Servicer and upon giving such notice, and returning such Mortgage File and Credit File to the Servicer, the Special Servicer's obligation to service such Corrected Mortgage Loan shall terminate and the obligations of the Servicer to fully service and administer such Mortgage Loan shall recommence.

         (b) In servicing any Specially Serviced Mortgage Loans, the Special Servicer will provide to the Trustee originals of documents included within the definition of "Mortgage File" and "Credit File," as appropriate, for inclusion in the related Mortgage File (with a copy of each such original to the Servicer), and provide the Servicer with copies of any additional related Mortgage Loan information including correspondence with the related Mortgagor.

         (c) No later than 3:00 p.m. Central time on the Business Day immediately following each Determination Date, the Special Servicer shall deliver to the Servicer and on request to each Rating Agency the CSSA Standard Information Package (upon which the Servicer and the Trustee may conclusively rely) describing, on a loan-by-loan and property-by-property basis, (1) the information described in clause (iv) of Section 4.02(a) with respect to each Specially Serviced Mortgage Loan and the information described in clause (vii) and (viii) of Section 4.02(a) with respect to each REO Property, (2) the amount of all payments, Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to each Specially Serviced Mortgage Loan during the related Due Period, and the amount of all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received by it with respect to each REO Property during the related Due Period, (3) the amount, purpose and date of all Servicing Advances made by the Servicer with respect to each Specially Serviced Mortgage

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Loan and REO Property during the related Due Period, (4) the information described in clauses (iii), (iv)(C), (iv)(D), (v), (xiii) and (xv) of Section 4.02(a) and (5) such additional information relating to the Specially Serviced Mortgage Loans and REO Properties as the Servicer reasonably requests to enable it to produce the CSSA Data Files and CSSA Surveillance Reports and perform its responsibilities under this Agreement which is in the Special Servicer's possession or is reasonably obtainable by the Special Servicer.

         (d) Notwithstanding the provisions of the preceding clause (c), the Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans and REO Properties and shall provide the Special Servicer with any information in its possession reasonably required by the Special Servicer to perform its duties under this Agreement.

         (e) No later than 30 days after a Servicing Transfer Event for a Mortgage Loan, the Special Servicer shall deliver to each Rating Agency and the Servicer a report (the "Asset Status Report") with respect to such Mortgage Loan and the related Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

              (i) summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Mortgagor;

              (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan and whether outside legal counsel has been retained;

              (iii) the most current rent roll and income or operating statement available for the related Mortgaged Property;

              (iv) the Special Servicer's recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status and returned to the Servicer for regular servicing or otherwise realized upon including any proposed actions pursuant to Section 3.09, 3.18 or 3.20;

              (v) the Appraised Value of the Mortgaged Property together with the assumptions used in the calculation thereof; provided, however, that in the event that the Servicer has obtained an Appraisal with respect to the related Mortgaged Property within the 12-month period immediately prior to the Servicing Transfer Event and there has been no material change to the Mortgaged Property that would affect the validity of such Appraisal, the Special Servicer may use such prior Appraisal in determining the Appraised Value of the Mortgaged Property; and

              (vi) such other information as the Special Servicer reasonably deems relevant in light of the Servicing Standard.

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         If within 10 Business Days of receiving an Asset Status Report, the
Directing Certificateholder does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law or the terms of the applicable Mortgage Loan documents. If the Directing Certificateholder disapproves such Asset Status Report, the Special Servicer will revise such Asset Status Report and deliver to the Directing Certificateholder, the Rating Agencies and the Servicer a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above in this Section 3.21(e) until the earliest to occur of the following events: (i) the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report,
(ii) the Special Servicer makes a determination as described below or (iii) the 60th day after the delivery of the first Asset Status Report. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided that such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section.

         Notwithstanding the foregoing, the Special Servicer may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a 10-Business Day period (i) if the Special Servicer has determined that failure to take such action would materially and adversely affect the interests of the Certificateholders or (ii) if the Special Servicer and the Directing Certificateholder do not agree upon the action to be taken within 60 days of the delivery of the first Asset Status Report. The Special Servicer shall have the authority to meet with the Mortgagor for any Specially Serviced Mortgage Loan and take action consistent with the Servicing Standard and the related Asset Status Report.

         No direction of the Directing Certificateholder, under this Section
3.21 or otherwise under this Agreement, shall (a) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including the Special Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each of the Lower-Tier REMIC and the Upper-Tier REMIC, or (b) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (c) expose the Servicer, the Special Servicer, the Depositor, either Mortgage Loan Seller, the Trust, the Trustee, the Fiscal Agent or their officers, directors, employees, agents or Control Persons to any claim, suit or liability, (d) materially expand the scope of the Special Servicer's or the Servicer's responsibilities under this Agreement or cause or direct the Special Servicer to act in a manner contrary to the Servicing Standard or (e) cause or direct the Servicer to act in a manner contrary to the Servicing Standard.

         (f) Upon receiving notice of (i) the filing of a case under any present or future federal or state bankruptcy, insolvency or similar law or the commencing of any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings with respect to a Mortgage Loan or the related Mortgagor or (ii) the request by a Mortgagor for the amendment or modification of a Mortgage Loan other than an amendment or modification provided for in the second paragraph in Sections 3.20(a) or 3.08(f), the Servicer shall promptly give notice thereof, and shall deliver copies of the related Mortgage File and Credit File to the Special Servicer and shall use its reasonable best efforts consistent with the Servicing Standard to provide the Special Servicer with all information relating to the Mortgage Loan and reasonably requested by the

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Special Servicer to enable it to negotiate with the related Mortgagor and prepare for any such proceedings. The Servicer shall use its reasonable best efforts consistent with the Servicing Standard to comply with the preceding sentence within 5 Business Days of the occurrence of each such event, and upon receiving such documents and information, the Special Servicer shall use its reasonable best efforts consistent with the Servicing Standard to cause the related Mortgagor to cure any default and/or remedy any such event, work out or modify the Mortgage Loan consistent with the terms of this Agreement, and/or prepare for such proceedings. Notwithstanding the foregoing, the occurrence of any of the above-referenced events shall not in and of itself be considered a Servicing Transfer Event and, unless a Servicing Transfer Event has occurred with respect to a related Mortgage Loan, the Servicer shall continue to act as Servicer and administrator of such Mortgage Loan and no fees shall be payable to the Special Servicer with respect to such Mortgage Loan other than any related modification, assumption or extension fees provided for herein.

         SECTION 3.22. Sub-Servicing Agreements.

         (a) Except for the Sub-Servicing Agreements with respect to certain Mortgage Loans identified as ML-146, ML-147 and ML-148, neither the Servicer nor the Special Servicer shall enter into any other Sub-Servicing Agreements to provide for the performance by a third party of any or all of their respective obligations under Articles III and IV hereof. Each Sub-Servicing Agreement must:
(i) be consistent with this Agreement in all material respects and require an Approved Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) provide that if the Servicer, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of an Event of Default), the Trustee or its designee shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the Servicer, under such agreement, or, alternatively, may act in accordance with Section 7.02 hereof under the circumstances described therein (subject to the assumption requirements of Section 3.22(g) hereof); (iii) provide that the Trustee for the benefit of the Certificateholders shall be a third party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the Servicer or Special Servicer, as applicable, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust Fund, the Trustee, any successor Servicer or any Certificateholder shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permit any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty, (v) not permit an Approved Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund,
(vi) not permit an Approved Sub-Servicer to amend Mortgage Loans without the prior consent of the Servicer; and (vii) provide that an Approved Sub-Servicer cannot foreclose on Mortgaged Property or sell REO Property relating to any such Mortgage Loans without the prior consent of the Servicer. Any successor Servicer, shall, upon becoming successor Servicer, be assigned and shall assume the Sub-Servicing Agreements from the predecessor Servicer (subject to the assumption requirements of Section 3.22(g) hereof). In addition, each such Sub-Servicing Agreement entered into by the Servicer may provide that the obligations of an Approved Sub-Servicer thereunder shall terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Mortgage Loan. The Servicer shall deliver to the Trustee copies of all the Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement

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to actions taken or to be taken by the Servicer, include actions taken or to be taken by an Approved Sub-Servicer on behalf of the Servicer to the extent allowed in the related Sub-Servicing Agreement; and, in connection therewith, any amounts advanced by such Approved Sub-Servicer retained by the Servicer to satisfy the obligations of the Servicer hereunder to make Advances shall be deemed to have been advanced by the Servicer out of its own funds and, accordingly, such Advances shall be recoverable by such Approved Sub-Servicer in the same manner and out of the same funds as if such Approved Sub-Servicer were the Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with Section 3.03(d), such interest to be allocable between the Servicer and such Approved Sub-Servicer pursuant to the terms of the Sub-Servicing Agreement. For purposes of this Agreement, the Servicer shall be deemed to have received any payment an Approved Sub-Servicer receives.

         (b) An Approved Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law.

         (c) As part of its servicing activities hereunder, the Servicer for the benefit of the Trustee and the Certificateholders, shall (at no expense to the Trustee, the Certificateholders or the Trust Fund) monitor the performance and enforce the obligations of an Approved Sub-Servicer under each of the related Sub-Servicing Agreements. Such enforcement, including, without limitation, the legal prosecution of claims, termination of the Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer would require were it the owner of the Mortgage Loans. The Servicer shall have the right to remove an Approved Sub-Servicer in accordance with the terms of each of the Sub-Servicing Agreements.

         (d) In the event the Trustee or its designee becomes successor Servicer and assumes the rights and obligations of the Servicer under the Sub-Servicing Agreements, the Servicer, at its expense, shall deliver to the assuming party all documents and records relating to each Sub-Servicing Agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable best efforts consistent with the Servicing Standard to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

         (e) Notwithstanding the provisions of any Sub-Servicing Agreement or agreement described in subparagraph (i) below, the Servicer represents and warrants that it shall remain obligated and liable to the Trustee and the Certificateholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and the Servicer shall pay the respective fees of any Approved Sub-Servicer from its own funds in accordance with the related Sub-Servicing Agreements. In no event shall the Trust Fund bear any termination fee (if any) required to be paid pursuant to the terms of a Sub-Servicing Agreement to an Approved Sub-Servicer as a result of an Approved Sub-Servicer's termination under any Sub-Servicing Agreement. In addition, the Servicer shall indemnify the Trustee and the Trust Fund against any loss, damage or liability arising by reason of willful misfeasance, bad faith or negligence in the performance of duties by an Approved Sub-Servicer or by reason of negligent disregard by an Approved Sub-Servicer of obligations and duties under this Agreement and any Sub-Servicing Agreement; provided, however, that the Servicer and the Special Servicer, as applicable, shall not be required

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to indemnify the Trust for any Sub-Servicer that the Servicer or the Special
Servicer, as the case may be, has not itself selected for appointment.

         (f) The Trustee shall furnish to an Approved Sub-Servicer any powers of attorney and other documents prepared by the Servicer and delivered to the Trustee and necessary or appropriate to enable such Approved Sub-Servicer to carry out its servicing and administrative duties under any Sub-Servicing Agreement; provided, however, that the Trustee shall not be held liable for any negligence, and shall be indemnified by such Approved Sub-Servicer, with respect to, or misuse of, any such power of attorney by such Approved Sub-Servicer.

         (g) Each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes successor Servicer, the Trustee or such successor Servicer shall have the right to terminate such Sub-Servicing Agreement without a fee.

         (h) The Special Servicer shall comply with the terms of each Sub-Servicing Agreement to the extent the terms thereof are not inconsistent with the terms of this Agreement and the Special Servicer's obligations hereunder. With respect to Mortgage Loans subject to a Sub-Servicing Agreement, the Special Servicer shall, among other things, remit amounts, deliver reports and information, and afford access to facilities and information to an Approved Sub-Servicer that would be required to be remitted, delivered or afforded, as the case may be, to the Servicer pursuant to the terms hereof within a sufficient period of time to allow such Approved Sub-Servicer to fulfill its obligations under the applicable Sub-Servicing Agreement and in no event later than one Business Day prior to the applicable Determination Date (or such other date as specified herein).

         (i) Notwithstanding anything to the contrary contained herein, to the extent consistent with the Servicing Standard, the Servicer or Special Servicer may retain qualified third parties to perform ministerial functions, including tax monitoring, reconvenyances, inspections and similar functions without requiring such party to execute a Sub-Servicing Agreement; provided, however, that notwithstanding any such appointment and any other provision herein to the contrary, the Servicer or Special Servicer, as appropriate, will remain liable for the performance of such functions hereunder.

         SECTION 3.23. Representations and Warranties of the Servicer.

         (a) The Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor and the Special Servicer and the Fiscal Agent, as of the Closing Date, that:

              (i) The Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

              (ii) The execution and delivery of this Agreement by the Servicer, and the performance and compliance with the terms of this Agreement by the Servicer, will not violate the Servicer's formation documents as amended and restated, and by-laws or constitute a default (or an event which, with notice or

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         lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

              (iii) The Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement;

              (iv) This Agreement, assuming due authorization, execution and delivery by the Trustee and the Depositor, constitutes a valid, legal and binding obligation of the Servicer, enforceable against the Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

              (v) The Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Servicer or its properties or might have consequences that would materially and adversely affect its ability to perform its duties and obligations hereunder;

              (vi) No litigation is pending or, to the best of the Servicer's knowledge, threatened against the Servicer which would prohibit the Servicer from entering into this Agreement or, in the Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer;

              (vii) The Servicer will examine each Sub-Servicing Agreement and will be familiar with the terms thereof. Any Sub-Servicing Agreements will comply with the provisions of Section 3.22;

              (viii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer, or compliance by the Servicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Servicer of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Servicer to perform its obligations hereunder; and

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              (ix) The Servicer hereby covenants with respect to those computer systems identified as mission-critical for the performance of its servicing functions described by this Agreement, that it is committed to modifying its respective existing systems to the extent required to cause them, when used for the purpose for which they were intended, to be capable of accurately processing, proving and receiving date data from, into and between the twentieth and twenty-first centuries, and to correctly, create, store, process and output information related to or including dates on or after December 31, 1999 as a result of the changing of the date from 1999 to 2000, including leap year calculations, assuming that all other products, including hardware and software, when used in combination with the product or service in question, properly exchange date data.

         (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement and shall survive for as long as any Class of Certificates is outstanding. The Servicer shall indemnify the Trustee, the Fiscal Agent, their respective officers, directors, employees, agents and Control Persons and the Trust Fund and hold each of them harmless against any losses, damages, penalties, fines, forfeitures, and legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion arising from, or resulting from a material breach of the Servicer's representations and warranties contained in paragraph (a) above. Such indemnification shall survive any termination or resignation of the Servicer, any termination or resignation of the Trustee or the Fiscal Agent and any termination of the Agreement.

         SECTION 3.24. Representations and Warranties of the Special Servicer.

         (a) The Special Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Servicer and the Fiscal Agent, as of the Closing Date, that:

              (i) The Special Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

              (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, will not violate the Special Servicer's formation documents, as amended and restated, and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, or result in the violation of any law, rule, regulation, order, judgment or decree which the Special Servicer or its property is subject;

              (iii) The Special Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

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              (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

              (v) The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

              (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

              (vii) Each officer, director or employee of the Special Servicer that has or, following the occurrence of a Servicing Transfer Event, would have responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c). Neither the Special Servicer nor any of its officers, directors or employees that is or, following the occurrence of a Servicing Transfer Event, would be involved in the servicing or administration of Mortgage Loans has been refused such coverage or insurance;

              (viii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder; and

              (ix) The Special Servicer hereby covenants with respect to those computer systems identified as mission-critical for the performance of its servicing functions described by this Agreement, that it is committed to modifying its respective existing systems to the extent required to cause them, when used for the purpose for which they were intended, to be capable of accurately processing, proving and receiving date data from, into and between the

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         twentieth and twenty-first centuries, and to correctly, create, store, process and output information related to or including dates on or after December 31, 1999 as a result of the changing of the date from 1999 to 2000, including leap year calculations, assuming that all other products, including hardware and software, when used in combination with the product or service in question, properly exchange date data.

         (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement and shall survive for so long as any Class of Certificates is outstanding. The Special Servicer shall indemnify the Trustee, the Fiscal Agent, their respective officers, directors, employees, agents and Control Persons and the Trust Fund and hold them harmless against any losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from a material breach of the Special Servicer's representations and warranties contained in paragraph (a) above. Such indemnification shall survive any termination or resignation of the Special Servicer, any termination or resignation of the Trustee or the Fiscal Agent and any termination of the Agreement.

         SECTION 3.25. Interest Reserve Account.

         (a) The Trustee shall establish and maintain, or cause to be established and maintained the Interest Reserve Account as an Eligible Account, for the benefit of the Certificateholders.

         (b) On each Servicer Remittance Date relating to any Interest Accrual Period ending in any January and on any Servicer Remittance Date which occurs in a year which is not a leap year relating to any Interest Accrual Period ending in any December, the Servicer shall remit to the Trustee, in respect of the Interest Reserve Loans for deposit into the Interest Reserve Account (to the extent it receives such amounts from the Servicer), an amount equal to one day's interest on the Stated Principal Balance of the Interest Reserve Loans as of the Distribution Date occurring in the month preceding the month in which such Servicer Remittance Date occurs at the related Mortgage Rate, to the extent a full Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive February and January (if applicable), "Withheld Amounts").

         (c) On each Servicer Remittance Date occurring in March, the Trustee shall withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January, if any, and February, if any, and shall remit such amount into the Lower-Tier Distribution Account. Funds held in the Interest Reserve Account will be held uninvested.

         SECTION 3.26. Action Upon Receipt of Notice of Residual Value Policy Termination Event or Lease Enhancement Policy Termination Event.

         Upon receipt of notice of a Residual Value Policy Termination Event or Lease Enhancement Policy Termination Event, and subject to Section 4.03(e) hereof, the Servicer shall take the following actions, or refrain from taking the following actions, as appropriate:

              (i) Maintain a record of all subsequent payments by the related Lease Enhancement Insurer or Residual Value Insurer (the aggregate amount already

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         paid at such time, together with all subsequent payments made from time to time thereafter, under the Lease Enhancement Policy or Residual
         Value Policy, the "Lease Enhancement Policy Exposure" or the "Residual Value Policy Exposure");

              (ii) Deposit all payments made under the related Lease Enhancement Policy or Residual Value Policy into the Policy Escrow Account until the date on which ultimate responsibility (as between the Trust Fund and the Lease Enhancement Insurer or Residual Value Insurer) for payments with respect to such Lease Enhancement Policy Termination Event or Residual Value Policy Termination Event is finally resolved. Amounts deposited in the Policy Escrow Account shall be invested in Permitted Investments selected by the Servicer subject to Section 3.06;

              (iii) Continue to make P&I Advances until a determination of nonrecoverability is made in accordance with Section 4.03(e)(iii);

              (iv) If any payment (or portion thereof) made by any Lease Enhancement Policy Insurer or Residual Value Insurer is subsequently determined, in accordance with the dispute resolution procedures set forth in the related Lease Enhancement Policy or Residual Value Policy or pursuant to any legal process or settlement by the Special Servicer of any claim by such Lease Enhancement Policy Insurer or Residual Value Insurer, to be reimbursable to such Lease Enhancement Policy Insurer or Residual Value Insurer, the Servicer shall, as required, (a) remit to such issuer the amount on deposit in the Policy Escrow Account (up to the amount owed to the issuer), (b) make a P&I Advance of any remaining amount owed to the issuer and (c) promptly pay the amount of such P&I Advance to such issuer under the Lease Enhancement Policy or Residual Value Policy with respect to such Lease Enhancement Policy Termination Event or Residual Value Policy Termination Event. If such P&I Advance is determined to be a Nonrecoverable P&I Advance, the Servicer shall nevertheless make such P&I Advance to the related Lease Enhancement Policy Insurer or Residual Value Insurer to reimburse it for amounts paid out under the Lease Enhancement Policy or Residual Value Policy as provided above, but the Servicer shall be entitled to immediately reimburse itself from general funds available in the Certificate Account for such P&I Advance and related interest at the Reimbursement Rate as a Trust Fund expense. If such P&I Advance is not determined to be a Nonrecoverable P&I Advance, the Servicer shall be repaid therefor and for the related interest at the Reimbursement Rate out of the proceeds of the related Mortgage Loan.

              (v) If any payment (or portion thereof) made by such Lease Enhancement Insurer or Residual Value Insurer and deposited into the Policy Escrow Account is subsequently determined to have been properly payable to the Trust Fund, then the Servicer shall deposit into the Certificate Account the amount on deposit in the Policy Escrow Account (net of any unpaid P&I Advance (and accrued interest thereon) and of any interest and investment income realized on funds on deposit therein that, pursuant to Section 3.06(a), is to be applied to pay interest on Advances made with respect to, or other expenses of the Trust

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         Fund allocable to, the related CTL Loan), together with any payments in the nature of damages relating to non-payment under such Lease Enhancement Policy or Residual Value Policy, as recoveries with respect to such Mortgage Loan.

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

         SECTION 4.01. Distributions.

         (a) On each Servicer Remittance Date, to the extent of the Available Distribution Amount for such Distribution Date withdrawn from the Certificate Account pursuant to Section 3.04(c), the Servicer shall transfer to the Lower-Tier Distribution Account, and on each Distribution Date, the Trustee shall transfer (A) the Lower-Tier Distribution Amount from the Lower-Tier Distribution Account to the Upper-Tier Distribution Account in the amounts and priorities set forth in Section 4.01(b) with respect to each class of Uncertificated Lower-Tier Interests and (B) the Excess Interest on deposit in the Excess Interest Account to the Upper-Tier Distribution Account in the priority set forth in Section 4.01(g), and immediately thereafter, shall make distributions thereof from the Upper-Tier Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

              (i) first, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates and the Class X Certificates, pro rata (based upon their respective entitlements to interest for such Distribution Date), in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Classes of Certificates for such Distribution Date;

              (ii) second, (A) to the Holders of the Class A-1 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount, until the outstanding Certificate Balance of such Class has been reduced to zero and (B) after the Certificate Balance of the Class A-1 Certificates has been reduced to zero, to the Holders of the Class A-2 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A-1 Certificates on such Distribution Date), until the outstanding Certificate Balance of such Class has been reduced to zero;

              (iii) third, to the Holders of the Class A-1 Certificates and the Class A-2 Certificates, pro rata (based upon the aggregate unreimbursed Collateral Support Deficit allocated to each such Class), until all amounts of Collateral Support Deficit previously allocated to such Classes, but not previously reimbursed, have been reimbursed in full;

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              (iv) fourth, to the Holders of the Class B Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (v) fifth, after the Certificate Balances of the Class A-1 and Class A-2 Certificates have been reduced to zero, to the Holders of the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class B Certificates has been reduced to zero;

              (vi) sixth, to the Holders of the Class B Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class B Certificates, but not previously reimbursed, have been reimbursed in full;

              (vii) seventh, to the Holders of the Class C Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (viii) eighth, after the Certificate Balances of the Class A-1, Class A-2 and Class B Certificates have been reduced to zero, to the Holders of the Class C Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A and Class B Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class C Certificates has been reduced to zero;

              (ix) ninth, to the Holders of the Class C Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class C Certificates, but not previously reimbursed, have been reimbursed in full;

              (x) tenth, to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xi) eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class B and Class C Certificates have been reduced to zero, to the Holders of the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B and Class C Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class D Certificates has been reduced to zero;

              (xii) twelfth, to the Holders of the Class D Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class D Certificates, but not previously reimbursed, have been reimbursed in full;

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              (xiii) thirteenth, to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xiv) fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class B, Class C and Class D Certificates have been reduced to zero, to the Holders of the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C and Class D Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class E Certificates has been reduced to zero;

              (xv) fifteenth, to the Holders of the Class E Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class E Certificates, but not previously reimbursed, have been reimbursed in full;

              (xvi) sixteenth, to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xvii) seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the Holders of the Class F Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B. Class C, Class D and Class E Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class F Certificates has been reduced to zero;

              (xviii) eighteenth, to the Holders of the Class F Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class F Certificates, but not previously reimbursed, have been reimbursed in full;

              (xix) nineteenth, to the Holders of the Class G Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xx) twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the Holders of the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E and Class F Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class G Certificates has been reduced to zero;

              (xxi) twenty-first, to the Holders of the Class G Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class G Certificates, but not previously reimbursed, have been reimbursed in full;

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              (xxii) twenty-second, to the Holders of the Class H Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xxiii) twenty-third, after the Certificate Balances of the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero, to the Holders of the Class H Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E, Class F and Class G Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class H Certificates has been reduced to zero;

              (xxiv) twenty-fourth, to the Holders of the Class H Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class H Certificates, but not previously reimbursed, have been reimbursed in full;

              (xxv) twenty-fifth, to the Holders of the Class I Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

              (xxvi) twenty-sixth, after the Certificate Balances of the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates have been reduced to zero, to the Holders of the Class I Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class I Certificates has been reduced to zero;

              (xxvii) twenty-seventh, to the Holders of the Class I Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class I Certificates, but not previously reimbursed, have been reimbursed in full; and

              (xxviii) twenty-eighth, to the Holders of the Class R Certificates, the amount, if any, of the Available Distribution Amount remaining in the Upper-Tier Distribution Account with respect to such Distribution Date.

         (b) On each Distribution Date, each Uncertificated Lower-Tier Interest shall receive distributions in respect of principal or reimbursement of Collateral Support Deficit in an amount equal to the amount of principal or reimbursement of Collateral Support Deficit actually distributable to its respective Related Certificates as provided in Sections 4.01(a) and (c).

         On each Distribution Date, each Uncertificated Lower-Tier Interest shall receive distributions of interest as follows:

              (A) the Class LA-1 Uncertificated Interest shall receive distributions in respect of interest in an amount equal to the sum of
         (i) the amount of interest actually distributable on the Class A-1 Certificates and (ii) an amount

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         equal to the product of the Class LA-1 Interest Fraction and the amount of interest distributable on the Class X Certificates;

              (B) the Class LA-2 Uncertificated Interest shall receive distributions in respect of interest in an amount equal to the sum of
         (i) the amount of interest actually distributable on the Class A-2 Certificates and (ii) an amount equal to the product of the Class LA-2 Interest Fraction and the amount of interest distributable on the Class X Certificates;

              (C) the Class LB Uncertificated Interest shall receive distributions in respect of interest in an amount equal to the sum of
         (i) the amount of interest actually distributable on the Class B Certificates and (ii) an amount equal to the product of the Class LB Interest Fraction and the amount of interest distributable on the Class X Certificates;

              (D) the Class LC Uncertificated Interest shall receive distributions in respect of interest in an amount equal to the sum of
         (i) the amount of interest actually distributable on the Class C Certificates and (ii) an amount equal to the product of the Class LC Interest Fraction and the amount of interest distributable on the Class X Certificates;

              (E) the Class LD Uncertificated Interest shall receive distributions in respect of interest in an amount equal to the sum of
         (i) the amount of interest actually distributable on the Class D Certificates and (ii) an amount equal to the product of the Class LD Interest Fraction and the amount of interest distributable on the Class X Certificates;

              (F) the Class LE Uncertificated Interest shall receive distributions in respect of interest in an amount equal to the sum of
         (i) the amount of interest actually distributable on the Class E Certificates and (ii) an amount equal to the product of the Class LE Interest Fraction and the amount of interest distributable on the Class X Certificates;

              (G) the Class LF Uncertificated Interest shall receive distributions in respect of interest in an amount equal to the sum of
         (i) the amount of interest actually distributable on the Class F Certificates and (ii) an amount equal to the product of the Class LF Interest Fraction and the amount of interest distributable on the Class X Certificates;

              (H) the Class LG Uncertificated Interest shall receive distributions in respect of interest in an amount equal to the sum of
         (i) the amount of interest actually distributable on the Class G Certificates and (ii) an amount equal to the product of the Class LG Interest Fraction and the amount of interest distributable on the Class X Certificates;

              (I) the Class LH Uncertificated Interest shall receive distributions in respect of interest in an amount equal to the sum of
         (i) the amount of interest actually distributable on the Class H Certificates and (ii) an amount

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         equal to the product of the Class LH Interest Fraction and the amount of interest distributable on the Class X Certificates, and

              (J) the Class LI Uncertificated Interest shall receive distributions in respect of interest in an amount equal to the sum of
         (i) the amount of interest actually distributable on the Class I Certificates and (ii) an amount equal to the product of the Class LI Interest Fraction and the amount of interest distributable on the Class X Certificates.

Such amounts distributed to the Uncertificated Lower-Tier Interests in respect of principal and interest with respect to any Distribution Date are referred to herein collectively as the "Lower-Tier Distribution Amount," and shall be made by the Trustee by depositing such Lower-Tier Distribution Amount in the Upper-Tier Distribution Account.

         On each Distribution Date, each Uncertificated Lower-Tier Interest shall receive distributions in respect of Yield Maintenance Charges and Prepayment Premiums in the same manner as that which is described in the preceding paragraph with respect to interest.

         As of any date, the principal balance of each Uncertificated Lower-Tier Interest equals the Certificate Balance of the Related Certificates with respect thereto. The initial principal balance of each Uncertificated Lower-Tier Interest equals the respective Original Lower-Tier Principal Amount. The pass-through rate with respect to each Uncertificated Lower-Tier Interest will be the rate per annum set forth in the Preliminary Statement hereto.

         Any amount that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount shall be distributed to the Holders of the Class LR Certificates (but only to the extent of the Available Distribution Amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

         (c) Notwithstanding anything to the contrary in this Agreement, on each Distribution Date on and after the Senior Principal Distribution Cross-Over Date, and in any event on the final Distribution Date in connection with the termination of the Trust Fund, distributions of principal on the Class A-1 Certificates and the Class A-2 Certificates will be paid to holders of such two Classes of Certificates, pro rata in accordance with their respective Certificate Balances outstanding immediately prior to such Distribution Date, until the Certificate Balance of each such Class of Certificates is reduced to zero without regard to the priorities set forth in Section 4.01(a)(ii).

         (d) On each Distribution Date, the Trustee shall withdraw from the Lower-Tier Distribution Account, and shall deposit into the Upper-Tier Distribution Account in respect of each Uncertificated Lower-Tier Interest, distributions from amounts on deposit in the Lower-Tier Distribution Account in respect of Yield Maintenance Charges and Prepayment Premiums, if any, distributable to its Related Certificate or the Class X Certificate.

         (e) (i) On each Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates have each been reduced to zero, the Paying Agent shall withdraw any amounts on deposit in the Upper Tier Distribution Account that represent Prepayment Premiums actually collected on Mortgage Loans or REO Loans during the related Due Period and remitted in respect of the Uncertificated Lower-Tier Interests

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

pursuant to Section 4.01(d), and shall distribute to each of the Class A, Class B, Class C, Class D and Class E Certificates, for each such Class an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distributed with respect to such Class pursuant to Section 4.01(a) on such Distribution Date, and the denominator of which is the total amount of principal distributed to all Classes of Certificates pursuant to Section 4.01(a) on such Distribution Date, (b) 25% and (c) the total amount of Prepayment Premiums collected during the related Due Period. Any Prepayment Premiums received during the related Due Period with respect to such Mortgage Loans or REO Loans and remitted pursuant to Section 4.01(d), remaining after such distributions shall be distributed on the Class X Certificates.

         (ii) On each Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates have each been reduced to zero, the Trustee shall withdraw any amounts on deposit in the Upper-Tier Distribution Account that represent Yield Maintenance Charges actually collected on Mortgage Loans or REO Loans during the related Due Period and remitted in respect of the Uncertificated Lower-Tier Interests pursuant to
Section 4.01(d), and shall distribute to each of the Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates, for each such Class an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distributed with respect to such Class pursuant to Section 4.01(a) on such Distribution Date, and the denominator of which is the total amount of principal distributed to all Classes of Certificates pursuant to Section 4.01(a) on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such Class of Certificates and (c) the aggregate amount of Yield Maintenance Charges collected on such principal prepayment during the related Due Period. Any Yield Maintenance Charges received during the related Due Period with respect to such Mortgage Loans and remitted pursuant to Section 4.01(d) remaining after such distributions shall be distributed on the Class X Certificates.

         (f) Following the reduction of the Certificate Balances of the Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates to zero, the Trustee shall distribute 100% of any Prepayment Premiums and Yield Maintenance Charges actually received during the related Due Period with respect to such Mortgage Loans and remitted in respect of all Uncertificated Lower-Tier Interests pursuant to Section 4.01(d), to the Class X Certificates.

         (g) On any applicable Distribution Date, any Excess Interest received in respect of the Mortgage Loans in the related Due Period and remitted by the Servicer to the Trustee for deposit in the Excess Interest Distribution Account shall be distributed from the Excess Interest Distribution Account to the Upper-Tier Distribution Account for distribution to the Class R Certificateholders; provided, however, that, such amounts shall be applied to make up any interest shortfalls (for such Distribution Date and any preceding Distribution Dates) on, and reimburse any Collateral Support Deficits previously allocated to, any class of Regular Certificates.

         (h) All distributions made with respect to each Class on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(g), 4.01(h) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities

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therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no less than 5 Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined without regard to any possible future reimbursement of Collateral Support Deficit previously allocated to such Certificate) will be made in like Manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

         Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Paying Agent, the Certificate Registrar, the Depositor, the Servicer, the Special Servicer, the Underwriters, the Initial Purchasers or the Fiscal Agent shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

         (i) Except as otherwise provided in Section 9.01, whenever the Trustee expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Collateral Support Deficit previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Trustee shall, no later than the related P&I Advance Determination Date, mail to each Holder on such date of such Class of Certificates a notice to the effect that:

              (i) the Trustee expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the offices of the Certificate Registrar or such other location therein specified; and

              (ii) no interest shall accrue on such Certificates from and after such Distribution Date.

         Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(i) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the

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non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder by the Trustee or the Paying Agent as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(i).

         (j) Distributions in reimbursement of Collateral Support Deficit previously allocated to the Regular Certificates shall be made in the amounts and manner specified in Section 4.01(a) to the Holders of the respective Class otherwise entitled to distributions of interest and principal on such Class on the relevant Distribution Date; provided, however, that all distributions in reimbursement of Collateral Support Deficit previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register. Notice of any such distribution to a prior Holder shall be made in accordance with Section 11.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Trustee shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(h) as if such Holder had failed to surrender its Certificates.

         (k) On each Distribution Date, the Servicer shall pay to the owner of the Excess Fixed Yield an amount equal to the Excess Fixed Yield.

         SECTION 4.02. Statements to Certificateholders; CSSA Standard Information Package.

         (a) On or before each Distribution Date, the Trustee shall prepare a statement (substantially in the form set forth as Exhibit H hereto) based solely on information provided to it by the Servicer (with respect to which the Trustee has no obligation to verify) as to the distributions made on such Distribution Date (each, a "Distribution Date Statement") setting forth:

              (i) the amount of distributions, if any, made on such Distribution Date to the holders of each Class of Certificates in reduction of the Certificate Balance thereof;

              (ii) the amount of distributions, if any, made on such Distribution Date to the holders of such Class of Certificates allocable to (A) Distributable Certificate Interest and (B) Yield Maintenance Charges and/or Prepayment Premiums;

              (iii) the number and the aggregate unpaid principal balance of the Mortgage Loans at the close of business on the related Determination Date;

              (iv) the number and the aggregate unpaid principal balance of the Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days,
         (C) delinquent 90 days or more, (D) that are Specially Serviced Mortgage Loans that

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

         are not delinquent or (E) as to which foreclosure proceedings have been commenced.

              (v) with respect to any Mortgage Loans as to which the related Mortgaged Property became an REO Property during the preceding Due Period, the Stated Principal Balance and the unpaid principal balance of such Mortgage Loan as of the date on which such Mortgaged Property became an REO Property;

              (vi) as to any Mortgage Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Due Period (or that were prepaid during the Related Due Period), the loan number thereof and the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Due Period and the portion thereof included in the Available Distribution Amount for such Distribution Date;

              (vii) with respect to any REO Property included in the Trust Fund as of the end of the related Due Period, the loan number of the related Mortgage Loan, the value of such REO Property based on the most recent Appraisal or valuation and the amount of any other income collected with respect to any REO Property net of related expenses and other amounts, if any, received on such REO Property during the related Due Period and the portion thereof included in the Available Distribution Amount for such Distribution Date;

              (viii) with respect to any REO Property sold or otherwise disposed of during the related Due Period, (A) the loan number of the related Mortgage Loan and the amount of sale proceeds and other amounts, if any, received in respect of such REO Property sold or otherwise disposed of during the related Due Period and the portion thereof included in the Available Distribution Amount and (B) the date of the related determination by the Special Servicer that it has recovered all payments which it expects to be fully recoverable;

              (ix) the aggregate Certificate Balance or Notional Amount of each Class of Certificates before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the aggregate Certificate Balance of each such Class due to Collateral Support Deficits and any increase in the aggregate Certificate Balance due to allocation of Certificate Deferred Interest;

              (x) the aggregate amount of Unscheduled Principal Distribution Amount received during the related Due Period;

              (xi) the Pass-Through Rate for such Class of Certificates for such Distribution Date and for the next Distribution Date;

              (xii) (a) the aggregate amount of the Servicing Fee and the Excess Fixed Yield and (b) the Special Servicing Fee, Workout Fee, Liquidation Fee and any other servicing or special servicing compensation retained by or paid to the Servicer or the Special Servicer for the related Due Period;

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              (xiii) the amount of Collateral Support Deficit, if any, incurred with respect to such Distribution Date and in the aggregate incurred with respect to all Distribution Dates (except to the extent reimbursed or paid);

              (xiv) the aggregate amount of Servicing Advances and P&I Advances outstanding which have been made by the Servicer, the Special Servicer, the Trustee and the Fiscal Agent and the amounts of interest accrued thereon;

              (xv) the amount of any Appraisal Reduction allocable to the related Due Period on a loan-by-loan basis and the total Appraisal Reduction Amount as of such Distribution Date;

              (xvi) a listing of all Mortgage Loans that have been defeased from issuance until the related Distribution Date, with the respective dates of defeasance;

              (xvii) all deposits and withdrawals from the Interest Reserve Account on the Servicer Remittance Date immediately preceding such Distribution Date;

              (xviii) the aggregate amount of all Class Unpaid Interest Shortfalls for each Class; and

              (xix) the total amount of Prepayment Interest Shortfalls and the amount of Prepayment Interest Shortfalls allocated to each Class that are not offset by the aggregate amount of the portion of the Servicing Fee that represents compensation of the Servicer and the Excess Fixed Yield.

In the case of information furnished pursuant to clauses (i), (ii) and (ix) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Definitive Certificate.

         On or before each Distribution Date, the Trustee shall prepare a report in tabular form (the "Collateral Tabulation Report") containing information regarding the Mortgage Loans as of the end of the related Due Period setting forth substantially the categories of information regarding the Mortgage Loans set forth in the charts and tables contained in the Prospectus (calculated, where applicable, on the basis of the most recent relevant information provided by the borrowers to the Servicer or the Special Servicer and by the Servicer or the Special Servicer, as the case may be, to the Trustee).

         Commencing in August, 1999, the Servicer shall (a) furnish to the Trustee, (b) make available via its internet website and (c) deliver in hard copy form, upon request, to the Rating Agencies, the Depositor and the Financial Market Publishers prior to each Distribution Date, and the Trustee shall make available to each Certificateholder, each Underwriter, each Initial Purchaser and, if requested, any potential investor in the Certificates, on each Distribution Date, the CSSA Data Files and the CSSA Surveillance Reports. Annually, commencing on or before October 30, 1999 and thereafter annually by June 30 of each year, with respect to each Mortgaged Property and REO Property, the Servicer shall deliver to the Trustee and the Special Servicer the CSSA Operating Information in a manner consistent with Section 3.12.

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         On each Distribution Date, the Trustee shall forward by mail and/or make available via its internet site or electronic bulletin board, the Distribution Date Statement and the Collateral Tabulation Report to all Holders of each Class of Certificates, the Underwriters, each Rating Agency, the Depositor, the Initial Purchasers, potential investors, the Servicer, the Special Servicer and the Fiscal Agent. In addition, the Trustee shall make the Distribution Date Statement and the Collateral Tabulation Report available to certain financial market publishers identified to the Trustee from time to time via its electronic bulletin board or its internet site located at http://www.lnbabs.com and shall deliver the Distribution Date Statement and the Collateral Tabulation Report via e-mail to the Financial Market Publishers.

         Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate, a statement containing the information set forth in clauses (i), (ii) and (xii) above and, to the extent necessary to fulfill its tax-reporting obligations, as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as the Trustee deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time are in force.

         (b) With respect to each Distribution Date commencing on the Distribution Date occurring in August, 1999, the Servicer shall furnish to the Trustee, and electronically make available on its website (providing hard copies upon request) to the Depositor and each Rating Agency an accurate and complete CSSA Standard Information Package no later than 4:00 p.m. Central time on the second Business Day after the related Determination Date. The CSSA Standard Information Package shall be provided by the Servicer to the Trustee in such formats as the Servicer and the Trustee may agree. The Trustee shall make the CSSA Standard Information Package supplied by the Servicer available on its electronic bulletin board and, as soon as capable, its internet site located at http://www.lnbabs.com. After all of the Certificates have been sold by the Underwriters, certain information will be made accessible at the website maintained by the Servicer at www.bomcm.com.

         The Trustee shall have no obligation to recompute, verify or recalculate the information provided thereto by the Servicer in the CSSA Standard Information Package or otherwise.

         (c) As soon as reasonably practicable, upon the written request of any Certificateholder, the Trustee shall provide the requesting Certificateholder with such information that is in the Trustee's possession or can reasonably be obtained by the Trustee as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act.

         (d) The Trustee shall make available to Persons who have obtained an account number on the Trustee's ASAP (Automatic Statements Accessed by Phone) System (or similar system), the reports described above in this Section 4.02 and a summary report of Certificate Factors via automated facsimile. The Trustee shall make available, upon request, to Certificateholders, Certificate Owners identified to the reasonable satisfaction of the Trustee, the

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Depositor, the Initial Purchaser, the Servicer, the Special Servicer and the
Rating Agencies account numbers on the Trustee's ASAP System (or a similar system). In addition, if the Depositor so directs the Trustee and on terms acceptable to the Trustee, the Trustee will make available through its electronic bulletin board system, on a confidential basis, such information related to the Mortgage Loans as the Depositor may reasonably request. A directory has been set upon on the bulletin board in which an electronic file is stored containing monthly servicer data. All files shall be password protected. Passwords to each file will be released by the Trustee, upon request, to Certificateholders, Certificate Owners identified to the reasonable satisfaction of the Trustee, the Depositor, the Initial Purchaser, the Master Servicer, the Special Servicer and the Rating Agencies. The Trustee also maintains a site on the internet at www.lnbabs.com at which certain of the above information will be available.

         (e) Based on information provided to it by the Depositor and the Servicer, the Trustee shall prepare, sign and file, on behalf of the Depositor, any and all Exchange Act Reports; provided, however, that the Depositor shall prepare, sign and file with the Commission the initial Form 8-K relating to the Trust Fund. Each Exchange Act Report consisting of a monthly Distribution Date Statement, Comparative Financial Status Report, Delinquent Loan Status Report, Historical Loss Estimate Report, Historical Loan Modification Report, REO Status Report, NOI Adjustment Worksheet, Operating Statement Analysis Worksheet, Watch List or report pursuant to Section 4.02(a) shall be prepared as an exhibit or exhibits to a Form 8-K. Each Exchange Act Report consisting of an Annual Report filed on Form 10-K shall identify the aggregate number of Holders of Offered Certificates and direct participants of the Depository holding positions (to the extent the Trustee receives such information from the Depository) in Public Certificates as of December 31 (or the nearest Business Day if such date is not a Business Day) of the related year based on information provided by the Trustee and the Depository. For each Exchange Act Report, the Trustee, shall prepare (i) a manually-signed paper version of such report and (ii) an electronic version of such report, which version shall be prepared as a Microsoft "Word for Windows" file (or in such other format as the Trustee, the Depositor and the Servicer or the Special Servicer may agree), that is suitable for filing via EDGAR. Exchange Act Reports consisting of (i) a monthly Distribution Date Statement, a Comparative Financial Status Report, Delinquent Loan Status Report, Historical Loss Estimate Report, Historical Loan Modification Report, REO Status Report, NOI Adjustment Worksheet, Operating Statement Analysis Worksheet, Watch List, or other report pursuant to Section 4.02 shall be filed within ten days after each Distribution Date; and (ii) an Annual Report on Form 10-K shall be filed on or prior to March 15 of each calendar year. Manually-signed copies of each Exchange Act Report shall be delivered to the Trustee.

         All reports and notices or other information to be filed by the Trustee, other than the monthly Distribution Date Statements, shall be delivered by the Servicer to the Trustee no later than 8 days after each Distribution Date, and shall be in an 80-column text format that is suitable for EDGAR filing or such other format that is acceptable to theTrustee from time to time.

         If information for any Exchange Act Report is incomplete by the date on which such report is required to be filed under the Exchange Act, the Trustee shall prepare and execute a Form 12b-25 under the Exchange Act. The Trustee shall file the related report in electronic form when such information is available.

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         If the requirements of Section 15(d) of the Exchange Act have not been met, the Trustee shall suspend filing reports with the Commission as of fiscal year 2000 and shall file Form 15 with the Commission no later than January 30, 2000.

         The Trustee shall solicit any and all proxies of the Certificateholders whenever such proxies are required to be solicited pursuant to the Exchange Act as the Trustee has been informed by the Depositor.

         (f) The Servicer shall, in accordance with such reasonable rules and procedures as it may adopt (which may include the requirement that an agreement be executed, to the extent the Servicer deems such action to be necessary or appropriate, to provide that such information shall be used solely for purposes of evaluating the investment characteristics of the Certificates and shall be used in accordance with applicable law governing securities), also make available any additional information relating to the Mortgage Loans, the Mortgaged Properties or the Mortgagors, for review by the Depositor, the Underwriter, Rating Agencies and any other Persons to whom the Servicer believes such disclosure is appropriate, in each case except to the extent doing so is prohibited by applicable law or by any related Loan Documents related to a Mortgage Loan.

         (g) The Trustee shall make available at its offices during normal business hours, or send to the requesting party at the expense of each such requesting party (other than the Rating Agencies and the Depositor) for review by the Depositor, the Rating Agencies, the Underwriters and any other Persons, including any Certificateholder, to whom the Trustee, believes such disclosure to be appropriate, the following items: (i) all financial statements, occupancy information, rent rolls, retail sales information, average daily room rates and similar information received by the Servicer or the Special Servicer, as applicable, from each Borrower and delivered to the Trustee, (ii) the inspection reports prepared by or on behalf of the Servicer or the Special Servicer, as applicable, in connection with the property inspections pursuant to Section 3.12 and delivered to the Trustee, (iii) any and all statements and reports received by the Servicer or the Special Servicer, as applicable, in accordance with
Section 3.12(b), but only to the extent such statements and reports have been delivered to the Trustee (iv) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Servicer or the Special Servicer, as applicable, in accordance with Sections 3.08 and 3.20 and delivered to the Trustee and (v) any and all officer's certificates and other evidence delivered to the Trustee and the Depositor to support the Servicer's determination that any Advance was, or if made would be, a Nonrecoverable Advance. Copies of any and all of the foregoing items shall be available, to the extent in their possession, from the Servicer or the Trustee, as applicable, upon request (and certification to the Trustee and/or the Servicer of a Certificateholder's status). The Servicer, Special Servicer or the Trustee, as applicable, may request reimbursement from the Certificateholder requesting such copies for the reasonable expense incurred in providing such copies to such Certificateholder.

         (h) Notwithstanding the obligations of the Servicer set forth in the preceding provisions of this Section 4.02, the Servicer may withhold any information not yet included in a Form 8-K filed with the Commission or otherwise made publicly available with respect to which the Servicer has determined that such withholding is appropriate.

         (i) Notwithstanding any provisions in this Agreement to the contrary, the Trustee shall not be required to review the content of any Exchange Act Report for compliance with

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applicable securities laws or regulations, completeness, accuracy or otherwise, and the Trustee shall have no liability with respect to any Exchange Act Report filed with the Commission or delivered to Certificateholders. None of the Servicer, the Special Servicer and the Trustee shall be responsible for the accuracy or completeness of any information supplied by a Borrower or a third party for inclusion in any Exchange Act Report, and each of the Servicer, the Special Servicer and the Trustee, and each of their respective directors, officers, employees and agents shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to any statement or omission or alleged statement or omission therein. None of the Trustee, the Special Servicer and the Servicer shall have any responsibility or liability with respect to any Exchange Act Report filed by or on behalf of the Depositor, and each of the Servicer, the Special Servicer and the Trustee shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to any statement or omission or alleged statement or omission therein; provided, however, that the Servicer and the Special Servicer may not be so indemnified for any loss, liabilities, damages or expenses caused by its willful misconduct, bad faith or negligence.

         SECTION 4.03. P&I Advances.

         (a) On or before 2:00 p.m. Central time, on each Servicer Remittance Date, the Servicer shall either (i) deposit into the Lower-Tier Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Certificate Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances or (iii) make P&I Advances in the form of any combination of
(i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the Certificate Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the Servicer's records and replaced by the Servicer by deposit in the Certificate Account on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). The Servicer shall notify the Trustee and the Fiscal Agent by a certificate of the Servicing Officer of (x) the amount of any Nonrecoverable P&I Advances for such Distribution Date, and (y) the aggregate amount of P&I Advances for a Distribution Date on or before the close of business on the Servicer Remittance Date. If the Servicer fails to make a required P&I Advance by 2:00 p.m., Central time, on any Servicer Remittance Date, an Event of Default as set forth in clause (a)(i) of Section 7.01 shall occur and the Trustee shall make such P&I Advance pursuant to Section 7.05, and if the Trustee fails to make such P&I Advance by 11:00 a.m., Central time, on such Distribution Date, the Fiscal Agent shall make such P&I Advance pursuant to Section 7.05 by 2:00 p.m., Central time, on the Distribution Date. In the event that the Servicer fails to make a required P&I Advance hereunder, the Paying Agent shall notify the Trustee and the Fiscal Agent of such circumstances by 3:00 p.m. Central time on the related Servicer Remittance Date.

         (b) Subject to Section 4.03(c) and (e) below, the aggregate amount of P&I Advances to be made by the Servicer with respect to any Distribution Date shall equal the aggregate of: (i) all Monthly Payments (in each case, net of the Servicing Fee and the Excess Fixed Yield) other than Balloon Payments, that were due during the related Due Period and delinquent as of the close of business on the Business Day preceding the related Servicer Remittance Date and (ii) with respect to each Mortgage Loan as to which the related Balloon

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Payment was due during or prior to the related Due Period and was delinquent as of the end of the related Due Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of the Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan or REO Loan, shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event with respect thereto are to be distributed.

         (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance.

         (d) In connection with the recovery of any P&I Advance out of the Certificate Account pursuant to Section 3.05(a), the Servicer shall be entitled to pay itself, the Trustee or the Fiscal Agent and as the case may be (in reverse of such order with respect to any Mortgage Loan), out of any amounts then on deposit in the Certificate Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance (except for amounts applied from the Certificate Account as set forth in Section 4.03(a)(ii) above) from the date made to but not including the date of reimbursement compounded monthly. The Servicer shall reimburse itself, the Trustee or the Fiscal Agent, as the case may be, for any outstanding P&I Advance as soon as practicably possible after funds available for such purpose are deposited in the Certificate Account.

         (e) Notwithstanding the foregoing, none of the Servicer, the Trustee and the Fiscal Agent shall be required to make an Advance for (i) Excess Interest, Penalty Charges, Prepayment Premiums, Yield Maintenance Charges or the portion of any Prepayment Interest Shortfalls not offset by the portion of the Servicing Fee that represents compensation to the Servicer and Excess Fixed Yield, (ii) with respect to any Distribution Date and any Mortgage Loan subject to an Appraisal Reduction Event, the Appraisal Reduction Amount and (iii) subject to Section 3.26(iv), any Advance that, upon making such Advance, would become a Nonrecoverable Advance.

         SECTION 4.04. Allocation of Collateral Support Deficit.

         (a) On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01 and the allocation of Certificate Deferred Interest pursuant to Section 4.06, the Trustee or the Paying Agent shall calculate the amount, if any, by which (i) the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans expected to be outstanding immediately following such Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Regular Certificates (other than Class X Certificates, which have no Certificate Balance) after giving effect to distributions of principal on such Distribution Date and the allocation of Certificate Deferred Interest pursuant to Section 4.06 (any such deficit, the "Collateral Support Deficit"). Any allocation of Collateral Support Deficit to a Class of Regular Certificates shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Collateral Support Deficit allocated to a Class of Regular Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Collateral Support Deficit shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund. Reimbursement of previously allocated Collateral Support Deficit will not constitute distributions of principal for

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any purpose and will not result in an additional reduction in the Certificate
Balance of the Class of Certificates in respect of which any such reimbursement is made.

         (b) On each Distribution Date, the Certificate Balances of the Regular Certificates will be reduced without distribution as a write-off to the extent of any Collateral Support Deficit, if any, allocable to such Certificates with respect to such Distribution Date. Any such write-off shall be allocated among the respective Certificates as follows: first, to the Class I Certificates; second, to the Class H Certificates; third, to the Class G Certificates; fourth, to the Class F Certificates; fifth, to the Class E Certificates; sixth, to the Class D Certificates; seventh, to the Class C Certificates; eighth, to the Class B Certificates, in each case, until the remaining Certificate Balance of each such Class of Certificates has been reduced to zero and ninth, to the Class A-1 Certificates and the Class A-2 Certificates, pro rata (based upon Certificate Balance), until the remaining Certificate Balances of such Classes of Certificates have been reduced to zero.

         (c) With respect to any Distribution Date, any Collateral Support Deficit allocated to a Class of Certificates pursuant to Section 4.04(b) with respect to such Distribution Date shall reduce the Lower-Tier Principal Amount of the Related Uncertificated Lower-Tier Interest with respect thereto as a write-off.

         SECTION 4.05. Appraisal Reductions.

         The aggregate Appraisal Reduction will be allocated by the Trustee on each Distribution Date to the Certificate Balance of the Class I, Class H, Class G, Class F, Class E, Class D, Class C and Class B Certificates, in that order, up to the amount of their respective Certificate Balances. On any Distribution Date, an Appraisal Reduction that otherwise would be allocated to a Class of Certificates will be allocated to the next most subordinate Class to the extent that the Certificate Balance for such Class of Certificates (prior to taking the Appraisal Reduction into account) is less than the aggregate Appraisal Reduction for such Distribution Date.

         SECTION 4.06. Certificate Deferred Interest.

         (a) On each Distribution Date, the amount of interest distributable to a Class of Certificates (other than the Class X Certificates) shall be reduced by an amount equal to the amount of Mortgage Deferred Interest for all Mortgage Loans for the Due Dates occurring in the related Due Period allocated to such Class of Certificates, such Mortgage Deferred Interest to be allocated first to the Class I Certificates, second to the Class H Certificates, third to the Class G Certificates, fourth to the Class F Certificates, fifth to the Class E Certificates, sixth to the Class D Certificates; seventh to the Class C Certificates, eighth to the Class B Certificates, and ninth, pro rata (based upon Accrued Certificate Interest), to the Class A-1 and Class A-2 Certificates, in each case up to the respective Accrued Certificate Interest for each such Class of Certificates for such Distribution Date.

         (b) On each Distribution Date, the Certificate Balances of the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class I Certificates shall be increased by the amount of the Certificate Deferred Interest allocated to such Class of Certificates on such Distribution Date pursuant to Section 4.06(a) above.

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         (c) With respect to any Distribution Date, any Certificate Deferred
Interest with respect to such Distribution Date allocated pursuant to Section 4.06(a) to a Class of Certificates shall be allocated in reduction of the amount of interest distributable to the Related Uncertificated Lower-Tier Interest with respect thereto. On each Distribution Date, to the extent provided in Section 4.06(b), Certificate Deferred Interest will be added to the Lower-Tier Principal Amount of the Uncertificated Lower-Tier Interests in the same manner as the interest thereon was reduced pursuant to the preceding sentence.

                                   ARTICLE V

                                THE CERTIFICATES

         SECTION 5.01. The Certificates.

         (a) The Certificates will be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-15. The Certificates will be issuable in registered form only; provided, however, that in accordance with
Section 5.03, beneficial ownership interests in the Class A, Class B, Class C, Class D and Class X Certificates shall initially be held and transferred through the book-entry facilities of the Depository and, if and for so long as they are accepted for trading through the PORTAL System, in accordance with Section 5.03, beneficial interests in the Class E, Class F, Class G, Class H and Class I Certificates also initially shall be held and transferred through the book-entry facilities of the Depository. The Class R and Class LR Certificates will each be issuable in one or more registered, definitive physical certificates (each, a "Definitive Certificate") substantially in the form of Certificates of each Class and with such applicable legends as are set forth in the Exhibits hereto corresponding to such Class. Each Certificate will share ratably in all rights of the related Class. The Class X Certificates will be issuable only in minimum Denominations of authorized initial Notional Amount of not less than $25,000 and in integral multiples of $1,000 in excess thereof. The Offered Certificates (other than the Class X Certificates) will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $25,000, and in integral multiples of $1,000 in excess thereof. The Non-Public Certificates (other than the Residual Certificates) will be issuable in minimum Denominations of authorized initial Certificate Balance of not less than $250,000, and in integral multiples of $1,000 in excess thereof. If the Original Certificate Balance or initial Notional Amount, as applicable, of any Class does not equal an integral multiple of $1,000, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Certificate Balance or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1,000 that does not exceed such amount.

         (b) The Class R and Class LR Certificates will be issuable only in one or more Definitive Certificates in denominations representing Percentage Interests of not less than 25%.

         (c) With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount (a) set forth on the face thereof or, (b) set forth on a schedule attached thereto or (c) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Participants, as applicable, (ii) expressed in terms of initial Certificate Balance or initial Notional Amount, as applicable, and (iii) be in an authorized denomination, as set forth above.

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         (d) The Book-Entry Certificates will be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Certificate Owners will hold interests in the Book-Entry Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations as set forth in the above. No Certificate Owner of a Book-Entry Certificate of any Class thereof will be entitled to receive a Definitive Certificate representing its interest in such Class, except as provided in Section 5.03 herein. Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial ownership interests in such Class of Certificates will be maintained and transferred on the book-entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures.

         (e) The Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Registrar by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication. LaSalle Bank National Association, is hereby initially appointed Authenticating Agent with power to act on the Trustee's behalf in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided. If the Authenticating Agent resigns or is terminated, the Trustee shall appoint a successor Authenticating Agent which may be the Trustee or an Affiliate thereof.

         Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

         SECTION 5.02. Registration of Transfer and Exchange of Certificates.

         (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided.

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LaSalle Bank National Association, is hereby initially appointed Certificate
Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Depositor, the Trustee, the Fiscal Agent, the Special Servicer and the Servicer, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe; provided, however, that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Certificate registrar resigns as Certificate Registrar, the Trustee shall immediately succeed to its predecessor's duties as Certificate Registrar.

         The Depositor, the Trustee, the Fiscal Agent, the Paying Agent, the Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of Certificate Owners.

         The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Certificate Registrar, the Servicer, the Trustee, the Fiscal Agent, the Paying Agent, the Special Servicer and any agent of any of them shall not be affected by any notice or knowledge to the contrary.

         A Definitive Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its office maintained at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60674, or at the Corporate Trust Office, if the Trustee is the Certificate Registrar (the "Registrar Office") together with an assignment and transfer (executed by the Holder or his duly authorized attorney). Subject to the requirements of Sections 5.02(b), (c) and (d), the Certificate Registrar shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Definitive Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e). Each Certificate surrendered for registration of transfer shall be cancelled, and the Certificate Registrar shall hold such cancelled Certificates in accordance with its standard procedures.

         No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than as defined in this paragraph. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Certificate Registrar for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02(h) herein) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

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

         (b) If a transfer of Non-Public Securities (other than a transfer by the Depositor to an Affiliate thereof) is to be made in reliance upon an exemption from the Securities Act, and under applicable state securities laws, the Certificate Registrar shall require (in the case of a Definitive Certificate) that the transferee deliver to the Certificate Registrar an investment representation letter (the "Investment Representation Letter") substantially in the form of Exhibit C attached hereto, which Investment Representation Letter shall certify, among other things, that (subject to the first proviso to this sentence) the transferee is an institutional "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act or an entity all of the equity owners of which come within such paragraphs (an "Institutional Accredited Investor") or a "qualified institutional buyer" as defined in Rule 144A under the Securities Act (a "Qualified Institutional Buyer"); provided, however, that no transfer of an Ownership Interest in a Residual Certificate may be made to any person other than a Qualified Institutional Buyer and that transfers of Non-Public Certificates other than the Residual Certificates may be made only to Eligible Investors; provided further that a transfer of a Non-Public Certificate may be made to a trust that is otherwise eligible to purchase such Certificate if the transferor provides to the Certificate Registrar and to the Trustee a certification that interests in such trust may only be transferred subject to requirements substantially to the effect set forth in this Section 5.02.

         None of the Depositor, the Trustee, the Fiscal Agent, the Servicer or the Certificate Registrar is obligated to register or qualify any Class of Non-Public Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of any Non-Public Certificate without registration or qualification. Any Holder of a Non-Public Certificate desiring to effect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Trustee, the Fiscal Agent, the Servicer and the Certificate Registrar and their respective officers, directors, employees, agents and Control Persons against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

         The Servicer will furnish, or cause to be furnished, upon the request of any Holder of Non-Public Certificates, to a prospective purchaser of such Non-Public Certificates who is a Qualified Institutional Buyer, such information as is specified in paragraph (d)(4) of Rule 144A with respect to the Trust Fund, unless, at the time of such request, the entity with respect to which such information is to be provided is subject to the reporting requirements of
Section 15(d) of the Exchange Act.

         Unless the Certificate Registrar determines otherwise in accordance with applicable law and the rules and procedures of, or applicable to, the Depository (the "Depository Rules"), transfers of a beneficial interest in a Book-Entry Certificate representing an interest in a Non-Public Certificate that is not rated in one of the top four rating categories by a NRSRO to an Institutional Accredited Investor will require delivery in the form of a Definitive Certificate, and the Certificate Registrar shall register such transfer only upon compliance with the foregoing provisions of this Section 5.02(b).

         Transfers of a beneficial interest in a Book-Entry Certificate representing an interest in a Non-Public Certificate may be made to a Qualified Institutional Buyer by means of the PORTAL System or another "SRO Rule 144A System" approved for such purpose by the Commission.

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         Unless the Non-Public Certificates have been registered under the
Securities Act, each of the Non-Public Certificates shall bear a legend substantially to the following effect:

    THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, RESOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

    THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

         Unless the Non-Public Certificates (other than the Residual Certificates) have been registered under the Securities Act, each of such Certificates shall bear a legend substantially to the following effect:

    THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A OR (B) TO AN INSTITUTIONAL "ACCREDITED INVESTOR") WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (OR AN ENTITY ALL OF THE EQUITY OWNERS OF WHICH COME WITHIN SUCH PARAGRAPHS) IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

         Unless the Residual Certificates have been registered under the Securities Act, each of such Certificates shall bear a legend substantially to the following effect:

    THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT

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    ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A
    "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, SUBJECT TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

         (c) With respect to the Subordinate Certificates, no sale, transfer, pledge or other disposition by any Holder of any such Certificate that is a Definitive Certificate shall be made unless the Certificate Registrar shall have received a representation letter from the proposed purchaser or transferee of such Certificate substantially in the form of Exhibit G attached hereto, to the effect that such proposed purchaser or transferee is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a "Plan") or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation ss.2510.3-101), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Prohibited Transaction Exemption 95-60. The Certificate Registrar shall not register the sale, transfer, pledge or other disposition of any such Definitive Certificate unless the Certificate Registrar has received the representation letter described above. The cost of the foregoing representation letters shall not be borne by any of the Depositor, the Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Paying Agent, the Underwriter, the Initial Purchasers, the Certificate Registrar or the Trust Fund. Each Certificate Owner of a Subordinate Certificate shall be deemed to represent that it is not a Person specified in clauses (a) or (b) above. Any transfer, sale, pledge or other disposition of any such Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.02(c) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

         With respect to the transfer of any Subordinate Certificate that is a Book-Entry Certificate, the transferee or purchaser thereof, or of any beneficial interest therein, by accepting the transfer of such Certificate or interest therein, represents and warrants to the Depositor, Trustee, Fiscal Agent, Paying Agent, Certificate Registrar, Servicer, Special Servicer and transferor thereof that it is not (a) a Plan or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation ss.2510.3-101), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Prohibited Transaction Class Exemption 95-60. Any transfer, sale, pledge or other disposition of any such Certificates as to which such representation is false, or that otherwise would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.02(c), shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

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         So long as any of the Class of Certificates remains outstanding, the
Servicer will make available, or cause to be made available, upon request, to any Holder and any Person to whom any such Certificate of any such Class of Certificates may be offered or sold, transferred, pledged or otherwise disposed of by such Holder, information with respect to the Servicer, the Special Servicer or the Mortgage Loans necessary to the provision of an Opinion of Counsel described in this Section 5.02(c).

         Each of the Subordinate Certificates shall bear a legend substantially to the following effect:

    THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED (IN THE CASE OF THE INITIAL SALE OR TRANSFERS TO PURCHASERS WHO TAKE IN DEFINITIVE FORM) UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER AN ERISA REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT
    (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. ANY TRANSFEREE OF A BENEFICIAL INTEREST IN THIS CERTIFICATE HELD IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE SHALL BE DEEMED TO HAVE MADE THE FOREGOING REPRESENTATIONS.

         (d) (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Paying Agent under clause (ii) below to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

              (A) No Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a

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         Person acting on behalf of or investing the assets of a Plan (such
         Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and shall promptly notify the Servicer, the Trustee and the Certificate Registrar of any change or impending change to such status;

              (B) In connection with any proposed Transfer of any Ownership Interest in a Residual Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Residual Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached hereto as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of this
         Section 5.02(d) and agrees to be bound by them;

              (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (b) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected; and

              (D) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Residual Certificate and (2) not to transfer its Ownership Interest in such Residual Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached hereto as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

              (ii) If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Holder of such Residual Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. None of the Trustee, the Servicer, the Authenticating Agent and the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this
    Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement; provided, however, that the Certificate Registrar shall be under such liability for a registration of Transfer of a Residual Certificate if a Responsible Officer of the Certificate Registrar has actual knowledge or should reasonably have had actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person in violation of Section 5.02(d)(i)(C) above.

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              (iii) The Servicer shall make available to the Internal Revenue
    Service and those Persons specified by the REMIC Provisions, upon written request of the Trustee, all information in its possession and necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization or Agent thereof, including the information described in Treasury Regulations sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Certificate.

         (e) Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the Holder of any Definitive Certificate may transfer or exchange the same in whole or in part (with a Denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange in the case of exchange. Subject to the restrictions on transfer set forth in this Section 5.02 and Depository Rules, any Certificate Owner owning a beneficial interest in a Non-Public Certificate may cause the Certificate Registrar to request that the Depository exchange such Certificate Owner's beneficial interest in a Book-Entry for a Definitive Certificate or Certificates. Following a proper request for transfer or exchange, the Certificate Registrar shall, within 5 Business Days of such request if made at such Registrar Office, or within 10 Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at such Registrar Office or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, a Definitive Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Definitive Certificate shall not be valid unless made at the Registrar Office or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

         (f) In the event a Responsible Officer of the Certificate Registrar has actual knowledge that (i) a Definitive Certificate (other than a Definitive Certificate issued in exchange for a Certificate representing an interest in an Offered Certificate) is being held by or for the benefit of a Person who is not an Eligible Investor or (ii) that (A) a beneficial interest in a Book-Entry Certificate representing a Non-Public Certificate or (B) any Residual Certificate is held by or for the benefit of a Person who is not a Qualified Institutional Buyer or (iii) that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Definitive Certificate or beneficial interest in such Book-Entry Certificate to an Eligible Investor (in the case of a circumstance described in clause (i) or (iii) above) or to a Qualified Institutional Buyer (in the case of a circumstance described in clause (ii) above) within 14 days after receipt of written notice or a Responsible Officer otherwise obtains actual knowledge of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

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         (g) The Certificate Registrar shall provide to the Trustee, the
Servicer, the Special Servicer, the Paying Agent and the Depositor, upon request of any such party, an updated copy of the Certificate Register.

         (h) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 except as provided below. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

         (i) All Certificates surrendered for transfer and exchange shall be physically cancelled by the Certificate Registrar, and the Certificate Registrar shall hold or destroy such cancelled Certificates in accordance with its usual procedures.

         SECTION 5.03. Book-Entry Certificates.

         (a) The Regular Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in subsection (c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in
Section 5.02(e) above or subsection (c) below, shall not be entitled to Definitive Certificates in respect of such Ownership Interests. All transfers by Certificate Owners of their respective ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

         (b) The Trustee, the Servicer, the Special Servicer, the Paying Agent, the Fiscal Agent, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

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         (c) If (i)(A) the Depositor advises the Trustee, the Paying Agent and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to the Book-Entry Certificates and (B) the Depositor is unable to locate a qualified successor, or
(ii) the Depositor at its option advises the Trustee, the Paying Agent and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to all, any Class or any portion of any Class of the Certificates or (iii) the Trustee determines that Definitive Certificates are required in accordance with the provisions of Section 5.03(e), the Paying Agent shall notify the affected Certificate Owners of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of the Book-Entry Certificates by the Depository or any custodian acting on behalf of the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, within 5 Business Days of such request if made at the Registrar Office, or within 10 Business Days if made at the office of a transfer agent (other than the Certificate Registrar), the Definitive Certificates to the Certificate Owners identified in such instructions. None of the Depositor, the Paying Agent, the Servicer, the Trustee, the Fiscal Agent, the Special Servicer, the Authenticating Agent and the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Certificates, the registered Holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

         (d) The Book-Entry Certificates (i) shall be delivered by the Certificate Registrar to the Depository, or pursuant to the Depository's instructions, and shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

         Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

         The Book-Entry Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

         (e) If the Trustee has instituted or has been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of all or any portion of the Certificates evidenced by Book-Entry Certificates, the Trustee may in its sole discretion determine that such Certificates shall no longer be represented by such Book-Entry Certificates. In such event, the Certificate

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

Registrar will execute, the Authenticating Agent will authenticate and the Certificate Registrar will deliver, in exchange for such Book-Entry Certificates, Definitive Certificates in a Denomination equal to the aggregate Denomination of such Book-Entry Certificates to the party so requesting such Definitive Certificates. In such event, the Trustee shall notify the affected Certificate Owners and make appropriate arrangements for the effectuation of the purpose of this clause.

         (f) Upon acceptance for exchange or transfer of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate, as provided herein, the Certificate Registrar shall endorse on a schedule affixed to the related Book-Entry Certificate (or on a continuation of such scheduled affixed to such Book-Entry Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Definitive Certificate issued in exchange therefor or upon transfer thereof.

         (g) If a Holder of a Definitive Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Book-Entry Certificate, such transfer may be effected only in accordance with Depository Rules and this Section 5.03(g). Upon receipt by the Certificate Registrar at the Registrar Office of (i) the Definitive Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a), (ii) written instructions given in accordance with Depository Rules directing the Certificate Registrar to credit or cause to be credited to another account a beneficial interest in the related Book-Entry Certificate, in an amount equal to the Denomination of the Definitive Certificate to be so transferred, (iii) a written order given in accordance with the Depository Rules containing information regarding the account to be credited with such beneficial interest and (iv) if the affected Certificate is a Non-Public Certificate, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall cancel such Definitive Certificate, execute and deliver a new Definitive Certificate for the Denomination of the Definitive Certificate not so transferred, registered in the name of the Holder or the Holder's transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the custodian holding such Book-Entry Certificate on behalf of the Depository to increase the Denomination of the related Book-Entry Certificate by the Denomination of the Definitive Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a corresponding Denomination of such Book-Entry Certificate.

         (h) Neither the Trustee nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate, or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register and to confirm that the form of such certifications is in compliance with the form requirements set forth in Article V. Other than for the obligation of the Trustee or the Certificate Registrar described in the previous sentence to require delivery of certifications and opinions of counsel, the Trustee and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository participants, Certificate owners or Certificateholders made in violation of applicable restrictions.

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         SECTION 5.04. Mutilated, Destroyed, Lost or Stolen Certificates.

         If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may be required by them to save each of them harmless, then, in the absence of actual notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

         SECTION 5.05. Persons Deemed Owners.

         Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Paying Agent, the Certificate Registrar and any agents of any of them may treat the person in whose name such Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to
Section 4.01 and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder," and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d).

         SECTION 5.06. Appointment of Paying Agent.

         LaSalle Bank National Association, is hereby initially appointed Paying Agent. If the Paying Agent resigns or is terminated, the Trustee shall appoint a successor Paying Agent which may be an Affiliate thereof; provided, however, that if the Trustee resigns as Paying Agent in connection with its resignation as Trustee pursuant to Section 8.07, the Depositor shall appoint a successor Paying Agent. Any Paying Agent will hold funds it received in such capacity only in Eligible Accounts.

                                   ARTICLE VI

                               THE DEPOSITOR, THE
                        SERVICER AND THE SPECIAL SERVICER

         SECTION 6.01. Liability of the Depositor, the Servicer and the Special Servicer.

         The Depositor, the Servicer and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Servicer and the Special Servicer herein.

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         SECTION 6.02. Merger, Consolidation or Conversion of the Depositor, the
Servicer or the Special Servicer.

         (a) Subject to subsection (b) below, the Depositor, the Servicer and the Special Servicer each will keep in full effect its existence, rights and franchises as a corporation or limited liability company, as the case may be, under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

         (b) The Depositor, the Servicer and the Special Servicer each may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the Servicer or the Special Servicer shall be a party, or any Person succeeding to the business of the Depositor, the Servicer or the Special Servicer, shall be the successor of the Depositor, the Servicer and the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, the Servicer or the Special Servicer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that such merger, consolidation or succession will not result in a withdrawal, downgrading or qualification of the then-current ratings of the Classes of Certificates that have been so rated (as evidenced by a letter to such effect from each Rating Agency).

         SECTION 6.03. Limitation on Liability of the Depositor, the Servicer, the Special Servicer.

         (a) Neither the Depositor, the Servicer, the Special Servicer nor any of the directors, officers, employees or agents of any of the foregoing shall be under any liability to the Trust or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer, the Special Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor, the Servicer, the Special Servicer and any director, officer, manager, member, employee or agent of the Depositor, the Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.

         The Depositor, the Servicer, the Special Servicer and any director, officer, manager, member, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any loss, liability, expense, penalties, fines, forfeitures, legal fees and related costs incurred in connection with any legal action or proceeding relating to this Agreement or the Certificates (including any legal action, claim or proceeding arising from the performance of its duties hereunder), other than any loss, liability or expense:
(i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation, warranty or covenant made by it herein; (iii) incurred by reason of

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bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties or (iv) in the case of the Depositor and any of its directors, officers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law.

         (b) None of the Depositor, the Servicer and the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor, the Servicer or the Special Servicer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Servicer and the Special Servicer shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans on deposit in the Certificate Account as provided in this Section
6.0 by Section 3.05(a); provided, however, that neither the Depositor, the Servicer nor the Special Servicer may be reimbursed for any expenses in circumstances where they would not otherwise be entitled to indemnification under this Agreement.

         (c) Each of the Servicer and the Special Servicer agrees to indemnify the Depositor, the Trustee, the Fiscal Agent and the Trust and any director, officer, employee, agent or Control Person thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of the Servicer or the Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement (including acts or omissions occurring in their capacity as agent for the Trustee) or by reason of reckless disregard by the Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein. The Trustee, the Depositor or the Fiscal Agent, as the case may be, shall immediately notify the Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification hereunder, whereupon the Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Trustee, the Depositor or the Fiscal Agent) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Servicer or the Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Servicer's, or the Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby.

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         The indemnifications provided in this Section 6.03 herein shall survive the termination of this Agreement and the termination or resignation of the Servicer, the Trustee, the Fiscal Agent and the Special Servicer.

         SECTION 6.04. Depositor, Servicer and Special Servicer Not to Resign.

         Subject to the provisions of Section 6.02, none of the Depositor, the Servicer and the Special Servicer shall resign from their respective obligations and duties hereby imposed on each of them except (a) upon determination that such party's duties hereunder are no longer permissible under applicable law or are in material conflict with, by reason of applicable law, the other activities carried on by it or (b) in the case of the Servicer or Special Servicer, upon the appointment of, and the acceptance of such designation or appointment by, a successor Servicer or Special Servicer, as the case may be, and receipt by the Trustee of written confirmation from each applicable Rating Agency that such resignation and appointment will not cause the Rating Agency to downgrade, withdraw or qualify any of the ratings assigned by the Rating Agency to any Class of Certificates. Any such determination permitting the resignation of the Depositor, the Servicer or the Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Trustee. No such resignation by the Servicer or the Special Servicer shall become effective until the Trustee or a successor Servicer shall have assumed the Servicer's or Special Servicer's, as applicable, responsibilities and obligations in accordance with Section 7.02 and each Rating Agency has confirmed that the assumption by the successor Servicer or Special Servicer or Trustee will not result in a qualification (it being understood that the possible down-grading of any Class or the placing of any Class on "negative" credit watch shall constitute a qualification), withdrawal or downgrading of any Class of Certificates.

         SECTION 6.05. Rights of the Depositor in Respect of the Servicer and the Special Servicer.

         The Depositor may, but is not obligated to, enforce the obligations of the Servicer and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Servicer and the Special Servicer hereunder or exercise the rights of the Servicer or Special Servicer, as applicable, hereunder; provided, however, that the Servicer and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Servicer or the Special Servicer and is not obligated to supervise the performance of the Servicer or the Special Servicer under this Agreement or otherwise.

                                  ARTICLE VII

                                     DEFAULT

         SECTION 7.01. Events of Default; Servicer and Special Servicer Termination.

         (a) "Event of Default" wherever used herein, means any one of the following events:

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              (i) any failure by the Servicer to make any remittance required to be made by the Servicer on the day and by the time such remittance is required to be made under the terms of this Agreement; or

              (ii) any failure by the Special Servicer to deposit into the REO Account within one Business Day of the day such deposit is required to be made, or to remit to the Servicer for deposit into the Certificate Account any such remittance required to be made by the Special Servicer on the day such remittance is required to be made under the terms of this Agreement; or

              (iii) any failure on the part of the Servicer or the Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer or the Special Servicer contained in this Agreement which continues unremedied for a period of 30 days (15 days in the case of a failure to pay the premium for any insurance policy required to be maintained hereunder) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer or the Special Servicer, as the case may be, by any other party hereto, or to the Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25%; provided, however, that the Servicer shall pay interest to the Trustee on any amount not timely remitted at the Reimbursement Rate from and including the day such remittance was required to be made to, but not including, the day on which such remittance was actually made; or

              (iv) any breach on the part of the Servicer or the Special Servicer of any representation or warranty contained in Section 3.23 or
         Section 3.24, as applicable, which materially and adversely affects the interests of any Class of Certificateholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Servicer or the Special Servicer, as the case may be, by the Depositor or the Trustee, or to the Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25%; or

              (v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer or the Special Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

              (vi) the Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

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

              (vii) the Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

              (viii) the Trustee shall have received notice from either Rating Agency that the continuation of the Servicer or Special Servicer, as the case may be, has resulted, or would result, in and of itself, in a downgrading, qualification (it being understood that the possible down-grading of any Class or the placing of any Class on "negative" credit watch shall constitute a qualification) or withdrawal of the then-current rating on any Class of Certificates that are rated by such Rating Agency if the Servicer or Special Servicer, as the case may be, is not replaced or a Responsible Officer of the Trustee has actual knowledge that the Servicer or Special Servicer, as the case may be, has been removed from either Rating Agency's List of Approved Servicers.

         (b) If any Event of Default with respect to the Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the "Defaulting Party") shall occur and be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Depositor or the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 51% of the Voting Rights, shall, terminate, by notice in writing to the Defaulting Party, with a copy of such notice to the Depositor, all of the rights and obligations of the Defaulting Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof; provided, however, that the Defaulting Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred. From and after the receipt by the Defaulting Party of such written notice, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Servicer and Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than 20 Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable it to assume the Servicer's or the Special Servicer's, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Servicer's or the Special Servicer's, as the case may be, responsibilities and rights hereunder, including, without limitation, the transfer within 5 Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by the Servicer to the Certificate Account or any Servicing Account (if it is the Defaulting Party) or by the Special Servicer to the REO Account (if it is the Defaulting Party) or thereafter be received with respect to the Mortgage Loans or any REO Property; provided, however, that the Servicer and the Special Servicer each shall, if terminated

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

pursuant to this Section 7.01(b) or in the case of the Special Servicer, if terminated pursuant to Section 7.01(c) below, continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination (including, without limitation, the Special Servicer's rights to receive and continue to receive accrued Workout Fees (until the date, if any, upon which the Mortgage Loan again becomes a Defaulted Mortgage Loan) whether in respect of Advances (in the case of the Servicer) or otherwise, and it and its directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination).

         (c) The Holder or Holders of more than 50% of the aggregate Certificate Balance of the then Controlling Class shall be entitled to terminate the rights and obligations of the Special Servicer under this Agreement, with or without cause, upon 10 Business Days' notice to the Special Servicer, the Servicer and the Trustee, and to appoint a successor Special Servicer; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02 and
(ii) as evidenced in writing by each of the Rating Agencies, the proposed successor of such Special Servicer will not, in and of itself, result in a downgrading, withdrawal or qualification of the then current ratings provided by the Rating Agencies in respect to any Class of then outstanding Certificates that is rated (it being understood that the possible down-grading of any Class or the placing of any Class on "negative" credit watch shall constitute a qualification). No penalty or fee shall be payable to the Special Servicer with respect to any termination pursuant to this Section 7.01(c).

         (d) The Servicer and Special Servicer shall, from time to time, take all such actions as are required by them in order to maintain their respective status as an approved servicer and special servicer, as applicable and as pertains to this transaction, with each of the Rating Agencies.

         (e) In connection with (i) any failure by the Servicer to make any remittance required to be made by the Servicer to the Certificate Account, escrow account or either Distribution Account on the day and by the time such remittance is required to be made under the terms of this Agreement, or (ii) any failure by the Special Servicer to deposit into, or to remit to the Servicer for deposit into, or the Servicer to make a required deposit into the Certificate Account or the REO Account, or to deposit into, or to remit to the Trustee or the Paying Agent for deposit into, the Lower-Tier Distribution Account any amount required to be so deposited or remitted by the Servicer or the Special Servicer, as the case may be, pursuant to, and at the time specified by, the terms of this Agreement, the Servicer or Special Servicer, as appropriate, shall pay to the Trustee for the account of the Trustee interest on any amount not timely remitted at the Reimbursement Rate from and including the day such remittances was required to be made to, but not including, the day on which such remittance was actually made.

         SECTION 7.02. Trustee to Act; Appointment of Successor.

         On and after the time the Servicer or the Special Servicer, as the case may be, either resigns pursuant to the first sentence of Section 6.04 or receives a notice of termination for cause pursuant to Section 7.01(a), and provided that no acceptable successor has been appointed, the Trustee shall be the successor to the Servicer or Special Servicer, as the case may be, in all respects in its capacity as Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of the Servicer or Special Servicer by the terms and provisions hereof; provided, however, that any

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failure to perform such duties or responsibilities caused by the terminated party's failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder. The appointment of a successor Servicer shall not affect any liability of the predecessor Servicer which may have arisen prior to its termination as Servicer, and the appointment of a successor Special Servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee in its capacity as successor to the Servicer or the Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of the Servicer or the Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor Servicer or Special Servicer or for any losses incurred by the Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee as successor Servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans which the Servicer would have been entitled to if the Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and as successor to the Special Servicer shall be entitled to the Special Servicing Fees to which the Special Servicer would have been entitled if the Special Servicer had continued to act hereunder; provided, however, that neither the Trustee nor any successor to the Servicer shall be entitled to receive the Excess Fixed Yield. Should the Trustee succeed to the capacity of the Servicer or the Special Servicer, the Trustee shall be afforded the same standard of care and liability as the Servicer or the Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor Servicer or successor Special Servicer, as the case may be, and not with respect to its role as Trustee hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to the Servicer or Special Servicer, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer or special servicer, as applicable, by each Rating Agency or if the Holders of Certificates entitled to at least 51% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 6.04 and otherwise herein, as the successor to the Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer hereunder. No appointment of a successor to the Servicer or the Special Servicer hereunder shall be effective (i) until each of the Rating Agencies shall have confirmed in writing that its then-current rating (if any) of each Class of Certificates will not be qualified, down-graded or withdrawn by reason thereof and (ii) until the assumption in writing by the successor to the Servicer or the Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter. Pending appointment of a successor to the Servicer or the Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption of a successor to the Servicer or Special Servicer as described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor Servicer or successor Special Servicer, as the case may be, shall be in excess of that permitted the terminated Servicer or Special Servicer, as the case may be, hereunder exclusive of Excess Fixed Yield. The Trustee, the Servicer or the Special Servicer (whichever is not the terminated party) and such successor shall take such action, consistent with this Agreement, and shall be necessary to effectuate any such succession. Any costs and expenses associated with the transfer of the servicing function (other than with

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respect to a termination without cause) under this Agreement shall be borne by the predecessor servicer.

         SECTION 7.03. Notification to Certificateholders.

         (a) Upon any resignation of the Servicer or the Special Servicer pursuant to Section 6.04, any termination of the Servicer or the Special Servicer pursuant to Section 7.01 or any appointment of a successor to the Servicer or the Special Servicer pursuant to Section 7.02, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

         (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) 5 days after the Trustee would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(vii), the Trustee shall transmit by mail to the Depositor and all Certificateholders notice of such occurrence, unless such default shall have been cured.

         SECTION 7.04. Waiver of Events of Default.

         The Holders of Certificates representing at least 66 2/3% Rights allocated to each Class of Certificates affected by any Event of Default hereunder may waive such Event of Default within 20 days of the receipt of notice from the Trustee of the occurrence of such Event of Default; provided, however, that an Event of Default under clause (i) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes. Upon any such waiver of an Event of Default, and reimbursement to the Trustee of all costs and expenses incurred by it in connection with such Event of Default and prior to its waiver, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

         SECTION 7.05. Trustee and Fiscal Agent as Makers of Advances.

         (a) In the event that the Servicer fails to fulfill its obligations hereunder to make any Advances, the Trustee shall perform such obligations (x) within five Business Days of such failure by the Servicer with respect to Servicing Advances to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by 11:00 a.m., Central time, on the Business Day next succeeding the related Servicer Remittance Date with respect to P&I Advances. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Servicer's rights with respect to Advances hereunder, including, without limitation, the Servicer's rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Servicer's default in its obligations hereunder); provided, however, that if Advances made by both the Trustee and the Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and

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unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder. In the event the Fiscal Agent is not the initial Fiscal Agent, with respect to any Distribution Date that the Trustee is required to make any P&I Advances, immediately upon making such P&I Advances the Trustee shall notify the Fiscal Agent by facsimile that such P&I Advances have been made.

         (b) In the event that the Trustee fails to fulfill its obligations hereunder to make any Advances following the failure of the Servicer to make an Advance, the Fiscal Agent shall perform such obligations (x) within one Business Day of such failure by the Trustee with respect to Servicing Advances and (y) by no later than the close of business, Central time, on the related Distribution Date with respect to P&I Advances, and, with respect to any such Advance made by the Fiscal Agent, the Fiscal Agent shall succeed to all of the Trustee's rights with respect to any such Advance hereunder; provided, however, that if Advances made by the Servicer, the Trustee and the Fiscal Agent shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and interest hereunder shall be applied entirely to the Advances outstanding to the Fiscal Agent, until such Advances shall have been repaid in full, together with all interest accrued thereon. The Fiscal Agent shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

                                  ARTICLE VIII

                     CONCERNING THE TRUSTEE AND FISCAL AGENT

         SECTION 8.01. Duties of Trustee.

         (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty.

         (b) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee shall request the party producing such instrument to provide the Trustee with a corrected instrument and if not so corrected within a reasonable period of time, the Trustee shall notify the Certificateholders in writing. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer or the Special Servicer, and accepted by the Trustee in good faith, pursuant to this Agreement.

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         (c) No provision of this Agreement shall be construed to relieve the
Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

              (i) Prior to the occurrence of an Event of Default, and after the curing of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

              (ii) The Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and

              (iii) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement (unless a higher percentage of Voting Rights is required for such action).

         SECTION 8.02. Certain Matters Affecting the Trustee.

    Except as otherwise provided in Section 8.01:

              (i) The Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

              (ii) The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

              (iii) The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such

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         Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

              (iv) The Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

              (v) Prior to the occurrence of an Event of Default hereunder and after the curing of all Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the Servicer or, if paid by the Trustee, shall be repaid by the Servicer upon demand;

              (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Trustee of its duties or obligations hereunder;

              (vii) For all purposes under this Agreement, the Trustee shall not be deemed to have notice of any Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office, and such notice references the Certificates or this Agreement; and

              (viii) The Trustee shall not be responsible for any act or omission of the Servicer or the Special Servicer (unless the Trustee is acting as Servicer or Special Servicer, as the case may be) or of the Depositor.

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         SECTION 8.03. Trustee and Fiscal Agent Not Liable for Validity or
Sufficiency of Certificates or Mortgage Loans.

         Neither the Trustee nor the Fiscal Agent makes any representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature, if any, of the Trustee set forth thereon) or of any Mortgage Loan or related document. Neither the Trustee nor the Fiscal Agent shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from the Certificate Account or any other account by or on behalf of the Depositor, the Servicer or the Special Servicer. Neither the Trustee nor the Fiscal Agent shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer or the Special Servicer, and accepted by the Trustee or the Fiscal Agent, as applicable, in good faith, pursuant to this Agreement.

         SECTION 8.04. Trustee and Fiscal Agent May Own Certificates.

         Each of the Trustee and the Fiscal Agent in its individual capacity, not as Trustee or Fiscal Agent, may become the owner or pledgee of Certificates, and may deal with the Depositor, the Servicer, the Special Servicer, the Initial Purchasers and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or the Fiscal Agent, as applicable.

         SECTION 8.05. Payment of Trustee's Fees; Indemnification of Trustee and Fiscal Agent.

         (a) The Servicer covenants and agrees to pay to the Trustee or any successor Trustee from time to time, and the Trustee or any successor Trustee shall be entitled to receive from the Servicer the Trustee Fee (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Trustee Fee shall be the fee specified in that certain letter agreement dated as of June 1, 1999, between the Servicer and the Trustee. If the Trustee Fee is not paid by the Servicer on any date as specified in such letter, such unpaid Trustee Fee shall be paid out of the Lower-Tier Distribution Account. Other than such Trustee Fee, the Servicer shall not be required to reimburse the Trustee for any cost or expense incurred in connection with the Trustee's performance of its obligations hereunder. The Trustee Fee and other costs identified in such letter agreements shall constitute the Trustee's sole compensation for the services to be rendered by it hereunder.

         (b) The Trustee, the Fiscal Agent and any director, officer, employee, agent and Control Person of the Trustee or the Fiscal Agent shall be entitled to be indemnified and held harmless by the Trust Fund (to the extent of amounts on deposit in the Lower-Tier Distribution Account from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming successor servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, any act or omission of the Trustee or the Fiscal Agent, as applicable, relating to the exercise and performance of any of the powers and duties of the Trustee or the Fiscal Agent, as applicable, hereunder; provided, however, that neither the Trustee, the Fiscal Agent nor any of the other above specified Persons

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shall be entitled to indemnification pursuant to this Section 8.05(b) for (i)
allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Trustee or the Fiscal Agent, as applicable, in the normal course of the Trustee's performing its duties in accordance with any of the provisions hereof, which are not "unanticipated expenses of the REMIC" within the meaning of Treasury Regulations Section 1.860G-l(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's or the Fiscal Agent's obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee or the Fiscal Agent made herein. The provisions of this Section 8.05(b) shall survive any resignation or removal of the Trustee and/or Fiscal Agent and appointment of a successor thereto.

         SECTION 8.06. Eligibility Requirements for Trustee.

         The Trustee hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Servicer or the Special Servicer (except during any period when the Trustee is acting as, or has become successor to, the Servicer or the Special Servicer, as the case may be, pursuant to Section 7.02), (ii) an institution insured by the Federal Deposit Insurance Corporation and (iii) an institution (a) whose long-term senior unsecured debt (or that of its fiscal agent) is rated not less than "Aa2" by Moody's (or such lower rating as would not result, as confirmed in writing by Moody's, in a qualification, downgrade or withdrawal of any of the then current ratings assigned by Moody's to the Certificates) and (b) whose structured finance rating (or that of its fiscal agent) or whose long-term senior unsecured debt rating (or that of its fiscal agent) is rated not less than "AA" or its equivalent by Fitch IBCA (or such lower rating as would not result, as confirmed in writing by Fitch IBCA, in a qualification, downgrade or withdrawal of any of the then current ratings assigned by Fitch IBCA to the Certificates).

         If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Trustee administers the Upper-Tier REMIC and the Lower-Tier REMIC is in a state or local jurisdiction that imposes a tax on the Trust Fund on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax at no expense to the Trust or (iii) administer the Upper-Tier REMIC and the Lower-Tier REMIC from a state and local jurisdiction that does not impose such a tax.

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         SECTION 8.07. Resignation and Removal of the Trustee and the Fiscal
Agent.

         (a) The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Servicer, the Special Servicer and to all Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee acceptable to the Servicer by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to the Servicer, the Special Servicer and the Certificateholders by the Depositor. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

         (b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or the Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor may remove the Trustee and appoint a successor trustee acceptable to the Servicer by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the Servicer, the Special Servicer and the Certificateholders by the Depositor.

         (c) The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Servicer, one complete set to the Trustee so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Certificateholders by the Servicer.

         (d) Subject to the succeeding sentence and the last sentence of the last paragraph of this Section 8.07(d), the Fiscal Agent shall not be entitled to resign, except under a determination that it may no longer perform its obligations and duties under applicable law or such obligations and duties are in material conflict by reason of applicable law with any other activities carried on by it or a Fiscal Agent is no longer required by the Rating Agencies to maintain the then-current ratings of the Certificates. Any such determination is required to be evidenced by an Opinion of Counsel or a written notification from the Rating Agencies to such effect delivered to the Depositor and the Trustee. The Fiscal Agent may also resign from its obligations and duties under this Agreement at any time upon reasonable notice to the Trustee, provided that
(i) a successor fiscal agent is willing to assume the obligations, responsibilities, and covenants to be performed by the Fiscal Agent on substantially the same terms and conditions, and for not more than equivalent compensation, (ii) the Fiscal Agent bears all costs associated with such resignation, (iii) the successor fiscal agent has a long term debt rating of at least (1) "Aa2" from Moody's and (2) "AA" from Fitch IBCA or has a structured finance rating by Fitch IBCA of "AA" or, as confirmed in writing by each Rating Agency, is an entity that in and of itself would not result in a downgrading, withdrawal or qualification of any rating of any then-rated Certificate, (iv) the successor fiscal agent is approved by the Depositor and the

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Trustee and (v) the Rating Agencies shall have confirmed in writing that the appointment of such successor fiscal agent will not adversely affect or result in a withdrawal, downgrading, or qualification of the ratings on the Certificates that are then-rated.

         Upon any resignation or removal of the Fiscal Agent, the Trustee will be required to designate a successor Fiscal Agent whose appointment will not adversely affect the ratings on the Certificates then rated, unless (i) there is a successor Fiscal Agent already provided for in accordance with the proviso to the last sentence of the preceding paragraph in this Section 8.07(d) or (ii) the long-term senior unsecured debt of the Trustee is rated (a) "Aa2" by Moody's and
(b) "AA" by Fitch IBCA or has a structured finance rating by Fitch IBCA of "AA"(or such other rating by either Rating Agency as would not, as evidenced in writing by such Rating Agency, adversely affect any of the ratings then assigned thereby to the Certificates).

         Any resignation or removal of the Trustee and the Fiscal Agent and appointment of a successor Trustee and Fiscal Agent pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee and Fiscal Agent as provided in Section
8.08 and confirmation in writing by each Rating Agency that the appointment of such successor Trustee or Fiscal Agent will not in and of itself result in the qualification, withdrawal or downgrading of any rating assigned to any Class of Certificates, except that the resignation or removal of the Fiscal Agent shall become effective immediately if, at the time of such resignation or removal, the long-term senior unsecured debt of the Trustee is rated (i) "Aa2" by Moody's and
(ii) "AA" by Fitch or have a structured finance rating by Fitch of AA (or such other rating by either Rating Agency as would not, as evidenced in writing by such Rating Agency, adversely affect any of the ratings then assigned thereby to the Certificates).

         Upon any succession of the Trustee under this Agreement, the predecessor Trustee shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered, Advances made and expenses incurred. No Trustee or Fiscal Agent shall be personally liable for any action or omission of any successor Trustee or successor Fiscal Agent. Notwithstanding anything to the contrary herein, the resignation or removal of the initial Trustee shall automatically result in the simultaneous resignation or removal of the initial Fiscal Agent.

         SECTION 8.08. Successor Trustee and Fiscal Agent.

         (a) Any successor Trustee or Fiscal Agent appointed as provided in
Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Servicer, the Special Servicer and to its predecessor Trustee or Fiscal Agent, as applicable, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Fiscal Agent, as applicable, shall become effective and such successor Trustee or Fiscal Agent, as applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Fiscal Agent herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a Custodian, which Custodian shall become the agent of the successor Trustee), and the Depositor, the Servicer, the Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor Trustee all

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such rights, powers, duties and obligations, and to enable the successor Trustee to perform its obligations hereunder.

         (b) No successor Trustee shall accept appointment as provided in this
Section 8.08 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

         (c) Upon acceptance of appointment by a successor Trustee or Fiscal Agent as provided in this Section 8.08, the Servicer shall mail notice of the succession of such Trustee or Fiscal Agent hereunder to the Depositor and the Certificateholders. If the Servicer fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee or Fiscal Agent, such successor Trustee or Fiscal Agent, as applicable, shall cause such notice to be mailed at the expense of the Servicer.

         SECTION 8.09. Merger or Consolidation of Trustee or Fiscal Agent.

         Any Person into which the Trustee or the Fiscal Agent may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Fiscal Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Fiscal Agent, shall be the successor of the Trustee or the Fiscal Agent, respectively, hereunder; provided, that, in the case of the Trustee, such successor Person shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Trustee or the Fiscal Agent, as the case may be, will provide notice of such event to the Servicer, the Special Servicer, the Depositor and the Rating Agencies.

         SECTION 8.10. Appointment of Co-Trustee or Separate Trustee

         Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Servicer and the Trustee may consider necessary or desirable. If the Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

         (a) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in

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which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

         (b) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

         (c) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

         (d) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder; provided, however, that the Trustee shall have no liability for the actions of a co-trustee or a separate trustee not within the express authority of such co-trustee or separate trustee.

         SECTION 8.11. Exercise of Trustee Powers by Certificateholders

         No Certificateholder shall have any right under this Agreement to institute any proceeding with respect to the Certificates or this Agreement or exercise any remedy available to the Trustee unless (i) such Certificateholder has provided the Trustee with written notice of default and the continuance thereof and (ii) the Certificateholders of any Class evidencing not less than 25% of the aggregate percentage interests constituting such Class have made written request to the Trustee to institute such proceeding in its own name (as Trustee hereunder) and have offered the Trustee reasonable indemnity, and the Trustee, 60 days after receipt of such request and indemnity, has neglected or refused to institute any such proceeding; provided, however, that, the Trustee is not obligated to exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, unless such Certificateholders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.

         SECTION 8.12. Appointment of Custodians.

         LaSalle Bank National Association, is hereby appointed as Custodian to hold all or a portion of the Mortgage Files as agent for the Trustee. Each subsequently appointed

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Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor or any Affiliate of the Depositor. Each subsequently appointed Custodian must be acceptable to each Rating Agency, as confirmed in writing. Each Custodian shall be subject to the same obligations and standard of care as would be imposed on the Trustee hereunder in connection with the retention of Mortgage Files directly by the Trustee. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of any Custodian. Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions.

         SECTION 8.13. Access to Certain Information.

         (a) On or prior to the date of the first sale of any Non-Public Certificate to an Independent third party, the Depositor shall provide to the Trustee a copy of any private placement memorandum or other disclosure document used by the Depositor or its Affiliate in connection with the offer and sale of the Class of Certificates to which such Non-Public Certificate relates. In addition, if any such private placement memorandum or disclosure document is revised, amended or supplemented at any time following the delivery thereof to the Trustee, the Depositor promptly shall inform the Trustee of such event and shall deliver to the Trustee a copy of the private placement memorandum or disclosure document, as revised, amended or supplemented. The Trustee shall maintain at its offices primarily responsible for administering the Trust Fund and shall, upon reasonable advance notice, make available during normal business hours for review by any Holder of a Certificate, the Depositor, the Servicer, the Special Servicer, any Rating Agency or any other Person to whom the Trustee believes such disclosure is appropriate, originals or copies of the following items: (i) in the case of a Holder or prospective transferee of a Non-Public Certificate, any private placement memorandum or other disclosure document relating to the Class of Certificates to which such Non-Public Certificate belongs, in the form most recently provided to the Trustee and (ii) in all cases, (a) this Agreement and any amendments hereto entered into pursuant to
Section 11.01, (b) all statements required to be delivered to Certificateholders of the relevant Class pursuant to Section 4.02 since the Closing Date, (c) all Officer's Certificates delivered to the Trustee since the Closing Date pursuant to Section 3.13, (d) all accountants' reports delivered to the Trustee since the Closing Date pursuant to Section 3.14, (e) any inspection report prepared by the Servicer, Sub-Servicer or Special Servicer, as applicable, and delivered to the Trustee and Servicer in respect of each Mortgaged Property pursuant to Section 3.12(a), (f) as to each Mortgage Loan pursuant to which the related Mortgagor is required to deliver such items or the Special Servicer has otherwise acquired such items, the most recent annual operating statement and rent roll of the related Mortgaged Property and financial statements of the related Mortgagor and any other reports of the Mortgagor collected by the Servicer, Sub-Servicer or Special Servicer, as applicable, and delivered to the Trustee pursuant to
Section 3.12(b), together with the accompanying written reports to be prepared by the Special Servicer and delivered to the Trustee pursuant to Section 3.12(b), (g) any and all notices, reports and Environmental Assessments delivered to the Trustee with respect to any Mortgaged Property securing a Defaulted Mortgage Loan as to which the environmental testing contemplated by
Section 3.09(c) revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was not satisfied (but only for so long as

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such Mortgaged Property or the related Mortgage Loan are part of the Trust
Fund), (h) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Servicer or the Special Servicer and delivered to the Trustee pursuant to Section 3.20 (but only for so long as the affected Mortgage Loan is part of the Trust Fund), (i) any and all Officer's Certificates delivered to the Trustee to support the Servicer's determination that any P&I Advance or Servicing Advance was or, if made, would be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, as the case may be, (j) any and all of the Mortgage Loan documents contained in the Mortgage File and delivered to the Trustee, (k) any and all Appraisals obtained pursuant to the definition of "Appraisal Reduction" herein and delivered to the Trustee, (l) information regarding the occurrence of Servicing Transfer Events as to the Mortgage Loans and delivered to the Trustee and (m) any and all Sub-Servicing Agreements and any amendments thereto and modifications thereof and delivered to the Trustee. Copies of any and all of the foregoing items will be available from the Trustee upon request; provided, however, that the Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies, except in the case of copies provided to the Rating Agencies, which shall be free of charge to the Rating Agencies. In addition, without limiting the generality of the foregoing, any Class E, Class F, Class G, Class H and Class I Certificateholder may upon request obtain from the Trustee a copy of any factual report (other than the Asset Status Report) delivered to the Rating Agencies by the Trustee under this Agreement.

         (b) [Reserved.]

         (c) Notwithstanding anything to the contrary herein, in addition to the reports and information made available and distributed pursuant to the terms of this Agreement (including the information set forth in Section 8.13(a)), the Trustee shall, in accordance with such reasonable rules and procedures as it may adopt (which may include the requirement that an agreement that provides that such information shall be used solely for purposes of evaluating the investment characteristics of the Certificates be executed), also make available the reports available to Certificateholders pursuant to Section 4.02, as well as certain additional information received by the Trustee to any Certificateholder, the Underwriters, the Initial Purchasers, any Certificate Owner or any prospective investor identified as such by a Certificate Owner or Underwriter, that requests such reports or information; provided, however, that the Servicer or the Trustee, as the case may be, shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of such reports or information.

         (d) With respect to any information furnished by the Trustee or the Servicer pursuant to this Section 8.12, the Trustee or Servicer, as the case may be, shall be entitled to indicate the source of such information and the Trustee or Servicer, as applicable, may affix thereto any disclaimer it deems appropriate in its discretion. The Trustee or the Servicer, as applicable, shall notify Certificateholders of the availability of any such information in any manner as it, in its sole discretion, may determine. In connection with providing access to or copies of the items described in the preceding paragraph, the Trustee or the Servicer, as the case may be, may require (a) in the case of Certificate Owners, a confirmation executed by the requesting Person substantially in form and substance reasonably acceptable to the Servicer or Trustee, as applicable, generally to the effect that such Person is a beneficial holder of Certificates, is requesting the information solely for use in evaluating such Person's investment in the Certificates and will otherwise keep such information confidential and (b) in the case of a prospective purchaser, confirmation executed by the requesting Person in form and substance

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reasonably acceptable to the Trustee or the Servicer, as the case may be, generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein, is requesting the information solely for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. Neither the Servicer nor the Trustee shall be liable for the dissemination of information in accordance with this Agreement.

         SECTION 8.14. Representations and Warranties of the Trustee and the Fiscal Agent.

         (a) The Trustee hereby represents and warrants to the Depositor, the Servicer and the Special Servicer and for the benefit of the Certificateholders, as of the Closing Date, that:

              (i) The Trustee is a banking association chartered under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;

              (ii) The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

              (iii) The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

              (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

              (v) The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

              (vi) No litigation is pending or, to the best of the Trustee's knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee's good faith and reasonable judgment, is

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         likely to materially and adversely affect the ability of the
         Trustee to perform its obligations under this Agreement; and

              (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

              (viii) The Trustee represents that it will use reasonable commercial efforts to cure (by August 1999) any deficiencies with regards to the manipulation or calculation of dates beyond December 31, 1999, in the internally maintained computer software systems used by the Trustee in the conduct of trust business which would materially and adversely affect its ability to perform its obligations under this Agreement. The Trustee further represents that it will use reasonable commercial efforts to obtain reasonable assurances from each third party vendor of licensed computer software systems used by the Trustee in the conduct of its trust business that such vendors shall use reasonable commercial efforts to cure any deficiencies with regards to the manipulation or calculation of dates beyond December 31, 1999, in such systems which would materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement.

         (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement and exist for the life of the Trust. The Trustee shall indemnify the Servicer, the Special Servicer, the Fiscal Agent and the Trust Fund and hold each of them harmless against any losses, damages, penalties, fines, forfeitures, and legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion arising from, or resulting from a material breach of the Trustee's representations and warranties contained in paragraph (a) above. Such indemnification shall survive any termination or resignation of the Trustee, and any termination of the Agreement.

         (c) The Fiscal Agent hereby represents and warrants to the Depositor, the Servicer and the Special Servicer and for the benefit of the Certificateholders, as of the Closing Date, that:

              (i) The Fiscal Agent is a foreign banking corporation, duly organized, validly existing and in good standing under the laws governing its creation;

              (ii) The execution and delivery of this Agreement by the Fiscal Agent, and the performance and compliance with the terms of this Agreement by the Fiscal Agent, will not violate the Fiscal Agent's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

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              (iii) The Fiscal Agent has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

              (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Fiscal Agent, enforceable against the Fiscal Agent in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of national banking associations specifically and
         (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

              (v) The Fiscal Agent is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Fiscal Agent's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Fiscal Agent to perform its obligations under this Agreement or the financial condition of the Fiscal Agent;

              (vi) No litigation is pending or, to the best of the Fiscal Agent's knowledge, threatened against the Fiscal Agent which would prohibit the Fiscal Agent from entering into this Agreement or, in the Fiscal Agent's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Fiscal Agent to perform its obligations under this Agreement or the financial condition of the Fiscal Agent; and

              (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Fiscal Agent, or compliance by the Fiscal Agent with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Fiscal Agent of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Fiscal Agent to perform its obligations hereunder.

                                   ARTICLE IX

                                   TERMINATION

         SECTION 9.01. Termination Upon Repurchase or Liquidation of All Mortgage Loans.

         Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Servicer, the Special Servicer and the

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Trustee shall terminate upon payment (or provision for payment) to the
Certificateholders of all amounts held by or on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the purchase by the Servicer, the Special Servicer, the Controlling Class Certificateholder holding the largest Certificate Balance of the Controlling Class or the Holders of the Class LR Certificates, as described below, of all the Mortgage Loans and each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) included in the Trust Fund and (2) the Appraised Value of each REO Property, if any, included in the Trust Fund (such Appraisals in clause (a)(2) to be conducted by an Independent Appraiser selected and mutually agreed upon by the Servicer and the Trustee, and approved by more than 50% of the Voting Rights of the Classes of Certificates then outstanding (other than the Controlling Class unless the Controlling Class is the only Class of Certificates then outstanding)), minus (b) solely in the case where the Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by the Servicer, together with any interest accrued and payable to the Servicer in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Servicing Fees (but not including the portion thereof payable to the Trustee) and any unpaid Excess Fixed Yield, remaining outstanding (which items shall be deemed to have been paid or reimbursed to the Servicer in connection with such purchase) and (c) solely in the case where the Special Servicer is effecting such purchase, any unpaid Special Servicing Fees remaining outstanding (which items shall be deemed to have been paid or reimbursed to the Special Servicer in connection with such purchase) and (ii) the final payment or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James', living on the date hereof.

         The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (i) of the preceding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust Fund.

         In the event that the Servicer, the Special Servicer, the Controlling Class Certificateholder holding the largest Certificate Balance of the Controlling Class or the Holder of the majority interest of the Class LR Certificates purchase any of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the this Section 9.01, the Servicer, the Special Servicer, the Controlling Class Certificate holder holding the largest Certificate

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Balance of the Controlling Class or the Holder of the majority interest of the
Class LR Certificates, as applicable, shall deposit in the Lower-Tier Distribution Account not later than the Servicer Remittance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price, which portion shall be deposited in the Certificate Account). In addition, the Servicer shall transfer to the Lower-Tier Distribution Account all amounts required to be transferred thereto on such Servicer Remittance Date from the Certificate Account pursuant to the first paragraph of Section 3.04(c), together with any other amounts on deposit in the Certificate Account that would otherwise be held for future distribution.

         Upon confirmation that such final deposits have been made and receipt of an Opinion of Counsel (which Opinion of Counsel shall be obtained by and at the expense of the party causing such liquidation and shall in no event be an expense of the Trustee) to the effect that the resulting liquidation will be a "qualified liquidation" within Section 860F(a)(4) of the Code, the Trustee shall release or cause to be released to the Servicer, the Special Servicer or the Holders of the Class LR Certificates, as applicable, the Mortgage Files for the remaining Mortgage Loans to the respective purchasers thereof and shall execute all assignments, endorsements and other instruments furnished to it by the Servicer, the Special Servicer or the Holders of the Class LR Certificates, as applicable, as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund to the respective purchasers thereof.

         Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Trustee by letter to Certificateholders and each Rating Agency and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in the Trust Fund, as promptly as possible following its receipt of notice of deposit of the Purchase Price into the Certificate Account, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made,
(ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated.

         After transferring the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable pursuant to
Section 4.01(d) to the Upper-Tier Distribution Account pursuant to Section 3.04(c) and upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Trustee shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder's Percentage Interest of that portion of the amounts then on deposit in the Upper-Tier Distribution Account that are allocable to payments on the Class of Certificates so presented and surrendered. Amounts transferred from the Lower-Tier Distribution Account or the Excess Interest Account to the Upper-Tier Distribution Account as of the final Distribution Date shall be allocated for the purposes, in the amounts and in accordance with the priority set forth in Sections 4.01(a) and 4.01(e) and shall be distributed in termination and liquidation of the Uncertificated Lower-Tier Interests and the Class LR Certificates in accordance with Sections 4.01(b) and (d). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of Certificateholders not presenting and surrendering their

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Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(h).

         SECTION 9.02. Additional Termination Requirements.

         In the event the Servicer, the Special Servicer or the Holders of the Class LR Certificates purchases all of the Mortgage Loans and each REO Property remaining in the Trust Fund as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, which are intended to meet the definition of a "qualified liquidation" in Section 860F(a)(4) of the Code:

              (i) the Trustee shall specify the date of adoption of the plan of complete liquidation (which shall be the date of mailing of the notice specified in Section 9.01) in a statement attached to each of the Upper-Tier REMIC's and the Lower-Tier REMIC's final Tax Return pursuant to Treasury Regulations, Section 1.860F-1 and shall be prepared by the Servicer and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder as are specified in the Opinion of Counsel delivered pursuant to Section 9.01;

              (ii) during such 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates, the Trustee shall sell all of the assets of the Trust Fund to the Servicer, the Special Servicer, the Controlling Class Certificateholders or the Holders of the Class LR Certificates, as applicable, for cash; and

              (iii) immediately following the making of the final payment on the Uncertificated Lower-Tier Interests and the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class LR Certificates (in the case of the Lower-Tier REMIC) and the Class R Certificates (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), and the Trust Fund and each of the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate at that time.

                                   ARTICLE X

                           ADDITIONAL REMIC PROVISIONS

         SECTION 10.01. REMIC Administration.

         (a) The Trustee shall make elections to treat each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC under the Code and, if necessary, under applicable state law. Such election will be made on Form 1066 or other appropriate federal tax return for the taxable year ending on the last day of the calendar year in which the Uncertificated Lower-Tier Interests and the Certificates are issued. For the purposes of the REMIC election in respect of the Upper-Tier REMIC, each Class of the Regular Certificates shall be designated as the "regular interests" and the Class R Certificates shall be designated as the sole class of "residual interests" in the Upper-Tier REMIC. For purposes of the REMIC election in respect of the Lower-Tier REMIC, each Class of Uncertificated Lower-Tier Interests shall be designated as the "regular

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interests" and the Class LR Certificates shall be designated as the sole class of "residual interests" in the Lower-Tier REMIC. None of the Special Servicer, the Servicer and the Trustee shall permit the creation of any "interests" (within the meaning of Section 860G of the Code) in the Lower-Tier REMIC or the Upper-Tier REMIC other than the foregoing interests.

         (b) The Closing Date is hereby designated as the "startup day" of each of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code.

         (c) The Trustee shall act on behalf of each REMIC in relation to any tax matter or controversy involving either REMIC and shall represent each REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The legal expenses, including without limitation attorneys' or accountants' fees, and costs of any such proceeding and any liability resulting therefrom shall be expenses of the Trust Fund and the Trustee shall be entitled to reimbursement therefor out of amounts attributable to the Mortgage Loans and any REO Properties on deposit in the Certificate Account as provided by Section 3.05(a) unless such legal expenses and costs are incurred by reason of the Trustee's willful misfeasance, bad faith or negligence. The Holder of the largest Percentage Interest in each of the Class R and Class LR Certificates shall be designated, in the manner provided under Treasury Regulations Section 1.860F-4(d) and temporary Treasury Regulations Section 301.6231(a)(7)-1T, as the "tax matters person" of the Upper-Tier REMIC and the Lower-Tier REMIC, respectively. By their acceptance thereof, the Holders of the largest Percentage Interest in each of the Class R and Class LR Certificates hereby agrees to irrevocably appoint the Trustee as their agent to perform all of the duties of the "tax matters person" for Upper-Tier REMIC and the Lower-Tier REMIC, respectively.

         (d) The Trustee shall prepare or cause to be prepared and shall file, or cause to be filed, all of the Tax Returns that it determines are required with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC created hereunder and shall sign such Tax Returns in a timely manner. The expenses of preparing such returns shall be borne by the Trustee.

         (e) The Trustee shall provide or cause to be provided (i) to any Transferor of a Class R Certificate or Class LR Certificate such information as is necessary for the application of any tax relating to the transfer of such Class R Certificate or Class LR Certificate to any Person who is a Disqualified Organization, or in the case of a Transfer to an Agent thereof, to such Agent and shall forward to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (ii) to the Internal Revenue Service on Form 8811 the name, title, address and telephone number of the "tax matters person" who will serve as the representative of each of the Lower-Tier REMIC and the Upper-Tier REMIC created hereunder.

         (f) The Trustee shall take such actions and shall cause the Trust Fund to take such actions as are reasonably within the Trustee's control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC under the REMIC Provisions (and the Servicer shall assist the Trustee, to the extent reasonably requested by the Trustee to do so). Neither the Servicer nor the Special Servicer shall knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably

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within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (ii) result in the imposition of a tax upon either the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property") (either such event, an "Adverse REMIC Event") unless the Trustee receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Trustee determines that taking such action is in the best interest of the Trust Fund and the Certificateholders, at the expense of the Trust Fund, but in no event at the expense of the Trustee) to the effect that the contemplated action will not, with respect to the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC created hereunder, endanger such status or, unless the Trustee determines in its sole discretion to indemnify the Trust Fund against such tax, result in the imposition of such a tax (not including a tax on "net income from foreclosure property"). The Trustee shall not take or fail to take any action (whether or not authorized hereunder) as to which the Trustee has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. The Trustee may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the expense of the Trustee. At all times as may be required by the Code, the Servicer, Special Servicer and Trustee will to the extent within their respective control and the scope of their respective duties more specifically set forth herein, maintain substantially all of the assets of each of the Lower-Tier REMIC and the Upper-Tier REMIC as "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

         (g) In the event that any applicable federal, state or local tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on either the Lower-Tier REMIC or the Upper-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates, except as provided in the last sentence of this Section 10.01(g); provided, however, that with respect to the estimated amount of tax imposed on any "net income from foreclosure property" pursuant to Code Section 860G(d) or any similar tax imposed by a state or local tax authority, the Special Servicer shall retain in the related REO Account a reserve for the payment of such taxes in such amounts and at such times as it shall deem appropriate (or as advised by the Servicer in writing), and shall remit to the Servicer such reserved amounts as the Servicer shall request in order to pay such taxes. Except as provided in the preceding sentence, the Servicer shall withdraw from the Certificate Account sufficient funds to pay or provide for the payment of, and to actually pay, such tax as the Trustee notifies the Servicer that it estimates to be legally owed by either the Lower-Tier REMIC or the Upper-Tier REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund (other than as a consequence of a breach of its obligations under this Agreement), any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Trustee is hereby authorized to and shall segregate, into a separate non-interest bearing account, the net income from any "prohibited transaction" under Code Section 860F(a) or the amount of any taxable contribution to the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such prohibited transactions tax. To the extent that any such tax (other than any such tax paid in

                                      165
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respect of "net income from foreclosure property") is paid to the Internal
Revenue Service or applicable state or local tax authorities, the Trustee shall retain an equal amount from future amounts otherwise distributable to the Holders of Residual Certificates (as applicable) and shall distribute such retained amounts, (x) in the case of the Lower-Tier REMIC, to the Holders of the Uncertificated Lower-Tier Interests to the extent they are fully reimbursed for any Collateral Support Deficit arising therefrom and then to the Holders of the Class LR Certificates in the manner specified in Section 4.01(b) and (y) in the case of the Upper-Tier REMIC, to the Holders of Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class I and Class X Certificates, as applicable, in the manner specified in Section 4.01(a), to the extent they are fully reimbursed for any Collateral Support Deficit arising therefrom and then to the Holders of the Class R Certificates. None of the Trustee, the Fiscal Agent, the Trustee or the Special Servicer shall be responsible for any taxes imposed on either the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such taxes arise as a consequence of a breach of their respective obligations under this Agreement.

         (h) The Trustee shall, for federal income tax purposes, maintain books and records with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

         (i) Following the Startup Day, the Trustee shall not accept any contributions of assets to the Lower-Tier REMIC and the Upper-Tier REMIC unless the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in the Lower-Tier REMIC or the Upper-Tier REMIC will not (i) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interests or Certificates are outstanding or (ii) subject either the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

         (j) The Trustee shall not enter into any arrangement by which the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC will receive a fee or other compensation for services nor permit the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

         (k) Solely for the purposes of Section 1.860G-l(a)(4)(iii) of the Treasury Regulations, the "latest possible maturity date" by which the Certificate Balance of each Class of Certificates representing a "regular interest" in the Upper-Tier REMIC and by which the Lower-Tier Principal Amount of each Class of Uncertificated Lower-Tier Interests representing a "regular interest" in the Lower-Tier REMIC would be reduced to zero is May 15, 2029, which is the Distribution Date immediately following the latest scheduled maturity of any Mortgage Loan.

         (l) Within 30 days after the Closing Date, the Trustee shall prepare and file with the Internal Revenue Service Form 8811, "Information Return for Real Estate Mortgage Investment Conduits (REMIC) and Issuers of Collateralized Debt Obligations" for the Lower-Tier REMIC and the Upper-Tier REMIC.

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

         (m) Neither the Trustee nor the Servicer shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by foreclosure or deed in lieu of foreclosure, (ii) the bankruptcy of the Trust Fund, (iii) the termination of the Trust Fund pursuant to Article IX of this Agreement or (iv) a purchase of Mortgage Loans pursuant to Article II or III of this Agreement) or acquire any assets for the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC or sell or dispose of any investments in the Certificate Account, the Distribution Accounts or the REO Account for gain unless (a) it has received an Opinion of Counsel that such sale, disposition or substitution will not affect adversely the status of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (b) the Trustee has determined in its sole discretion to indemnify the Trust Fund against such tax, cause the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to a tax on "prohibited transactions" pursuant to the REMIC Provisions.

         SECTION 10.02. Depositor, Special Servicer, Paying Agent and Trustee to Cooperate with Servicer.

         (a) The Depositor shall provide or cause to be provided to the Trustee, within 10 days after the Closing Date, all information or data that the Servicer reasonably determines to be relevant for tax purposes as to the valuations and Issue Prices of the Certificates, including, without limitation, the price, yield, Prepayment Assumption and projected cash flow of the Certificates.

         (b) The Servicer, the Special Servicer, the Paying Agent and the Trustee shall each furnish such reports, certifications and information, and access to such books and records maintained thereby, as may relate to the Certificates or the Trust Fund and as shall be reasonably requested by the Servicer in order to enable it to perform its duties hereunder.

         SECTION 10.03. Use of Agents.

         The Trustee may execute any of its obligations and duties under this
Article X either directly or by or through agents or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         SECTION 11.01. Amendment.

         (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

              (i) to cure any ambiguity;

              (ii) to correct or supplement any provisions herein or therein, which may be inconsistent with any other provisions herein or therein or to correct any error;

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

              (iii) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided, however, that (i) the Trustee has received an Opinion of Counsel at the expense of the party requesting such amendment to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

              (iv) to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided, however, that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

              (v) to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided, however, that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

              (vi) [Reserved];

              (vii) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be materially inconsistent with the provisions of this Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and

              (viii) to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency provided that such amendment does not adversely impact any of the Certificateholders.

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

         (b) This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

              (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed to any Certificate without the consent of the Holder of such Certificate; or

              (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

              (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

              (iv) amend this Section 11.01; or

              (v) amend the definition of Servicing Standard.

         (c) Notwithstanding the foregoing, the Trustee will not be entitled to consent to any amendment hereto without having first received an Opinion of Counsel (in accordance with Section 11.01(g)) to the effect that such amendment or the exercise of any power granted to the Servicer, the Depositor, the Special Servicer, the Trustee or any other specified person in accordance with such amendment is permitted pursuant to the terms of this Agreement and will not result in the imposition of a tax on the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

         (d) Promptly after the execution of any such amendment, the Trustee shall furnish a statement describing the amendment to each Certificateholder and the Paying Agent and a copy of such amendment to each Rating Agency.

         (e) It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe. (f) The Trustee may, but shall not be obligated to, enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

         (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 11.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if the Servicer or the Special Servicer or the Trustee requests any amendment of this Agreement in

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furtherance of the rights and interests of Certificateholders, the cost of any
Opinion of Counsel required in connection therewith pursuant to Section 11.01(a) or (c) shall be payable out of the Certificate Account.

         SECTION 11.02. Recordation of Agreement; Counterparts.

         (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the expense of the Depositor on direction by the Trustee, but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

         (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

         (c) The Trustee shall make any filings required under Illinois law, the costs of which, if any, to be at the Trustee's expense.

         SECTION 11.03. Limitation on Rights of Certificateholders.

         (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

         (b) No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

         (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be

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incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee reasonable security against the costs, expenses and liabilities which may be incurred therein or hereby. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 11.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

         SECTION 11.04. Governing Law.

         This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         SECTION 11.05. Notices.

         Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid or transmitted by telecopier with a hard copy mailed as described above in confirmation, to: (i) in the case of the Depositor, PaineWebber Mortgage Acceptance Corporation V, 1285 Avenue of the Americas, New York, New York 10019 , Attention: Steven J. Plust, telecopy number: (212) 713-8006, with a copy to O'Melveny & Myers LLP, 153 East 53rd Street, 54th Floor, New York, New York 10022, Attention: Gary Barnett, Esq., telecopy number: (212) 326-2061; (ii) in the case of the Servicer, Banc One Mortgage Capital Markets, LLC, 1717 Main Street, 14th Floor, Dallas, Texas 75201, Attention: Edgar L. Smith, II, telecopy number: (214) 237-2041, with a copies to: Banc One Mortgage Capital Markets, LLC, 1717 Main Street, 12th Floor, Dallas, Texas 75201, Attention: Paul G. Smyth, telecopy number: (214) 237-2040 and Akin Gump, Strauss, Hauer & Feld, 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201, Attention: F. Jerry Phelps, Esq., telecopy number: (214) 959-4343; (iii) in the case of the Special Servicer, Banc One Mortgage Capital Markets, LLC, 1717 Main Street, 14th Floor, Dallas, Texas 75201, Attention: Edgar L. Smith, II, telecopy number: (214) 237-2041, with copies to: Banc One Mortgage Capital Markets, LLC, 1717 Main Street, 12th Floor, Dallas, Texas 75201, Attention: Paul G. Smyth, telecopy number: (214) 237-2040; (iv) in the case of the Trustee, the Fiscal Agent, the initial Paying Agent, the initial Authenticating Agent and the initial Certificate Registrar, LaSalle Bank National Association, 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60674, Attention: Asset-Backed Securities Trust Services Group, PMAC V 1999-C1, telecopy number: (312) 904-2084; (vi) in the case of the Rating Agencies, (a) Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Structured Finance, telecopy number: (212) 553-4392;

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

and (b) Fitch IBCA, Inc., One State Street Plaza, New York, New York 10004,
Attention: Commercial Mortgage Monitoring Group, telecopy number: (212) 908-0500; and (vii) in the case of the Mortgage Loan Sellers, Paine Webber Real Estate Securities Inc., 1285 Avenue of the Americas, 19th Floor, New York, New York 10019, Attention: Steven J. Plust, telecopy number: (212) 713-8606, with a copy to O'Melveny & Myers LLP, 153 E. 53rd Street, New York, New York 10022,
Attention: Gary Barnett, Esq., telecopy number: (212) 326-2061, and Merrill Lynch Mortgage Capital, Inc., 100 Church Street, 18th Floor, New York, New York 10080, Attention: Andrea Balkan, telecopy number: (212) 652-7559, with a copy to Merrill Lynch, 100 Vesey Street, World Financial Center, North Tower, 12th Floor, New York, New York 10281, Attention: Michael McGovern, telecopy number
(212) 446-0265; or as to each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice. Any notices to the Trustee shall be deemed to have been duly given only when received.

         SECTION 11.06. Severability of Provisions.

         If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

         SECTION 11.07. Confirmation of Intent: Grant of a Security Interest.

         The Depositor intends that the conveyance of the Depositor's right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-off Date and Principal Prepayments received prior to the Cut-off Date), all amounts held from time to time in the Certificate Account, the Distribution Account and, if established, the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor's right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Mortgage Loans and (ii) this Agreement shall constitute a security agreement under applicable law. This
Section 11.07 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

         SECTION 11.08. Successors and Assigns; Beneficiaries.

         The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to

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

the benefit of the Certificateholders. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

         SECTION 11.09. Article and Section Headings.

         The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

         SECTION 11.10. Notices to the Rating Agencies.

         (a) The Trustee shall use reasonable best efforts promptly to provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

              (i) any material change or amendment to this Agreement;

              (ii) the occurrence of any Event of Default;

              (iii) the resignation or termination of the Servicer or the Special Servicer;

              (iv) any change in the location of either of the Distribution Accounts;

              (v) the repurchase of Mortgage Loans by a Mortgage Loan Seller pursuant to Section 3.3 of the applicable Mortgage Loan Purchase and Sale Agreement; and

              (vi) the final payment to any Class of Certificateholders.

         (b) The Servicer shall use reasonable best efforts consistent with the Servicing Standard promptly to provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

              (i) the resignation or removal of the Trustee or Fiscal Agent;

              (ii) any change in the location of the Certificate Account; and

              (iii) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Paying Agent or the Trustee;

              (iv) any change in the lien priority of any Mortgage Loan;

              (v) any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan with a Stated Principal Balance that is greater than 5% o the then aggregate outstanding principal balances of the Mortgage Loans;

              (vi) any material damage to any Mortgaged Property;

              (vii) any assumption with respect to a Mortgage Loan; and

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

              (viii) any release or substitution of any Mortgaged Property.

         (c) Each of the Servicer and the Special Servicer shall promptly furnish to each Rating Agency copies of the following:

              (i) each of its annual statements as to compliance described in
         Section 3.13;

              (ii) inspection reports and other items delivered to each of the Servicer and Special Servicer pursuant to Sections 3.12(a) and 3.12(b);

              (iii) each of its annual independent public accountants' servicing reports described in Section 3.14;

              (iv) a CSSA Standard Information Package with respect to each Distribution Date required to be delivered pursuant to Section 4.02(b); and

              (v) each waiver and consent provided pursuant to Section 3.08.

         (d) The Paying Agent shall promptly furnish to each Rating Agency a copy of the statement to Certificateholders distributed pursuant to Section 4.02(a).

         (e) The Servicer, Special Servicer, Trustee, Fiscal Agent and the Depositor, as applicable, shall promptly notify each Rating Agency of any transaction of merger or consolidation involving itself, any liquidation, reorganization or dissolution of itself, or any termination under this Agreement.

         (f) The Trustee shall promptly notify each Rating Agency, the Servicer and Special Servicer upon the payment of the final distribution to the Certificateholders pursuant to Section 4.01.

         (g) The Servicer and the Special Servicer, as applicable, shall furnish to each Rating Agency with respect to each Mortgage Loan such information as the Rating Agency shall reasonably request and which the Servicer or Special Servicer can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information. The Servicer and Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

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

         IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers hereunto duly authorized, in each case as of the day and year first above written.

                                       PAINEWEBBER MORTGAGE ACCEPTANCE
                                       CORPORATION V,
                                       as Depositor

                                       By: /s/ Steven J. Plust
                                          ---------------------------
                                       Name:  Steven J. Plust
                                       Title: Managing Director

                                       BANC ONE MORTGAGE CAPITAL MARKETS, LLC

                                       Servicer

                                       By: /s/ Edgar L. Smith, II
                                          ---------------------------
                                       Name:  Edgar L. Smith, II
                                       Title: Chief Operating Officer

                                       BANC ONE MORTGAGE CAPITAL MARKETS, LLC

                                       Special Servicer

                                       By: /s/ Edgar L. Smith, II
                                          ---------------------------
                                       Name:  Edgar L. Smith, II
                                       Title: Chief Operating Officer

                                       ABN AMRO BANK N.V., not in its individual capacity but as Fiscal Agent

                                       Fiscal Agent

                                       By: /s/ Robert C. Smolka
                                          ---------------------------
                                       Name:  Robert C. Smolka
                                       Title: Group Vice President

                                       By: /s/ Mary C. Casey
                                          ---------------------------
                                       Name:  Mary C. Casey
                                       Title: Vice President

                                       LASALLE BANK NATIONAL ASSOCIATION not in its individual capacity but as Trustee

                                       Trustee

                                       By: /s/ Barbara C. Wolf
                                          ---------------------------
                                       Name:  Barbara C. Wolf
                                       Title: Vice President

                                   Exhibit A-1

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 1999-C1, CLASS A-1

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

=========================================  ====================================
INITIAL PASS-THROUGH RATE:  6.48%          APPROXIMATE AGGREGATE SCHEDULED
                                           PRINCIPAL BALANCE OF THE MORTGAGE
DENOMINATION:  $153,627,000                LOANS AFTER DEDUCTING PAYMENTS DUE
                                           AND PREPAYMENTS RECEIVED ON OR
                                           BEFORE CUT-OFF DATE:
                                           $704,764,602
-----------------------------------------  ------------------------------------
DATE OF POOLING AND SERVICING              SERVICER:    BANC ONE MORTGAGE
AGREEMENT: AS OF JUNE 1, 1999                           CAPITAL MARKETS, LLC
-----------------------------------------  ------------------------------------
CUT-OFF DATE: JUNE 1, 1999 OR WITH         SPECIAL SERVICER: BANC ONE MORTGAGE
RESPECT TO ONE MORTGAGE LOAN, JUNE 5,      CAPITAL MARKETS, LLC
1999.
-----------------------------------------  ------------------------------------
CLOSING DATE: JUNE 7, 1999                 TRUSTEE: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
FIRST DISTRIBUTION DATE: JULY 15, 1999     FISCAL AGENT: ABN AMRO BANK N.V.

                                           PAYING AGENT: LASALLE BANK NATIONAL
                                           ASSOCIATION


                                     A-1-1

-----------------------------------------  ------------------------------------
APPROXIMATE AGGREGATE CERTIFICATE          CUSIP NO.
BALANCE OF THE CLASS A-1 CERTIFICATES               ----------------
AS OF THE CLOSING DATE:  $153,627,000      CERTIFICATE NO.:  A-1-1
=========================================  ================= ==================


                                     A-1-2

                              CLASS A-1 CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                                   CEDE & CO.


is the registered owner of the interest evidenced by this Certificate in the Class A-1 Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC, as servicer, (the "Servicer"), Banc One Mortgage Capital Markets, LLC, as special servicer (the "Special Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate, as specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1 Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued


                                      A-1-3
in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Servicer, the Special Servicer, theTrustee or the Fiscal Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-1 Pass-Through Rate, which shall equal the fixed rate per annum specified above on the Certificate Balance of this Certificate. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

                  Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.


                                     A-1-4

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will be authorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing no less than five Business Days prior to the related Record Date, by wiring transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in whole or in part (with a denomination equal to any authorized denomination) by surrendering


                                     A-1-5
such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class A-1 Certificates will be issued in book-entry form through the facilities of DTC in minimum Denominations of $25,000 initial Certificate Balance, and in integral multiples of $1,000 in excess thereof, with one Certificate evidencing an additional amount equal to the remainder of the initial Certificate Balance of Class.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to
Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided, however, that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is

                                     A-1-6
                  necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax,
                  (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided, however, that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and

                  g. to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency; provided, however, that such amendment does not adversely impact any of the Certificateholders.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:


                                     A-1-7

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be entitled to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust Fund.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written


                                     A-1-8
notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.


                                     A-1-9

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity but
                                        solely as Trustee under the Pooling
                                        and Servicing Agreement.



                                        By:
                                           -----------------------------------
                                             Name:
                                             Title:



Dated: June 7, 1999



                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS A-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                          LASALLE BANK NATIONAL ASSOCIATION,
                                          as Authenticating Agent


                                          By:
                                             ---------------------------------
                                                Name:
                                                Title:


                                     A-1-10

=============== ================================ ================== =====================
     Date           Certificate Balance of       Amount of Book-
                    Definitive Certificates      Entry Certificate  Notation Made By
                 exchanged or transferred for,
                 or issued in exchange for or
                upon transfer of any Remaining
                  Principal interest in this
                    Book-Entry Certificate
--------------- -------------------------------- ------------------ ---------------------

--------------- -------------------------------- ------------------ ---------------------

--------------- -------------------------------- ------------------ ---------------------

--------------- -------------------------------- ------------------ ---------------------

--------------- -------------------------------- ------------------ ---------------------

--------------- -------------------------------- ------------------ ---------------------

--------------- -------------------------------- ------------------ ---------------------

--------------- -------------------------------- ------------------ ---------------------

--------------- -------------------------------- ------------------ ---------------------

--------------- -------------------------------- ------------------ ---------------------

--------------- -------------------------------- ------------------ ---------------------

--------------- -------------------------------- ------------------ ---------------------

=============== ================================ ================== =====================


                                     A-1-11

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenant in common        UNIF GIFT MIN ACT          Custodian (Cust)
                                                          -----
                                                          under Uniform Gifts to
TEN ENT - as tenants by the                               Minors Act
          entireties                                                 ---------
                                                                       (State)
JT TEN  - as joint tenants with
          rights of survivorship
          and not as tenants in
          common


      Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
     -----------------------------

     (Please insert Social Security or other identifying number of Assignee)


            (Please print or typewrite name and address of assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.


                                     A-1-12

SIGNATURE GUARANTEED


The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.


                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in
immediately available funds to                                  for the account
                               --------------------------------
of                            account number
   --------------------------                ----------------------------------
or, if mailed by check, to                              . Statements should be
                           -----------------------------
mailed to                      . This information is provided by assignee named
          ---------------------
above, or                    , as its agent.
          -------------------


                                     A-1-13

                                   Exhibit A-2

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 1999-C1, CLASS A-2


THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

==========================================  ===================================
INITIAL PASS-THROUGH RATE: 6.82%            APPROXIMATE AGGREGATE SCHEDULED
                                            PRINCIPAL BALANCE OF THE MORTGAGE
DENOMINATION:  $200,000,000                 LOANS AFTER DEDUCTING PAYMENTS DUE
                                            AND PREPAYMENTS RECEIVED ON OR
                                            BEFORE CUT-OFF DATE:
                                            $704,764,602
------------------------------------------  -----------------------------------
DATE OF POOLING AND SERVICING               SERVICER:  BANC ONE MORTGAGE
AGREEMENT:  AS OF JUNE 1, 1999              CAPITAL MARKETS, LLC
------------------------------------------  -----------------------------------
CUT-OFF DATE: JUNE 1, 1999 OR WITH          SPECIAL SERVICER: BANC ONE MORTGAGE
RESPECT TO ONE MORTGAGE LOAN, JUNE 5,       CAPITAL MARKETS, LLC
1999.
------------------------------------------  -----------------------------------
CLOSING DATE:  JUNE 7, 1999                 TRUSTEE: LASALLE BANK NATIONAL
                                            ASSOCIATION
------------------------------------------  -----------------------------------
FIRST DISTRIBUTION DATE: JULY 15, 1999      FISCAL AGENT: ABN AMRO BANK N.V.

                                            PAYING AGENT: LASALLE BANK NATIONAL
                                            ASSOCIATION


                                     A-2-1

------------------------------------------  -----------------------------------
APPROXIMATE AGGREGATE CERTIFICATE           CUSIP NO.
BALANCE OF THE CLASS A-2 CERTIFICATES                ------------
AS OF THE CLOSING DATE:  $357,327,000       CERTIFICATE NO.:  A-2-1
                                                             -------
==========================================  ===================================


                                     A-2-2

                              CLASS A-2 CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, commercial, multifamily and mobile home community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                                   CEDE & CO.


is the registered owner of the interest evidenced by this Certificate in the Class A-2 Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC, as servicer (the "Servicer"), Banc One Mortgage Capital Markets, LLC, as special servicer (the "Special Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate, as specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-2 Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement.


                                     A-2-3

The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Servicer, the Special Servicer, the Trustee or the Fiscal Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-2 Pass-Through Rate, which shall equal the fixed rate per annum specified above on the Certificate Balance of this Certificate. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

                  Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.


                                     A-2-4

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire transfer instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in


                                     A-2-5
whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class A-2 Certificates will be issued in book-entry form through the facilities of DTC in minimum Denominations of $25,000 initial Certificate Balance, and in integral multiples of $1,000 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to
Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the


                                     A-2-6

                  Lower-Tier REMIC or the Upper-Tier REMIC; provided, however, that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided, however, that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and

                  g. to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency; provided, however, that such amendment does not adversely impact any of the Certificateholders.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of


                                     A-2-7
the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be entitled to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust Fund.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property


                                     A-2-8
subject thereto or (ii) the purchase of all of the assets of the Trust Fund by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.



                                     A-2-9

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity but
                                        solely as Trustee under the Pooling
                                        and Servicing Agreement.


                                        By:
                                           -----------------------------------
                                             Name:
                                             Title:


Dated: June 7, 1999



                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS A-2 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                          LASALLE BANK NATIONAL ASSOCIATION,
                                          as Authenticating Agent


                                          By:
                                             ----------------------------------
                                               Name:
                                               Title:



                                     A-2-10

================================= ================================ ============================= ===============================
             Date                     Certificate Balance of       Amount of Book-
                                      Definitive Certificates      Entry Certificate             Notation Made By
                                   exchanged or transferred for,
                                   or issued in exchange for or
                                  upon transfer of any Remaining
                                    Principal interest in this
                                      Book-Entry Certificate
--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

================================= ================================ ============================= ===============================




                                     A-2-11

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenant in common      UNIF GIFT MIN ACT -          Custodian (Cust)
                                                         -------
                                                         under Uniform Gifts to
TEN ENT - as tenants by the                              Minors Act
          entireties                                               ----------
                                                                     (State)

JT TEN  - as joint tenants with
          rights of survivorship
          and not as tenants in
          common

     Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               -----------------------------

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.




                                     A-2-12

SIGNATURE GUARANTEED


The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.



                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in
immediately available funds to                                  for the account
                               --------------------------------
of                            account number                                or,
   --------------------------                ------------------------------
if mailed by check, to                              . Statements should be
                       -----------------------------
mailed to                      . This information is provided by assignee named
          ---------------------
above, or                     , as its agent.
          -------------------



                                     A-2-13

                                   Exhibit A-3

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1999-C1, CLASS B

THIS CLASS B CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED (IN THE CASE OF THE INITIAL SALE OR TRANSFERS TO PURCHASERS WHO TAKE IN DEFINITIVE FORM) UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER AN ERISA REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF



                                     A-3-1

INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. ANY TRANSFEREE OF A BENEFICIAL INTEREST IN THIS CERTIFICATE HELD IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE SHALL BE DEEMED TO HAVE MADE THE FOREGOING REPRESENTATIONS.


=========================================  ====================================
INITIAL PASS-THROUGH RATE:  6.98%          APPROXIMATE AGGREGATE SCHEDULED
                                           PRINCIPAL BALANCE OF THE MORTGAGE
DENOMINATION:  $35,238,000                 LOANS AFTER DEDUCTING PAYMENTS DUE
                                           AND PREPAYMENTS RECEIVED ON OR
                                           BEFORE CUT-OFF DATE:
                                           $704,764,602
-----------------------------------------  ------------------------------------
DATE OF POOLING AND SERVICING              SERVICER:    BANC ONE MORTGAGE
AGREEMENT: AS OF JUNE 1, 1999                           CAPITAL MARKETS, LLC
-----------------------------------------  ------------------------------------
CUT-OFF DATE: JUNE 1, 1999 OR WITH         SPECIAL SERVICER: BANC ONE MORTGAGE
RESPECT TO ONE MORTGAGE LOAN, JUNE 5,      CAPITAL MARKETS, LLC
1999.
-----------------------------------------  ------------------------------------
CLOSING DATE: JUNE 7, 1999                 TRUSTEE: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
FIRST DISTRIBUTION DATE: JULY 15, 1999     FISCAL AGENT: ABN AMRO BANK N.V.

                                           PAYING AGENT: LASALLE BANK NATIONAL
                                           ASSOCIATION

APPROXIMATE AGGREGATE CERTIFICATE          CUSIP NO.
BALANCE OF THE CLASS B CERTIFICATES AS              ---------------
OF THE CLOSING DATE:  $35,238,000          CERTIFICATE NO.:  B-1
                                                             ----
=========================================  ====================================




                                     A-3-2

                               CLASS B CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                                   CEDE & CO.


is the registered owner of the interest evidenced by this Certificate in the Class B Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC, as servicer (the "Servicer"), Banc One Mortgage Capital Markets, LLC, as special servicer (the "Special Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate, a specified on the face hereof, by the aggregate initial Certificate Balance of the Class B Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance



                                     A-3-3

Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Servicer, the Special Servicer, the Trustee or the Fiscal Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums or Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class B Pass-Through Rate, which shall equal the lesser of (x) the fixed rate per annum specified above on the Certificate Balance of this Certificate and (y) the weighted average of the Net Mortgage Rates of the Mortgage Loans (such Net Mortgage Rates determined without taking into account any reductions thereto resulting from modifications of the Mortgage Loans or otherwise following the Cut-Off Date), immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

                  Collateral Support Deficit and Certificate Deferred Interest on the Mortgage



                                     A-3-4

Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire transfer instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's



                                     A-3-5
failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class B Certificates will be issued in book-entry form through the facilities of DTC in minimum Denominations of $25,000 initial Certificate Balance, and in integral multiples of $1,000 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to
Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the



                                     A-3-6

                  Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided, however, that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax,
                  (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided, however, that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and

                  g. to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency; provided, however, that such amendment does not adversely impact any of the Certificateholders.

                  The Pooling and Servicing Agreement may also be amended from time to time by



                                     A-3-7
the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be entitled to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust.



                                     A-3-8

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust Fund by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.



                                     A-3-9

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity but
                                        solely as Trustee under the Pooling
                                        and Servicing Agreement.



                                        By:
                                           -----------------------------------
                                              Name:
                                              Title:



Dated: June 7, 1999



                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS B CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                       LASALLE BANK NATIONAL ASSOCIATION,
                                       as Authenticating Agent


                                       By:
                                           -----------------------------------
                                             Name:
                                             Title:



                                     A-3-10

================================= ================================ ============================= ===============================
             Date                     Certificate Balance of       Amount of Book-
                                      Definitive Certificates      Entry Certificate             Notation Made By
                                   exchanged or transferred for,
                                   or issued in exchange for or
                                  upon transfer of any Remaining
                                    Principal interest in this
                                      Book-Entry Certificate
--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

================================= ================================ ============================= ===============================



                                     A-3-11

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM -  as tenant in common       UNIF GIFT MIN ACT -        Custodian (Cust)
                                                          -----
                                                          under Uniform Gifts to
TEN ENT -  as tenants by the                              Minors Act
           entireties                                               ---------
                                                                     (State)

JT TEN  -  as joint tenants with
           rights of survivorship
           and not as tenants in
           common

     Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               -----------------------------

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.



                                     A-3-12

SIGNATURE GUARANTEED


The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in
immediately available funds to                                  for the account
                               --------------------------------
of                            account number                            or, if
   --------------------------                --------------------------
mailed by check, to                              . Statements should be mailed
                    -----------------------------
to                     . This information is provided by assignee named above,
  ---------------------
or                    , as its agent.
  -------------------

                                     A-3-13

                                   Exhibit A-4

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1999-C1, CLASS C

THIS CLASS C CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED (IN THE CASE OF THE INITIAL SALE OR TRANSFERS TO PURCHASERS WHO TAKE IN DEFINITIVE FORM) UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER AN ERISA REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF



                                     A-4-1

INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. ANY TRANSFEREE OF A BENEFICIAL INTEREST IN THIS CERTIFICATE HELD IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE SHALL BE DEEMED TO HAVE MADE THE FOREGOING REPRESENTATIONS.



=========================================  ====================================
INITIAL PASS-THROUGH RATE:  7.10%          APPROXIMATE AGGREGATE SCHEDULED
                                           PRINCIPAL BALANCE OF THE MORTGAGE
DENOMINATION:  $37,000,000                 LOANS AFTER DEDUCTING PAYMENTS DUE
                                           AND PREPAYMENTS RECEIVED ON OR
                                           BEFORE CUT-OFF DATE:
                                           $704,764,602
-----------------------------------------  ------------------------------------
DATE OF POOLING AND SERVICING              SERVICER:    BANC ONE MORTGAGE
AGREEMENT: AS OF JUNE 1, 1999                           CAPITAL MARKETS, LLC
-----------------------------------------  ------------------------------------
CUT-OFF DATE: JUNE 1, 1999 OR WITH         SPECIAL SERVICER: BANC ONE MORTGAGE
RESPECT TO ONE MORTGAGE LOAN, JUNE 5,      CAPITAL MARKETS, LLC
1999.
-----------------------------------------  ------------------------------------
CLOSING DATE: JUNE 7, 1999                 TRUSTEE: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
FIRST DISTRIBUTION DATE: JULY 15, 1999     FISCAL AGENT: ABN AMRO BANK N.V.

                                           PAYING AGENT: LASALLE BANK NATIONAL
                                           ASSOCIATION

APPROXIMATE AGGREGATE CERTIFICATE          CUSIP NO.
BALANCE OF THE CLASS C CERTIFICATES AS              ---------------
OF THE CLOSING DATE:  $37,000,000          CERTIFICATE NO.:  C-1
                                                             ----
=========================================  ====================================



                                     A-4-2

                               CLASS C CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                                   CEDE & CO.


is the registered owner of the interest evidenced by this Certificate in the Class C Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC, as special servicer (the "Special Servicer"), Banc One Mortgage Capital Markets, LLC, as servicer (the "Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate, as specified on the face hereof, by the aggregate initial Certificate Balance of the Class C Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance



                                     A-4-3

Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Servicer, the Special Servicer, the Trustee or the Fiscal Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class C Pass-Through Rate, which shall equal the lesser of (x) the fixed rate per annum specified above on the Certificate Balance of this Certificate and (y) the weighted average of the Net Mortgage Rates of the Mortgage Loans (such Net Mortgage Rates determined without taking into account any reductions thereto resulting from modifications of the Mortgage Loans or otherwise following the Cut-Off Date), immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

                  Collateral Support Deficit and Certificate Deferred Interest on the Mortgage



                                     A-4-4

Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire transfer instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's




                                     A-4-5
failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class C Certificates will be issued in book-entry form through the facilities of DTC in minimum Denominations of $25,000 initial Certificate Balance, and in integral multiples of $1,000 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to
Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the



                                     A-4-6

                  Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and

                  g. to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not



                                     A-4-7
less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the REMIC constituted by the Trust or cause the Trust (or either the Upper-Tier REMIC or Lower-Tier REMIC) to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on



                                     A-4-8
behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.




                                     A-4-9

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    not in its individual capacity but
                                    solely as Trustee under the Pooling
                                    and Servicing Agreement



                                    By:
                                       ------------------------------------
                                                AUTHORIZED OFFICER


Dated: June 7, 1999


                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS C CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    Authenticating Agent


                                    By:
                                       ------------------------------------
                                               AUTHORIZED SIGNATORY



                                     A-4-10

================================= ================================ ============================= ===============================
             Date                     Certificate Balance of       Amount of Book-
                                      Definitive Certificates      Entry Certificate             Notation Made By
                                   exchanged or transferred for,
                                   or issued in exchange for or
                                  upon transfer of any Remaining
                                    Principal interest in this
                                      Book-Entry Certificate
--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

================================= ================================ ============================= ===============================



                                     A-4-11

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM -  as tenant in common       UNIF GIFT MIN ACT -        Custodian (Cust)
                                                          ------
                                                          under Uniform Gifts to
TEN ENT -  as tenants by the                              Minors Act
           entireties                                               ---------
                                                                     (State)

JT TEN  -  as joint tenants with
           rights of survivorship
           and not as tenants in
           common

     Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
              -----------------------------

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.


                                     A-4-12

SIGNATURE GUARANTEED


The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.



                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in
immediately available funds to                                  for the account
                               --------------------------------
of                            account number
   --------------------------                -----------------------------------
or, if mailed by check, to                              . Statements should be
                           -----------------------------
mailed to                      . This information is provided by assignee named
          ---------------------
above, or                     , as its agent.
          -------------------


                                     A-4-13

                                   Exhibit A-5

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1999-C1, CLASS D

THIS CLASS D CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED (IN THE CASE OF THE INITIAL SALE OR TRANSFERS TO PURCHASERS WHO TAKE IN DEFINITIVE FORM) UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER AN ERISA REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF




                                     A-5-1

INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. ANY TRANSFEREE OF A BENEFICIAL INTEREST IN THIS CERTIFICATE HELD IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE SHALL BE DEEMED TO HAVE MADE THE FOREGOING REPRESENTATIONS.

THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JUNE 7, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS 7.15%. BASED ON ITS ISSUE PRICE OF 98.94729%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PROSPECTUS SUPPLEMENT DATED JUNE 1, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS CERTIFICATE: (i) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 1.3506%; (ii) THE ANNUAL YIELD OF THIS CERTIFICATE TO CALL, COMPOUNDED MONTHLY, IS APPROXIMATELY 7.27%; AND (iii) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JUNE 7, 1999 TO JUNE 30, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED MARCH 25, 1999), IS APPROXIMATELY 0.0009%.




                                     A-5-2

=========================================  ====================================
INITIAL PASS-THROUGH RATE:  7.15%          APPROXIMATE AGGREGATE SCHEDULED
                                           PRINCIPAL BALANCE OF THE MORTGAGE
DENOMINATION:  $33,476,000                 LOANS AFTER DEDUCTING PAYMENTS DUE
                                           AND PREPAYMENTS RECEIVED ON OR
                                           BEFORE CUT-OFF DATE:
                                           $704,764,602
-----------------------------------------  ------------------------------------
DATE OF POOLING AND SERVICING              SERVICER:    BANC ONE MORTGAGE
AGREEMENT: AS OF JUNE 1, 1999                           CAPITAL MARKETS, LLC
-----------------------------------------  ------------------------------------
CUT-OFF DATE: JUNE 1, 1999 OR WITH         SPECIAL SERVICER: BANC ONE MORTGAGE
RESPECT TO ONE MORTGAGE LOAN, JUNE 5,      CAPITAL MARKETS, LLC
1999.
-----------------------------------------  ------------------------------------
CLOSING DATE: JUNE 7, 1999                 TRUSTEE: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
FIRST DISTRIBUTION DATE: JULY 15, 1999     FISCAL AGENT: ABN AMRO BANK N.V.

                                           PAYING AGENT: LASALLE BANK NATIONAL
                                           ASSOCIATION

APPROXIMATE AGGREGATE CERTIFICATE          CUSIP NO.
BALANCE OF THE CLASS D CERTIFICATES AS              ---------------
OF THE CLOSING DATE:  $33,476,000          CERTIFICATE NO.:  D-1
                                                             ----
=========================================  ====================================


                                     A-5-3

                               CLASS D CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                                   CEDE & CO.


is the registered owner of the interest evidenced by this Certificate in the Class D Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC, as special servicer (the "Special Servicer"), Banc One Mortgage Capital Markets, LLC, as servicer (the "Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate, as specified on the face hereof, by the aggregate initial Certificate Balance of the Class D Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance



                                     A-5-4

Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Servicer, the Special Servicer, the Trustee or the Fiscal Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class D Pass-Through Rate, which shall equal the lesser of (x) the fixed rate per annum specified above on the Certificate Balance of this Certificate and (y) the weighted average of the Net Mortgage Rates of the Mortgage Loans (such Net Mortgage Rates determined without taking into account any reductions thereto resulting from modifications of the Mortgage Loans or otherwise following the Cut-Off Date), immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

                  Collateral Support Deficit and Certificate Deferred Interest on the Mortgage



                                     A-5-5

Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire transfer instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's



                                     A-5-6
failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class D Certificates will be issued in book-entry form through the facilities of DTC in minimum Denominations of $25,000 initial Certificate Balance, and in integral multiples of $1,000 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to
Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the



                                     A-5-7

                  Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and

                  g. to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not



                                     A-5-8
less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the REMIC constituted by the Trust or cause the Trust (or either the Upper-Tier REMIC or Lower-Tier REMIC) to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust Fund.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on



                                     A-5-9
behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.



                                     A-5-10

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    not in its individual capacity but
                                    solely as Trustee under the Pooling
                                    and Servicing Agreement.



                                    By:
                                       -------------------------------------
                                                  AUTHORIZED OFFICER



Dated: June 7, 1999



                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS D CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                   LASALLE BANK NATIONAL ASSOCIATION,
                                   Authenticating Agent


                                   By:
                                      ----------------------------------------
                                                 AUTHORIZED SIGNATORY



                                     A-5-11

================================= ================================ ============================= ===============================
             Date                     Certificate Balance of       Amount of Book-
                                      Definitive Certificates      Entry Certificate             Notation Made By
                                   exchanged or transferred for,
                                   or issued in exchange for or
                                  upon transfer of any Remaining
                                    Principal interest in this
                                      Book-Entry Certificate
--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

================================= ================================ ============================= ===============================




                                     A-5-12

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenant in common       UNIF GIFT MIN ACT -         Custodian (Cust)
                                                          ------
                                                          under Uniform Gifts to
TEN ENT - as tenants by the                               Minors Act
          entireties                                                -----------
                                                                      (State)

JT TEN  - as joint tenants with
          rights of survivorship
          and not as tenants in
          common

     Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               -----------------------------

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.




                                     A-5-13

SIGNATURE GUARANTEED


The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.


                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in
immediately available funds to                                 for the account
                               --------------------------------
of                            account number                                or,
   --------------------------                ------------------------------
if mailed by check, to                               . Statements should be
                       -----------------------------
mailed to                       . This information is provided by assignee named
          ---------------------
above, or                     , as its agent.
          -------------------


                                     A-5-14

                                   Exhibit A-6

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1999-C1, CLASS E

THIS CLASS E CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A OR (B) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (OR AN ENTITY ALL OF THE EQUITY OWNERS OF WHICH COME WITHIN SUCH PARAGRAPHS) IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.



                                     A-6-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, RESOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FORM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE INITIAL INVESTOR INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED (IN THE CASE OF THE INITIAL SALE OR TRANSFERS TO PURCHASERS WHO TAKE IN DEFINITIVE FORM) UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER AN ERISA REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. ANY TRANSFEREE OF A BENEFICIAL INTEREST IN THIS CERTIFICATE HELD IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE SHALL BE DEEMED TO HAVE MADE THE FOREGOING REPRESENTATIONS.

THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JUNE 7, 1999. THE



                                     A-6-2

INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS 7.15%. BASED ON ITS ISSUE PRICE OF 90.212920%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PROSPECTUS SUPPLEMENT DATED JUNE 1, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS
CERTIFICATE: (i) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 10.0850%; (ii) THE ANNUAL YIELD OF THIS CERTIFICATE TO CALL, COMPOUNDED MONTHLY, IS APPROXIMATELY 8.52%; AND (iii) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JUNE 7, 1999 TO JUNE 30, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED MARCH 25, 1999), IS APPROXIMATELY 0.0105%.



                                     A-6-3

=========================================  ====================================
INITIAL PASS-THROUGH RATE:  7.15%          APPROXIMATE AGGREGATE SCHEDULED
                                           PRINCIPAL BALANCE OF THE MORTGAGE
DENOMINATION:  $8,809,000                  LOANS AFTER DEDUCTING PAYMENTS DUE
                                           AND PREPAYMENTS RECEIVED ON OR
                                           BEFORE CUT-OFF DATE:
                                           $704,764,602
-----------------------------------------  ------------------------------------
DATE OF POOLING AND SERVICING              SERVICER:    BANC ONE MORTGAGE
AGREEMENT: AS OF JUNE 1, 1999                           CAPITAL MARKETS, LLC
-----------------------------------------  ------------------------------------
CUT-OFF DATE: JUNE 1, 1999 OR WITH         SPECIAL SERVICER: BANC ONE MORTGAGE
RESPECT TO ONE MORTGAGE LOAN, JUNE 5,      CAPITAL MARKETS, LLC
1999.
-----------------------------------------  ------------------------------------
CLOSING DATE: JUNE 7, 1999                 TRUSTEE: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
FIRST DISTRIBUTION DATE: JULY 15, 1999     FISCAL AGENT: ABN AMRO BANK N.V.

                                           PAYING AGENT: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
APPROXIMATE AGGREGATE CERTIFICATE          CUSIP NO.
BALANCE OF THE CLASS E CERTIFICATES AS              ---------------
OF THE CLOSING DATE:  $8,809,000           CERTIFICATE NO.:  E-1
                                                             ----
=========================================  ====================================




                                     A-6-4

                               CLASS E CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                                   CEDE & CO.


is the registered owner of the interest evidenced by this Certificate in the Class E Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC, as special servicer (the "Special Servicer"), Banc One Mortgage Capital Markets, LLC, as servicer (the "Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate, as specified on the face hereof, by the aggregate initial Certificate Balance of the Class E Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance



                                     A-6-5

Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Servicer, the Special Servicer, the Trustee or the Fiscal Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class E Pass-Through Rate, which shall equal the lesser of (x) the fixed rate per annum specified above on the Certificate Balance of this Certificate and (y) the weighted average of the Net Mortgage Rates of the Mortgage Loans (such Net Mortgage Rates determined without taking into account any reductions thereto resulting from modifications of the Mortgage Loans or otherwise following the Cut-Off Date), immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

                  Collateral Support Deficit and Certificate Deferred Interest on the Mortgage



                                     A-6-6

Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire transfer instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's




                                     A-6-7
failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class E Certificates will be issued in book-entry form through the facilities of DTC in minimum Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1,000 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02(h) of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to
Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;

                                     A-6-8

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and



                                     A-6-9

                  g. to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the REMIC constituted by the Trust or cause the Trust (or either the Upper-Tier REMIC or Lower-Tier REMIC) to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class




                                     A-6-10

Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust Fund.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.



                                     A-6-11

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    not in its individual capacity but
                                    solely as Trustee under the Pooling
                                    and Servicing Agreement.



                                    By:
                                        -----------------------------------
                                                   AUTHORIZED OFFICER



Dated: June 7, 1999



                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS E CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                   LASALLE BANK NATIONAL ASSOCIATION,
                                   Authenticating Agent


                                   By:
                                       ------------------------------------
                                              AUTHORIZED SIGNATORY



                                     A-6-12

================================= ================================ ============================= ===============================
             Date                     Certificate Balance of       Amount of Book-
                                      Definitive Certificates      Entry Certificate             Notation Made By
                                   exchanged or transferred for,
                                   or issued in exchange for or
                                  upon transfer of any Remaining
                                    Principal interest in this
                                      Book-Entry Certificate
--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

================================= ================================ ============================= ===============================





                                     A-6-13

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenant in common       UNIF GIFT MIN ACT -         Custodian (Cust)
                                                          ------
                                                          under Uniform Gifts to
TEN ENT - as tenants by the                               Minors Act
          entireties                                                -----------
                                                                      (State)

JT TEN  - as joint tenants with
          rights of survivorship
          and not as tenants in
          common

     Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               -----------------------------

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.




                                     A-6-14

SIGNATURE GUARANTEED


The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in
immediately available funds to                                  for the account
                               --------------------------------
of                            account number                                or,
   --------------------------                ------------------------------
if mailed by check, to                              . Statements should be
                       -----------------------------
mailed to                       . This information is provided by assignee named
          ---------------------
above, or                     , as its agent.
          -------------------


                                     A-6-15

                                   Exhibit A-7

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1999-C1, CLASS F

THIS CLASS F CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, RESOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A OR (B) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (OR AN ENTITY ALL OF THE EQUITY OWNERS OF WHICH COME WITHIN SUCH PARAGRAPHS) IN A TRANSACTION EXEMPT FROM THE REGISTRATION



                                     A-7-1

REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED (IN THE CASE OF THE INITIAL SALE OR TRANSFERS TO PURCHASERS WHO TAKE IN DEFINITIVE FORM) UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER AN ERISA REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. ANY TRANSFEREE OF A BENEFICIAL INTEREST IN THIS CERTIFICATE HELD IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE SHALL BE DEEMED TO HAVE MADE THE FOREGOING REPRESENTATIONS.



                                     A-7-2

THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JUNE 7, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS 6.00%. BASED ON ITS ISSUE PRICE OF 67.97500%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PROSPECTUS SUPPLEMENT DATED JUNE 1, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS CERTIFICATE: (i) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 32.2750%; (ii) THE ANNUAL YIELD OF THIS CERTIFICATE TO CALL, COMPOUNDED MONTHLY, IS APPROXIMATELY 10.62%; AND (iii) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JUNE 7, 1999 TO JUNE 30, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED MARCH 25, 1999), IS APPROXIMATELY 0.0237%.

=========================================  ====================================
INITIAL PASS-THROUGH RATE:  6.00%          APPROXIMATE AGGREGATE SCHEDULED
                                           PRINCIPAL BALANCE OF THE MORTGAGE
DENOMINATION:  $35,238,000                 LOANS AFTER DEDUCTING PAYMENTS DUE
                                           AND PREPAYMENTS RECEIVED ON OR
                                           BEFORE CUT-OFF DATE:
                                           $704,764,602
-----------------------------------------  ------------------------------------
DATE OF POOLING AND SERVICING              SERVICER:    BANC ONE MORTGAGE
AGREEMENT: AS OF JUNE 1, 1999                           CAPITAL MARKETS, LLC
-----------------------------------------  ------------------------------------
CUT-OFF DATE: JUNE 1, 1999 OR WITH         SPECIAL SERVICER: BANC ONE MORTGAGE
RESPECT TO ONE MORTGAGE LOAN, JUNE 5,      CAPITAL MARKETS, LLC
1999.
-----------------------------------------  ------------------------------------
CLOSING DATE: JUNE 7, 1999                 TRUSTEE: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
FIRST DISTRIBUTION DATE: JULY 15, 1999     FISCAL AGENT: ABN AMRO BANK N.V.

                                           PAYING AGENT: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
APPROXIMATE AGGREGATE CERTIFICATE          CUSIP NO.
BALANCE OF THE CLASS F CERTIFICATES AS              ---------------
OF THE CLOSING DATE:  $35,238,000           CERTIFICATE NO.:  F-1
                                                             ----
=========================================  ====================================



                                     A-7-3

                               CLASS F CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                                   CEDE & CO.


is the registered owner of the interest evidenced by this Certificate in the Class F Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC, as special servicer (the "Special Servicer"), Banc One Mortgage Capital Markets, LLC, as servicer (the "Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate, as specified on the face hereof, by the aggregate initial Certificate Balance of the Class F Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance



                                     A-7-4

Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Servicer, the Special Servicer, the Trustee or the Fiscal Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class F Pass-Through Rate, which shall equal the lesser of (x) the fixed rate per annum specified above on the Certificate Balance of this Certificate and (y) the weighted average of the Net Mortgage Rates of the Mortgage Loans (such Net Mortgage Rates determined without taking into account any reductions thereto resulting from modifications of the Mortgage Loans or otherwise following the Cut-Off Date), immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

                  Collateral Support Deficit and Certificate Deferred Interest on the Mortgage



                                     A-7-5

Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire transfer instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's



                                     A-7-6
failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class F Certificates will be issued in book-entry form through the facilities of DTC in minimum Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1,000 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02(h) of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to
Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;



                                     A-7-7

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and



                                     A-7-8

                  g. to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the REMIC constituted by the Trust or cause the Trust (or either the Upper-Tier REMIC or Lower-Tier REMIC) to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class



                                     A-7-9

Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust Fund.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.



                                     A-7-10

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    not in its individual capacity but
                                    solely as Trustee under the Pooling
                                    and Servicing Agreement.



                                    By:
                                        -----------------------------------
                                                   AUTHORIZED OFFICER



Dated: June 7, 1999



                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS F CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                   LASALLE BANK NATIONAL ASSOCIATION,
                                   Authenticating Agent


                                   By:
                                       ------------------------------------
                                              AUTHORIZED SIGNATORY




                                     A-7-11

================================= ================================ ============================= ===============================
             Date                     Certificate Balance of       Amount of Book-
                                      Definitive Certificates      Entry Certificate             Notation Made By
                                   exchanged or transferred for,
                                   or issued in exchange for or
                                  upon transfer of any Remaining
                                    Principal interest in this
                                      Book-Entry Certificate
--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

================================= ================================ ============================= ===============================





                                     A-7-12

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenant in common       UNIF GIFT MIN ACT -         Custodian (Cust)
                                                          ------
                                                          under Uniform Gifts to
TEN ENT - as tenants by the                               Minors Act
          entireties                                                -----------
                                                                      (State)

JT TEN  - as joint tenants with
          rights of survivorship
          and not as tenants in
          common

     Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               -----------------------------

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of Assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.





                                     A-7-13

SIGNATURE GUARANTEED


The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in
immediately available funds to                                  for the account
                               --------------------------------
of                            account number                                or,
   --------------------------                ------------------------------
if mailed by check, to                              . Statements should be
                       -----------------------------
mailed to                       . This information is provided by assignee named
          ---------------------
above, or                     , as its agent.
          -------------------



                                     A-7-14

                                   Exhibit A-8

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1999-C1, CLASS G

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, RESOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A OR (B) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (OR AN ENTITY ALL OF THE EQUITY OWNERS OF WHICH COME WITHIN SUCH PARAGRAPHS) IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS G CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE



                                     A-8-1

ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED (IN THE CASE OF THE INITIAL SALE OR TRANSFERS TO PURCHASERS WHO TAKE IN DEFINITIVE FORM) UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER AN ERISA REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. ANY TRANSFEREE OF A BENEFICIAL INTEREST IN THIS CERTIFICATE HELD IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE SHALL BE DEEMED TO HAVE MADE THE FOREGOING REPRESENTATIONS.




                                     A-8-2

THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JUNE 7, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS 6.00%. BASED ON ITS ISSUE PRICE OF 52.45938%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PROSPECTUS SUPPLEMENT DATED JUNE 1, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS CERTIFICATE: (i) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 47.7906%; (ii) THE ANNUAL YIELD OF THIS CERTIFICATE TO CALL, COMPOUNDED MONTHLY, IS APPROXIMATELY 13.10%; AND (iii) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JUNE 7, 1999 TO JUNE 30, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED MARCH 25, 1999), IS APPROXIMATELY 0.0169%.

=========================================  ====================================
INITIAL PASS-THROUGH RATE:  6.00%          APPROXIMATE AGGREGATE SCHEDULED
                                           PRINCIPAL BALANCE OF THE MORTGAGE
DENOMINATION:  $24,666,000                 LOANS AFTER DEDUCTING PAYMENTS DUE
                                           AND PREPAYMENTS RECEIVED ON OR
                                           BEFORE CUT-OFF DATE:
                                           $704,764,602
-----------------------------------------  ------------------------------------
DATE OF POOLING AND SERVICING              SERVICER:    BANC ONE MORTGAGE
AGREEMENT: AS OF JUNE 1, 1999                           CAPITAL MARKETS, LLC
-----------------------------------------  ------------------------------------
CUT-OFF DATE: JUNE 1, 1999 OR WITH         SPECIAL SERVICER: BANC ONE MORTGAGE
RESPECT TO ONE MORTGAGE LOAN, JUNE 5,      CAPITAL MARKETS, LLC
1999.
-----------------------------------------  ------------------------------------
CLOSING DATE: JUNE 7, 1999                 TRUSTEE: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
FIRST DISTRIBUTION DATE: JULY 15, 1999     FISCAL AGENT: ABN AMRO BANK N.V.

                                           PAYING AGENT: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
APPROXIMATE AGGREGATE CERTIFICATE          CUSIP NO.
BALANCE OF THE CLASS G CERTIFICATES AS              ---------------
OF THE CLOSING DATE: $24,666,000           CERTIFICATE NO.:  G-1
                                                             ----
=========================================  ====================================



                                     A-8-3

                               CLASS G CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                                   CEDE & CO.


is the registered owner of the interest evidenced by this Certificate in the Class G Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC, as special servicer (the "Special Servicer"), Banc One Mortgage Capital Markets, LLC, as servicer (the "Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate, as specified on the face hereof, by the aggregate initial Certificate Balance of the Class G Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance



                                     A-8-4

Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Servicer, the Special Servicer, the Trustee or the Fiscal Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class G Pass-Through Rate, which shall equal the lesser of (x) the fixed rate per annum specified above on the Certificate Balance of this Certificate and (y) the weighted average of the Net Mortgage Rates of the Mortgage Loans (such Net Mortgage Rates determined without taking into account any reductions thereto resulting from modifications of the Mortgage Loans or otherwise following the Cut-Off Date), immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

                  Collateral Support Deficit and Certificate Deferred Interest on the Mortgage



                                     A-8-5

Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire transfer instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's



                                     A-8-6
failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class G Certificates will be issued in book-entry form through the facilities of DTC in minimum Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1,000 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02(h) of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to
Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;



                                     A-8-7

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and



                                     A-8-8

                  g. to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the REMIC constituted by the Trust or cause the Trust (or either the Upper-Tier REMIC or Lower-Tier REMIC) to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class



                                     A-8-9

Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.



                                     A-8-10

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    not in its individual capacity but
                                    solely as Trustee under the Pooling
                                    and Servicing Agreement.



                                    By:
                                        -----------------------------------
                                                   AUTHORIZED OFFICER



Dated: June 7, 1999



                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS G CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                   LASALLE BANK NATIONAL ASSOCIATION,
                                   Authenticating Agent


                                   By:
                                       ------------------------------------
                                              AUTHORIZED SIGNATORY




                                     A-8-11

================================= ================================ ============================= ===============================
             Date                     Certificate Balance of       Amount of Book-
                                      Definitive Certificates      Entry Certificate             Notation Made By
                                   exchanged or transferred for,
                                   or issued in exchange for or
                                  upon transfer of any Remaining
                                    Principal interest in this
                                      Book-Entry Certificate
--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

================================= ================================ ============================= ===============================





                                     A-8-12

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenant in common       UNIF GIFT MIN ACT -         Custodian (Cust)
                                                          ------
                                                          under Uniform Gifts to
TEN ENT - as tenants by the                               Minors Act
          entireties                                                -----------
                                                                      (State)

JT TEN  - as joint tenants with
          rights of survivorship
          and not as tenants in
          common

     Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of Assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.



                                     A-8-13

SIGNATURE GUARANTEED


The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in
immediately available funds to                                  for the account
                               --------------------------------
of                            account number                                or,
   --------------------------                ------------------------------
if mailed by check, to                              . Statements should be
                       -----------------------------
mailed to                       . This information is provided by assignee named
          ---------------------
above, or                     , as its agent.
          -------------------


                                     A-8-14

                                   Exhibit A-9

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1999-C1, CLASS H

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, RESOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A OR (B) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (OR AN ENTITY ALL OF THE EQUITY OWNERS OF WHICH COME WITHIN SUCH PARAGRAPHS) IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS H CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE



                                     A-9-1

BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED (IN THE CASE OF THE INITIAL SALE OR TRANSFERS TO PURCHASERS WHO TAKE IN DEFINITIVE FORM) UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER AN ERISA REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. ANY TRANSFEREE OF A BENEFICIAL INTEREST IN THIS CERTIFICATE HELD IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE SHALL BE DEEMED TO HAVE MADE THE FOREGOING REPRESENTATIONS.




                                     A-9-2

THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JUNE 7, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS 6.00%. BASED ON ITS ISSUE PRICE OF 38.76709%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PROSPECTUS SUPPLEMENT DATED JUNE 1, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS CERTIFICATE: (i) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 61.4829%; (ii) THE ANNUAL YIELD OF THIS CERTIFICATE TO CALL, COMPOUNDED MONTHLY, IS APPROXIMATELY 16.61%; AND (iii) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JUNE 7, 1999 TO JUNE 30, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED MARCH 25, 1999), IS APPROXIMATELY 0.0086%.

=========================================  ====================================
INITIAL PASS-THROUGH RATE:  6.00%          APPROXIMATE AGGREGATE SCHEDULED
                                           PRINCIPAL BALANCE OF THE MORTGAGE
DENOMINATION:  $7,400,000                  LOANS AFTER DEDUCTING PAYMENTS DUE
                                           AND PREPAYMENTS RECEIVED ON OR
                                           BEFORE CUT-OFF DATE:
                                           $704,764,602
-----------------------------------------  ------------------------------------
DATE OF POOLING AND SERVICING              SERVICER:    BANC ONE MORTGAGE
AGREEMENT: AS OF JUNE 1, 1999                           CAPITAL MARKETS, LLC
-----------------------------------------  ------------------------------------
CUT-OFF DATE: JUNE 1, 1999 OR WITH         SPECIAL SERVICER: BANC ONE MORTGAGE
RESPECT TO ONE MORTGAGE LOAN, JUNE 5,      CAPITAL MARKETS, LLC
1999.
-----------------------------------------  ------------------------------------
CLOSING DATE: JUNE 7, 1999                 TRUSTEE: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
FIRST DISTRIBUTION DATE: JULY 15, 1999     FISCAL AGENT: ABN AMRO BANK N.V.

                                           PAYING AGENT: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
APPROXIMATE AGGREGATE CERTIFICATE          CUSIP NO.
BALANCE OF THE CLASS H CERTIFICATES AS              ---------------
OF THE CLOSING DATE: $7,400,000            CERTIFICATE NO.:  H-1
                                                             ----
=========================================  ====================================




                                     A-9-3

                               CLASS H CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                                   CEDE & CO.


is the registered owner of the interest evidenced by this Certificate in the Class H Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of February 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), GE Capital Realty Group, Inc., as special servicer (the "Special Servicer"), GE Capital Loan Services, Inc., as servicer (the "Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate, as specified on the face hereof, by the aggregate initial Certificate Balance of the Class H Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance



                                     A-9-4

Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Servicer, the Special Servicer, the Trustee or the Fiscal Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class H Pass-Through Rate, which shall equal the lesser of (x) the fixed rate per annum specified above on the Certificate Balance of this Certificate and (y) the weighted average of the Net Mortgage Rates of the Mortgage Loans (such Net Mortgage Rates determined without taking into account any reductions thereto resulting from modifications of the Mortgage Loans or otherwise following the Cut-Off Date), immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

                  Collateral Support Deficit and Certificate Deferred Interest on the Mortgage



                                     A-9-5

Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire transfer instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's



                                     A-9-6
failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class H Certificates will be issued in book-entry form through the facilities of DTC in minimum Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1,000 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02(h) of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to
Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;



                                     A-9-7

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and



                                     A-9-8

                  g. to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the REMIC constituted by the Trust or cause the Trust (or either the Upper-Tier REMIC or Lower-Tier REMIC) to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class



                                     A-9-9

Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust Fund.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.



                                     A-9-10

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    not in its individual capacity but
                                    solely as Trustee under the Pooling
                                    and Servicing Agreement.



                                    By:
                                        -----------------------------------
                                                   AUTHORIZED OFFICER



Dated: June 7, 1999



                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS H CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                   LASALLE BANK NATIONAL ASSOCIATION,
                                   Authenticating Agent


                                   By:
                                       ------------------------------------
                                              AUTHORIZED SIGNATORY




                                     A-9-11

================================= ================================ ============================= ===============================
             Date                     Certificate Balance of       Amount of Book-
                                      Definitive Certificates      Entry Certificate             Notation Made By
                                   exchanged or transferred for,
                                   or issued in exchange for or
                                  upon transfer of any Remaining
                                    Principal interest in this
                                      Book-Entry Certificate
--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

================================= ================================ ============================= ===============================





                                     A-9-12

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenant in common       UNIF GIFT MIN ACT -         Custodian (Cust)
                                                          ------
                                                          under Uniform Gifts to
TEN ENT - as tenants by the                               Minors Act
          entireties                                                -----------
                                                                      (State)

JT TEN  - as joint tenants with
          rights of survivorship
          and not as tenants in
          common

     Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of Assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.



                                     A-9-13

SIGNATURE GUARANTEED


The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in
immediately available funds to                                  for the account
                               --------------------------------
of                            account number                                or,
   --------------------------                ------------------------------
if mailed by check, to                              . Statements should be
                       -----------------------------
mailed to                       . This information is provided by assignee named
          ---------------------
above, or                     , as its agent.
          -------------------


                                     A-9-14

                                  Exhibit A-10

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1999-C1, CLASS I

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, RESOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A OR (B) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (OR AN ENTITY ALL OF THE EQUITY OWNERS OF WHICH COME WITHIN SUCH PARAGRAPHS) IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS I CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE



                                     A-10-1

ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED (IN THE CASE OF THE INITIAL SALE OR TRANSFERS TO PURCHASERS WHO TAKE IN DEFINITIVE FORM) UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER AN ERISA REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60. ANY TRANSFEREE OF A BENEFICIAL INTEREST IN THIS CERTIFICATE HELD IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE SHALL BE DEEMED TO HAVE MADE THE FOREGOING REPRESENTATIONS.



                                     A-10-2

THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JUNE 7, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS 6.00%. BASED ON ITS ISSUE PRICE OF 26.78156%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PROSPECTUS SUPPLEMENT DATED JUNE 1, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS CERTIFICATE: (i) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 73.4684%; (ii) THE ANNUAL YIELD OF THIS CERTIFICATE TO CALL, COMPOUNDED MONTHLY, IS APPROXIMATELY 22.85%; AND (iii) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JUNE 7, 1999 TO JUNE 30, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED MARCH 25, 1999), IS APPROXIMATELY 0.0156%.

=========================================  ====================================
INITIAL PASS-THROUGH RATE:  6.00%          APPROXIMATE AGGREGATE SCHEDULED
                                           PRINCIPAL BALANCE OF THE MORTGAGE
DENOMINATION:  $11,983,602                 LOANS AFTER DEDUCTING PAYMENTS DUE
                                           AND PREPAYMENTS RECEIVED ON OR
                                           BEFORE CUT-OFF DATE:
                                           $704,764,602
-----------------------------------------  ------------------------------------
DATE OF POOLING AND SERVICING              SERVICER:    BANC ONE MORTGAGE
AGREEMENT: AS OF JUNE 1, 1999                           CAPITAL MARKETS, LLC
-----------------------------------------  ------------------------------------
CUT-OFF DATE: JUNE 1, 1999 OR WITH         SPECIAL SERVICER: BANC ONE MORTGAGE
RESPECT TO ONE MORTGAGE LOAN, JUNE 5,      CAPITAL MARKETS, LLC
1999.
-----------------------------------------  ------------------------------------
CLOSING DATE: JUNE 7, 1999                 TRUSTEE: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
FIRST DISTRIBUTION DATE: JULY 15, 1999     FISCAL AGENT: ABN AMRO BANK N.V.

                                           PAYING AGENT: LASALLE BANK NATIONAL
                                           ASSOCIATION
-----------------------------------------  ------------------------------------
APPROXIMATE AGGREGATE CERTIFICATE          CUSIP NO.
BALANCE OF THE CLASS I CERTIFICATES AS              ---------------
OF THE CLOSING DATE: $11,983,602           CERTIFICATE NO.:  I-1
                                                             ----
=========================================  ====================================



                                     A-10-3

                               CLASS I CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                                   CEDE & CO.


is the registered owner of the interest evidenced by this Certificate in the Class I Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC (the "Special Servicer"), Banc One Mortgage Capital Markets, LLC, as servicer (the "Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate, as specified on the face hereof, by the aggregate initial Certificate Balance of the Class I Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance



                                     A-10-4

Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Servicer, the Special Servicer, the Trustee or the Fiscal Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums or Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class I Pass-Through Rate, which shall equal the lesser of (x) the fixed rate per annum specified above on the Certificate Balance of this Certificate and (y) the weighted average of the Net Mortgage Rates of the Mortgage Loans (such Net Mortgage Rates determined without taking into account any reductions thereto resulting from modifications of the Mortgage Loans or otherwise following the Cut-Off Date), immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.



                                     A-10-5

                  Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire transfer instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any



                                     A-10-6
amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class I Certificates will be issued in book-entry form through the facilities of DTC in minimum Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1,000 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02(h) of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to
Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;



                                     A-10-7

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and



                                     A-10-8

                  g. to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the REMIC constituted by the Trust or cause the Trust (or either the Upper-Tier REMIC or Lower-Tier REMIC) to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class



                                     A-10-9

Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.



                                    A-10-10

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    not in its individual capacity but
                                    solely as Trustee under the Pooling
                                    and Servicing Agreement.



                                    By:
                                        -----------------------------------
                                                   AUTHORIZED OFFICER



Dated: June 7, 1999



                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS I CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                   LASALLE BANK NATIONAL ASSOCIATION,
                                   Authenticating Agent


                                   By:
                                       ------------------------------------
                                              AUTHORIZED SIGNATORY




                                     A-10-11

================================= ================================ ============================= ===============================
             Date                     Certificate Balance of       Amount of Book-
                                      Definitive Certificates      Entry Certificate             Notation Made By
                                   exchanged or transferred for,
                                   or issued in exchange for or
                                  upon transfer of any Remaining
                                    Principal interest in this
                                      Book-Entry Certificate
--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

--------------------------------- -------------------------------- ----------------------------- -------------------------------

================================= ================================ ============================= ===============================





                                     A-10-12

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenant in common       UNIF GIFT MIN ACT -         Custodian (Cust)
                                                          ------
                                                          under Uniform Gifts to
TEN ENT - as tenants by the                               Minors Act
          entireties                                                -----------
                                                                      (State)

JT TEN  - as joint tenants with
          rights of survivorship
          and not as tenants in
          common

     Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of Assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.



                                     A-10-13

SIGNATURE GUARANTEED


The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in
immediately available funds to                                  for the account
                               --------------------------------
of                            account number                                or,
   --------------------------                ------------------------------
if mailed by check, to                              . Statements should be
                       -----------------------------
mailed to                       . This information is provided by assignee named
          ---------------------
above, or                     , as its agent.
          -------------------


                                     A-10-14

                                  Exhibit A-11

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1999-C1, CLASS X

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR PURPOSES FOR APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THIS CERTIFICATE IS ISSUED ON JUNE 7, 1999. THE INITIAL PER ANNUM RATE OF INTEREST ON THIS CERTIFICATE IS 0.5994%. BASED ON ITS ISSUE PRICE OF 4.19749%, INCLUDING ACCRUED INTEREST, AND A STATED REDEMPTION PRICE AT MATURITY EQUAL TO ITS INITIAL PRINCIPAL BALANCE, THIS CERTIFICATE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES. ASSUMING THAT THIS CERTIFICATE PAYS IN ACCORDANCE WITH PROJECTED CASH FLOWS REFLECTING THE PREPAYMENT ASSUMPTION (AS DEFINED IN THE PROSPECTUS SUPPLEMENT DATED JUNE 1, 1999 WITH RESPECT TO THE OFFERING OF THE CERTIFICATES) USED TO PRICE THIS CERTIFICATE: (i) THE AMOUNT OF OID AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE IS APPROXIMATELY 2.5415%; (ii) THE ANNUAL YIELD OF THIS CERTIFICATE TO CALL, COMPOUNDED MONTHLY, IS APPROXIMATELY 9.48%; AND (iii) THE AMOUNT OF OID ALLOCABLE TO THE FIRST ACCRUAL PERIOD (JUNE 7, 1999 TO JUNE 30, 1999) AS A PERCENTAGE OF THE INITIAL PRINCIPAL BALANCE OF THIS CERTIFICATE, CALCULATED USING THE METHOD PRESCRIBED IN SECTION 1.1272-1(J), EXAMPLE 3 OF THE OID REGULATIONS (AS DEFINED IN THE PROSPECTUS DATED MARCH 25, 1999), IS APPROXIMATELY 0.0077%.



                                     A-11-1

==========================================  ===================================
INITIAL PASS-THROUGH RATE: 0.5994%          APPROXIMATE AGGREGATE SCHEDULED
                                            PRINCIPAL BALANCE OF THE MORTGAGE
The Class X Pass-Through Rate with          LOANS AFTER DEDUCTING PAYMENTS DUE
respect to any Distribution Date shall      AND PREPAYMENTS RECEIVED ON OR
be equal to the excess, if any, of (i)      BEFORE CUT-OFF DATE: $704,764,602
the weighted average for such
Distribution Date of the Mortgage Rates
of the Mortgage Loans, net of the
related Servicing Fee Rate, over (ii)
the weighted average, for such
Distribution Date, of the Pass-Through
Rates of the other Classes of
Certificates.

DENOMINATION:  $200,000,000
------------------------------------------  -----------------------------------
DATE OF POOLING AND SERVICING               SERVICER: BANC ONE MORTGAGE
AGREEMENT:  AS OF JUNE 1, 1999              CAPITAL MARKETS, LLC
------------------------------------------  -----------------------------------
CUT-OFF DATE: JUNE 1, 1999 OR WITH          SPECIAL SERVICER: BANC ONE MORTGAGE
RESPECT TO ONE MORTGAGE LOAN, JUNE 5,       CAPITAL MARKETS, LLC
1999.
------------------------------------------  -----------------------------------
CLOSING DATE: JUNE 7, 1999                  TRUSTEE: LASALLE BANK NATIONAL
                                            ASSOCIATION
------------------------------------------  -----------------------------------
FIRST DISTRIBUTION DATE: JULY 15, 1999      FISCAL AGENT: ABN AMRO BANK N.V.
                                            PAYING AGENT: LASALLE BANK NATIONAL
                                            ASSOCIATION
------------------------------------------  -----------------------------------
APPROXIMATE AGGREGATE NOTIONAL              CUSIP NO.
AMOUNT OF THE CLASS X CERTIFICATES AS                ----------
OF THE CLOSING DATE: $704,764,602           CERTIFICATE NO.:  X-1
                                                              ---
==========================================  ===================================




                                     A-11-2

                               CLASS X CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Intreest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                                   CEDE & CO.


is the registered owner of the interest evidenced by this Certificate in the Class X Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC, as special servicer (the "Special Servicer"), Banc One Mortgage Capital Markets, LLC, as servicer (the "Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate, as specified on the face hereof, by the aggregate initial Notional Amount of the Class X Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance



                                     A-11-3

Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

                  Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date in an amount equal to the excess, if any, of (i) the weighted average of the Net Mortgage Rates of the Mortgage Loans (such Net Mortgage Rates determined without taking into account any reductions thereto resulting from modifications of the Mortgage Loans or otherwise following the Cut-Off Date) as of the immediately preceding Distribution Date after giving effect to distributions of principal on such Distribution Date, over (ii) the weighted average of the Pass-Through Rates of the other Classes of Certificates (other than the Residual Certificates). Interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.



                                     A-11-4

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire transfer instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in



                                     A-11-5
whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class X Certificates will be issued in book-entry form through the facilities of DTC in minimum Denominations of $25,000 initial Notional Amount and in integral multiples of $1,000 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Notional Amount of such Class.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02(h) of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to
Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the



                                     A-11-6

                  Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and

                  g. to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not



                                     A-11-7
less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the REMIC constituted by the Trust or cause the Trust (or either the Upper-Tier REMIC or Lower-Tier REMIC) to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on



                                     A-11-8
behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.




                                     A-11-9

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    not in its individual capacity but
                                    solely as Trustee under the Pooling
                                    and Servicing Agreement.



                                    By:
                                        -------------------------------------
                                                 AUTHORIZED OFFICER



Dated:              , 1999
       -------------


                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS X CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                     LASALLE BANK NATIONAL ASSOCIATION,
                                     Authenticating Agent


                                     By:
                                         -------------------------------------
                                                  AUTHORIZED SIGNATORY



                                    A-11-10

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenant in common       UNIF GIFT MIN ACT -         Custodian (Cust)
                                                         -----
                                                         under Uniform Gifts to
TEN ENT - as tenants by the                              Minors Act
          entireties                                               ---------
                                                                    (State)

JT TEN  - as joint tenants with
          rights of survivorship
          and not as tenants in
          common

    Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               -----------------------------

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.




                                    A-11-11

SIGNATURE GUARANTEED


The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in

immediately available funds to                                  for the account
                               --------------------------------
of                            account number                                or,
   --------------------------                ------------------------------
if mailed by check, to                               . Statements should be
                       -----------------------------
mailed to                       . This information is provided by assignee named
          ---------------------
above, or                     , as its agent.
          -------------------


                                    A-11-12

                                  Exhibit A-12

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                             SERIES 1999-C1, CLASS R



THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF IS DEEMED TO AGREE NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, SUBJECT TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.


THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE OR ANY GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR , LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING




                                     A-12-1

PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON INVESTING THE ASSETS OF A PLAN.

======================================  ====================================
PERCENTAGE INTEREST EVIDENCED           APPROXIMATE AGGREGATE SCHEDULED
BY THIS CERTIFICATE: 100%               PRINCIPAL BALANCE OF THE MORTGAGE
                                        LOANS AFTER DEDUCTING PAYMENTS
                                        DUE AND PREPAYMENTS RECEIVED ON
                                        OR BEFORE CUT-OFF DATE:
                                        $704,764,602
--------------------------------------  ------------------------------------
DATE OF POOLING AND SERVICING           SERVICER: BANC ONE MORTGAGE
AGREEMENT: AS OF JUNE 1, 1999                     CAPITAL MARKETS, LLC
--------------------------------------  ------------------------------------
CUT-OFF DATE: JUNE 1, 1999, OR WITH     SPECIAL SERVICER: BANC ONE
RESPECT TO ONE MORTGAGE LOAN,           MORTGAGE CAPITAL MARKETS, LLC
JUNE 5, 1999.
--------------------------------------  ------------------------------------
CLOSING DATE: JUNE 7, 1999              TRUSTEE: LASALLE BANK NATIONAL
                                        ASSOCIATION
--------------------------------------  ------------------------------------
FIRST DISTRIBUTION DATE: JULY 15,       FISCAL AGENT: ABN AMRO BANK N.V.
1999                                    PAYING AGENT: LASALLE BANK
                                        NATIONAL ASSOCIATION
--------------------------------------  ------------------------------------
                                        CERTIFICATE NO.:  R-1
                                                          ---
======================================  ====================================




                                     A-12-2

                               CLASS R CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                           --------------------------


is the registered owner of the interest evidenced by this Certificate in the Class R Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC, as special servicer (the "Special Servicer"), Banc One Mortgage Capital Markets, LLC, as servicer (the "Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Percentage Interest represented by this Certificate, as specified on the face hereof, by 100% R Certificates. The Certificates are designated as the PaineWebber Mortgage Acceptance Corporation V, Commercial Mortgage



                                     A-12-3

Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Class R Certificate is a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Holder of the largest Percentage Interest in the Class R Certificates shall be designated, in the in the manner provided under Treasury Regulations Section 1.860F-4(d) and temporary Treasury Regulations Section 301.6231(a)(7)-1T, as the "tax matters person" of the Upper-Tier REMIC. By their acceptance thereof, the Holders of the largest Percentage Interest of the Class R Certificates hereby agrees irrevocably to appoint the Trustee as their agent to perform all of the duties of the "tax matters person" for the Upper-Tier REMIC.

                  Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Paying Agent to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to



                                     A-12-4

Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire transfer instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Paying Agent under Section 5.02(d) of the Pooling and Servicing Agreement to deliver payments to a



                                     A-12-5

Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions: (A) No Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and shall promptly notify the Servicer, the Trustee and the Certificate Registrar of any change or impending change to such status; (B) In connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class R Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of Section 5.02(d) of the Pooling and Servicing Agreement and agrees to be bound by them; (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected; and (D) Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class R Certificate and (2) not to transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization, an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class R and Class LR Certificates will be issuable only in one or more Definitive Certificates in denominations representing Percentage Interests of not less than 25%.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02(h) of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any agents of any of them may treat the person in whose name this



                                     A-12-6

Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests"; provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect, and (b) such change shall not, as evidenced by an Opinion



                                     A-12-7
                  of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and

                  g. to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the REMIC constituted by the Trust or cause the Trust (or either the Upper-Tier REMIC or Lower-Tier REMIC) to fail to qualify as a REMIC.



                                     A-12-8

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust Fund.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust Fund by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust Fund as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.



                                     A-12-9

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    not in its individual capacity but
                                    solely as Trustee under the Pooling
                                    and Servicing Agreement.



                                    By:
                                        -------------------------------------
                                                 AUTHORIZED OFFICER



Dated:              , 1999
       -------------


                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS R CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                     LASALLE BANK NATIONAL ASSOCIATION,
                                     Authenticating Agent


                                     By:
                                         -------------------------------------
                                                  AUTHORIZED SIGNATORY



                                    A-12-10

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenant in common       UNIF GIFT MIN ACT -         Custodian (Cust)
                                                          -----
                                                          under Uniform Gifts to
TEN ENT - as tenants by the                               Minors Act
          entireties                                                ---------
                                                                     (State)

JT TEN  - as joint tenants with
          rights of survivorship
          and not as tenants in
          common

    Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               -----------------------------

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.


SIGNATURE GUARANTEED


                                    A-12-11

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in

immediately available funds to                                  for the account
                               --------------------------------
of                            account number                                or,
   --------------------------                ------------------------------
if mailed by check, to                               . Statements should be
                       -----------------------------
mailed to                       . This information is provided by assignee named
          ---------------------
above, or                     , as its agent.
          -------------------


                                    A-12-12

                                  Exhibit A-13

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 1999-C1, CLASS LR

THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF IS DEEMED TO AGREE NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, SUBJECT TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE OR ANY GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR , LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON INVESTING THE ASSETS OF A PLAN.



                                     A-13-1

======================================  ====================================
PERCENTAGE INTEREST EVIDENCED           APPROXIMATE AGGREGATE SCHEDULED
BY THIS CERTIFICATE: 100%               PRINCIPAL BALANCE OF THE MORTGAGE
                                        LOANS AFTER DEDUCTING PAYMENTS
                                        DUE AND PREPAYMENTS RECEIVED ON
                                        OR BEFORE CUT-OFF DATE:
                                        $704,764,602
--------------------------------------  ------------------------------------
DATE OF POOLING AND SERVICING           SERVICER: BANC ONE MORTGAGE
AGREEMENT: AS OF JUNE 1, 1999                     CAPITAL MARKETS, LLC
--------------------------------------  ------------------------------------
CUT-OFF DATE: JUNE 1, 1999, OR WITH     SPECIAL SERVICER: BANC ONE
RESPECT TO ONE MORTGAGE LOAN,           MORTGAGE CAPITAL MARKETS, LLC
JUNE 5, 1999.
--------------------------------------  ------------------------------------
CLOSING DATE: JUNE 7, 1999              TRUSTEE: LASALLE BANK NATIONAL
                                        ASSOCIATION
--------------------------------------  ------------------------------------
FIRST DISTRIBUTION DATE: JULY 15,       FISCAL AGENT: ABN AMRO BANK N.V.
1999                                    PAYING AGENT: LASALLE BANK
                                        NATIONAL ASSOCIATION
--------------------------------------  ------------------------------------
                                        CERTIFICATE NO.:  LR-1
                                                          ----
======================================  ====================================



                                     A-13-2

                              CLASS LR CERTIFICATE


evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of fixed rate, monthly pay mortgage loans primarily secured by first priority liens on fee simple or leasehold interests in multifamily, retail, office, hospitality, industrial, credit tenant, health-care related, mixed use, mobile home park and self storage properties (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Account, the Policy Escrow Account and the REO Accounts, formed and sold by

                  PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V


THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN PAINEWEBBER MORTGAGE ACCEPTANCE CORPORATION V, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE FISCAL AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR
INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT

                              --------------------


is the registered owner of the interest evidenced by this Certificate in the Class LR Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among PaineWebber Mortgage Acceptance Corporation V (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), LaSalle Bank National Association, as Trustee (the "Trustee"), Banc One Mortgage Capital Markets, LLC, as special servicer (the "Special Servicer"), Banc One Mortgage Capital Markets, LLC, as servicer (the "Servicer") and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

                  This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Percentage Interest represented by of this Certificate, as specified on the face hereof, by 100%. The Certificates are designated as the



                                     A-13-3

PaineWebber Mortgage Acceptance Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1 and are issued in the Classes of Certificates as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

                  This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. IN THE CASE OF ANY CONFLICT BETWEEN TERMS SPECIFIED IN THIS CERTIFICATE AND TERMS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT, THE TERMS OF THE POOLING AND SERVICING AGREEMENT SHALL GOVERN.

                  This Class LR Certificate is a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Holder of the largest Percentage Interest in the Class LR Certificates shall be designated, in the in the manner provided under Treasury Regulations Section 1.860F-4(d) and temporary Treasury Regulations
Section 301.6231(a)(7)-1T, as the "tax matters person" of the Lower-Tier REMIC. By their acceptance thereof, the Holders of the largest Percentage Interest of the Class LR Certificates hereby agrees irrevocably to appoint the Trustee as their agent to perform all of the duties of the "tax matters person" for the Lower-Tier REMIC.

                  Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Paying Agent to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

                  The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account will be held and maintained by the Servicer in the name of the Trustee on behalf of the holders of the Certificates specified in the Pooling and Servicing Agreement and the Servicer will be authorized to make withdrawals therefrom and the Distribution Accounts will be held and maintained by the Trustee on behalf of the holders of the Certificates and the Trustee will beauthorized to make withdrawals therefrom. Amounts on deposit in the Certificate Account may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the



                                     A-13-4

Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

                  All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Trustee with wire instructions in writing no less than five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account specified by such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the location specified in the notice to Certificateholders of such final distribution.

                  Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholder shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trustee or the Paying Agent as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

                  As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, a Certificateholder may transfer or exchange this Certificate in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar together with an instrument of transfer, duly endorsed by, or accompanied by an assignment in the form set forth below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, in the case of a transfer, and a written request for exchange in the case of exchange.

                  Each Person who has or who acquires any Ownership Interest in a Class LR Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Paying



                                     A-13-5

Agent under Section 5.02(d) of the Pooling and Servicing Agreement to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Class LR Certificate are expressly subject to the following provisions: (A) No Person holding or acquiring any Ownership Interest in a Class LR Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and shall promptly notify the Servicer, the Trustee and the Certificate Registrar of any change or impending change to such status; (B) In connection with any proposed Transfer of any Ownership Interest in a Class LR Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class LR Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of Section 5.02(d) of the Pooling and Servicing Agreement and agrees to be bound by them; (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, no Transfer of an Ownership Interest in a Class LR Certificate to such proposed Transferee shall be effected; and (D) Each Person holding or acquiring any Ownership Interest in a Class LR Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class LR Certificate and (2) not to transfer its Ownership Interest in such Class LR Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization, an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

                  Subject to the terms of the Pooling and Servicing Agreement, the Class R and Class LR Certificates will be issuable only in one or more Definitive Certificates in denominations representing Percentage Interests of not less than 25%.

                  No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than as defined in this paragraph. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02(h) of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

                  Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee, the Fiscal Agent, the Servicer, the Special Servicer, the Paying Agent and the



                                     A-13-6

Certificate Registrar and any agents of any of them may treat the person in whose name this Certificate is registered as the owner hereof for the purpose of receiving distributions pursuant to Section 4.01 of the Pooling and Servicing Agreement and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder" in the Pooling and Servicing Agreement, and none of the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d) of the Pooling and Servicing Agreement.

                  The Pooling and Servicing Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

                  a. to cure any ambiguity;

                  b. to correct or supplement any provisions therein, which may be inconsistent with any other provisions therein or to correct any error;

                  c. to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC; provided that (i) the Trustee has received an Opinion of Counsel to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax, (b) such action will not adversely affect in any material respect the interests of any Certificateholder, and (ii) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  d. to change the timing and/or nature of deposits into the Certificate Account, the Distribution Accounts or REO Account or to change the name in which the Certificate Account is maintained; provided that (a) such change shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder and
                  (b) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

                  e. to modify, eliminate or add to the provisions of Section 5.02(d) or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests,"; provided that (a) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating



                                     A-13-7

                  Agency to such effect, and (b) such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

                  f. to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder not consenting thereto; and

                  g. to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency.

                  The Pooling and Servicing Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                  a. reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                  b. reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment, in any such case without the consent of the Holders of all Certificates of such Class then outstanding; or

                  c. adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                  d. amend Section 11.01 of the Pooling and Servicing Agreement; or

                  e. amend the definition of Servicing Standard.

                  Notwithstanding the foregoing, the Trustee will not be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (in accordance with Section 11.01(g) of the Pooling and Servicing Agreement) to the effect that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Fiscal Agent or any other specified person in accordance with such amendment is permitted pursuant to the terms of the Pooling and Servicing Agreement and will not result in the imposition of a tax on the REMIC constituted by the Trust or cause the



                                     A-13-8

Trust (or either the Upper-Tier REMIC or Lower-Tier REMIC) to fail to qualify as a REMIC.

                  The Servicer may, at its option, elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the succeeding paragraph by giving written notice to the Trustee and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer may so elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer does not exercise such purchase option within 10 Business Days of such Distribution Date, then the Special Servicer may purchase all of the Mortgage Loans and REO Properties. If the Mortgage Loans and REO Properties are not purchased by the Servicer or the Special Servicer pursuant to their respective options, then the Controlling Class Certificateholder holding the largest Certificate Balance of the Controlling Class, and the Holder of the majority interest of the Class LR Certificates, in that order, may purchase all of the Mortgage Loans and REO Properties then included in the Trust Fund.

                  The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by or on behalf of the Trustee and required to be paid following the earlier of (i) the final payment (or advance in respect thereof) or other liquidation of the last Mortgage Loan or REO Property subject thereto or (ii) the purchase of all of the assets of the Trust Fund by the Servicer, the Special Servicer, the holders of the Controlling Class or the holders of the Class LR Certificates. Written notice of termination of the Pooling and Servicing Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at the office of the Certificate Registrar or other location specified in such notice of termination. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                  Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Trustee has executed this Certificate on behalf of the Trust Fund as Trustee under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

                  THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.



                                     A-13-9

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed under this official seal.

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    not in its individual capacity but
                                    solely as Trustee under the Pooling
                                    and Servicing Agreement.



                                    By:
                                        -------------------------------------
                                                 AUTHORIZED OFFICER



Dated:              , 1999
       -------------


                          CERTIFICATE OF AUTHENTICATION

                  THIS IS ONE OF THE CLASS LR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.
                                     LASALLE BANK NATIONAL ASSOCIATION,
                                     Authenticating Agent


                                     By:
                                         -------------------------------------
                                                  AUTHORIZED SIGNATORY



                                    A-13-10

                                  ABBREVIATIONS


The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenant in common       UNIF GIFT MIN ACT -         Custodian (Cust)
                                                          -----
                                                          under Uniform Gifts to
TEN ENT - as tenants by the                               Minors Act
          entireties                                                ---------
                                                                     (State)

JT TEN  - as joint tenants with
          rights of survivorship
          and not as tenants in
          common

    Additional abbreviations may also be used, although not in the above list.


                                FORM OF TRANSFER


                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
               -----------------------------

     (Please insert Social Security or other identifying number of Assignee)



            (Please print or typewrite name and address of assignee)



the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.


Dated:                              NOTICE:  The signature to this assignment
                                             must correspond with the name as
                                             written upon the face of this
                                             Certificate in every particular
                                             without alteration or enlargement
                                             or any change whatever.


SIGNATURE GUARANTEED


                                    A-13-11

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.




                            DISTRIBUTION INSTRUCTIONS

         The assignee should include the following for purposes of distribution:

         Distributions shall be made, by wire transfer or otherwise, in

immediately available funds to                                  for the account
                               --------------------------------
of                            account number                                or,
   --------------------------                ------------------------------
if mailed by check, to                               . Statements should be
                       -----------------------------
mailed to                       . This information is provided by assignee named
          ---------------------
above, or                     , as its agent.
          -------------------


                                    A-13-12

                                   EXHIBIT B
                             MORTGAGE LOAN SCHEDULE



Loan
ID             Property Name                            Property Type      Originator      Address
------------------------------------------------------------------------------------------------------------------------------------
PW - 4817      Hunt Valley Executive Plaza              Office             PWREI           11350 McCormick Rd.
PW - 4818      The Galleria                             Mixed              PWREI           1407-1447 York Road
ML-133         Castle Hill Health Care Center           Nursing Home       MLMC            615 23rd Street
ML-129         Forest Village                           Multifamily        WMF             4400 Rena Road
ML-134         Brookville Health Care Center            Nursing Home       MLMC            155 40th Street
PW - 3825      Beckman Coulter, Inc.                    CTL                PWREI           317 and 1000 Lake
                                                                                           Hazeltine Drive
ML-100         Bay Plaza Expansion                      Retail             MLMC            2100 Bartow Avenue
PW - 4819      Timonium Corporate Center                Office             PWREI           9515 Deereco Road
PW - 7371      Kelsey Hayes                             Industrial         PWREI           12000 and 12025
                                                                                           Tech Center Drive
ML-144         Renaissance Office Park                  Office             MLMC            2215-2295 & 2301-2389
                                                                                           Renaissance Drive
PW - 6093      Concourse I & II Shopping Center         Retail             PWREI           820 & 827 Rector Drive
ML-146         20th & Campbell                          Multifamily        Chase           2025 East Campbell Ave.
ML-127         Riverbend Apartments                     Multifamily        MLMC            100 River Bend Drive
ML-148         Heathermoor                              Multifamily        Chase           2645 Hard Road
ML-113         Windsor Station Apartments               Multifamily        MLMC            3501 N Buckner Blvd.
ML-147         Clinton Place                            Multifamily        Chase           42566 Clinton Place Dr.
PW - 7215      Market Center East                       Retail             PWREI           11130 Lomas Blvd.
PW - 1696      Kmart - Ponce                            CTL                PWREI           Road 591 & State Rd. #2
ML-120         Heritage Park Apartments                 Multifamily        WMF             1800 West Badillo Street
ML-121         Delta Education Torstar                  CTL                WMF             80 Northwest Boulevard
PW - 3346      INS Regional Office                      Industrial         ARIES           2411 Boswell Road
ML-130         Amber Crest Apartments                   Multifamily        MLMC            25350 US Highway 19 North
PW - 3879      Regal Cinemas, Inc.                      CTL                PWREI           3301 Plank Road
PW - 7009      The Patriots Apartments                  Multifamily        PWREI           1272 South Union Road
PW - 3000      Peace Arch Factory                       Retail             WARD COOK       Interstate 5 & Birch
                                                                                           Bay- Linden Road
PW - 6542      Rockport Apartments                      Multifamily        PWREI           8500 Nairn
ML-141         FLAG-Carriage Place Apartment            Multifamily        MLMC            505 Wells Fargo
ML-109         Seafield Center                          Health Care        MLMC            7 Seafield Lane
PW - 4035      Hartford Plaza Shopping Center           Retail             ARIES           1201-1275 Bell Avenue
PW - 2034      330-348 East Fordham Road                Retail             PWREI           340-348 East Fordham Road
ML-139         FLAG-Wintergreen Place Apartments        Multifamily        MLMC            320 E. Wintergreen Road
ML-105         Harbor Bay Club                          Other              MLMC            200 Packet Landing Rd
PW - 6543      Heatherwood Apartments                   Multifamily        PWREI           9001 S. Braeswood
ML-125         RCA - Landing @ Westchase                Multifamily        MLMC            9797 Meadowglen
ML-124         RCA-Eastchase Terrace Apartments         Multifamily        MLMC            9001 Meadowbrook
ML-102         Equinox Terrace                          Senior Housing-
                                                        Assisted Living    MLMC            324 Equinox Terrace Rd
PW - 5651      Best Western Hershey                     Hospitality        ARIES           NE Corner of Rt. 422 &
                                                                                           Sipe Ave
ML-112         Summit Apartments                        Multifamily        MLMC            444 East 4th Avenue
PW - 4747      Larpenteur Estates                       Multifamily        PWREI           1260-1280 W.
                                                                                           Larpenteur Avenue
ML-142         FLAG-Citation North Apt                  Multifamily        MLMC            411 Highland Cross Drive
PW - 2365      Bancroft Plaza                           Industrial         WARD COOK       Bancroft between 5th and
                                                                                           6th Streets
PW - 4139      Rockford Portfolio                       Industrial         PWREI           2076-2082 East University Drive;
                                                                                           503-519 and 605-653 South Rockford Drive;
                                                                                           620-648 South River Road
PW - 4149      Manor Parkway                            Industrial         PWREI           10, 12A & 12B Manor Pkwy.
PW - 3766      Park Greenwood Apartments                Multifamily        ARIES           SWQ of US 31 & Fry Road
ML-131         Mercer Mall Outparcel                    Retail             MLMC            US Route One
PW - 2804      Laidlaw Transit, Inc.                    CTL                PWREI           1200 S. Martin L. King Blvd.
PW - 6545      Cedar Branch Apartments                  Multifamily        PWREI           1217 Blalock

PW - 4151A     Emerald Hills Village MHP                Mobile Home Park                   8555 Bacardi Avenue
PW - 4151B     Beaver Lake Estates MHP                  Mobile Home Park                   2423 East Maryland Avenue
PW - 4151      Emerald Hills / Beaver Lake
               Estates MHP                                                 PWREI

PW - 1890      70 Jackson Drive                         Industrial         PWREI           70 Jackson Drive
PW - 2005      Evans Corporate Park                     Industrial         PWREI           8350 East Evans Road
PW - 4370      Hampton Inn Columbia                     Hospitality        PWREI           1551 Barbara Drive

PW - 2982A     Summit Bank-Collingswood                 Retail                             836-46 Haddon Avenue
PW - 2982B     Summit Bank-Madison                      Retail                             16 Waverly Place
PW - 2982C     Summit Bank-Springfield                  Retail                             175 Morris Avenue
PW - 2982D     Summit Bank-Edison                       Retail                             46 Parsonage Road
PW - 2982E     Summit Bank-Plainfield                   Retail                             335-345 East Front Street
PW - 2982F     Summit Bank-Westfield                    Retail                             173 Elm Street
PW - 2982      Summit Bank Portfolio                                       PWREI

ML-103a        GEN-Devonhouse Allentown                 Senior Housing-
                                                        Assisted Living                    1930 Bevin Drive
ML-103b        GEN-Devonhouse Catasauqua                Senior Housing-
                                                        Assisted Living                    2 Front Street
ML-103         GEN-Devonhouse Allentown & Catasauqua                       MLMC

PW - 4923      Howard Johnson Oceanfront                Hospitality        PWREI           2560 North Atlantic Avenue
PW - 3441      Loft Building                            Industrial         PWREI           516-530 West 25th Street
PW - 4975      Napa Olympia Mobilodge                   Mobile Home Park   PWREI           244 American Canyon Road
PW - 6460      D.C. Farmers' Market                     Industrial         SUBURBAN        1309& 1325 5th Street
ML-140         FLAG-Rock Springs Apartment              Multifamily        MLMC            9000 Townpark
PW - 3471      Grand Place Commons                      Industrial         PWREI           40020-40028 Grand River
ML-111         Sedgefield Square Apartments             Multifamily        MLMC            4215 Bernau Avenue
PW - 2550      Days Inn Eastgate                        Hospitality        ARIES           5245 West Irlo Bronson Memorial Hwy
ML-110         Olympia Ramada Inn                       Hospitality        MLMC            621 S. Capitol Way
PW - 3397      Executive Square Office Park             Office             COLLATERAL      4277-4329 Memorial Drive
                                                                           MORTGAGE
PW - 3086      Comfort Inn & Suites - Orangeburg        Hospitality        VALUEXPRESS     3671 St. Matthews Road
PW - 6024      Cleveland Clinic                         Office             PWREI           2950 Cypress Creek Road
PW - 6544      Creekbend Apartments                     Multifamily        PWREI           7600 Creekbend
PW - 4047      Horton Court                             Office             ARIES           901-933 4th Avenue
PW - 2348      Best Western University Inn              Hospitality        VALUEXPRESS     1310 Highway 54 East
ML-106         Holiday Inn - Waveland                   Hospitality        MLMC            404 Highway 90
PW - 3189      Collegiate Apartments                    Multifamily        ARIES           485 Taylor Road
PW - 6023      29 East 61st Street                      Mixed              PWREI           29 East 61st Street
PW - 4479      Airport Parkway Quality Inn              Hospitality        ARIES           2400 Wilkinson Boulevard
PW - 4319      Best Western La Sammana                  Hospitality        VALUEXPRESS     817-A Ward Blvd. South
PW - 6025      Pill Box Plaza                           Retail             PWREI           1700 NW 122nd Terrace
PW - 2358      Post Haste Plaza                         Retail             PWREI           4401-4575 Sheridan Street
PW - 2064      Liberty Square Shopping Center           Retail             PWREI           6214 US Highway 98N
PW - 6329      Spring Creek Plaza                       Retail             PWREI           SWC Pershing Rd. and Monroe St.
PW - 4709      Hampton Inn- Clarksville                 Hospitality        PWREI           190 Holiday Road
PW - 4625      Fountain Court                           Office             PWREI           8250-8300 College Parkway
PW - 3886      Mako Marine                              Industrial         PWREI           4355 NW 128th Street
PW - 3268      Tandy - East Hanover                     CTL                PWREI           301 Route 10
PW - 4355      Best Western Regent Inn                  Hospitality        VALUEXPRESS     123 Storrs Road
PW - 6265      Executive Resort Apartments              Multifamily        ARIES           1200 Holden Avenue
ML-143         FLAG-Greyfield Apartments                Multifamily        MLMC            10111 Bissonnet

PW - 3265A     Comfort Inn                              Hospitality                        N.C. Highway 24/27
PW - 3265B     Rodeway Inn                              Hospitality                        200 Henson Street
PW - 3265      Comfort Inn/Rodeway Inn                                     PWREI

PW - 1481      Golden State Warehouse                   Industrial         PWREI           41 Cook Drive
PW - 4345      Richmond Oaks Apartments                 Multifamily        SUBURBAN        1768 Richmond Circle
ML-122         Plaza Village                            Multifamily        WMF             498 Plaza Boulevard
PW - 3146      Econolodge - Pooler                      Hospitality        VALUEXPRESS     500 East Highway 80
PW - 3821      Econo Lodge West                         Hospitality        SUBURBAN        2355 South Beulah Boulevard
PW - 3322      216 East 49th Street                     Office             PWREI           216 East 49th Street
PW - 4629      South Wabash                             Office             ARIES           1130 South Wabash Avenue
PW - 2969      163 First Avenue                         Multifamily        PWREI           163 First Avenue
PW - 3615      Cambridge Court Apartments               Multifamily        PWREI           3700 Buford Highway
PW - 7098      Washington Grandview                     Office             PWREI           12211 W. Washington Blvd.
PW - 4467      Hallmark Motor Inn                       Hospitality        SPARKS          4500 Central Texas Expressway
PW - 2346      Mountainside Crossing                    Retail             PWREI           4221 E. Chandler Boulevard
PW - 4048      Hard Rock Cafe                           Retail             ARIES           801-825 Fourth Avenue
PW - 3185      Eckerd - Palm Beach                      CTL                PWREI           7030 Jog Road
PW - 3736      University Commons Apartments            Multifamily        PWREI           250 University Avenue
PW - 2233      Century Resources                        Industrial         PWREI           1450 Concourse Drive
PW - 3714      Super 8 Phoenix                          Hospitality        SPARKS          4021 North 27th Avenue
PW - 5668      9000 Professional Centre                 Office             ARIES           9000 Southwest 87th Court
PW - 3035      Ramada Inn South                         Hospitality        VALUEXPRESS     5624 Cagle Road

PW - 5994A     Crestmont Estates                        Multifamily                        3555-3575 Babbs Road
PW - 5994B     Independence Townhomes                   Multifamily                        1929-1939 Independence Boulevard
PW - 5994C     Residences at Independence               Multifamily                        1899-1907 Independence Boulevard
PW - 5994      Morgan Mitchell Properties                                  WEXFORD

PW - 1623      Washington Place Apartments              Multifamily        PWREI           21-25 Howe St/7-11 Washington St.
PW - 3329      Building 210                             Industrial         PWREI           210 Aspen Airport Business Center
PW - 6314      Gardens Of Sunrise                       Multifamily        WEXFORD         3550 NW 91 Lane
PW - 4008      Days Inn South                           Hospitality        VALUEXPRESS     4220 South I-35
PW - 4112      Heritage Apartments                      Multifamily        PWREI           27662 Nicole Drive
PW - 4762      Comfort Inn Alexandria                   Hospitality        ARIES           7212 Richmond Highway
PW - 4674      1417-39 Sherwin Avenue                   Multifamily        PWREI           1417-39 Sherwin Avenue
PW - 3463      Superpetz Shopping Center                Retail             STANDARD        1610 Sam Rittenburg Boulevard
PW - 6021      Mercede Americana Plaza                  Retail             PWREI           3842 North University Drive
PW - 4896      School House Terrace                     Multifamily        VALUEXPRESS     437 E. Belvidere Street
PW - 3666      Comfort Inn- Byron                       Hospitality        VALUEXPRESS     607 Chapman Road
PW - 6022      Wearnes Hollingsworth                    Industrial         PWREI           1601 North Powerline Road
PW - 3901      Wheat First Union Building               Office             PWREI           29-37 South Market Street

PW - 3563A     Vezelay Apartments (Westwood)            Multifamily                        2520-32 Harrison Avenue
PW - 3563B     Vezelay Apartments (Harrison)            Multifamily                        2215-17 Harrison Avenue
PW - 3563C     Vezelay Apartments (McHenry)             Multifamily                        3344-46 McHenry Avenue
PW - 3563D     Vezelay Apartments (Amberwoods)          Multifamily                        7803-7821 Dawn Road
PW - 3563      Vezelay Apartments                       Multifamily        PWREI

PW - 3709      Knight's Inn                             Hospitality        PWREI            2942 Lawrenceville Highway
PW - 4553      Comfort Inn Vidalia                      Hospitality        ARIES           1509 East First Street
PW - 7313      Woodlen Glen Apartments                  Multifamily        WEXFORD         8405 Broadway Blvd.
PW - 1586      Tuckahoe Apartments                      Multifamily        PWREI           88 Lake Avenue
PW - 3466      Adobe Inn                                Hospitality        PWREI           Dolores & 8th Street
PW - 1596      Junction Blvd.                           Retail             PWREI           37-21 Junction Blvd.
PW - 4153      Colonial Village MHP                     Mobile Home Park   PWREI           2075 Rustad Lane
PW - 5025      Comfort Inn Clinton                      Hospitality        VALUEXPRESS     103 Clinton Center Drive
PW - 3286      Blue Coral Building                      Industrial         PWREI           1215 Valley Belt Road
PW - 1777      Villager Lodge-Charlotte                 Hospitality        PWREI           2401 Wilkinson Blvd.
PW - 6112      Hollywood 95                             Office             PWREI           2700-2750 North 29th Avenue
PW - 6414      Harbour Oaks Apartments                  Multifamily        PWREI           1565 Crider Road
PW - 3686      Super 8-Baton Rouge                      Hospitality        PWREI           11444 Reulet Ave.

ML-108a        Park Ridge MHP                           Mobile Home Park                   1751 N. Grand Ave.
ML-108b        Northbrook MHP                           Mobile Home Park                   3430 N.Peoria Rd.
ML-108         Park Ridge & Northbrook MHP
               - multiple prop loan                                        MLMC

PW - 2526      New Exchange                             Office             PWREI           1307 West 6th Street
PW - 3076      Travelodge South                         Hospitality        SPARKS          1274 Murfreesboro Pike
PW - 5083      Route 34 Industrial                      Industrial         PWREI           1709 Route 34
PW - 4678      3501 McKinney                            Retail             PWREI           3501 McKinney
PW - 3426      Comfort Inn Abilene                      Hospitality        SPARKS          1758 East Interstate 20
PW - 3893      Super 8 Fortuna                          Hospitality        PWREI           1805 Alamar Way
PW - 2443      Park 95 Offices                          Office             PWREI           13540-13632 West 95th Street
PW - 4991      Mayfair Apartments                       Multifamily        SUBURBAN        1010 Mayfair Avenue

PW - 3545A     289-291 Devonshire Street                Office                             289-291 Devonshire Street
PW - 3545B     Shell Pointe Apartments                  Multifamily                        56 Longwood Avenue
PW - 3545      Devonshire/Longwood                                         PWREI

PW - 3616      Exeter House Apartments                  Multifamily        PWREI           315 Charger Street
PW - 3968      Langtree Townhomes                       Multifamily        PWREI           505-659 Baylor Drive
PW - 2509      TDC Filter                               Industrial         PWREI           1331 South 55th Court
PW - 3807      Burnett Highland Building                Office             PWREI           1991 Ford Parkway
PW - 6377      May Avenue Self-Storage                  Self Storage       PWREI           2828 N.W. 62nd St.
PW - 3970      Millertown Center                        Retail             ARIES           Loves Creek Road & Millertown Pike
PW - 3093      77 Pennington Avenue                     Multifamily        PWREI           77 Pennington Avenue
PW - 3031      Corporate Square East                    Office             VALUEXPRESS     2511 East 46 Street
PW - 3687      Super 8 Hammond                          Hospitality        PWREI           200 Westin Oak Drive
PW - 2799      The Shops of Greenbriar                  Retail             PWREI           2925 Headland Drive

PW - 7134A     Greentree Apartments                     Multifamily                        1755 NE 164 Street
PW - 7134B     Keystone Apartments                      Multifamily                        1801 Northeast 124th Street
PW - 7134      GreenTree & Keystone Apartments                             PWREI

PW - 7133      Villa Joyosa                             Multifamily        PWREI           13150 Memorial Highway
PW - 3570      Super 8 Liverpool                        Hospitality        VALUEXPRESS     7360 Oswego Road (Route 57)
PW - 3176      Quail Creek Self Storage                 Self Storage       PWREI           3030 West Memorial Road
ML-123         Daly Plaza                               Retail             WMF             1883 Daly Street
PW - 4546      Cresap Knoll & Yonkers Apartments        Multifamily        PWREI           12914-12918 Cresap Knoll Avenue
PW - 7021      Elegante Apartments                      Multifamily        PWREI           1821-1851 NE 168th Street
PW - 3214      Hanna Place Office Park                  Office             PWREI           8858 Cedar Springs Lane
PW - 4426      150 Spring Street                        Mixed              IPI             150 Spring Street
PW - 4897      Days Inn Ladson                          Hospitality        VALUEXPRESS     119 Gateway Drive
PW - 2903      Rockland & Whitman                       Other              PWREI           346 Union St./458 South Ave.
PW - 2495      Metro Plaza Retail Center                Retail             PWREI           2601 West Dunlap Avenue
PW - 3618      Barker House Apartments                  Multifamily        PWREI           261-273 Barker Street
PW - 1445      Ethan Allen Building                     Retail             PWREI           164 Highway 35 South
PW - 4309      Hearth House                             Multifamily        IPI             50 Avenue A
ML-145         Fremont Park MHP                         Mobile Home Park   MLMC            3501 Ridgely
PW - 4038      3680 Cascade Road                        Office             PWREI           3680 Cascade Road
PW - 4614      Days Inn Jennings                        Hospitality        VALUEXPRESS     2002 Port Drive
PW - 3619      Carlyle House Apartments                 Multifamily        PWREI           135-145 Ward Street
PW - 4371      Riverside Village Apartments             Multifamily        ARIES           650 Dixon Boulevard
PW - 5254      Villa Verde I                            Multifamily        PWREI           1300/1308 Pennsylvania Avenue
ML-114         1383 Woodward Office Bldg                Office             MLMC            1383 Woodward
PW - 3515      Hollywood Video                          Retail             PWREI           23 West 127 Army Trail Road
PW - 1663      122-128 Cambridge Street                 Retail             PWREI           122-128 Cambridge Street
PW - 5947      Tudor House Apartments                   Multifamily        SUBURBAN        1 Campus Road




Loan                                             Zip     Mortgage  Rate    Net       Original     Cut-Off Date  Balloon/Repayment
ID             City                    State     Code      Rate    Type    Rate       Balance       Balance           Balance
------------------------------------------------------------------------------------------------------------------------------------
PW - 4817      Hunt Valley              MD       21031    6.59%    Fixed   0.06482  $33,400,000   $33,176,730       $28,865,223
PW - 4818      Lutherville              MD       21093     6.69    Fixed    6.5815   18,600,000    18,478,392        16,118,563
ML-133         Union City               NJ        7087    8.375    Fixed    8.2665   17,100,000    17,100,000        12,965,703
ML-129         Suitland                 MD       20746    6.977    Fixed    6.8685   16,489,000    16,337,265        14,397,315
ML-134         Irvington                NJ        7111    8.375    Fixed    8.2665   15,740,000    15,740,000        11,934,512
PW - 3825      Chaska                   MN       55318     7.26    Fixed    7.1515   15,087,308    14,875,024         5,178,669
ML-100         Bronx                    NY       10475     7.75    Fixed    7.6415   12,830,000    12,774,267        11,004,389
PW - 4819      Timonium                 MD       21093     6.69    Fixed    6.5815   12,600,000    12,517,620        10,919,027
PW - 7371      Livonia                  MI       48150      7.8    Fixed    7.6915   11,480,000    11,474,466        10,252,514
ML-144         Las Vegas                NV       89119     7.75    Fixed    7.6415   11,000,000    10,993,724         9,640,741
PW - 6093      San Antonio              TX       78216      7.8    Fixed    7.6915   10,962,000    10,956,716         9,776,744
ML-146         Phoenix                  AZ       85016     7.47    Fixed    7.4015   10,700,000    10,700,000         9,790,462
ML-127         West Columbia            SC       29169    7.025    Fixed    6.9165    9,600,000     9,960,221         8,700,203
ML-148         Columbus                 OH       43235     7.59    Fixed    7.5215    9,608,000     9,608,000         8,183,003
ML-113         Dallas                   TX       75228     7.29    Fixed    7.1815    8,600,000     9,577,018         8,422,965
ML-147         Clinton Township         MI       48038     7.61    Fixed    7.5415    9,500,000     9,500,000         8,096,110
PW - 7215      Albuquerque              NM       87112     7.74    Fixed    7.6315    9,175,000     9,170,484         8,171,044
PW - 1696      Ponce                    PR         731     7.24    Fixed    7.1315    8,820,982     8,664,604            69,035
ML-120         West Covina              CA       91790     7.15    Fixed    7.0415    8,600,000     8,549,334         7,544,032
ML-121         Nashua                   NH        3063    6.716    Fixed    6.6075    8,461,733     8,426,129           577,964
PW - 3346      Chula Vista              CA       91914     7.15    Fixed    7.0415    8,500,000     8,342,334         5,849,039
ML-130         Clearwater               FL       34623     7.13    Fixed    7.0215    7,700,000     8,244,785         7,196,672
PW - 3879      Fredericksburg           VA       22407     7.45    Fixed    7.3415    7,911,959     7,911,959         2,461,730
PW - 7009      Gastonia                 NC       28054     7.77    Fixed    7.6615    7,700,000     7,690,800         6,860,020
PW - 3000      Blaine                   WA       98240     7.03    Fixed    6.9215    7,725,000     7,671,620         6,753,275
PW - 6542      Houston                  TX       77074     7.51    Fixed    7.4015    7,595,000     7,585,297         6,723,400
ML-141         Houston                  TX       77090     7.37    Fixed    7.2615    5,995,000     7,492,394         6,572,575
ML-109         Westhampton Beach        NY       11978      8.5    Fixed    8.3915    7,500,000     7,438,152         5,296,379
PW - 4035      Hartford                 WI       53027      7.1    Fixed    6.9915    7,000,000     6,952,383         6,130,629
PW - 2034      Bronx                    NY       10458     7.25    Fixed    7.1415    6,500,000     6,466,506         5,041,176
ML-139         DeSoto                   TX       75134     7.22    Fixed    7.1115    5,500,000     6,460,384         5,649,823
ML-105         Alameda                  CA       94502     7.42    Fixed    7.3115    6,390,000     6,336,877         5,112,960
PW - 6543      Houston                  TX       77074     7.62    Fixed    7.5115    6,321,000     6,313,149         5,610,863
ML-125         Houston                  TX       77042     7.43    Fixed    7.3215    5,840,000     6,276,740         5,837,663
ML-124         Ft. Worth                TX       76120     7.43    Fixed    7.3215    5,840,000     6,206,788         5,772,605
ML-102         Manchester Center        VT        5255     6.75    Fixed    6.6415    6,000,000     5,962,720         5,140,133
PW - 5651      Hershey                  PA       17033     8.05    Fixed    7.9415    5,950,000     5,908,372         4,923,155
ML-112         Escondido                CA       92025     7.28    Fixed    7.1715    5,000,000     5,847,324         5,141,692
PW - 4747      St. Paul                 MN       55108     7.52    Fixed    7.4115    5,500,000     5,431,644         3,833,547
ML-142         Houston                  TX       77073     7.37    Fixed    7.2615    3,690,000     5,303,071         4,652,030
PW - 2365      Berkeley                 CA       94710     6.59    Fixed    6.4815    5,100,000     5,065,908         4,407,564
PW - 4139      Tempe                    AZ       85281     7.92    Fixed    7.8115    5,000,000     4,994,257         4,470,649
PW - 4149      Salem                    NH        3079     7.26    Fixed    7.1515    5,000,000     4,961,082         4,557,745
PW - 3766      Greenwood                IN       46142      7.1    Fixed    6.9915    5,000,000     4,955,277         4,379,795
ML-131         Lawrence                 NJ        8648    8.375    Fixed    8.2665    4,900,000     4,894,164         4,348,107
PW - 2804      Las Vegas                NV       89102     6.61    Fixed    6.5015    4,900,000     4,742,905         1,546,889
PW - 6545      Houston                  TX       77055     7.62    Fixed    7.5115    4,645,000     4,639,231         4,123,155

PW - 4151A     Inver Grove Heights      MN       55075                                2,775,000     2,692,505            67,817
PW - 4151B     Maplewood                MN       55119                                1,970,000     1,911,436            48,144
PW - 4151                                                  6.51    Fixed      6.51    4,745,000     4,603,940           115,961

PW - 1890      Cranford                 NJ        7016     7.01    Fixed    6.9015    4,400,000     4,366,567         3,845,065
PW - 2005      Scottsdale               AZ       85260     7.11    Fixed    7.0015    4,350,000     4,317,700         3,811,297
PW - 4370      Columbia                 SC       29223     7.85    Fixed    7.7415    4,350,000     4,298,205           213,590

PW - 2982A     Collingswood             NJ        8108                                  432,000       420,773            14,643
PW - 2982B     Madison                  NJ        7940                                  289,000       281,489             9,796
PW - 2982C     Springfield              NJ        7081                                  420,000       409,085            14,236
PW - 2982D     Edison                   NJ        8837                                  680,000       662,328            23,049
PW - 2982E     Plainfield               NJ        7060                                  129,000       125,647             4,373
PW - 2982F     Westfield                NJ        7090                                2,300,000     2,240,226            77,959
PW - 2982                                                  6.64    Fixed    6.5315    4,250,000     4,139,548           144,055

ML-103a        Allentown                PA       18103                                3,560,000     3,538,124         2,835,500
ML-103b        Catasauqua               PA       18032                                  470,000       467,112           374,350
ML-103                                                     7.25    Fixed      7.25    4,030,000     4,005,236         3,209,850

PW - 4923      Daytona Beach            FL       32118     6.49    Fixed    6.3815    3,900,000     3,864,307         3,078,542
PW - 3441      New York                 NY       10001     7.07    Fixed    6.9615    3,900,000     3,849,159         3,108,483
PW - 4975      American Canyon          CA       94589     8.12    Fixed    8.0115    3,850,000     3,823,400         3,589,039
PW - 6460      Washington D.C.          DC       20002      9.2    Fixed    9.0915    3,825,000     3,819,352         3,266,932
ML-140         Houston                  TX       77036    7.094    Fixed    6.9855    3,200,000     3,718,448         3,243,271
PW - 3471      Novi                     MI       48375      7.4    Fixed    7.2915    3,615,000     3,594,905         3,191,412
ML-111         Greensboro               NC       27407     7.19    Fixed    7.0815    3,200,000     3,553,408         3,119,006
PW - 2550      Kissimmee                FL       34746     9.59    Fixed    9.4815    3,500,000     3,467,048         2,806,358
ML-110         Olympia                  WA       98501     8.23    Fixed    8.1215    3,470,000     3,376,028            28,256
PW - 3397      Decatur                  GA       30032     6.95    Fixed    6.8415    3,400,000     3,363,037         2,723,146
PW - 3086      Orangeburg               SC       29118     7.81    Fixed    7.7015    3,300,000     3,266,101         2,712,475
PW - 6024      Fort Lauderdale          FL       33309     7.95    Fixed    7.8415    3,170,000     3,168,551         2,967,261
PW - 6544      Houston                  TX       77071     7.62    Fixed    7.5115    3,148,000     3,144,090         2,794,336
PW - 4047      San Diego                CA       92101      7.4    Fixed    7.2915    3,100,000     3,068,825         2,517,069
PW - 2348      Chapel Hill              NC       27514     6.96    Fixed    6.8515    3,025,000     2,996,108         2,424,326
ML-106         Waveland                 MS       39576      7.5    Fixed    7.3915    3,000,000     2,967,020         2,054,837
PW - 3189      Montgomery               AL       36117     7.15    Fixed    7.0415    2,936,000     2,916,251         2,574,688
PW - 6023      New York                 NY       10021      7.6    Fixed    7.4915    2,900,000     2,898,503         2,699,839
PW - 4479      Charlotte                NC       28208      7.5    Fixed    7.3915    2,900,000     2,874,821         2,362,528
PW - 4319      Wilson                   NC       27893     7.51    Fixed    7.4015    2,900,000     2,871,394         2,362,390
PW - 6025      Pembroke Pines           FL       33026      8.4    Fixed    8.2915    2,850,000     2,848,903         2,685,507
PW - 2358      Hollywood                FL       33021     7.64    Fixed    7.5315    2,850,000     2,825,870           210,440
PW - 2064      Lakeland                 FL       33809     7.23    Fixed    7.1215    2,850,000     2,814,502         2,303,548
PW - 6329      Decatur                  IL       62526     8.15    Fixed    8.0415   $2,800,000    $2,798,812        $2,518,121
PW - 4709      Clarksville              TN       37040     6.39    Fixed    6.2815    2,850,000     2,783,596            67,840
PW - 4625      Fort Myers               FL       33907     6.26    Fixed    6.1515    2,800,000     2,779,883         2,397,652
PW - 3886      Opa Locka                FL       33054      7.4    Fixed    7.2915    2,800,000     2,775,250         2,274,272
PW - 3268      East Hanover             NJ        7936     6.75    Fixed    6.6415    2,904,245     2,769,932            33,055
PW - 4355      Mansfield Center         CT        6250     7.69    Fixed    7.5815    2,800,000     2,756,214           132,403
PW - 6265      Orlando                  FL       32939     8.05    Fixed    7.9415    2,700,000     2,694,952         2,235,062
ML-143         Houston                  TX       77036     7.37    Fixed    7.2615    1,980,000     2,684,394         2,354,837

PW - 3265A     Albemarle                NC       28001                                1,900,000     1,837,076            58,109
PW - 3265B     Albemarle                NC       28001                                  825,000       797,678            25,232
PW - 3265                                                  7.53    Fixed    7.4215    2,725,000     2,634,753            83,341

PW - 1481      Henrietta                NY       14623     7.12    Fixed    7.0115    2,560,000     2,532,971         2,061,112
PW - 4345      Atlanta                  GA       30315     7.15    Fixed    7.0415    2,500,000     2,476,903         2,015,317
ML-122         Morrisville              PA       19067      7.5    Fixed    7.3915    2,485,000     2,476,179         2,198,425
PW - 3146      Pooler                   GA       31322     7.81    Fixed    7.7015    2,500,000     2,472,003         2,055,760
PW - 3821      Flagstaff                AZ       86001     7.66    Fixed    7.5515    2,450,000     2,418,545         1,908,153
PW - 3322      New York                 NY       10017     7.31    Fixed    7.2015    2,425,000     2,411,233         2,135,982
PW - 4629      Chicago                  IL       60605      7.6    Fixed    7.4915    2,400,000     2,387,276         2,129,361
PW - 2969      New York                 NY       10003     7.21    Fixed    7.1015    2,400,000     2,382,589         2,108,217
PW - 3615      Atlanta                  GA       30329     6.92    Fixed    6.8115    2,400,000     2,354,142            94,199
PW - 7098      Culver City              CA       90066     8.18    Fixed    8.0715    2,300,000     2,299,035         2,069,904
PW - 4467      Killeen                  TX       76541     7.63    Fixed    7.5215    2,315,000     2,297,554         1,892,437
PW - 2346      Phoenix                  AZ       85044     7.41    Fixed    7.3015    2,300,000     2,284,081         2,030,662
PW - 4048      San Diego                CA       92101      7.2    Fixed    7.0915    2,300,000     2,261,678            95,985
PW - 3185      Palm Beach               FL       33406     7.05    Fixed    6.9415    2,294,655     2,259,987           614,398
PW - 3736      Troy                     AL       36081      6.7    Fixed    6.5915    2,280,000     2,257,223         1,812,446
PW - 2233      Rapid City               SD       57701     7.18    Fixed    7.0715    2,275,000     2,228,908         1,567,817
PW - 3714      Phoenix                  AZ       85017     7.28    Fixed    7.1715    2,225,000     2,204,909         1,800,726
PW - 5668      Kendall                  FL       33176      8.3    Fixed    8.1915    2,175,000     2,171,862         1,963,823
PW - 3035      Jacksonville             FL       32216      7.9    Fixed    7.7915    2,200,000     2,155,435           111,279

PW - 5994A     Zanesville               OH       43701                                  412,568       412,110           370,027
PW - 5994B     Lancaster                OH       43130                                  737,862       737,043           661,779
PW - 5994C     Lancaster                OH       43130                                  999,570       998,461           896,502
PW - 5994                                                  8.05    Fixed    7.9415    2,150,000     2,147,615         1,928,308

PW - 1623      Methuen                  MA        1844     7.07    Fixed    6.9615    2,150,000     2,124,779         1,728,656
PW - 3329      Aspen                    CO       81611     7.36    Fixed    7.2515    2,125,000     2,099,147         1,724,321
PW - 6314      Sunrise                  FL       33351     7.61    Fixed    7.5015    2,100,000     2,097,385         1,863,614
PW - 4008      Austin                   TX       78745     7.76    Fixed    7.6515    2,100,000     2,076,262         1,724,331
PW - 4112      Harrison Township        MI       48045     6.66    Fixed    6.5515    2,050,000     2,036,507         1,775,060
PW - 4762      Alexandria               VA       22306      7.5    Fixed    7.3915    2,050,000     2,032,201         1,670,062
PW - 4674      Chicago                  IL       60626      6.7    Fixed    6.5915    2,000,000     1,985,134         1,733,149
PW - 3463      Charleston               SC       29407     6.93    Fixed    6.8215    2,000,000     1,978,183         1,600,858
PW - 6021      Sunrise                  FL       33321     8.81    Fixed    8.7015    1,900,000     1,896,954         1,606,173
PW - 4896      Nazareth                 PA       18064      7.4    Fixed    7.2915    1,900,000     1,885,096         1,542,658
PW - 3666      Byron                    GA       31008     7.78    Fixed    7.6715    1,900,000     1,864,455            94,110
PW - 6022      Pompano Beach            FL       33069     7.65    Fixed    7.5415    1,860,000     1,859,056         1,732,989
PW - 3901      Frederick                MD       21701     7.36    Fixed    7.2515    1,810,000     1,797,323         1,596,032

PW - 3563A     Cincinnati               OH       45211                                  311,000       303,095             8,269
PW - 3563B     Cincinnati               OH       45211                                  403,000       392,757            10,715
PW - 3563C     Cincinnati               OH       45225                                  182,000       177,374             4,839
PW - 3563D     Cincinnati               OH       45237                                  929,000       905,387            24,700
PW - 3563                                                  6.89    Fixed    6.7815    1,825,000     1,778,612            48,523

PW - 3709      Tucker                   GA       30084     7.84    Fixed    7.7315    1,800,000     1,769,508         1,269,041
PW - 4553      Vidalia                  GA       30474     7.48    Fixed    7.3715    1,770,000     1,748,931         1,441,425
PW - 7313      Houston                  TX       77065      8.2    Fixed    8.0915    1,725,000     1,724,282         1,553,151
PW - 1586      Tuckahoe                 NY       10707     7.09    Fixed    6.9815    1,700,000     1,686,221         1,489,208
PW - 3466      Carmel                   CA       93921     7.66    Fixed    7.5515    1,700,000     1,683,670         1,390,973
PW - 1596      Queens                   NY       11368     7.01    Fixed    6.9015    1,700,000     1,664,785         1,164,405
PW - 4153      Mounds View              MN       55112     6.51    Fixed    6.4015    1,650,000     1,600,949            40,325
PW - 5025      Clinton                  MS       39056     7.75    Fixed    7.6415    1,600,000     1,580,699         1,124,183
PW - 3286      Brooklyn Heights         OH       44131      7.2    Fixed    7.0915    1,600,000     1,579,963         1,292,041
PW - 1777      Charlotte                NC       28208     7.54    Fixed    7.4315    1,600,000     1,551,833            48,441
PW - 6112      Hollywood                FL       33020     8.05    Fixed    7.9415    1,550,000     1,549,317         1,453,059
PW - 6414      Marietta                 GA       30060     7.65    Fixed    7.5415    1,550,000     1,549,213         1,377,356
PW - 3686      Baton Rouge              LA       70816     8.35    Fixed    8.2415    1,552,000     1,534,699         1,112,966

ML-108a        Springfield              IL       62704                                1,029,180     1,020,060           814,099
ML-108b        Springfield              IL       62702                                  510,819       506,293           404,067
ML-108                                                        7    Fixed    6.8915    1,540,000     1,526,353         1,218,167

PW - 2526      Corona                   CA       92720     7.42    Fixed    7.3115    1,525,000     1,509,717         1,238,974
PW - 3076      Nashville                TN       37217     7.71    Fixed    7.6015    1,520,000     1,502,658         1,246,266
PW - 5083      Wall Township            NJ        7719     7.52    Fixed    7.4115    1,500,000     1,493,109         1,221,953
PW - 4678      Dallas                   TX       75204      7.3    Fixed    7.1915    1,500,000     1,486,695           717,852
PW - 3426      Abilene                  TX       79601      7.7    Fixed    7.5915    1,500,000     1,484,278         1,229,006
PW - 3893      Fortuna                  CA       95540     7.28    Fixed    7.1715    1,500,000     1,478,185            64,478
PW - 2443      Lenexa                   KS       66215     7.05    Fixed    6.9415    1,470,000     1,447,974         1,008,063
PW - 4991      Madison                  WI       53714     8.25    Fixed    8.1415    1,440,000     1,435,065         1,297,492

PW - 3545A     Boston                   MA        2110                                1,050,000     1,035,276           845,293
PW - 3545B     Wareham                  MA        2558                                  400,000       394,391           322,016
PW - 3545                               MA                 7.11    Fixed    7.0015    1,450,000     1,429,667         1,167,309

PW - 3616      Revere                   MA        2151     7.05    Fixed    6.9415    1,450,000     1,425,373           608,624
PW - 3968      Longview                 TX       75601     7.53    Fixed    7.4215    1,400,000     1,390,583         1,335,267
PW - 2509      Cicero                   IL       60804     6.76    Fixed    6.6515    1,400,000     1,381,045         1,115,225
PW - 3807      St. Paul                 MN       55116     7.04    Fixed    6.9315    1,400,000     1,376,191            56,064
PW - 6377      Oklahoma City            OK       73112     8.36    Fixed    8.2515    1,370,000     1,367,592         1,144,009
PW - 3970      Knoxville                TN       37919      7.4    Fixed    7.2915    1,350,000     1,340,634         1,191,611
PW - 3093      Passaic                  NJ        7055     7.39    Fixed    7.2815    1,350,000     1,336,400            91,508
PW - 3031      Indianapolis             IN       46205     7.45    Fixed    7.3415    1,350,000     1,333,842         1,098,408
PW - 3687      Hammond                  LA       70816     7.96    Fixed    7.8515    1,300,000     1,284,742           920,024
PW - 2799      Atlanta                  GA       30344     7.58    Fixed    7.4715    1,300,000     1,283,238         1,061,437

PW - 7134A     North Miami              FL       33162                               $  822,000    $  820,386        $  675,583
PW - 7134B     North Miami              FL       33162                                  455,000       454,107           373,954
PW - 7134                                                   7.8    Fixed    7.6915    1,277,000     1,274,493         1,049,536

PW - 7133      North Miami              FL       33161      7.8    Fixed    7.6915    1,264,000     1,261,519         1,038,852
PW - 3570      Liverpool                NY       13090     7.54    Fixed    7.4315    1,275,000     1,254,668            58,041
PW - 3176      Oklahoma City            OK       73134      7.1    Fixed    6.9915    1,250,000     1,241,497         1,094,755
ML-123         Los Angeles              CA       90031    7.175    Fixed    7.0665    1,238,000     1,225,052           500,517
PW - 4546      Cumberland               MD       21502      8.1    Fixed    7.9915    1,200,000     1,193,977           994,262
PW - 7021      North Miami Beach        FL       33162      7.8    Fixed    7.6915    1,195,000     1,192,654           982,144
PW - 3214      Knoxville                TN       37923     7.63    Fixed    7.5215    1,200,000     1,191,466         1,065,685
PW - 4426      New York                 NY       10012     7.35    Fixed    7.2415    1,200,000     1,190,505           972,855
PW - 4897      Ladson                   SC       29456     8.15    Fixed    8.0415    1,200,000     1,186,264           854,764
PW - 2903      Rockland/Whitman         MA        2370     7.52    Fixed    7.4115    1,200,000     1,185,820           978,401
PW - 2495      Phoenix                  AZ       85021     7.26    Fixed    7.1515    1,200,000     1,166,607            33,995
PW - 3618      Lowell                   MA        1850      7.1    Fixed    6.9915    1,200,000     1,166,129            32,949
PW - 1445      Eatontown                NJ        7724     7.31    Fixed    7.2015    1,150,000     1,127,096           796,211
PW - 4309      New York                 NY       10009      6.8    Fixed    6.6915    1,100,000     1,091,891           877,156
ML-145         Springfield              IL       62702        7    Fixed    6.8915    1,060,000     1,050,607           838,478
PW - 4038      Atlanta                  GA       30331     7.34    Fixed    7.2315    1,050,000     1,043,235           925,261
PW - 4614      Jennings                 LA       70546      7.6    Fixed    7.4915    1,012,500     1,000,046            46,677
PW - 3619      Revere                   MA        2151     7.05    Fixed    6.9415    1,000,000       971,649            27,190
PW - 4371      Cocoa                    FL       32922     7.45    Fixed    7.3415      950,000       938,630           772,954
PW - 5254      Miami Beach              FL       33139     8.35    Fixed    8.2415      900,000       896,991           812,790
ML-114         Bloomfield Twp           MI       48302     7.75    Fixed    7.6415      860,000       855,095           694,133
PW - 3515      Glendale Heights         IL       60139     7.41    Fixed    7.3015      850,000       839,752           690,764
PW - 1663      Boston                   MA        2114     6.97    Fixed    6.8615      800,000       790,450           641,242
PW - 5947      Peekskill                NY       10566      8.6    Fixed    8.4915      725,000       724,743           658,740

                                                                                                  704,764,603



                 Orig       Rem                                Amort                        Monthly
Loan             Term       Term       Maturity     ARD        Term       First Payment      Debt                Appraised
ID               (Mos.)     (Mos.)     Date         Date       (Mos.)         Date          Service                Value
------------------------------------------------------------------------------------------------------------------------------------
PW - 4817         120        112      10/1/28    10/1/08        360          11/1/98      213,091.49            $46,750,000
PW - 4818         120        112      10/1/28    10/1/08        360          11/1/98      119,898.35             25,000,000
ML-133            120        120       6/1/09                   264           7/1/99      143,356.04             23,500,000
ML-129            120        108       6/1/28     6/1/08        360           7/1/98      109,447.15             20,600,000
ML-134            120        120       6/1/09                   264           7/1/99      131,954.62             26,400,000
PW - 3825         239        228       6/5/18                   294           8/5/98      110,000.00             15,400,000
ML-100            132        126      12/1/28    12/1/09        360           1/1/99       92,919.22             18,000,000
PW - 4819         120        112      10/1/28    10/1/08        360          11/1/98       81,221.46             16,750,000
PW - 7371         119        118       5/1/29     4/1/09        360           6/1/99       82,641.13             15,980,000
ML-144            120        119       5/1/09                   360           6/1/99       79,686.17             16,200,000
PW - 6093         120        119       5/1/09                   360           6/1/99       78,912.20             14,000,000
ML-146             96         96       6/1/07                   360           7/1/99       74,596.27             13,450,000
ML-127            120        105       3/1/08                   360           4/1/98       67,976.03             12,600,000
ML-148            144        144       6/1/11                   360           7/1/99       67,773.64             12,700,000
ML-113            120        103       1/1/08                   360           2/1/98       67,203.06             12,150,000
ML-147            144        144       6/1/11                   360           7/1/99       67,142.40             11,900,000
PW - 7215         120        119       5/1/09                   360           6/1/99       65,667.43             12,300,000
PW - 1696         238        229       7/1/18            NAP                 10/1/98       70,180.11              9,500,000
ML-120            120        112      10/1/08                   360          11/1/98       58,084.98             11,400,000
ML-121            246        235     12/31/18                   240           2/1/99       54,399.00              9,200,000
PW - 3346         120        110       8/1/08                   240           9/1/98       66,667.90             10,700,000
ML-130            120        108       6/1/08                   360           7/1/98       56,712.70             10,400,000
PW - 3879         299        288       6/1/23            NAP                  8/1/98       50,757.41              8,200,000
PW - 7009         120        118       4/1/09                   360           5/1/99       55,270.20              9,694,000
PW - 3000         120        111       9/1/08                   360          10/1/98       51,550.35             10,300,000
PW - 6542         120        118       4/1/09                   360           5/1/99       53,157.36              9,900,000
ML-141            120        108       6/1/08                   360           7/1/98       52,767.50              9,450,000
ML-109            120        115       1/1/09                   240           2/1/99       65,667.24             10,400,000
PW - 4035         120        111       9/1/08                   360          10/1/98       47,042.24              8,900,000
PW - 2034         180        173      11/1/13                   360          12/1/98       44,341.46             10,800,000
ML-139            120        108       6/1/08                   360           7/1/98       44,834.66              9,300,000
ML-105            120        113      11/1/08                   300          12/1/98       47,334.33              9,600,000
PW - 6543         120        118       4/1/09                   360           5/1/99       44,717.90              8,100,000
ML-125             84         70       4/1/05                   360           5/1/98       44,536.83              8,600,000
ML-124             84         70       4/1/05                   360           5/1/98       44,040.42              8,200,000
ML-102            120        113      11/1/08                   360          12/1/98       39,305.90              9,360,000
PW - 5651         120        113      11/1/08                   300          12/1/98       46,120.32              8,000,000
ML-112            120        103       1/1/08                   360           2/1/98       40,991.44              8,330,000
PW - 4747         120        113      11/1/08                   240          12/1/98       44,374.91              8,100,000
ML-142            120        108       6/1/08                   360           7/1/98       37,348.51              7,250,000
PW - 2365         120        112      10/1/08                   360          11/1/98       32,537.92              6,800,000
PW - 4139         120        118       4/1/09                   360           5/1/99       36,409.77              6,600,000
PW - 4149          96         85       7/1/06                   360           8/1/98       34,142.73              7,000,000
PW - 3766         120        108       6/1/08                   360           7/1/98       33,601.60              6,250,000
ML-131            120        118       4/1/09                   360           5/1/99       37,673.13              7,450,000
PW - 2804         116        107       5/1/08            NAP                 10/1/98       43,644.95              5,210,000
PW - 6545         120        118       4/1/09                   360           5/1/99       32,861.04              5,860,000

PW - 4151A                                                                                 24,188.49              8,400,000
PW - 4151B                                                                                 17,171.65              5,200,000
PW - 4151         180        171       9/1/13                   180          10/1/98       41,360.14             13,600,000

PW - 1890         120        110       8/1/08                   360           9/1/98       29,302.87              6,900,000
PW - 2005         120        110       8/1/08                   360           9/1/98       29,262.73              5,650,000
PW - 4370         240        233      11/1/18                   240          12/1/98       35,980.11              6,469,000

PW - 2982A                                                                                  3,796.51                475,000
PW - 2982B                                                                                  2,539.80                375,000
PW - 2982C                                                                                  3,691.05                625,000
PW - 2982D                                                                                  5,975.99              1,050,000
PW - 2982E                                                                                  1,133.68                275,000
PW - 2982F                                                                                 20,212.91              3,250,000
PW - 2982         179        171       9/1/13                   180          11/1/98       37,349.94              6,050,000

ML-103a                                                                                    25,971.82              4,450,000
ML-103b                                                                                     3,428.86              1,080,000
ML-103            120        115       1/1/09                   300           2/1/99       29,400.68              5,530,000

PW - 4923         120        113      11/1/08                   300          12/1/98       26,308.71              5,225,000
PW - 3441         120        112      10/1/08                   300          11/1/98       27,738.79              6,200,000
PW - 4975          60         53      11/1/03                   300          12/1/98       30,021.62              4,980,000
PW - 6460         120        118       4/1/09                   300           5/1/99       32,624.74              5,500,000
ML-140            120        108       6/1/08                   360           7/1/98       25,486.72              5,200,000
PW - 3471         120        112      10/1/08                   360          11/1/98       25,029.53              4,540,000
ML-111            120        103       1/1/08                   360           2/1/98       24,692.49              4,810,000
PW - 2550         102         95       5/1/07                   240          12/1/98       32,830.57              7,900,000
ML-110            264        246      12/1/19                   264           1/1/98       28,448.64              6,100,000
PW - 3397         120        111       9/1/08                   300          10/1/98       23,922.15              5,100,000
PW - 3086         120        110       8/1/08                   300           9/1/98       25,055.98              4,550,000
PW - 6024          84         83       5/1/06                   360           6/1/99       23,149.94              4,000,000
PW - 6544         120        118       4/1/09                   360           5/1/99       22,270.52              4,000,000
PW - 4047         120        111       9/1/08                   300          10/1/98       22,707.46              5,100,000
PW - 2348         120        112      10/1/08                   300          11/1/98       21,302.94              5,200,000
ML-106            120        114      12/1/08                   240           1/1/99       24,368.71              4,570,000
PW - 3189         120        111       9/1/08                   360          10/1/98       19,829.94              3,670,000
PW - 6023          84         83       5/1/06                   360           6/1/99       20,476.17              5,500,000
PW - 4479         120        112      10/1/08                   300          11/1/98       21,430.74              3,920,000
PW - 4319         120        111       9/1/08                   300          10/1/98       21,449.61              3,900,000
PW - 6025          84         83       5/1/06                   360           6/1/99       21,712.37              4,880,000
PW - 2358         300        292      10/1/23                   300          11/1/98       21,321.46              3,950,000
PW - 2064         120        109       7/1/08                   300           8/1/98       20,563.29              4,000,000
PW - 6329         120        119       5/1/09                   360           6/1/99       20,838.95             $3,740,000
PW - 4709         180        173      11/1/13                   180          12/1/98       24,654.54              5,000,000
PW - 4625         120        112      10/1/08                   360          11/1/98       17,258.30              4,650,000
PW - 3886         120        112      10/1/08                   300          11/1/98       20,509.97              5,150,000
PW - 3268         135        125      11/1/09            NAP                  9/1/98       29,646.21              4,700,000
PW - 4355         240        231       9/1/18                   240          10/1/98       22,883.02              3,800,000
PW - 6265         120        118       4/1/09                   300           5/1/99       20,928.55              3,400,000
ML-143            120        108       6/1/08                   360           7/1/98       18,905.68              3,360,000

PW - 3265A                                                                                 17,645.64              2,945,000
PW - 3265B                                                                                  7,661.92              1,445,000
PW - 3265         180        169       7/1/13                   180           8/1/98       25,307.56              4,390,000

PW - 1481         120        111       9/1/08                   300          10/1/98       18,289.99              3,300,000
PW - 4345         120        112      10/1/08                   300          11/1/98       17,909.42              3,400,000
ML-122            120        115       1/1/09                   360           2/1/99       17,375.48              3,450,000
PW - 3146         120        109       7/1/08                   300           8/1/98       18,981.81              3,200,000
PW - 3821         120        110       8/1/08                   276           9/1/98       18,903.86              4,000,000
PW - 3322         120        112      10/1/08                   360          11/1/98       16,641.58              3,800,000
PW - 4629         120        112      10/1/08                   360          11/1/98       16,945.79              3,200,000
PW - 2969         120        110       8/1/08                   360           9/1/98       16,307.17              3,100,000
PW - 3615         240        230       8/1/18                   240           9/1/98       18,492.10              4,100,000
PW - 7098         120        119       5/1/09                   360           6/1/99       17,166.08              3,800,000
PW - 4467         120        113      11/1/08                   300          12/1/98       17,303.88              3,400,000
PW - 2346         120        110       8/1/08                   360           9/1/98       15,940.43              3,000,000
PW - 4048         240        231       9/1/18                   240          10/1/98       18,109.03              3,250,000
PW - 3185         226        215       5/1/17            NAP                  8/1/98       16,745.89              2,640,000
PW - 3736         120        112      10/1/08                   300          11/1/98       15,680.87              2,850,000
PW - 2233         120        109       7/1/08                   240           8/1/98       17,884.69              3,250,000
PW - 3714         120        112      10/1/08                   300          11/1/98       16,125.48              3,000,000
PW - 5668         120        117       3/1/09                   360           4/1/99       16,416.56              3,200,000
PW - 3035         240        228       6/1/18                   240           7/1/98       18,265.00              2,950,000

PW - 5994A                                                                                  3,041.67                520,000
PW - 5994B                                                                                  5,439.91                930,000
PW - 5994C                                                                                  7,369.36              1,260,000
PW - 5994         120        118       4/1/09                   360           5/1/99       15,850.94              2,710,000

PW - 1623         120        110       8/1/08                   300           9/1/98       15,291.90              3,000,000
PW - 3329         120        109       7/1/08                   300           8/1/98       15,510.56              2,950,000
PW - 6314         120        118       4/1/09                   360           5/1/99       14,842.01              3,000,000
PW - 4008         120        109       7/1/08                   300           8/1/98       15,875.69              2,850,000
PW - 4112         120        112      10/1/08                   360          11/1/98       13,173.85              2,800,000
PW - 4762         120        112      10/1/08                   300          11/1/98       15,149.32              3,000,000
PW - 4674         120        111       9/1/08                   360          10/1/98       12,905.56              2,500,000
PW - 3463         120        111       9/1/08                   300          10/1/98       14,046.40              4,100,000
PW - 6021         120        118       4/1/09                   300           5/1/99       15,698.26              3,500,000
PW - 4896         120        113      11/1/08                   300          12/1/98       13,917.48              2,400,000
PW - 3666         240        229       7/1/18                   240           8/1/98       15,633.21              2,500,000
PW - 6022          84         83       5/1/06                   360           6/1/99       13,196.97              2,800,000
PW - 3901         120        110       8/1/08                   360           9/1/98       12,482.72              2,800,000

PW - 3563A                                                                                  2,776.27                550,000
PW - 3563B                                                                                  3,597.54                650,000
PW - 3563C                                                                                  1,624.70                425,000
PW - 3563D                                                                                  8,293.09              1,350,000
PW - 3563         180        172      10/1/13                   180          11/1/98       16,291.59              2,975,000

PW - 3709         120        110       8/1/08                   240           9/1/98       14,877.18              2,600,000
PW - 4553         120        109       7/1/08                   300           8/1/98       13,057.13              2,380,000
PW - 7313         120        119       5/1/09                   360           6/1/99       12,898.76              2,700,000
PW - 1586         120        109       7/1/08                   360           8/1/98       11,413.08              2,300,000
PW - 3466         120        111       9/1/08                   300          10/1/98       12,740.31              6,000,000
PW - 1596         120        109       7/1/08                   240           8/1/98       13,190.29              2,600,000
PW - 4153         180        171       9/1/13                   180          10/1/98       14,382.34              3,220,000
PW - 5025         120        113      11/1/08                   240          12/1/98       13,135.18              2,150,000
PW - 3286         120        109       7/1/08                   300           8/1/98       11,513.42              2,150,000
PW - 1777         180        170       8/1/13                   180           9/1/98       14,868.59              2,315,000
PW - 6112          84         83       5/1/06                   360           6/1/99       11,427.42              2,850,000
PW - 6414         120        119       5/1/09                   360           6/1/99       10,997.47              1,940,000
PW - 3686         120        113      11/1/08                   240          12/1/98       13,321.64              2,300,000

ML-108a                                                                                     7,340.52                845,000
ML-108b                                                                                     3,643.37              1,635,000
ML-108            120        113      11/1/08                   300          12/1/98       10,983.90              2,480,000

PW - 2526         120        111       9/1/08                   300          10/1/98       11,190.38              3,220,000
PW - 3076         120        109       7/1/08                   300           8/1/98       11,441.11              2,125,000
PW - 5083         120        116       2/1/09                   300           3/1/99       11,104.39              2,100,000
PW - 4678         120        117       3/1/09                   180           4/1/99       13,735.25              3,480,000
PW - 3426         120        110       8/1/08                   300           9/1/98       11,280.74              2,070,000
PW - 3893         240        232      10/1/18                   240          11/1/98       11,882.92              1,930,000
PW - 2443         120        112      10/1/08                   240          11/1/98       11,441.05              1,950,000
PW - 4991         120        114      12/1/08                   360           1/1/99       10,818.24              1,880,000

PW - 3545A                                                                                  7,495.02              1,260,000
PW - 3545B                                                                                  2,855.25                600,000
PW - 3545         120        108       6/1/08                   300           7/1/98       10,350.27              1,860,000

PW - 3616         180        171       9/1/13                   240          10/1/98       11,285.39              3,600,000
PW - 3968          60         50       8/1/03                   360           9/1/98        9,817.78              1,880,000
PW - 2509         120        109       7/1/08                   300           8/1/98        9,681.60              2,100,000
PW - 3807         240        231       9/1/18                   240          10/1/98       10,887.82              1,900,000
PW - 6377         120        118       4/1/09                   300           5/1/99       10,902.66              1,850,000
PW - 3970         120        110       8/1/08                   360           9/1/98        9,347.13              1,800,000
PW - 3093         300        291       9/1/23                   300          10/1/98        9,879.99              1,900,000
PW - 3031         120        109       7/1/08                   300           8/1/98        9,932.52              1,900,000
PW - 3687         120        113      11/1/08                   240          12/1/98       10,841.38              2,075,000
PW - 2799         120        108       6/1/08                   300           7/1/98        9,674.63              2,600,000

PW - 7134A                                                                                  6,235.81             $1,050,000
PW - 7134B                                                                                  3,451.70                570,000
PW - 7134         120        118       4/1/09                   300           5/1/99        9,687.51              1,620,000

PW - 7133         120        118       4/1/09                   300           5/1/99        9,588.89              1,575,000
PW - 3570         240        231       9/1/18                   240          10/1/98       10,302.52              1,700,000
PW - 3176         120        111       9/1/08                   360          10/1/98        8,400.40              1,675,000
ML-123            240        231       9/1/23     9/1/18        300          10/1/98        8,888.62              1,650,000
PW - 4546         120        115       1/1/09                   300           2/1/99        9,341.43              1,600,000
PW - 7021         120        118       4/1/09                   300           5/1/99        9,065.44              1,535,000
PW - 3214         120        109       7/1/08                   360           8/1/98        8,497.65              1,645,000
PW - 4426         120        113      11/1/08                   300          12/1/98        8,751.14              1,750,000
PW - 4897         120        113      11/1/08                   240          12/1/98       10,149.59              1,900,000
PW - 2903         120        109       7/1/08                   300           8/1/98        8,883.51              1,570,000
PW - 2495         180        171       9/1/13                   180          10/1/98       10,961.12              1,600,000
PW - 3618         180        171       9/1/13                   180          10/1/98       10,853.14              2,600,000
PW - 1445         120        109       7/1/08                   240           8/1/98        9,131.18              1,500,000
PW - 4309         120        114      12/1/08                   300           1/1/99        7,634.79              2,700,000
ML-145            120        113      11/1/08                   300          12/1/98        7,560.35              1,375,000
PW - 4038         120        111       9/1/08                   360          10/1/98        7,227.06              1,400,000
PW - 4614         240        233      11/1/18                   240          12/1/98        8,218.65              2,000,000
PW - 3619         180        171       9/1/13                   180          10/1/98        9,016.26              5,500,000
PW - 4371         120        109       7/1/08                   300           8/1/98        6,989.55              1,300,000
PW - 5254         120        114      12/1/08                   360           1/1/99        6,824.77              1,200,000
ML-114            120        115       1/1/09                   300           2/1/99        6,558.94              1,250,000
PW - 3515         120        109       7/1/08                   300           8/1/98        6,231.75              1,250,000
PW - 1663         120        110       8/1/08                   300           9/1/98        5,638.93              1,000,000
PW - 5947         120        119       5/1/09                   360           6/1/99        5,626.08              1,000,000




                                                                                                                   Residiual Value
                                                                                                                   Policy and / or
Loan           Current     Underwriting    Servicing Fee      Excess   Interest Accrual             IDOT   CTL     Lease Enhancement
ID              LTV            DSCR            Rate         Yield Rate     Method        Defeased   Loan   Loan    Policy
------------------------------------------------------------------------------------------------------------------------------------
PW - 4817      71.00%          1.65x           0.07%           0.04%     Actual/360         Yes      Yes    No
PW - 4818        73.9          1.45           0.0735           0.035     Actual/360         Yes      Yes    No
ML-133           72.8           1.6           0.0735           0.035     Actual/360         Yes             No
ML-129           79.3          1.21           0.0735           0.035     Actual/360         Yes             No
ML-134           59.6          1.73           0.0735           0.035     Actual/360         Yes             No
PW - 3825        96.6             1           0.0735           0.035     30/360             Yes             Yes         Yes
ML-100             71          1.25           0.0735           0.035     Actual/360         Yes             No
PW - 4819        74.7          1.32           0.0735           0.035     Actual/360         Yes      Yes    No
PW - 7371        71.8          1.23           0.0735           0.035     Actual/360         Yes             No
ML-144           67.9          1.25           0.0735           0.035     Actual/360         Yes             No
PW - 6093        78.3           1.2           0.0735           0.035     Actual/360         Yes             No
ML-146           79.6          1.22           0.0685               0     Actual/360         Yes             No
ML-127             79          1.31           0.0735           0.035     Actual/360         No              No
ML-148           75.7          1.26           0.0685               0     Actual/360         Yes             No
ML-113           78.8          1.32           0.0735           0.035     Actual/360         No              No
ML-147           79.8          1.22           0.0685               0     Actual/360         Yes             No
PW - 7215        74.6          1.22           0.0735           0.035     Actual/360         Yes             No
PW - 1696        91.2          1.06           0.0735           0.035     30/360             Yes             Yes         Yes
ML-120             75           1.2           0.0735           0.035     Actual/360         Yes             No
ML-121           91.6             1           0.0735           0.035     30/360             Yes             Yes         No
PW - 3346          78          1.22           0.0735           0.035     Actual/360         Yes             No
ML-130           79.3          1.47           0.0735           0.035     Actual/360         Yes             No
PW - 3879        96.5          1.02           0.0735           0.035     Actual/360         Yes             Yes         Yes
PW - 7009        79.3           1.2           0.0735           0.035     Actual/360         Yes             No
PW - 3000        74.5           1.7           0.0735           0.035     Actual/360         Yes             No
PW - 6542        76.6          1.27           0.0735           0.035     Actual/360         Yes             No
ML-141           79.3          1.25           0.0735           0.035     Actual/360         Yes             No
ML-109           71.5          2.27           0.0735           0.035     Actual/360         Yes             No
PW - 4035        78.1          1.26           0.0735           0.035     Actual/360         Yes             No
PW - 2034        59.9          1.93           0.0735           0.035     Actual/360         Yes             No
ML-139           69.5          1.25           0.0735           0.035     Actual/360         Yes             No
ML-105             66          1.57           0.0735           0.035     Actual/360         Yes             No
PW - 6543        77.9          1.25           0.0735           0.035     Actual/360         Yes             No
ML-125             73          1.25           0.0735           0.035     Actual/360         No              No
ML-124           75.7          1.25           0.0735           0.035     Actual/360         No              No
ML-102           63.7          1.73           0.0735           0.035     Actual/360         Yes             No
PW - 5651        73.9          1.47           0.0735           0.035     Actual/360         Yes             No
ML-112           70.2          1.25           0.0735           0.035     Actual/360         No              No
PW - 4747        67.1          1.39           0.0735           0.035     Actual/360         Yes             No
ML-142           73.1          1.25           0.0735           0.035     Actual/360         Yes             No
PW - 2365        74.5          1.63           0.0735           0.035     Actual/360         Yes             No
PW - 4139        75.7           1.3           0.0735           0.035     Actual/360         Yes             No
PW - 4149        70.9           1.2           0.0735           0.035     Actual/360         Yes             No
PW - 3766        79.3          1.42           0.0735           0.035     Actual/360         Yes             No
ML-131           65.7           1.4           0.0735           0.035     Actual/360         Yes             No
PW - 2804          91             1           0.0735           0.035     Actual/360         Yes             Yes         Yes
PW - 6545        79.2          1.25           0.0735           0.035     Actual/360         Yes             No

PW - 4151A                                    0.0735           0.035                        Yes             No
PW - 4151B                                    0.0735           0.035                        Yes             No
PW - 4151        33.9          2.66                                      Actual/360

PW - 1890        63.3          1.35           0.0735           0.035     Actual/360         Yes             No
PW - 2005        76.4          1.52           0.0735           0.035     Actual/360         Yes             No
PW - 4370        66.4          1.43           0.0735           0.035     Actual/360         Yes             No

PW - 2982A
PW - 2982B
PW - 2982C
PW - 2982D
PW - 2982E
PW - 2982F
PW - 2982        68.4          1.29           0.0735           0.035     Actual/360         Yes             No

ML-103a                                       0.0735           0.035     Actual/360         Yes             No
ML-103b                                       0.0735           0.035     Actual/360         Yes             No
ML-103           72.4           1.4

PW - 4923          74          1.76           0.0735           0.035     Actual/360         Yes             No
PW - 3441        62.1          1.44           0.0735           0.035     Actual/360         Yes             No
PW - 4975        76.8          1.27           0.0735           0.035     Actual/360         Yes             No
PW - 6460        69.4          1.55           0.0735           0.035     Actual/360         Yes             No
ML-140           71.5          1.31           0.0735           0.035     Actual/360         No              No
PW - 3471        79.2          1.27           0.0735           0.035     Actual/360         Yes             No
ML-111           73.9          1.35           0.0735           0.035     Actual/360         No              No
PW - 2550        43.9           1.6           0.0735           0.035     Actual/360         Yes             No
ML-110           55.3          1.68           0.0735           0.035     30/360             Yes             No
PW - 3397        65.9          1.81           0.0735           0.035     Actual/360         Yes             No
PW - 3086        71.8          1.85           0.0735           0.035     Actual/360         Yes             No
PW - 6024        79.2          1.27           0.0735           0.035     Actual/360         Yes             No
PW - 6544        78.6          1.26           0.0735           0.035     Actual/360         Yes             No
PW - 4047        60.2           1.2           0.0735           0.035     Actual/360         Yes             No
PW - 2348        57.6          2.38           0.0735           0.035     Actual/360         Yes             No
ML-106           64.9          1.57           0.0735           0.035     Actual/360         Yes             No
PW - 3189        79.5          1.35           0.0735           0.035     Actual/360         Yes             No
PW - 6023        52.7          1.55           0.0735           0.035     Actual/360         Yes             No
PW - 4479        73.3          1.66           0.0735           0.035     Actual/360         Yes             No
PW - 4319        73.6          1.52           0.0735           0.035     Actual/360         Yes             No
PW - 6025        58.4          1.31           0.0735           0.035     Actual/360         Yes             No
PW - 2358        71.5           1.6           0.0735           0.035     Actual/360         Yes             No
PW - 2064        70.4          1.33           0.0735           0.035     Actual/360         Yes             No
PW - 6329        74.8          1.22           0.0735           0.035     Actual/360         Yes             No
PW - 4709        55.7          1.54           0.0735           0.035     Actual/360         Yes             No
PW - 4625        59.8          1.66           0.0735           0.035     Actual/360         Yes             No
PW - 3886        53.9          1.53           0.0735           0.035     Actual/360         Yes             No
PW - 3268        58.9          1.07           0.0735           0.035     Actual/360         Yes             Yes         Yes
PW - 4355        72.5          1.68           0.0735           0.035     Actual/360         Yes             No
PW - 6265        79.3          1.36           0.0735           0.035     Actual/360         Yes             No
ML-143           79.9          1.28           0.0735           0.035     Actual/360         Yes             No

PW - 3265A
PW - 3265B
PW - 3265          60          1.59           0.0735           0.035     Actual/360         Yes             No

PW - 1481        76.8          1.22           0.0735           0.035     Actual/360         Yes             No
PW - 4345        72.9          1.62           0.0735           0.035     Actual/360         Yes             No
ML-122           71.8          1.27           0.0735           0.035     Actual/360         Yes             No
PW - 3146        77.3          1.78           0.0735           0.035     Actual/360         Yes             No
PW - 3821        60.5          1.61           0.0735           0.035     Actual/360         Yes             No
PW - 3322        63.5          1.31           0.0735           0.035     Actual/360         Yes             No
PW - 4629        74.6          1.38           0.0735           0.035     Actual/360         Yes             No
PW - 2969        76.9          1.37           0.0735           0.035     Actual/360         Yes             No
PW - 3615        57.4 1.61x                   0.0735           0.035     Actual/360         Yes             No
PW - 7098        60.5          1.54           0.0735           0.035     Actual/360         Yes             No
PW - 4467        67.6          2.67           0.0735           0.035     Actual/360         No              No
PW - 2346        76.1          1.39           0.0735           0.035     Actual/360         Yes             No
PW - 4048        69.6          1.22           0.0735           0.035     Actual/360         Yes             No
PW - 3185        85.6          1.08           0.0735           0.035     Actual/360         Yes             Yes         Yes
PW - 3736        79.2          1.25           0.0735           0.035     Actual/360         Yes             No
PW - 2233        68.6          1.32           0.0735           0.035     Actual/360         No              No
PW - 3714        73.5          1.46           0.0735           0.035     Actual/360         Yes             No
PW - 5668        67.9          1.35           0.0735           0.035     Actual/360         Yes             No
PW - 3035        73.1          1.34           0.0735           0.035     Actual/360         Yes             No

PW - 5994A
PW - 5994B
PW - 5994C
PW - 5994        79.2          1.21           0.0735           0.035     Actual/360         Yes             No

PW - 1623        70.8          1.58           0.0735           0.035     Actual/360         Yes             No
PW - 3329        71.2          1.38           0.0735           0.035     Actual/360         Yes             No
PW - 6314        69.9          1.36           0.0735           0.035     Actual/360         Yes             No
PW - 4008        72.9          1.65           0.0735           0.035     Actual/360         No              No
PW - 4112        72.7          1.33           0.0735           0.035     Actual/360         Yes             No
PW - 4762        67.7          1.65           0.0735           0.035     Actual/360         Yes             No
PW - 4674        79.4          1.44           0.0735           0.035     Actual/360         Yes             No
PW - 3463        48.2          2.05           0.0735           0.035     Actual/360         Yes             No
PW - 6021        54.2          1.63           0.0735           0.035     Actual/360         Yes             No
PW - 4896        78.5          1.25           0.0735           0.035     Actual/360         Yes             No
PW - 3666        74.6           1.4           0.0735           0.035     Actual/360         Yes             No
PW - 6022        66.4          1.48           0.0735           0.035     Actual/360         Yes             No
PW - 3901        64.2          1.47           0.0735           0.035     Actual/360         No              No

PW - 3563A
PW - 3563B
PW - 3563C
PW - 3563D
PW - 3563        59.8          1.25           0.0735           0.035     Actual/360         Yes             No

PW - 3709        68.1          1.82           0.0735           0.035     Actual/360         Yes             No
PW - 4553        73.5          1.97           0.0735           0.035     Actual/360         Yes             No
PW - 7313        63.9          1.37           0.0735           0.035     Actual/360         Yes             No
PW - 1586        73.3           1.4           0.0735           0.035     Actual/360         Yes             No
PW - 3466        28.1          3.07           0.0735           0.035     Actual/360         Yes             No
PW - 1596          64          1.38           0.0735           0.035     Actual/360         Yes             No
PW - 4153        49.7          1.88           0.0735           0.035     Actual/360         Yes             No
PW - 5025        73.5          1.47           0.0735           0.035     Actual/360         Yes             No
PW - 3286        73.5          1.35           0.0735           0.035     Actual/360         Yes             No
PW - 1777          67          1.67           0.0735           0.035     Actual/360         Yes             No
PW - 6112        54.4          1.63           0.0735           0.035     Actual/360         Yes             No
PW - 6414        79.9          1.51           0.0735           0.035     Actual/360         Yes             No
PW - 3686        66.7          1.95           0.0735           0.035     Actual/360         Yes             No

ML-108a
ML-108b
ML-108           61.5          1.52           0.0735           0.035     Actual/360         Yes             No

PW - 2526        46.9          1.49           0.0735           0.035     Actual/360         Yes             No
PW - 3076        70.7          1.59           0.0735           0.035     Actual/360         Yes             No
PW - 5083        71.1          1.24           0.0735           0.035     Actual/360         Yes             No
PW - 4678        42.7          1.67           0.0735           0.035     Actual/360         Yes             No
PW - 3426        71.7          1.48           0.0735           0.035     Actual/360         Yes             No
PW - 3893        76.6           1.5           0.0735           0.035     Actual/360         Yes             No
PW - 2443        74.3          1.33           0.0735           0.035     Actual/360         Yes             No
PW - 4991        76.3          1.25           0.0735           0.035     Actual/360         Yes             No

PW - 3545A
PW - 3545B
PW - 3545        76.9           1.6           0.0735           0.035     Actual/360         Yes             No

PW - 3616        39.6          2.21           0.0735           0.035     Actual/360         Yes             No
PW - 3968          74           1.3           0.0735           0.035     Actual/360         No              No
PW - 2509        65.8          1.58           0.0735           0.035     Actual/360         Yes             No
PW - 3807        72.4           1.2           0.0735           0.035     Actual/360         Yes             No
PW - 6377        73.9          1.32           0.0735           0.035     Actual/360         Yes             No
PW - 3970        74.5          1.49           0.0735           0.035     Actual/360         Yes             No
PW - 3093        70.3          1.43           0.0735           0.035     Actual/360         Yes             No
PW - 3031        70.2          1.67           0.0735           0.035     Actual/360         Yes             No
PW - 3687        61.9          2.16           0.0735           0.035     Actual/360         Yes             No
PW - 2799        49.4          1.73           0.0735           0.035     Actual/360         Yes             No

PW - 7134A
PW - 7134B
PW - 7134        78.7          1.28           0.0735           0.035     Actual/360         Yes             No

PW - 7133        80.1          1.27           0.0735           0.035     Actual/360         Yes             No
PW - 3570        73.8          1.75           0.0735           0.035     Actual/360         Yes             No
PW - 3176        74.1          1.56           0.0735           0.035     Actual/360         Yes             No
ML-123           74.2          1.38           0.0735           0.035     Actual/360         Yes             No
PW - 4546        74.6          1.31           0.0735           0.035     Actual/360         Yes             No
PW - 7021        77.7          1.27           0.0735           0.035     Actual/360         Yes             No
PW - 3214        72.4          1.39           0.0735           0.035     Actual/360         Yes             No
PW - 4426          68          1.51           0.0735           0.035     Actual/360         Yes             No
PW - 4897        62.4          1.55           0.0735           0.035     Actual/360         Yes             No
PW - 2903        75.5          1.25           0.0735           0.035     Actual/360         Yes             No
PW - 2495        72.9          1.24           0.0735           0.035     Actual/360         Yes             No
PW - 3618        44.9          1.57           0.0735           0.035     Actual/360         Yes             No
PW - 1445        75.1          1.28           0.0735           0.035     Actual/360         Yes             No
PW - 4309        40.4          2.78           0.0735           0.035     Actual/360         Yes             No
ML-145           76.4          1.38           0.0735           0.035     Actual/360         Yes             No
PW - 4038        74.5           1.4           0.0735           0.035     Actual/360         Yes             No
PW - 4614          50          1.89           0.0735           0.035     Actual/360         Yes             No
PW - 3619        17.7          4.01           0.0735           0.035     Actual/360         Yes             No
PW - 4371        72.2          1.53           0.0735           0.035     Actual/360         Yes             No
PW - 5254        74.7          1.29           0.0735           0.035     Actual/360         Yes             No
ML-114           68.4          1.44           0.0735           0.035     Actual/360         No              No
PW - 3515        67.2          1.42           0.0735           0.035     Actual/360         Yes             No
PW - 1663          79          1.48           0.0735           0.035     Actual/360         Yes             No
PW - 5947        72.5           1.4           0.0735           0.035     Actual/360         Yes             No


                                    EXHIBIT C

                        INVESTMENT REPRESENTATION LETTER


PaineWebber Incorporated
1285 Avenue of the Americas
New York, New York 10019

Merrill Lynch, Pierce, Fenner & Smith Incorporated
100 Church Street, 18th Floor
New York, New York 10080

PaineWebber Mortgage Acceptance Corporation V
1285 Avenue of the Americas
New York, New York 10019

LaSalle Bank National Association,
 as Certificate Registrar
135 South LaSalle Street
Suite 1625
Chicago, Illinois  60603

Attention:  Corporate Trust Services Group -- PaineWebber
            Mortgage Acceptance Corporation V Series 1999-C1

            Re: Transfer of PaineWebber Mortgage Acceptance Corporation V
                Commercial Mortgage Pass-Through Certificates, Series 1999-C1

Ladies and Gentlemen:

         This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), by and among PaineWebber Mortgage Acceptance Corporation V, as Depositor, Banc One Mortgage Capital Markets, LLC, as Servicer, Banc One Mortgage Capital Markets, LLC, as Special Servicer, ABN AMRO Bank N.V., as Fiscal Agent and LaSalle Bank National Association, as Trustee on behalf of the holders of PaineWebber Mortgage Acceptance Corporation V Commercial Mortgage Pass-Through Certificates, Series 1999-C1 in connection with the transfer by ____________________ (the "Seller") to the undersigned (the "Purchaser") of $_____________________ Balance of Class Certificates (the "Certificates"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

         1. In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:(1)


--------
(1) Purchaser must include one of the following two certifications, and if it certifies under paragraph (b) it must include the further certification as to the type of entity as indicated therein.

(a) |_| The Purchaser is purchasing a Class of Regular Certificates and is an institutional "accredited investor" (an entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the "1933 Act") or an entity all of the equity owners of which come within such paragraphs) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser's or such account's investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts (each of which is an "institutional accredited investor") as to each of which the Purchaser exercises sole investment discretion, and is not acquiring such Certificates with a view to any resale or distribution thereof other than in accordance with the restrictions set forth in Section 5.02 of the Pooling and Servicing Agreement. The Purchaser hereby undertakes to reimburse the Trust Fund for any costs incurred by it in connection with this transfer.

(b) |_| (i) The Purchaser is purchasing a Class of Regular Certificates or a Class of Residual Interests and is aware that (x) (in the case of the initial transfer) the transfer is being made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act") without a view to any resale or distribution and (y) (in the case of subsequent transfers) is being made in reliance on Rule 144A promulgated under the 1933 Act; (ii) in the case of subsequent transfers the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A; and (iii) the Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A because (y) as of the end of the Purchaser's most recent fiscal year it owned or invested on a discretionary basis $_______________(2) eligible securities (excluding affiliate's securities, bank deposit notes and CDs, loan participations, repurchase agreements, securities owned but subject to a repurchase agreement and swaps) and (z) the Purchaser is one of the following entities:

     |_| an insurance company as defined in Section 2(13) of the Act; or(3)


---------------

(2) Purchaser must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Purchaser is a dealer, in which case Purchaser must own and/or invest on a discretionary basis at least $10,000,000 in securities.

(3) A purchase by an insurance company for one or more of its separate accounts, as defined by section 2(a)(37) of the Investment Company Act of 1940, which are neither registered nor required to be registered thereunder, shall be deemed to be a purchase for the account of such insurance company.

     |_| an investment company registered under the Investment Company Act of 1940, as amended, or any business development company as defined in
          Section 2(a)(48) of the Investment Company Act of 1940, as amended, that is part of a Family of Investment Companies (as defined below) which owns in the aggregate at least $100,000,000 of securities of issuers other than issuers that are affiliated with the investment company or are part of such Family of Investment Companies. The term "Family of Investment Companies," as used herein, means two or more registered investment companies (or series thereof), except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor) or investment advisers (or, in the case of unit investment trusts, depositors) that are affiliated by virtue of being majority owned subsidiaries of the same parent or because one investment adviser or depositor is a majority owned subsidiary of the other.

     |_| a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or

     |_| a plan (i) established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, the laws of which permit the purchase of securities of this type, for the benefit of its employees and (ii) the governing investment guidelines of which permit the purchase of securities of this type; or

     |_| a business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

     |_| a corporation (other than a U.S. bank, savings and loan association or equivalent foreign institution), partnership, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Internal Revenue Code; or

     |_|  an investment adviser registered under the Investment Advisers Act; or

     |_| a U.S. bank, savings and loan association or equivalent foreign institution, which has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements; or

     |_| at least $10 million, and the undersigned is a broker-dealer registered with the SEC; or

     |_| less than $10 million, and the undersigned is a broker-dealer registered with the SEC and will only purchase Rule 144A securities in transactions in which it acts as a riskless principal (as defined in Rule 144A); or

     |_| less than $100 million, and the undersigned is an investment company registered under the Investment Company Act of 1940, as amended, which, together with one or more registered investment companies having the same or an affiliated investment adviser, owns at least $100 million of eligible securities; or

     |_| less than $100 million, and the undersigned is an entity, all the equity owners of which are "Qualified Institutional Buyers," as defined in Rule 144A.

         2. If the Purchaser has certified that it is an institutional "accredited investor" pursuant to Paragraph 1(a) above or that is a "qualified institutional buyer" purchasing in the initial sale pursuant to 1(b) (i)(x) above, the Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale to (i) "qualified institutional buyers" in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, or (ii) (with respect to Regular Certificates only) to institutional "accredited investors" meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the 1933 Act or entities all of the equity owners of which come within such paragraphs, pursuant to any other exemption from the registration requirements of the 1933 Act, subject in the case of this clause
(ii) to (w) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (x) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act, (y) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act and other applicable laws, and (z) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the 1933 Act, by reason of a specified exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

         3. The Purchaser has reviewed the Private Placement Memorandum relating to the Certificates (the "Private Placement Memorandum") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

         4. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the 1933 Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold except to an "qualified institutional buyer" or (in the case of Regular Certificates only) to an institutional "accredited investor."

         5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

         6. The Purchaser covenants that, in connection with a request to the trustee, Servicer or Special Servicer, it will take and use the provided information on a confidential basis and will not buy or sell any Certificates on the basis of such information unless and until such information is either (i) included, summarized or described in a communication to Certificateholders of other Classes, on or after the date of such communication, or (ii) contained in a report in one of the forms attached to the Pooling and Servicing Agreement as Exhibit H, Exhibit I-1, Exhibit I-2, Exhibit I-3, Exhibit I-4, Exhibit I-5,
Exhibit I-6, Exhibit I-7, Exhibit I-8, Exhibit I-9, Exhibit I-10 or Exhibit I-11 that is prepared by the Servicer or the Trustee and that is made available to the Certificateholders on each Distribution Date as set forth in Section 4.02 of the Pooling and Servicing Agreement, as of the related Distribution Date, or
(iii) made publicly available by filing pursuant to the Securities Exchange Act of 1934, as amended, or otherwise, on or after the date of such filing or other availability, or (iv) made available to Certificateholders of other Classes by Trustee posting to a world wide website accessible by such Certificateholders, or by a comparably accessible posting by a financial publisher to whom the Trustee or Servicer has provided such information (whether or not any access fee is charged by such financial publisher for access to such information), on or after the date of any such posting, by the Trustee, Servicer or Special Servicer acting in compliance with its duties and obligations under the Pooling and Servicing Agreement.

         7. The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

         8. Check one of the following:(4)

            |_| The Purchaser is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

            |_| The Purchaser is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) or the Paying Agent with respect to distributions to be made on the Certificate. The Purchaser has attached hereto either (i) a duly executed IRS Form W-8 (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Person or (ii) two duly executed copies of IRS Form 4224 (or successor form), which identify such

-----------

(4)  Each Purchaser must include one of the two alternative certifications.

                Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated IRS Forms W-8 or IRS Forms 4224, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.


For this purpose, "U.S. Person" means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States or any of its political subdivisions, or an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if (A) for taxable years beginning after August 20, 1996 (or for taxable years ending after August 20, 1999, if the trustee has made an application election), a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust, or (B) for all other taxable years, such trust is subject to United States federal income tax regardless of the source of its income.

         9. Please make all payments due on the Certificates:(5)

            |_| (a) by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

                Bank:         _____________________
                ABA#:         _____________________
                Account #:    _____________________
                Attention:    _____________________

            |_| (b) by mailing a check or draft to the following address:

                ___________________________

                ___________________________

                ___________________________

                    [Signature appears on next page]

--------------
(5) Only to be filled out by Purchasers of Definitive Certificates. Please select (a) or (b).

                                                   Very truly yours,


                                                   [NAME OF PURCHASER]

                                                   By: _________________________
                                                       Name:
                                                       Title


Dated: _______________

                                   EXHIBIT D-1
                           FORM OF TRANSFER AFFIDAVIT

                                                AFFIDAVIT PURSUANT TO SECTION
                                                860E(e)(4) OF THE INTERNAL
                                                REVENUE CODE OF 1986, AS AMENDED


STATE OF          )
                  )        ss:
COUNTY OF         )

     [NAME OF OFFICER], being first duly sworn, deposes and says:

         1. That [he] [she] is [Title of Officer] of [Name of Transferee] (the "Transferee"), a [description of type of entity] duly organized and existing under the laws of the [State of ] [United States], on behalf of which he makes this affidavit.

         2. That the Transferee's Taxpayer Identification Number is [ ]

         3. That the Transferee of a PaineWebber Mortgage Acceptance Corporation V Commercial Mortgage Pass-Through Certificate, Series 1999-C1, Class [R] [LR] Certificate (the "Class [R] [LR] Certificate") is not a Disqualified Organization (as defined below) or an agent thereof (including nominee, middleman or other similar person) (an "Agent"), an ERISA Prohibited Holder or a Non-U.S. Person (as defined below). For these purposes, a "Disqualified Organization" means any of (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Servicer based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. For these purposes, "ERISA Prohibited Holder" means an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or section 4975 of the Code or any governmental plan (as defined in Section 3(32) of ERISA) subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or a Person acting on behalf of or investing the assets of such Plan. For these purposes, "Non-U.S. Person" means any person other than a U.S. Person, unless, with respect to the Transfer of a Residual


                                     D-1-1

Certificate, (i) such person holds such Residual Certificate in connection with the conduct of a trade or business within the United States and furnishes the Transferor and the Certificate Registrar with an effective Internal Revenue Service Form 4224 or (ii) the Transferee delivers to both the Transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that such Transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Residual Certificate will not be disregarded for federal income tax purposes.

         4. That the Transferee historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Transferee intends to pay taxes associated with holding the Class [R] [LR] Certificate as they become due.

         5. That the Transferee understands that it may incur tax liabilities with respect to the Class [R] [LR] Certificate in excess of any cash flow generated by the Class [R] [LR] Certificate.

         6. That the Transferee agrees not to transfer the Class [R] [LR] Certificate to any Person or entity unless (a) the Transferee has received from such Person or entity an affidavit substantially in the form of this Transfer Affidavit and (b) the Transferee provides to the Certificate Registrar a letter substantially in the form of Exhibit D-2 to the Pooling and Servicing Agreement certifying that it has no actual knowledge that such Person or entity is a Disqualified Organization or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person and that it has no reason to know that such Person or entity does not satisfy the requirements set forth in paragraph 4 hereof.

         7. That the Transferee agrees to such amendments of the Pooling and Servicing Agreement dated as of June 1, 1999 among PaineWebber Mortgage Acceptance Corporation V, as Depositor, Banc One Mortgage Capital Markets, LLC., as Servicer, Banc One Capital Markets, LLC, as Special Servicer, LaSalle Bank National Association, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent (the "Pooling and Servicing Agreement"), as may be required to further effectuate the restrictions on transfer of the Class [R] [LR] Certificate to such a Disqualified Organization or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

         8. That, if a "tax matters person" is required to be designated with respect to the [Upper-Tier REMIC] [Lower-Tier REMIC], the Transferee agrees to act as "tax matters person" and to perform the functions of "tax matters person" of the [Upper-Tier REMIC] [Lower-Tier REMIC] pursuant to Section 10.01(c) of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Trustee as the Transferee's agent in performing the function of "tax matters person."

         9. The Transferee has reviewed, and agrees to be bound by and to abide by, the provisions of Section 5.02(d) of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of Class [R] [LR] Certificates.

         IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, by its [Title of Officer] this _____ day of 19_ .


                                     D-1-2

                                                   [NAME OF TRANSFEREE]


                                                   By:
                                                      [Name of Officer]
                                                      [Title of Officer]

         Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Transferee, and acknowledged to me that he [she] executed the same as his [her] free act and deed and the free act and deed
of the Transferee. Subscribed and sworn before me this      day of , 19__.



NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ____day of                       , 19__.





                                     D-1-3

                                   EXHIBIT D-2
                            FORM OF TRANSFEROR LETTER

                                     [Date]

____________________________,
as Certificate Registrar


Attention:


             Re: PaineWebber Mortgage Acceptance Corporation V
                 Commercial Mortgage Pass-Through Certificates, Series 1999-C1

Ladies and Gentlemen:

         [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true and has no reason to know that the requirements set forth in paragraphs 3 and 4 thereof are not satisfied or that the information contained in paragraphs 3 and 4 thereof is not true.

                                                       Very truly yours,

                                                       [Transferor]










                                     D-2-1

                                    EXHIBIT E

                             [INTENTIONALLY OMITTED]

                                    EXHIBIT F

                               REQUEST FOR RELEASE


[Date]


[TRUSTEE]

          Re: PaineWebber Mortgage Acceptance Corporation V
              Commercial Mortgage Pass-Through Certificates,
              Series 1999-C1,
              REQUEST FOR RELEASE

Dear             ,

         In connection with the administration of the Mortgage Files held by or on behalf of you as Trustee under a certain Pooling and Servicing Agreement dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), by and among PaineWebber Mortgage Acceptance Corporation V, as depositor, ABN AMRO Bank N.V., as Fiscal Agent, [the undersigned, as servicer ("the Servicer"), Banc One Capital Markets, LLC, as special servicer,] [Banc One Capital Markets, LLC, as servicer (the "Servicer"), the undersigned, as special servicer (the "Special Servicer"),] and you, as trustee, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below. Mortgagor's Name:

Address:

Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

          ____1. Mortgage Loan paid in full. The [Servicer] [Special Servicer] hereby certifies that all amounts received in connection with the Mortgage Loan have been or will be credited to the Certificate Account pursuant to the Pooling and Servicing Agreement.

          ____2. The Mortgage Loan is being foreclosed.

          ____3. Other. (Describe)

         The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

         Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                          [SERVICER][SPECIAL SERVICER]


                                          By:
                                                     Name:
                                                     Title:

                                    EXHIBIT G

                       FORM OF ERISA REPRESENTATION LETTER

PaineWebber Mortgage Acceptance Corporation V
1285 Avenue of the Americas
New York,  New York 10019
Attention: Steven J. Plust

LaSalle National Bank,
 as Certificate Registrar
135 South LaSalle Street
Suite 1625
Chicago, Illinois  60674
Attention: Asset-Backed Securities Trust Services Group, PW V 1999-1

         Re: Transfer of PaineWebber Mortgage Acceptance Corporation V,
             Commercial Mortgage Pass-Through Certificates, Series 1999-C1

Ladies and Gentlemen:

         The undersigned (the "Purchaser") proposes to purchase $_______________ initial Certificate Balance of PaineWebber Mortgage Acceptance Corporation V, Commercial Mortgage Pass-Through Certificates, Series 1999-C1, Class ______ (the "Certificate") issued pursuant to that certain Pooling and Servicing Agreement dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), by and among PaineWebber Mortgage Acceptance Corporation V, as Depositor, Banc One Mortgage Capital Markets, LLC, as Servicer, Banc One Mortgage Capital Markets, LLC, as Special Servicer, ABN AMRO Bank N.V., as Fiscal Agent and LaSalle Bank National Association, as Trustee. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

         In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

         The Purchaser of any Class of Certificates (other than Class A or Class
X) is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan (as defined in Section 3(32) of ERISA) subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a "Plan") or (ii) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation ss. 2510.3-101), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Class of Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Prohibited Transaction Class Exemption 95-60.

         IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___th day of ______, _______.


                                             Very truly yours,


                                             ____________________________
                                             [The Purchaser]

                                             By:_________________________
                                                  Name:
                                                  Title:

                                    EXHIBIT H
                       FORM OF DISTRIBUTION DATE STATEMENT

                             [TO COME FROM TRUSTEE]

                                   EXHIBIT I-1
                   FORM OF COMPARATIVE FINANCIAL STATUS REPORT























                                      I-1-1

                                   EXHIBIT I-2
                      FORM OF DELINQUENT LOAN STATUS REPORT























                                      I-2-1

                                   EXHIBIT I-3
                   FORM OF HISTORICAL LOAN MODIFICATION REPORT






















                                      I-3-1

                                   EXHIBIT I-4
                     FORM OF HISTORICAL LOSS ESTIMATE REPORT





















                                     I-4-1

                                   EXHIBIT I-5
                            FORM OF REO STATUS REPORT























                                      I-5-1

                                   EXHIBIT I-6
                            FORM OF WATCH LIST REPORT
























                                       I-6-1

                                   EXHIBIT I-7
                   FORM OF OPERATING STATEMENT ANALYSIS REPORT


















                                      I-7-1

                                   EXHIBIT I-8
                        FORM OF NOI ADJUSTMENT WORKSHEET
























                                      I-8-1

                                   EXHIBIT I-9
                          FORM OF CSSA LOAN SET-UP FILE



















                                     I-9-1

                                  EXHIBIT I-10
                     FORM OF CSSA PERIODIC LOAN UPDATE FILE

























                                   I-10-1

                                  EXHIBIT I-11
                           FORM OF CSSA PROPERTY FILE


















                                     I-11-1